                                                Filed Pursuant to Rule 424(b)(4)
                                            Registration Statement No. 333-39031



PROSPECTUS
--------------------------------------------------------------------------------

                                2,300,000 Shares

[VISION TWENTY-ONE LOGO]    [VISION TWENTY-ONE LOGO]
                                  Common Stock

--------------------------------------------------------------------------------

All of the 2,300,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Vision Twenty-One, Inc. (the "Company").

The Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "EYES." On November 20, 1997, the last reported sales price for the Common Stock on the Nasdaq National Market was $10.125 per share. See "Price Range of Common Stock."

SEE "RISK FACTORS" ON PAGES 7 TO 18 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================
                                                                            Underwriting
                                                     Price to              Discounts and             Proceeds to
                                                      Public               Commissions(1)             Company(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share...................................          $9.50                    $0.55                    $8.95
-----------------------------------------------------------------------------------------------------------------------
Total(3)....................................       $21,850,000               $1,265,000              $20,585,000
=======================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $600,000.

(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 345,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be $25,127,500, the total Underwriting Discounts and Commissions will be $1,454,750 and the total Proceeds to Company will be $23,672,750. See "Underwriting."

--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about November 26, 1997.

PRUDENTIAL SECURITIES INCORPORATED                    WHEAT FIRST BUTCHER SINGER

November 20, 1997

           FILED PURSUANT TO RULE 424(B)(4) REGISTRATION STATEMENT NO. 333-39031

     [The inside front cover depicts a graphic of the Company's Local Area Delivery System. The graphic sets forth the four elements contained within the Local Area Delivery System. The four elements are labeled primary, secondary, tertiary and surgical facilities on four separate boxes, one on top of the other, and each box is successively smaller, forming the shape of a pyramid. Within each box is a description of these elements within a Local Delivery System. In addition, the inside front cover folds out to depict a map of the United States with the states in which the Company operates highlighted in a different color. The Local Area Development Systems are further divided by color to reflect those that were existing prior to the Block Acquisition and those added as a result of the Block Acquisition.]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and information under "Risk Factors." Unless the context otherwise requires, references in this Prospectus to the Company or Vision Twenty-One include Vision Twenty-One, Inc., its predecessors and its subsidiaries and references to Block Vision include Block Vision, Inc., its parent holding company, BBG-COA, Inc., and its subsidiaries. As used herein, the term "Managed Providers" refers to the licensed optometrists and ophthalmologists employed by professional associations and providing eye care services at Company clinic facilities and ambulatory surgical centers ("ASCs"); "Managed Professional Associations" refers to the professional associations which are managed by the Company pursuant to long-term management agreements ("Management Agreements"); "Contract Providers" refers to the licensed optometrists and ophthalmologists who are credentialed, or in the process of being credentialed, to provide eye care services at optometry and ophthalmology clinics and ASCs pursuant to the Company's managed care contracts; and "Affiliated Providers" refers collectively to the Managed Providers and the Contract Providers. Except as otherwise indicated, the information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised and (ii) gives retroactive effect to a reverse stock split resulting in an exchange of 1 share for 1.5 shares of Common Stock issued and outstanding. The Company's acquisition of Block Vision is, upon finalization of certain matters, effective as of October 31, 1997. Certain data and pro forma financial information in this Prospectus reflect that the acquisition of Block Vision and other acquisitions currently closed in escrow have been completed. The term "1997 Acquisitions" shall be deemed to include all acquisitions made by the Company in 1997 except for the acquisition of Block Vision.

                                  THE COMPANY

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS(SM)") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers deliver eye care services. Of these Affiliated Providers, 86 are Managed Providers, consisting of 50 optometrists and 36 ophthalmologists practicing at 57 clinic locations and five ASCs, and 5,724 are Contract Providers, consisting of 4,993 optometrists and 731 ophthalmologists practicing at over 4,300 clinic locations and 35 ASCs. The Company's Affiliated Providers, in conjunction with select national retail optical chains operating over 300 retail optical centers, deliver eye care services under the Company's 82 managed care contracts and 12 discount fee-for-service plans covering approximately 4.0 million exclusively contracted patient lives. Furthermore, the Company has established a nationwide eye care provider network of over 6,700 additional Contract Providers thereby positioning the Company to capture future managed care business in anticipated new local markets.

     Eye care services in the United States are delivered through a highly fragmented system of local providers that industry sources estimate consisted of approximately 47,000 practicing eye care professionals in 1996, including approximately 29,500 optometrists and 17,500 ophthalmologists. According to industry sources, expenditures for all eye care services in the United States were approximately $31.2 billion in 1995. Industry sources estimate $19.6 billion of these expenditures was spent on primary care, including approximately $13.8 billion for optical goods (frames, lenses and accessories) and $5.8 billion for primary eye care services (routine eye exams, contact lens fitting and diagnosis/management of eye disease), while $11.6 billion was spent on secondary and tertiary care, including $6.9 billion for ophthalmology services (medical and surgical eye care) and $4.7 billion for facility services (services provided by hospital facilities and ASCs). The Company believes several trends are effecting the growth of the overall eye care industry as well as the delivery of eye care services. First, as the "baby boom" generation ages, the demand for eye care services at all levels is expected to increase to treat such conditions as glaucoma, cataracts and other eye disorders that naturally occur as part of the aging process. Second, technological advances and innovations in such areas as refractive surgery utilizing the excimer laser to correct nearsightedness are expected to contribute to increased spending on eye care services. Third, the Company believes that patients are increasingly seeking convenient and accessible primary eye care through retail centers where primary eye care services and products are being bundled, thus making the retail optical center an important access point for eye care delivery networks. Finally, as more people become eligible to receive eye care benefits, the Company believes there will be increased utilization of primary eye care services, which will in turn lead to an increase in the demand for secondary and tertiary eye care services.

     The Company's goal is to enable each of its LADS to capture the leading market share of fee-for-service patients and managed care members. To achieve its goal, the Company is focused on the following strategies: (i) developing LADS in order to provide for a complete continuum of easily accessible, high quality and affordable eye care services, (ii) increasing patient revenue and cost efficiencies for each LADS through practice development and managed care initiatives and (iii) expanding into select new markets to create regional networks of LADS.

     The Company earns practice management fees by providing Managed Providers with a wide range of management and administrative services. These management and administrative services are designed to increase patient flow, while effecting cost efficiencies, and to permit the Managed Provider to concentrate on the delivery of easily accessible, high quality and affordable eye care services. The Company also earns revenues by entering into capitated managed care contracts with third-party insurers and payors and by administering indemnity fee-for-service plans for its Affiliated Providers. The Company believes it provides its Affiliated Providers with significant advantages in negotiating, obtaining and effectively administering managed care contracts through its experienced management team, management information systems, greater capital resources and more efficient cost structure.

                              RECENT DEVELOPMENTS

     Block Acquisition. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of Block Vision (the "Block Acquisition"). Block Vision provides administration services on behalf of managed vision care plans for a nationwide network of 5,171 Contract Providers who provide eye care services pursuant to 58 capitated and five discount fee-for-service managed care contracts covering over 2.1 million exclusively contracted patient lives. The Block Acquisition has enabled the Company to establish 28 new LADS for future development. Furthermore, Block Vision has established a network of approximately 4,500 additional credentialed Contract Providers, and another 1,400 Contract Providers in the process of being credentialed, to capture future managed care business in anticipated new local markets. In addition, Block Vision operates a buying group division which provides billing and collection services to suppliers of optical products. See "The Acquisitions -- Block Acquisition."

     October Acquisitions. In October 1997, the Company closed in escrow one acquisition, and entered into an agreement with respect to another acquisition, of the business assets of two ophthalmology clinics, two optical dispensaries, and one ASC located in Brandon, Florida and Minneapolis, Minnesota. Business assets consist of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing three optometrists and five ophthalmologists. Such acquisitions are referred to herein as the "October Acquisitions." See "The Acquisitions -- 1997 Acquisitions."

     September Acquisitions. In September 1997, the Company closed in escrow the acquisition of the business assets of four ophthalmology clinics and two optical dispensaries located in Tampa, Florida, Tucson, Arizona and Setauket, New York. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing eight ophthalmologists. Additionally, the Company closed in escrow the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. Such acquisitions are referred to herein as the "September Acquisitions." See "The Acquisitions -- 1997 Acquisitions."

     Initial Public Offering. On August 18, 1997, the Company completed its initial public offering of 2,100,000 shares of Common Stock at a price to the public of $10.00 per share (the "Initial Public Offering"). The net proceeds of the Initial Public Offering were used to repay substantially all of the Company's outstanding indebtedness and to provide funding to continue acquisitions of optometry and ophthalmology clinics and ASCs.

                                  THE OFFERING

Common Stock Offered by the Company.......     2,300,000 shares

Common Stock to be Outstanding after the
Offering(1)...............................    11,507,449 shares

Use of Proceeds...........................    To fund a portion of the
                                              consideration of the Block
                                              Acquisition. See "Use of
                                              Proceeds."

Nasdaq National Market Symbol.............    EYES
---------------

(1) Excludes (a) an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the Company's stock plans (the "Plans"), pursuant to which options to purchase approximately 792,667 shares of Common Stock have been granted as of November 18, 1997, (b) an aggregate of 1,026,666 shares of Common Stock which are reserved for issuance in the event of the exercise of warrants granted by the Company and (c) an aggregate of 438,596 shares of Common Stock which are being held in escrow as contingent consideration in several acquisitions. Includes an aggregate of 1,066,155 shares of Common Stock which are being held in escrow in connection with certain acquisitions. See "The Acquisitions," "Management -- Stock Option Plans," "Certain Transactions" and "Underwriting."

                                  RISK FACTORS

     Investors should consider the material risk factors involved in connection with an investment in the Common Stock and the impact to investors from various events which could adversely affect the Company's business. See "Risk Factors."

                             SUMMARY FINANCIAL DATA

                                           YEARS ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER 30,
                                   -----------------------------------------   -------------------------------
                                                                  PRO FORMA                         PRO FORMA
                                    1994      1995      1996       1996(1)      1996      1997       1997(1)
                                   -------   -------   -------   -----------   -------   -------   -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................  $ 1,192   $ 3,082   $ 9,564   $   117,735   $ 6,026   $29,444   $    94,707
  Operating expenses.............    1,340     4,300    15,524       121,409     9,392    29,729        92,671
                                   -------   -------   -------   -----------   -------   -------   -----------
  Income (loss) from
    operations...................     (148)   (1,218)   (5,960)       (3,674)   (3,366)     (285)        2,036
  Income (loss) before
    extraordinary charge.........     (153)   (1,226)   (6,120)       (3,894)   (3,432)   (1,026)           15
  Pro forma income (loss) before
    extraordinary charge per
    common share(2)..............                                $     (0.40)                      $        --
  Pro forma weighted average
    number of common shares
    outstanding(2)...............                                  9,751,176                         9,751,176

                                                                           SEPTEMBER 30, 1997
                                                              --------------------------------------------
                                                                                             PRO FORMA
                                                              ACTUAL     PRO FORMA(3)     AS ADJUSTED(4)
                                                              -------    ------------    -----------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit).................................  $ 1,582      $(27,068)          $(7,363)
  Total assets..............................................   43,771        92,819            87,209
  Long-term debt and capital lease obligations,
    including current maturities............................      580         9,347            13,147
  Total stockholders' equity................................   30,899        37,734            57,439

---------------

(1) Gives effect to the following transactions as if they were completed on January 1, 1996: (i) the 1996 Acquisitions, (ii) the 1997 Acquisitions,
    (iii) the Block Acquisition and (iv) the Initial Public Offering and the application of the net proceeds therefrom. See "The Acquisitions" and "Selected Pro Forma Financial Data."
(2) Reflects the pro forma income (loss) before extraordinary charge per common share assuming an increase in the weighted average number of outstanding shares to the extent necessary to fund the cash portion of the Block Acquisition. See Note 9 to the Company's Unaudited Pro Forma Consolidated Financial Information for a description of the computation of pro forma income (loss) before extraordinary charge per common share.
(3) Gives effect to the October Acquisitions and the Block Acquisition as if they were completed as of September 30, 1997. See "The Acquisitions."
(4) Gives effect to the Offering and the application of the net proceeds therefrom. See "Selected Pro Forma Financial Data."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.

     This Prospectus contains statements which constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the financial prospects of the Company; (ii) potential acquisitions by the Company and the successful integration of both completed and future acquisitions; (iii) the ability of the Company to efficiently and effectively manage its Managed Providers; (iv) the use of the proceeds of the Offering; (v) the Company's financing plans; (vi) trends affecting the Company's financial condition or results of operations; (vii) the Company's growth strategy and operating strategy; (viii) trends in the health care and managed care industries; (ix) the impact of current and future governmental regulations;
(x) the declaration and payment of dividends; (xi) the Company's current and future managed care contracts; (xii) the Company's ability to continue to recruit Contract Providers, to convert Contract Providers to Managed Providers, and to maintain its relationships with Affiliated Providers; (xiii) the Company's relationship with BSM Consulting Group and Bruce Maller; (xiv) the Company's relationships with affiliated retail optical companies; (xv) the Company's relationships with its buying group participants and suppliers of eye care products and supplies; and (xvi) the Company's ability to operate efficiently, profitably and effectively its new Block Vision subsidiary, which includes a new business line and a significant increase in the Company's managed care business. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," identifies important factors that could cause such differences. The Company undertakes no obligation to publicly update or revise forward looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     HISTORY OF LOSSES. Although the Company has experienced substantial revenue growth, the Company incurred operating and net losses in the years ended December 31, 1994, 1995 and 1996 and in the nine months ended September 30, 1997. As of September 30, 1997, the Company had an accumulated deficit of $8.9 million. In addition, as of July 31, 1997, Block Vision had an accumulated deficit of $584,000 due primarily to operating and net losses accumulated prior to fiscal year ended April 30, 1996. The Company operated at a break-even level for the third quarter of 1997 while Block Vision was marginally profitable for the quarter ended July 31, 1997. There can be no assurance that the Company will not incur further operating and net losses or achieve profitability in the near future.

     INTEGRATION AND OPERATION OF BLOCK ACQUISITION. The Block Acquisition is the Company's largest acquisition to date. As a result of the Block Acquisition, the Company has extended its business to 20 new states and the District of Columbia, has significantly increased the managed care portion of its business and has added a new line of business through Block Vision's buying group division. The Company's results of operations will significantly depend on the Company's successful integration and future operation of the businesses acquired in the Block Acquisition. There can be no assurance that the Company will be able to successfully integrate and operate Block Vision and a failure by the Company to do so would have a material adverse effect on the Company's business and profitability.

     RISKS ASSOCIATED WITH EXPANSION STRATEGY. A significant portion of the Company's expansion strategy is to grow its Managed Provider network through the acquisition of certain assets of ophthalmology and optometry practices, ASCs and related businesses. The success of the Company's expansion strategy will depend on factors which include the following:

          Ability to Identify and Consummate Suitable Acquisitions. The Company intends to devote substantial resources to identifying, negotiating and consummating appropriate acquisitions. The Company may compete for acquisition opportunities with entities that have greater resources than the Company. There can be no assurance that suitable acquisition candidates are available or can be identified or that acquisitions can be consummated on terms favorable to the Company. Additionally, several acquisitions by the Company have been closed in escrow and another acquisition which has been agreed to but not completed, all of which have been included in the pro forma calculations contained herein. Any failure by the Company ultimately to close a material portion of such acquisitions and, where applicable, to obtain a release from escrow could have a material adverse effect on the Company's pro forma financial statements contained herein and on the Company's future results of operations and financial condition. See "The Acquisitions."

          Integration of Acquisitions. The Company has made significant acquisitions in the past year. In the past twelve months, the size of its Contract Provider network, the number and size of its managed care contracts and related covered lives and the number of clinics and ASCs managed by the Company have increased significantly. The Company's revenue has increased from $9.6 million for the year ended December 31, 1996 to $117.7 million on a pro forma basis. The Company's financial results in fiscal quarters immediately following a material acquisition or series of acquisitions may be adversely impacted while the Company attempts to integrate the acquisition or acquisitions. There can be no assurance that there will not be substantial unanticipated costs or problems associated with the integration effort. During the first few months after an acquisition, the Company's expenses related to an acquisition may exceed the revenue it realizes from the acquisition and, accordingly, any such acquisition may have a negative effect on the Company's short-term operating results. As the Company pursues its expansion strategy, there can be no assurance that the Company will be able to continue to successfully integrate acquisitions and any failure or inability to do so may have a material adverse effect on the Company's results of operations or financial condition. In addition, acquisitions require the Company to attract and retain competent and experienced management personnel and require the integration of reporting and tracking systems, management information systems and other operating systems. At present, the Company's recent acquisitions have not been fully integrated into its management information systems and there can be no assurance that the Company will be able to successfully integrate its management information systems in the near future. There can also be no assurance that the Company will be able to attract suitable management or other personnel or effectively expand its operating systems. The success of the Company's expansion strategy will depend on the Company's ability to effectively manage an increasing number of new acquisitions while continuing to manage its existing business.

          Availability of Funds for Expansion Strategy. The Company's expansion strategy will require that substantial capital investment and adequate financing be available to the Company. Capital is needed not only for acquisitions, but also for the integration of operations and the addition of equipment and technology. To date, the Company has borrowed approximately $3.5 million under its bridge credit facility for use in funding certain acquisitions and expects to borrow approximately an additional $5.6 million to finance a portion of the Block Acquisition after completion of the Offering. In addition, approximately $6.5 million under the bridge credit facility is available, if needed, to fund additional acquisitions by the Company. The bridge credit facility matures at the earlier of six months from the date of any borrowing or the closing of any future debt or equity offering of the Company. The Company is currently seeking a long-term facility to replace the bridge credit facility, however, there can be no assurance that the Company will be able to refinance or replace the bridge credit facility on or before its maturity date. An inability by the Company to refinance or replace the bridge credit facility under commercially reasonable terms could have a material adverse effect on the Company's financial condition. The Company currently believes that the net proceeds from this Offering, cash flow from operations, its bridge credit facility, anticipated future bank credit facility borrowings, seller financing and the issuance of Common Stock in acquisitions, will be adequate to meet the Company's anticipated capital needs for the next twelve months. Should the Company be unable to obtain these anticipated credit facility borrowings, the Company may be required to obtain financing through other borrowings or the issuance of additional equity or debt securities, which could have an adverse effect on the value of the shares of Common Stock of the Company. There can be no assurance that the Company will be able to obtain such financing or that, if available, such financing will be on terms acceptable to the Company. An inability of the Company to obtain the anticipated bank credit facility and suitable additional future financings could cause the Company to substantially change its expansion strategy, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          Managed Care Contract Expansion. The success of the Company's expansion strategy also will be dependent on its ability to maintain and expand its managed care contract relationships with HMOs and other third party payors. The ability of the Company to maintain and expand its Contract Provider network and retail affiliations will be important in expanding these contractual relationships with both existing and new payors. Correspondingly, expanding managed care contract relationships will be important in maintaining and expanding its Contract Provider network and retail affiliations. Additionally, the ability to effect acquisitions that add to the Company's Managed Provider network will be dependent upon the Company's ability to expand its managed care contract relationships.

          Risks Associated with Merger Transactions. Several of the Company's acquisitions have been accomplished by way of merger. As a result of such merger transactions, there could be potential liabilities to which the Company could be subject. The agreements entered into in connection with the acquisitions provide for the Company to be fully indemnified against any losses incurred by the Company as a result of certain material liabilities. However, while the Company is not aware of any such liabilities, there can be no assurance that the Company will not incur losses in the event that the indemnifications are inadequate to reimburse the Company for any such losses.

          Information Systems. The Company is currently in the process of modifying its information systems to be year 2000 compliant. The Company expects its information systems to be year 2000 compliant within a sufficient amount of time to meet its needs. The Block Vision managed care information systems are currently year 2000 compliant and Block Vision is in the process of modifying its remaining information systems to be year 2000 compliant.

     RELIANCE ON AFFILIATED PROVIDERS. The Company's revenue depends on revenue generated by the Affiliated Providers. There can be no assurance that the practices managed by the Company will continue to maintain successful practices, that the Management Agreements between the Company and such professional associations will not be terminated or that the Managed Providers will continue to be employed by the professional associations. Under the Management Agreements, the Company has agreed with the professional associations that, subject to certain exceptions, it will not provide management services for any practice located within five miles of such professional associations without first obtaining the express written consent of the professional associations. The Company's ability to expand the managed care business will be dependent upon the Company's ability to recruit and maintain an expanded Contract Provider network as well as to market such network successfully to payors. The inability to effectively expand the network and contractual relationships with payors would have a material adverse effect on the Company's growth strategy. Additionally, the practice management fees earned by the Company pursuant to substantially all of its Management Agreements will fluctuate depending on variances in revenues and expenses of the Managed Professional Association and thus the Company's revenue and profitability in connection with its Management Agreements will be directly and adversely affected by poor operating results of its Managed Professional Associations.

     RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS. As a result of the Block Acquisition, the Company's managed care business will increase significantly, with managed care revenues increasing from $10.8 million for 1996 to $23.1 million for 1996 on a pro forma basis. Additionally, as an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Additionally, substantially all of the Company's managed care business is pursuant to approximately 14 contracts and the loss of any one of those could have an adverse effect on the Company's results of operations. Most of the Company's managed care contracts are for one year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Under some of these contracts, the health care provider may accept a pre-determined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. These contracts pass much of the risk of providing care from the payor to the provider. The proliferation of these contracts in markets served by the Company could result in greater predictability of revenue, but less certainty with respect to profitability. There can be no assurance, however, that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require, in the aggregate, more frequent or extensive care than is anticipated, operating margins may be reduced or the revenue derived from these contracts may be insufficient to cover the costs of the services provided. Any such developments could have a material adverse effect on the Company's results of operations or financial condition. In connection with the Block Acquisition, the Company has applied for approval by the Texas Insurance Commission regarding the change in control of ownership of a Block Vision subsidiary in connection with licensing requirements for Block Vision's managed care business in the State of Texas. In the event such approval is not received, the Company's ability to conduct future managed care business in Texas could be adversely affected.

     RISKS ASSOCIATED WITH BLOCK VISION'S BUYING GROUP. As a result of the Block Acquisition, the Company provides billing and collection services to suppliers of optical products benefiting suppliers and buyers of eye care products. Block Vision had revenues of $54.8 million from its buying group division for the year ended December 31, 1996. The Company's business arrangements are terminable at any time by Block Vision or its customers. Any loss of a significant number of customers in connection with this business could have a material adverse effect on the results of operations of the Company. In connection with its buying group services, Block Vision bears substantial credit risk, which if not managed successfully could have a material adverse effect on the Company, its cash flows and results of operations. In addition, the operations of the buying group may be subject to certain federal laws, including anti-kickback laws. A determination that the buying group operations are in violation of such laws could have a material adverse effect on the results of operations of the buying group division. See "Business -- Governmental Regulations -- Health Care Regulations."

     GOVERNMENT REGULATIONS. Business arrangements between business associations that provide practice management services and ophthalmologists and optometrists are regulated extensively at the state and federal levels, including regulation in the following areas:

          Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from employing eye care professionals, having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of optometry and ophthalmology. The Company contracts with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services. The Company performs only non-professional services, is not representing to the public or its customers that it provides professional eye care services, and is not exercising influence or control over the practices of the eye care practitioners employed by the professional associations. Furthermore, the Management Agreements between the Company and the Managed Professional Associations specifically provide that all decisions required by law to be made by professionals shall be made by such professionals. While certain shareholders of Managed Professional Associations that perform the practice of medicine or optometry are also involved in Company management, they act independently when making decisions on behalf of their professional corporations and the Company has no right (and does not attempt to exercise any right) to control those decisions.

          Fee-Splitting and Anti-kickback Laws.

             State Law. Most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by eye care professionals with any party except other eye care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services (other than the generation of business), even if the payment is based on a percentage of the practice's revenues.

             The Florida fee-splitting law prohibits paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form for patient referrals or patronage. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice. However, the Florida Board of Medicine recently issued an order determining that a management fee charged by a publicly held national management company based upon a percentage of revenue constitutes illegal fee-splitting. The case before the Board involved arrangements that are different from the Company's arrangements in certain respects, including the fact the management fee was based on a percentage of the increase in net revenues of the practice after the management arrangement commenced. The ruling is limited to the facts presented to the Board. The Board's statement of the rationale for its opinion is unclear as to whether it would also apply to arrangements similar to those utilized by the Company. The Board of Medicine's order has been stayed to permit an appeal to a Florida district court of appeals. The appellate court could reverse or affirm the Board's opinion, or clarify that it is correct only in limited situations. If the Board's order is allowed to stand without clarification, there is a risk that the Company's arrangements with physicians in the State of Florida could be determined to be in violation of the fee-splitting statute. Since the same statute applies to optometrists, a risk would also exist as to the Company's arrangements with them. The Company's management arrangements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement. In the event the form of Management Agreement utilized by the Company in Florida is ever determined to be in violation of state law, and the parties or the arbitrator are unable to arrive at a satisfactory modification to the Management Agreement, there could be a material adverse impact on the Company's current Florida Management Agreements and therefore, the Company's results of operations. On a pro forma basis for 1996 the revenues under the Florida Management Agreements represented approximately 5.0% of the Company's total revenue.

             An Arizona law prohibits "dividing a professional fee" only if it is done "for patient referrals," similar to the language of the Florida law. Other states, such as Illinois and New York, have fee-splitting statutes that have been interpreted to prohibit any compensation arrangements that are based on a percentage of a physician's revenue, and such laws shall preclude the Company from using its typical management arrangements at such time as Managed Provider relationships are created in those states.

             Federal Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program. For this reason, the Management Agreement provides that the Company will not engage in direct marketing to potential sources of business, but will only assist the practice's personnel in these endeavors by providing training, marketing materials and technical assistance.

             Advertising Restrictions. Many states prohibit eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non eye care professional is engaged in the delivery of eye care services. The Management Agreement provides that all advertising shall conform to these requirements.

     In addition, the Company's managed care arrangements with health care service payors on the one hand, and its network of Affiliated Providers on the other, are subject to federal and state regulations, including the following:

          Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs, and other companies that engage in the business of insurance. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a "capitated" basis, i.e. based on the number of covered persons the network is required to serve without regard to the cost of service actually rendered, unless the association with which the network provider is contracting is not a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care professionals. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

          Limited Health Service Plans and Third Party Administration
     Licensing. Some states permit managed care networks that assume insurance risk, but only as to a limited class of health services, to be licensed as limited health service plans, and thereby avoid the need to be licensed as an insurer or HMO even if its arrangements are with individual subscribers or self-insured employers. Additionally, some states require licensing for companies providing administrative services in connection with managed care business. The Company intends to seek such licenses in those states where it is available for eye care networks. However, the Company may not be able to meet such requirements in all cases and should this result in the loss of any material business (individually or in the aggregate) it could have a material adverse effect on the Company's business and operating results.

          Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If such incentive payments exceed 25 percent of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial projections and to conduct certain Medicare enrollee surveys.

          "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care networks in such states.

     The Company and its affiliated professional associations are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of the Company to enter into Management Agreements with separate practice groups that compete with one another in the same geographic market. This does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that would be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

     The several laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that review of the Company's business arrangements will not result in determinations that adversely affect the Company's operations or that certain agreements between the Company and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company. See "Business -- Government Regulations."

     COST CONTAINMENT AND REIMBURSEMENT TRENDS. A significant portion of the revenues received by the Affiliated Providers are derived from government sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third- party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends may result in a reduction from historical levels in per patient revenue received by the professional associations. Recent changes in Medicare payment rates will reduce payments to optometrists and ophthalmologists. Medicare payments to physicians and other practitioners are based on the "relative value units" ("RVUs") assigned to the service in question. These RVUs were adjusted effective January 1, 1997 in a manner that generally assigns a relatively lower value to services performed by optometrists and ophthalmologists. As a result of these changes, the projected Medicare payments to optometrists and ophthalmologists have and will be reduced by less than five percent. Additionally, these RVUs will be adjusted further as to ophthalmologists' services, effective January 1, 1998, whereupon projected Medicare payments for such services are projected to be reduced by approximately two and one-half percent. Private insurance payments could also be affected to the extent that the payment methodologies used by insurance companies are based on the Medicare RVUs. Further reductions in payments to professionals or other changes in reimbursement for health care services could have an adverse effect on the Company's results of operations. There can be no assurance that any potential reduced revenues and operating margins from such trends could be offset through cost reductions, increased volume, introduction of new procedures or otherwise. See "Business -- Governmental Regulations."

     RISKS ARISING FROM HEALTH CARE REFORM. There can be no assurance that the laws and regulations of the states in which the Company operates will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with its Affiliated Providers or the operation of the professional associations with which it contracts. Federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Affiliated Providers, which could have a material adverse effect on the Company. On August 5, 1997, the President signed into law a number of Medicare provisions as part of the Balanced Budget Act of 1997. When compared to projected Medicare spending levels under current law, the legislation would reduce Medicare spending by $115 billion over five years. The vast majority of these savings would come from reductions in payments for services of health care facilities, practitioners and other providers. The legislation will eliminate disparities in payment rates for similar services by physicians in different specialties effective January 1, 1998. Payment rates for physician services will no longer necessarily be updated for inflation. Beginning in 1998, inflation increases will be adjusted based on a "sustainable growth rate" defined with reference to the change in (i) the number of Medicare beneficiaries, (ii) the gross domestic product per capita, and (iii) the level of expenditures for physician services. The legislation will also revise Medicare payments for practice expense costs. See "Business -- Government Regulations." The legislation will also, among other things, change payments to managed care plans from the current rate of 95% of fee-for-service rates in the area to a system based on nationwide average per capita fee-for-service spending, with an adjustment factor for local area wage rates. This will result in curbing future increases in high payment urban areas while increasing payments in rural areas. The legislation will also reduce the annual inflation adjustment for ASC fees by two percentage points. It is impossible to determine precisely how these changes will affect payments for services of ophthalmologists, optometrists and ASC facilities. Any reductions in payment for these services could have an adverse effect on the Company's results of operations and financial condition. See "Business -- Governmental Regulations."

     NON-COMPETITION COVENANTS. The Management Agreements require each professional association to use its best efforts to enter into employment agreements with each Managed Provider that include covenants not to compete with the professional association for periods ranging from one to two years after termination of employment, and which require the professional association's shareholders to pay certain specified amounts to the Company if such shareholder professionals violate their respective covenants not to compete. Laws affecting the enforceability of such covenants vary significantly from state to state. In most states, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought, and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, one cannot predict with certainty whether a court will enforce such a covenant in a given situation. In addition, it is unclear whether a management company's interest under a management agreement will be viewed by the courts as the type of protectable business interest that would permit the management company to enforce such a covenant or to require the managed professional association to enforce such a covenant against the employed professional. Furthermore, liquidated damages provisions will not be enforced unless the court determines that the amount is a reasonable estimate of actual damages that would be difficult to ascertain in a precise manner. Since the intangible value of the Management Agreement depends primarily on the ability of the professional association to preserve its business, which could be harmed if employed professionals went into competition with the professional association, a determination that these provisions will not be enforced could have a material adverse effect on the Company. See "Business -- Management Agreements." Additionally, the Company is not permitted under certain circumstances to expand its Affiliated or Managed Provider network within a certain geographical area surrounding a Managed Provider without prior consent of the Managed Provider. Such covenants could serve to limit market penetration opportunities within a LADS and thus have an adverse effect on the Company's ability to expand within a LADS.

     RISKS ASSOCIATED WITH BSM RELATIONSHIP. The Company has exclusive consulting agreements with leading ophthalmology practice consultants BSM Consulting Group ("BSM") and Bruce S. Maller. The agreements are for a term of five years and may be terminated by a party only for "cause" in the event of a material breach which remains uncured for 30 days or the occurrence of certain events related to bankruptcy. Mr. Maller is the chief executive officer of BSM and a director of the Company. BSM and Mr. Maller assist the Company in identifying and evaluating suitable ophthalmology practices for acquisition, integrating the acquired practices and providing strategic planning designed to enhance the growth and development of the Affiliated Providers. A large part of the success of the Company in implementing its growth strategy will depend on the ability of such consultants to identify and evaluate suitable ophthalmology practices and to assist Managed Providers in growing their practices, and there can be no assurance that the consultants will be able to provide such services successfully. Furthermore, in the event that such consultants are no longer able to provide such services for any reason, there can be no assurance that the Company will be able to retain other consultants with similar expertise or undertake these tasks internally. Therefore, the loss of the services of either BSM or Maller could have a material adverse effect on the Company. See "Certain Transactions."

     RISKS RELATED TO AMORTIZATION OF INTANGIBLE VALUE IN MANAGEMENT
AGREEMENTS. The Company's pro forma combined total assets reflect substantial intangible assets in the form of Management Agreements with Managed Providers. At September 30, 1997, on a pro forma basis, intangible assets represent approximately 71.2% of total assets and approximately 175.1% of total stockholders' equity. The intangible asset value represents the excess of cost over the fair value of the separate net assets acquired in connection with rights received by the Company under its acquired Management Agreements and goodwill. There can be no assurance that the value of such assets will ever be realized by the Company. These intangible assets are expected to be amortized on a straight-line method over an average life of 25 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the asset may no longer be recoverable, in which case an additional charge to earnings would become necessary. Any determination requiring the write-off of a significant portion of unamortized intangible assets would adversely affect the Company's results of operations. See "Selected Pro Forma Financial Data."

     RELATIONSHIP WITH RETAIL OPTICAL COMPANIES. An important factor in the Company's business and growth strategy is its strategic affiliations with retail optical companies in the Company's markets. The Company currently has contractual arrangements with ECCA Managed Vision Care, Inc. ("ECCA") and For Eyes Managed Care, Inc. ("For Eyes"), subsidiaries of retail optical chains, which are terminable by either party under certain circumstances, and there can be no assurance that the Company will be able to maintain these arrangements. The Company expects to gain benefits from strategic affiliations with optical retailers through increasing patient flow into a LADS, increasing opportunities to obtain managed care contracts and providing an opportunity to add affiliated optometrists practicing within retail optical locations. However, under applicable regulations these retailers may not be required to refer patients to the Affiliated

Providers and there can be no assurance that the Company's arrangements with retail optical companies will result in the intended benefits to the Company. Additionally, in those markets where more than one affiliated optical retailer operates and competes with others, the Company may have to choose among such optical retailers. There can be no assurance that the Company will be able to successfully establish strategic affiliations in any particular market or that any such affiliations will be successful. The inability of the Company to maintain and develop its strategic affiliations could have a material adverse effect on the Company's business, results of operations and financial condition.

     COMPETITION. The health care industry is highly competitive and subject to continual changes in the methods by which services are provided and the manner in which health care providers are selected and compensated. The Company believes that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, individual or small practice providers to larger group practices, affiliated practice groups or other eye care delivery systems. The Company competes with other physician practice management companies which seek to acquire the allowable business assets of and provide management services to eye care professionals, some of which have substantially greater financial resources than the Company. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing management to providers of eye care services. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The basis for competition in the practice management area is service, pricing, strength of the delivery network, strength of operational systems, the degree of cost efficiencies and synergies, marketing strength, management information systems, managed care expertise, patient access and quality assessment programs. The Company also competes with other providers of eye care services, including HMOs, PPOs and private insurers, for managed care contracts, many of which have larger provider networks and greater financial and other resources than the Company. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price. The Company also competes with other buying group organizations for group members. Buying group organizations compete on the basis of size and purchasing power of its member buying group, the strength of its credit, and the strength of its supplier agreements and relationships. See "Business -- Competition."

     RISKS ASSOCIATED WITH EYE CARE SERVICES. The Company's business entails an inherent risk of claims of liability. The optometrists, ophthalmologists and ASCs which the Company contracts with are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. As a result of the Company providing management services pursuant to its Management Agreements, the Company may also be named as a co-defendant in professional liability lawsuits against its Affiliated Providers from time to time. The Company does not control the practice of optometry or ophthalmology by the Affiliated Providers or the compliance with regulatory and other requirements directly applicable to the Affiliated Providers and their practices. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under the Management Agreements for claims against the professional associations with which it contracts and maintains liability insurance for itself. Successful malpractice claims asserted against the professional associations, however, could have an adverse effect on the Company's profitability. The Company maintains an umbrella insurance policy which includes professional liability and general liability insurance on a claims made basis in the amounts of $5.0 million per incident, and $5.0 million in the aggregate per year. While the Company believes it maintains reasonable levels of liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See "Business -- Management Agreements."

     DEPENDENCE ON KEY INDIVIDUALS. The success of the Company is dependent upon the continued services of the Company's senior management. The loss of the services of one or more of these individuals, including the Company's Chairman, President and Chief Executive Officer, Theodore N. Gillette, O.D. could have a material adverse effect on the Company. The Company and Dr. Gillette are parties to an employment agreement which expires on September 30, 2001 and is renewable for subsequent one year terms. See "Management -- Employment Agreements." There can be no assurance that Dr. Gillette will remain employed by the Company during such period or that his employment agreement will be renewed. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

     CONTROL BY CURRENT STOCKHOLDERS AND MANAGEMENT. Upon completion of the Offering, the Company's current officers and directors will own approximately 33.3% of the outstanding shares of Common Stock. Accordingly, these individuals, as a group, will have the ability to significantly influence and may be able to control all matters requiring stockholder approval, including the election of the Company's directors and any amendments to the Company's Articles of Incorporation and Bylaws, and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, the Company will have 11,507,449 shares of Common Stock outstanding of which the 2,300,000 shares sold in the Offering (2,645,000 shares if the Underwriters' over-allotment option is exercised in full) and the 2,100,000 shares sold in the Initial Public Offering will be freely tradeable without restriction or the requirement of future registration under the Securities Act of 1933 (the "Securities Act"). All of the remaining 7,107,449 shares are Restricted Securities ("Restricted Securities") as that term is defined by Rule 144 promulgated under the Securities Act and are subject to certain restrictions described below. Holders of 2,834,683 of the Restricted Shares will be eligible to sell a portion of such shares pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements of Rule 144 but are subject to certain lock-up agreements described below. Holders of the 4,272,766 remaining Restricted Shares will be eligible to sell a portion of such shares pursuant to Rule 144 at differing dates in and after December 1997. These shares are subject to certain lock-up agreements described below and also subject to registration rights agreements requiring the Company to register such shares under certain circumstances. See "Description of Capital
Stock -- Registration Rights" and "Shares Eligible for Future Sale." The Company has reserved 1,600,000 shares of Common Stock under the Plans for issuance pursuant to stock options granted by the Company, of which options to purchase 792,667 shares have been granted. See "Management -- Stock Option Plans." In addition, 1,026,666 shares of Common Stock are reserved for issuance in the event of the exercise of warrants granted by the Company. See "Description of Capital Stock -- Warrants." The warrant shares are subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for resale subject to all of the limitations on resale imposed by Rule 144. See "Description of Capital Stock -- Registration Rights."

     The Company and certain of its executive officers and directors have executed agreements pursuant to which each has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for bona fide gifts or transfers affected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by similar agreements (the "Lock-up Agreements"). In addition, certain non-affiliates of the Company had entered into contractual 180 day Lock-up Agreements from the date of the Initial Public Offering similar to the above Lock-up Agreements which prohibit the direct or indirect disposition of shares until the expiration of such Lock-up Agreements without the prior written consent of Prudential Securities Incorporated. Such non-affiliates have also contractually agreed that they will be subject to the same restrictions as affiliates of the Company under Rule 144. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreements.

     The Company has filed a Form S-8 registration statement under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Common Stock issuable pursuant to the Incentive Plan. Shares covered by this registration statement are eligible for sale in the public markets, subject to the Lock-up Agreements relating to shares held by executive officers. See "Management" and "Shares Eligible for Future Sale."

     The Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

     Following the Offering, the Company may issue its Common Stock from time to time in connection with the acquisition of stock or assets of other companies. Such securities may be issued in transactions exempt from registration under the Securities Act. The Company currently expects for the foreseeable future to continue to require contractual lock-up agreements and to provide registration rights consistent with previous transactions for sellers receiving stock in acquisitions.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions in the Company's Articles of Incorporation and Bylaws and Florida law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Such provisions include certain supermajority voting requirements contained in the Company's Articles of Incorporation. The Company's Articles of Incorporation also provide that the Board of Directors is divided into three classes of directors, elected for staggered three-year terms. In addition, the Company's Articles of Incorporation allow the Board of Directors to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock, and thereby enable the Board of Directors to inhibit the ability of the holders of the Common Stock to effect a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of Florida Law." The Company has entered into employment agreements with executive officers Theodore Gillette, Richard Sanchez, Richard Welch and Michael Block, as well as certain other employees of the Company, that require the Company to pay certain amounts to such employees upon their termination following certain events including a change in control of the Company. Such agreements may inhibit a change in control of the Company. See "Management -- Employment Agreements."

     RESTRICTIONS ON PAYMENT OF DIVIDENDS. The Company's bridge credit facility places certain restrictions on the future payment of dividends and the anticipated bank credit facility is expected to have similar restrictions. Furthermore, the Company currently intends to retain all future earnings for the operation and expansion of its business and, accordingly, the Company does not anticipate that any dividends will be declared or paid for the foreseeable future. See "Dividend Policy" and "Management Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

     POTENTIAL CONFLICTS OF INTEREST FROM RELATED PARTY TRANSACTIONS. There are currently Management Agreements existing between the Company and professional associations owned and controlled by several of the Company's officers, directors and key employees which could create the potential for possible conflicts of interests for such individuals. Any future transactions and agreements or modifications of current agreements between the Company and such individuals, other affiliates and their professional associations will be approved by a majority of the Company's independent directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties. See "Certain Transactions."

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following the Offering. Any such fluctuations that occur following completion of the Offering may adversely affect the market price of the Common Stock.

                                  THE COMPANY

     Vision 21 Physician Practice Management Company, Inc., a current subsidiary of the Company ("Vision 21 PPMC"), was founded in 1984 to provide management services to optometry practices owned primarily by the Company's Chief Executive Officer, Theodore N. Gillette, O.D. At such time, Vision 21 PPMC contracted with VisionWorks and Eckerd Optical (subsidiaries of Eckerd Corporation) to manage optometry practices located within VisionWorks and Eckerd retail optical centers. As Vision 21 PPMC expanded its network of optometry practices under management, its management services were also expanded to include management information systems, electronic claims processing, practice administration, continuing education and credentialing of associated optometrists. By 1987, management services were provided to over 20 optometry clinics located in the state of Florida in close proximity to, or within, VisionWorks and Eckerd Optical retail optical centers. Additionally, during that period, Vision 21 PPMC began to form strategic relationships with independent ophthalmologists to provide its optometric patients with access to secondary and tertiary eye care services.

     In 1986, Vision 21 Managed Eye Care of Tampa Bay, Inc., a current subsidiary of the Company ("Vision 21 MCO"), began to provide management and administrative services to networks of eye care providers that offered primary, secondary and tertiary eye care services. Vision 21 MCO was awarded its first managed care contract in 1988 covering in excess of 18,000 patient lives, with retail optical and optometric services provided by its network of eye care providers.

     The Company was incorporated in Florida on May 9, 1996. The principal operating subsidiaries of the Company are Vision 21 Managed Eye Care of Tampa Bay, Inc. and Vision 21 Physician Practice Management Company, Inc., both of which merged with the Company in November 1996. In the merger, all of the outstanding shares of stock of Vision 21 PPMC and Vision 21 MCO were exchanged for an aggregate of 2,685,318 shares of Common Stock of the Company. The previous shareholders of these two entities consisted of certain executive officers and directors of the Company. See "Certain Transactions."

     The Company's 5,810 Affiliated Providers provide eye care services to 39 LADS located in 26 states. Of these Affiliated Providers, 86 are Managed Providers, consisting of 50 optometrists and 36 ophthalmologists practicing at 57 clinic locations and five ASCs, and 5,724 are Contract Providers, consisting of 4,993 optometrists and 731 ophthalmologists practicing at over 4,300 clinic locations and 35 ASCs. The Company's Affiliated Providers, in conjunction with select national retail optical chains operating over 300 retail optical centers, deliver eye care services under the Company's 82 managed care contracts and 12 discount fee-for-service plans covering approximately 4.0 million exclusively contracted patient lives. Furthermore, the Company has established a nationwide eye care provider network, of over 6,700 additional Contract Providers thereby positioning the Company to capture incremental managed care market share in new local markets.

     The principal executive office of the Company is located at 7209 Bryan Dairy Road, Largo, Florida 33777, and its telephone number is (813) 545-4300.

                                THE ACQUISITIONS

BLOCK ACQUISITION

     Block Acquisition. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of Block Vision. Block Vision provides administration services on behalf of managed vision care plans for a nationwide network of 5,171 Contract Providers who provide eye care services pursuant to 58 capitated and five discount fee-for-service managed care contracts covering over
2.1 million exclusively contracted patient lives. The Block Acquisition has enabled the Company to establish 28 new LADS for future development. Furthermore, Block Vision has established a network of approximately 4,500 additional credentialed Contract Providers, and another 1,400 Contract Providers in the process of being credentialed, to provide eye care services to capture future managed care business in anticipated new local markets. In addition, Block Vision operates a buying group division which provides billing and collection services to suppliers of optical products. The Block Acquisition was accounted for under the purchase method of accounting. The aggregate consideration paid by the Company was approximately $35.0 million, consisting of $25.6 million in cash, 458,365 shares of Common Stock, subject to certain post-closing adjustments, and 219,633 shares of Common Stock to be held in escrow as contingent consideration, of which 109,816 shares of Common Stock are to be delivered by the Company to the sellers if earnings before interest, taxes, depreciation and amortization ("EBITDA") of Block Vision reaches $4.5 million for the year ended December 31, 1998. The remaining 109,817 shares will be deliverable on a pro rata escalating basis if Block Vision reaches $4.5 million of EBITDA for 1998 with the full contingent consideration deliverable upon Block Vision attaining $4.9 million of EBITDA for 1998.

1997 ACQUISITIONS

     October Acquisitions. In October 1997, the Company closed in escrow one acquisition, and entered into an agreement with respect to another acquisition, of the business assets of two ophthalmology clinics, two optical dispensaries and one ASC located in Brandon, Florida and Minneapolis, Minnesota. Concurrently, the Company entered into Management Agreements with the related professional associations employing three optometrists and five ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. In connection with the October Acquisitions, the Company is providing aggregate consideration of approximately $3.2 million, consisting of approximately 101,494 shares of Common Stock and approximately $1.8 million in cash.

     September Acquisitions. In September 1997, the Company closed in escrow the acquisition of the business assets of four ophthalmology clinics and two optical dispensaries located in Tampa, Florida, Tucson, Arizona and Setauket, New York. Concurrently, the Company entered into Management Agreements with the related professional associations employing eight ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company closed in escrow the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. In connection with the September Acquisitions, the Company is providing aggregate consideration of $7.6 million, consisting of 397,212 shares of Common Stock, $3.6 million in cash and promissory notes in the amount of $100,000, subject to closing adjustments. Additionally, the Company is required to provide additional contingent consideration consisting of up to 76,622 shares of Common Stock and $800,000 in cash, to be paid to the sellers in the event that certain post-acquisition performance targets are met.

     Material September Acquisitions include: (i) the business assets of a professional corporation providing ophthalmology services at two clinics located in Tucson, Arizona for a total consideration of $4.1 million, consisting of 219,057 shares of Common Stock, $1.8 million in cash and contingent consideration of up to $405,000, consisting of 55% in Common Stock and 45% in cash, to be paid to the sellers if certain post-acquisition performance targets are met; (ii) the business assets of a professional partnership providing ophthalmology services at two clinics located in Tampa and Zephyrhills, Florida for a total consideration of $2.9 million, consisting of 155,702 shares of Common Stock, $1.3 million in cash and certain contingent consideration to be paid to the sellers if certain post-acquisition performance targets are met; and
(iii) the business assets of a managed care company located in Tampa, Florida for a total consideration of $1.6 million, consisting of $435,000 in cash and contingent consideration of 76,622 shares of Common Stock and $395,000 in cash to be paid to the sellers if certain post-acquisition performance targets are met.

     Pre Initial Public Offering Acquisitions. Between March 1, 1997 and the Initial Public Offering, which was completed on August 18, 1997, the Company completed the acquisitions of the business assets of one optometry clinic, 11 ophthalmology clinics, six optical dispensaries and four ASCs located in Pinellas Park and Ft. Lauderdale, Florida and Sierra Vista, Mesa, Tucson and Phoenix, Arizona. Concurrently, the Company entered into Management Agreements with the related professional associations employing six optometrists and 13 ophthalmologists (collectively the "Pre IPO Acquisitions"). These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. In connection with the Pre IPO Acquisitions, the Company provided aggregate consideration of

$7.3 million, consisting of 876,524 shares of Common Stock, a promissory note in the amount of $264,000 and $29,000 in cash, subject to closing adjustments.

1996 ACQUISITIONS

     In December 1996, the Company completed a series of transactions resulting in the acquisition of the business assets of 22 optometry clinics, nine ophthalmology clinics, 15 optical dispensaries and one ASC. Concurrently, the Company entered into Management Agreements with the related professional associations employing 34 optometrists and 13 ophthalmologists. These acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company acquired substantially all the business assets of a managed care company servicing four capitated managed care contracts covering over 100,000 patient lives, which was accounted for under the purchase method of accounting (collectively, the "1996 Acquisitions"). In connection with the 1996 Acquisitions, the Company provided aggregate consideration of $11.2 million, consisting of 2.1 million shares of Common Stock, promissory notes in the aggregate principal amount of $1.9 million and $800,000 in assumed debt. Additionally, the Company is required to provide additional consideration of up to $316,000, consisting of up to 79,805 shares of Common Stock, in connection with several of the 1996 Acquisitions, which will be transferred out of escrow to certain sellers in the event that certain post-acquisition performance targets are met. See "Certain Transactions."

     Material 1996 Acquisitions include: (i) the business assets of a professional association providing optometry services at 11 clinics located in Tampa, Port Richey, Clearwater, St. Petersburg, Palm Harbor and Seminole, Florida for a total consideration of $1.9 million, consisting of 373,971 shares of Common Stock and a promissory note in the amount of $416,000; (ii) the business assets of a professional corporation providing ophthalmology services at three clinics located in Tucson, Arizona for a total consideration of $1.6 million, consisting of 396,612 shares of Common Stock; (iii) the business assets of a professional association providing ophthalmology services at one clinic located in Minneapolis, Minnesota for a total consideration of $1.4 million, consisting of 247,108 shares of Common Stock and a promissory note in the amount of $460,000; and (iv) the business assets of a professional limited liability company providing ophthalmology services at two clinics located in Tucson and Oro Valley, Arizona for a total consideration of $1.7 million, consisting of 327,717 shares of Common Stock and a promissory note in the amount of $396,000.

      RELATIONSHIPS WITH AFFILIATED PROVIDERS AND RETAIL OPTICAL COMPANIES

     The Company provides practice management services pursuant to long-term Management Agreements with professional associations employing Managed Providers or with entities operating ASCs. This arrangement allows the Managed Providers to focus on providing professional eye care services to patients. The related professional associations receive payments from third-party payors or patients for services provided. The Company receives management fees from the professional associations for providing management services and employs all administrative and non-professional staff for the clinic or ASC. The Company owns all the business assets of the clinics and ASCs to the extent allowable by law. Furthermore, the Company does not engage in the practice of optometry or ophthalmology and does not control the practice of optometry or ophthalmology by the Managed Providers or the compliance with regulatory and other requirements directly applicable to the Managed Providers and their practices or the operation of ASCs. The professional associations maintain full control over the professional eye care services provided by the Managed Providers and set the fees for all such services. See "Business -- Management Agreements."

     The Company has also entered into managed care agreements with HMOs, health insurance companies and other third-party payors pursuant to which the Company's Managed Providers and Contract Providers provide eye care services to patients who are covered by the payors' health benefit plans. The Company does not provide practice management services to the Contract Providers. Furthermore, the Company does not control the practice of optometry or ophthalmology by the Contract Providers or the compliance with regulatory and other requirements directly applicable to the Contract Providers and their practices or the operation of ASCs.

     The Company has contractual affiliations with ECCA and For Eyes, subsidiaries of retail optical chains that operate a combined total of over 300 optical retail locations in 48 cities in the United States. As part of its strategic relationship with ECCA, the Company's LADS provide certain eye care services to customers of ECCA at retail optical centers located within the Company's local area markets. In addition, the Company and ECCA jointly seek to benefit from increasing managed care business by marketing to managed care plans an integrated network of eye care providers that are able to offer primary, secondary and tertiary care as well as retail optical products and services. In its contractual agreement with For Eyes, the Company is a joint venture partner in a general partnership called "Vision 21 Plus" in which the Company and For Eyes each have a 50% interest. The objective of the joint venture is to maximize opportunities for the Company in managed care by securing contracts and providing comprehensive, fully integrated eye care products and services to health care organizations and self-funded employer groups.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $20.0 million ($23.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering to pay approximately $20.0 million of the cash portion of the Block Acquisition. See "Certain Transactions" and "Underwriting."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been included for quotation in the Nasdaq National Market under the symbol "EYES" since August 18, 1997. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of Common Stock, as reported by the Nasdaq National Market:

1997                                                           HIGH        LOW
----                                                          ------      ------
Third Quarter (beginning August 18, 1997)...................  $15.00      $ 9.00
Fourth Quarter (through November 20, 1997)..................   14.75       10.13

     On November 20, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $10.125 per share and the number of holders of record of the Common Stock was approximately 132.

                                DIVIDEND POLICY

     The Company has not paid or declared any dividends since its inception. The Company currently intends to retain all future earnings for the operation and expansion of its business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other factors the Board of Directors deems relevant. In addition, the Company's bridge credit facility places certain restrictions on the payment of dividends and the Company's anticipated bank credit facility is expected to have a similar restriction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997, (i) on an actual basis, (ii) on a pro forma basis to give effect to the Block Acquisition and the October Acquisitions and (iii) as adjusted to give effect to the sale of the 2,300,000 shares of Common Stock offered by the Company hereby, which are estimated to be approximately $20.0 million (after deducting underwriting discounts and commissions and estimated offering expenses). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

                                                                     SEPTEMBER 30, 1997
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                       (IN THOUSANDS)
Current portion of long-term debt and capital lease
  obligations...............................................  $   403    $ 6,045      $ 9,845
Long-term debt and capital lease obligations................      177      3,302        3,302
Stockholders' equity(1):
  Common Stock: $.001 par value; 50,000,000 shares
     authorized, 8,591,234 shares outstanding, 9,207,449
     shares outstanding, pro forma, 11,507,449 shares
     outstanding, pro forma as adjusted.....................        9          9           12
  Additional paid-in capital................................   40,269     47,951       67,976
  Deferred compensation.....................................     (436)      (436)        (436)
  Retained earnings (deficit)...............................   (8,943)    (9,790)     (10,113)
                                                              -------    -------      -------
          Total stockholders' equity........................   30,899     37,734       57,439
                                                              -------    -------      -------
               Total capitalization.........................  $31,479    $47,081      $70,586
                                                              =======    =======      =======

---------------

(1) Excludes (a) an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the Plans, pursuant to which options to purchase 792,667 shares of Common Stock have been granted as of November 18, 1997, (b) an aggregate of 1,026,666 shares of Common Stock which are reserved for issuance in the event of the exercise of warrants granted by the Company and
    (c) an aggregate of 438,596 shares of Common Stock which are being held in escrow as contingent consideration in several acquisitions. Includes an aggregate of 1,066,155 shares of Common Stock which are being held in escrow in connection with certain acquisitions. See "The Acquisitions,"
    "Management -- Stock Option Plans," "Shares Eligible for Future Sale" and "Underwriting."

                       SELECTED PRO FORMA FINANCIAL DATA

     The pro forma financial data are derived from the Unaudited Pro Forma Consolidated Financial Information of the Company appearing elsewhere in this Prospectus. The Pro Forma Statement of Operations Data for the year ended December 31, 1996 give effect to the following transactions as if they had occurred on January 1, 1996: (i) the 1996 Acquisitions, (ii) the 1997 Acquisitions, (iii) the Block Acquisition and (iv) the Initial Public Offering and the application of the net proceeds therefrom. The Pro Forma Statement of Operations Data for the nine months ended September 30, 1997 give effect to the following transactions as if they had occurred on January 1, 1996: (i) the 1997 Acquisitions, (ii) the Block Acquisition and (iii) the Initial Public Offering and the application of the net proceeds therefrom. The Pro Forma Balance Sheet Data as of September 30, 1997 give effect to the (i) the October Acquisitions,
(ii) the Block Acquisition and (iii) the Offering and the application of the net proceeds therefrom, as if they had occurred as of September 30, 1997.

     The pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information of the Company and the related notes thereto included elsewhere in this Prospectus. Management believes the assumptions used in the Unaudited Pro Forma Consolidated Financial Information provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data are provided for informational purposes only and should not be construed to be indicative of the Company's financial position or results of operations had the transactions and events described in the notes thereto been consummated on the dates assumed and are not intended to project the Company's financial condition or results of operations on any future date or for any future period.

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
  Revenues:
    Practice management fees................................      $ 39,481             $ 31,073
    Managed care............................................        23,087               22,646
    Buying group sales......................................        54,832               40,389
    Other revenue...........................................           335                  599
                                                                  --------             --------
         Total revenues.....................................       117,735               94,707
                                                                  --------             --------
  Operating expenses:
    Practice management expenses............................        31,748               25,168
    Medical claims..........................................        20,789               17,342
    Cost of buying group sales..............................        52,085               38,360
    Salaries, wages and benefits............................         6,806                5,565
    Business development....................................         1,927                   --
    General and administrative..............................         4,035                3,213
    Depreciation and amortization...........................         4,019                3,023
                                                                  --------             --------
         Total operating expenses...........................       121,409               92,671
                                                                  --------             --------
    Income (loss) from operations...........................        (3,674)               2,036
    Interest expense........................................         1,743                1,392
                                                                  --------             --------
    Income (loss) before income taxes.......................        (5,417)                 644
    Income tax expense (benefit)............................        (1,523)                 629
                                                                  --------             --------
    Net income (loss) before extraordinary charge...........      $ (3,894)            $     15
                                                                  ========             ========

                                                                                  SEPTEMBER 30, 1997
                                                                                  ------------------
                                                                                    (IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
  Working capital..............................................................        $ (7,363)
  Total assets.................................................................          87,209
  Long-term debt and capital lease obligations,
    including current maturities...............................................          13,147
  Total stockholders' equity...................................................          57,439

    See Notes to the Unaudited Pro Forma Consolidated Financial Information.

                            SELECTED FINANCIAL DATA

     The following selected financial data with respect to the Company's statements of operations for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data as of December 31, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data presented below for the years ended December 31, 1992, 1993 and for the nine months ended September 30, 1996 and 1997 are unaudited and were prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere herein and, in the opinion of management of the Company, include all adjustments necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997 or future periods. The following data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                             NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                               -------------------------------------------   -----------------
                                               1992    1993     1994      1995      1996      1996      1997
                                               -----   -----   -------   -------   -------   -------   -------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Practice management fees.................  $ 645   $ 653   $   392   $   424   $ 1,943   $   555   $19,685
    Managed care(1)..........................     --      --       669     2,446     7,315     5,307     9,307
    Other revenue............................      8       6       131       212       306       163       452
                                               -----   -----   -------   -------   -------   -------   -------
         Total revenues......................    653     659     1,192     3,082     9,564     6,025    29,444
                                               -----   -----   -------   -------   -------   -------   -------
  Operating expenses:
    Practice management expenses.............     --      --        --        --     1,244        --    15,978
    Medical claims...........................     --      --       551     2,934     9,129     7,319     8,053
    Salaries, wages and benefits.............    494     501       538       904     1,889     1,375     3,405
    Business development.....................     --      --        --        --     1,927        --        --
    General and administrative...............    167     168       238       443     1,209       662     1,339
    Depreciation and amortization............     11       8        13        18       126        35       954
                                               -----   -----   -------   -------   -------   -------   -------
         Total operating expenses............    672     677     1,340     4,299    15,524     9,391    29,729
                                               -----   -----   -------   -------   -------   -------   -------
  Loss from operations.......................    (19)    (18)     (148)   (1,217)   (5,960)   (3,366)     (285)
  Interest expense...........................      1       5         5         9       160        66       741
                                               -----   -----   -------   -------   -------   -------   -------
  Loss before income taxes...................    (20)    (23)     (153)   (1,226)   (6,120)   (3,432)   (1,026)
  Income taxes...............................     --      --        --        --        --        --        --
                                               -----   -----   -------   -------   -------   -------   -------
  Loss before extraordinary charge...........    (20)    (23)     (153)   (1,226)   (6,120)   (3,432)   (1,026)
  Extraordinary charge -- early
    extinguishment of debt...................     --      --        --        --        --        --       323
                                               -----   -----   -------   -------   -------   -------   -------
  Net loss...................................  $ (20)  $ (23)  $  (153)  $(1,226)  $(6,120)  $(3,432)  $(1,349)
                                               =====   =====   =======   =======   =======   =======   =======
  Loss before extraordinary charge per common
    share(2).................................                                      $ (1.02)            $ (0.15)
                                                                                   =======             =======
  Net loss per common share(2)...............                                      $ (1.02)            $ (0.20)
                                                                                   =======             =======
  Weighted average number of common shares
    outstanding(2)...........................                                        5,980               6,671
                                                                                   =======             =======

                                                              DECEMBER 31,
                                               -------------------------------------------     SEPTEMBER 30,
                                               1992    1993     1994      1995      1996           1997
                                               -----   -----   -------   -------   -------     -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)..................  $  19   $  (5)  $  (193)  $(1,499)  $(2,857)            $ 1,582
  Total assets...............................     53      67        49       165    15,712              43,771
  Long-term debt and capital lease
    obligations, including current
    maturities...............................     56      89        85       363     7,735                 580
  Total stockholders' equity (deficit).......    (16)    (38)     (191)   (1,439)    2,536              30,899

---------------

(1) Revenues related to managed care for 1992 and 1993 are included under other revenue as managed care revenues were not separately accounted for during such periods.

(2) See Note 3 to Notes to Consolidated Financial Statements for a description of the computation of net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers deliver eye care services. Of these Affiliated Providers, 86 are Managed Providers, consisting of 50 optometrists and 36 ophthalmologists practicing at 57 clinic locations and five ASCs, and 5,724 are Contract Providers, consisting of 4,993 optometrists and 731 ophthalmologists practicing at over 4,300 clinic locations and 35 ASCs. The Company's Affiliated Providers, in conjunction with select national retail optical chains operating over 300 retail optical centers, deliver eye care services under the Company's 82 managed care contracts and 12 discount fee-for-service plans covering approximately 4.0 million exclusively contracted patient lives. Furthermore, the Company has established a nationwide eye care provider network of over 6,700 additional Contract Providers thereby positioning the Company to capture future managed care business in anticipated new local markets.

RECENT DEVELOPMENTS

     Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of Block Vision. Block Vision provides administration services on behalf of managed vision care plans for a nationwide network of 5,171 Contract Providers who provide eye care services pursuant to 58 capitated and five discount fee-for-service managed care contracts covering over 2.1 million exclusively contracted patient lives. The Block Acquisition has enabled the Company to establish 28 new LADS for future development. Furthermore, Block Vision has established a network of approximately 4,500 additional credentialed Contract Providers, and another 1,400 Contract Providers in the process of being credentialed, to provide eye care services to capture future managed care business in anticipated new local markets. For Block Vision's fiscal year ended April 30, 1997, managed vision care revenue was approximately $14.4 million with a medical loss ratio of 71.0%. In addition, Block Vision operates a buying group division which provides billing and collection services to suppliers of optical products. The buying group division is not directly involved in the ordering process or the physical distribution of eye care products. For Block Vision's fiscal year ended April 30, 1997, buying group revenue was approximately $54.6 million. See the Consolidated Financial Statements of BBG-COA Inc., included elsewhere in this Prospectus.

     The Block Acquisition was accounted for under the purchase method of accounting. The aggregate consideration paid by the Company was approximately $35.0 million, consisting of $25.6 million in cash, 458,365 shares of Common Stock, subject to certain post-closing adjustments, and 219,633 shares of Common Stock to be held in escrow as contingent consideration, of which 109,816 shares are to be delivered by the Company to the sellers if EBITDA of Block Vision reaches $4.5 million for the year ended December 31, 1998. The remaining 109,817 shares will be deliverable on a pro rata escalating basis if Block Vision reaches $4.5 million of EBITDA for 1998 with the full contingent consideration deliverable upon Block Vision attaining $4.9 million of EBITDA for 1998. On a pro forma basis, had the Block Acquisition occurred at the beginning of 1996, the Company would have recorded $54.8 million in buying group revenue and $23.1 million in managed care revenue for 1996 and $40.4 million in buying group revenue and $22.6 million in managed care revenue for the nine months ended September 30, 1997. See "The Acquisitions."

     In October 1997, the Company closed in escrow one acquisition and entered into an agreement with respect to another acquisition (the October Acquisitions) of the business assets of two ophthalmology clinics, two optical dispensaries, and one ASC. Concurrently with the October Acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing three optometrists and five ophthalmologists. The October Acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. In connection with the October Acquisitions, the Company is providing aggregate consideration of approximately $3.2 million, consisting of approximately 101,494 shares of Common Stock and approximately $1.8 million in cash. On a pro forma basis, had the October Acquisition occurred at the beginning of 1996, the Company would have recorded $3.0 million and $2.3 million in practice management fee revenue for 1996 and the nine months ended September 30, 1997, respectively. See "The Acquisitions."

     In September 1997, the Company closed in escrow the September Acquisitions consisting of the business assets of four ophthalmology clinics and two optical dispensaries. Concurrently with the September Acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing eight ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company closed in escrow the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. In connection with the September Acquisitions, the Company is providing aggregate consideration of $7.6 million, consisting of 397,212 shares of Common Stock, $3.6 million in cash and promissory notes in the amount of $100,000. Additionally, the Company is required to provide additional contingent consideration, consisting of 76,622 shares of Common Stock and $800,000 cash, to be paid to the sellers if certain post-acquisition performance targets are met. On a pro forma basis, had the September Acquisitions occurred at the beginning of 1996, the Company would have recorded $6.8 million and $4.6 million in practice management fee and managed care revenue for 1996 and the nine months ended September 30, 1997, respectively. See "The Acquisitions."

HISTORICAL OVERVIEW

     The Company enters into Management Agreements with the Managed Professional Associations pursuant to which the Company is the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices which obligate the Company to provide certain facilities and equipment, accounting services, purchasing, assistance in managed care, contract negotiations, management and clinical personnel, information systems, training, and billing and collection services. Each Managed Provider maintains full authority, control and responsibility over the provision of professional care and services to its patients. The Company does not provide professional care to patients nor does the Company employ any of the ophthalmologists or optometrists, or any other professional health care provider personnel, of the Managed Professional Association. The Managed Professional Association is responsible for, among other things, hiring, supervising, and directing certain of the Managed Professional Association's professional employees, adopting a peer review/quality assurance program and maintaining appropriate worker's compensation, professional and comprehensive general liability insurance. The Managed Professional Associations derive their revenues from fees received for professional services provided by optometrists and ophthalmologists, charges for the use of ASCs and sales of optical goods. The Managed Professional Associations currently receive revenues from a combination of sources, including fees paid by private-pay patients, indemnity insurance reimbursements, capitation payments from managed care companies and government funded reimbursements (Medicare and Medicaid). See "Business -- Management Agreements."

     The initial term of the Management Agreement is typically 40 years. Under substantially all of the Company's Management Agreements, the management fee ranges from 24% to 37% of the Managed Professional Association's gross revenues after deducting from such revenues all expenses of the clinic other than those related to shareholders of the Managed Professional Associations. The practice management fees earned by the Company pursuant to these Management Agreements fluctuate depending on variances in revenues and expenses of the Managed Professional Association. Therefore, in connection with the Management Agreements, the amount of such fees will be significantly affected by the degree of success of operations of the Managed Professional Association and the Company's ability to successfully manage the practice. See "Risk
Factors -- Reliance on Affiliated Providers" and "Business -- Management Agreements."

     The Company recognizes as managed care revenue certain fixed payments received pursuant to its managed care contracts on a capitated or risk-sharing basis. The Company also recognizes fees received for the provision of certain financial and administrative services related to its indemnity fee-for-service plans. The

Company manages risk of capitated managed care contracts by monitoring utilization of each Affiliated Provider and comparing their utilization to national averages, expected utilization at the time the contract was bid, utilization of other providers and historical utilization of the Affiliated Provider. Abnormal utilization of an Affiliated Provider results in a medical chart review by the Company and further counseling on appropriate clinical protocols. To further manage the risk of capitated managed care contracts, the Company, in certain instances, enters into agreements to pay Affiliated Providers a fixed per member per month fee for eye care services rendered or a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers). The Company targets these payments at a range of 80% to 90% of total payments received pursuant to the Company's capitated managed care contracts. Pursuant to its capitated managed care contracts, the Company receives a fixed payment per member per month for a predetermined benefit level of eye care services, as negotiated between the Company and the payor. Profitability of the Company's capitated managed care contracts is directly related to the specific terms negotiated, utilization of eye care services by member patients and the effectiveness of administering the contracts. The Company receives a percentage of collected medical billings for administering indemnity fee-for-service plans for its Affiliated Providers. Although the terms and conditions of the Company's managed care contracts vary considerably, they are typically for a one-year term. See "Risk Factors -- Risks Associated with Managed Care Contracts and Capitated Fee Arrangements."

     Between March 1, 1997 and the Initial Public Offering, which was completed on August 18, 1997, the Company completed the Pre IPO Acquisitions resulting in the acquisition of the business assets of one optometry clinic, 11 ophthalmology clinics, six optical dispensaries and four ASCs. Concurrently, the Company entered into Management Agreements with the related professional associations employing six optometrists and 13 ophthalmologists. These acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. In connection with the Pre IPO Acquisitions, the Company provided aggregate consideration of $7.3 million, consisting of 876,524 shares of Common Stock, promissory notes in the aggregate principal amount of $264,000 and $29,000 in cash, subject to closing adjustments. On a pro forma basis, had the Pre IPO Acquisitions occurred at the beginning of 1996, the Company would have recorded $13.6 million and $6.2 million in practice management fee revenue for 1996 and the nine months ended September 30, 1997, respectively.

     In December 1996, the Company completed the 1996 Acquisitions resulting in the acquisition of the business assets of 22 optometry clinics, nine ophthalmology clinics, 15 optical dispensaries and one ASC. Concurrently, the Company entered into Management Agreements with the related professional associations employing 34 optometrists and 13 ophthalmologists. These acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company acquired substantially all the business assets of a managed care company servicing four capitated managed care contracts covering over 100,000 patient lives, which was accounted for under the purchase method of accounting. In connection with the 1996 Acquisitions, the Company provided aggregate consideration of $11.2 million, consisting of 2.1 million shares of Common Stock, promissory notes in the aggregate principal amount of $1.9 million and $800,000 in assumed debt. Additionally, the Company is required to provide additional consideration of up to $316,000, consisting of up to 79,805 shares of Common Stock, in connection with several of the 1996 Acquisitions, which will be transferred out of escrow to certain sellers in the event that certain post-acquisition performance targets are met. If the 1996 Acquisitions had occurred at the beginning of 1996, the Company would have recorded $16.8 million in additional practice management fee revenue for 1996. The Company recorded a one-time charge of $1.4 million in the fourth quarter of 1996 for expenses associated with the planned acquisition of the business assets of certain Contract Providers at the time of the 1996 Acquisitions which the Company chose not to continue to pursue.

     Effective October 1996, the Company renegotiated its agreements to pay certain ophthalmology Contract Providers a per member per month fee for surgical eye care services provided under the Company's largest capitated managed care contract. Previously, the Company had paid these Contract Providers pursuant to a fee schedule for eye care services provided under the same capitated managed care contract. In exchange for entering into the renegotiated agreement, selected ophthalmology Contract Providers obtained dedicated groups of managed care members and the right to manage the utilization by these members. The renegotiated capitation agreements improved the Company's medical claims ratio (medical claims expense divided by managed care revenue) from 136.0% for the third quarter of 1996 to 90.1% for the fourth quarter of 1996 and 86.5% for the nine months ended September 30, 1997. On a pro forma basis for 1996, assuming the renegotiated capitation agreement had been in place for the entire period, medical claims expense would have been reduced by $2.6 million.

     Effective June 1997, the Company renegotiated its agreement to pay the existing operator of multiple surgical eye care facilities a per member per month fee for facility services provided at its facilities pursuant to the Company's largest capitated managed care contract. Previously, the Company had paid these Contract Providers pursuant to a fee schedule for eye care services provided under the same capitated managed care contract. In exchange for entering into the renegotiated agreement, the facility operator obtained dedicated groups of managed care members. On a pro forma basis for the nine months ended September 30, 1997, assuming the renegotiated capitation agreement had been in place for the entire period, medical claims expense would have been reduced by $267,000. The effect of the renegotiated agreements of October 1996 and June 1997 was to shift the risk of any increased utilization for services by members from the Company to the Contract Providers.

     The Company leveraged its strategic alliance with a leading optical retailer by adding five internally developed optometry clinics located in Oklahoma, Louisiana and Florida and entering into Management Agreements with the related professional association employing five optometrists. In June 1997, the Company reached a tentative agreement with the same optical retailer to add at least 20 internally developed optometry clinics through the first quarter of 1998. The Company will continue to leverage its strategic alliances by adding select internally developed optometry clinics in affiliated optical retail locations.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, certain items in the Company's statement of operations for the periods indicated. As a result of the 1996 Acquisitions, 1997 Acquisitions, and the Company's entering into capitated arrangements with its Contract Providers, the Company does not believe that the historical percentage relationships for 1994, 1995, 1996 and the nine months ended September 30, 1996 and 1997 reflect the Company's expected future operations.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                                    --------------------------    ---------------
                                                     1994      1995      1996     1996      1997
                                                    ------    ------    ------    -----    ------
                                                                                    (UNAUDITED)
Revenues:
  Practice management fees........................    32.9%     13.8%     20.3%     9.2%     66.9%
  Managed care....................................    56.1      79.4      76.5     88.1      31.6
  Other revenue...................................    11.0       6.8       3.2      2.7       1.5
                                                     -----     -----     -----    -----    ------
          Total revenues..........................   100.0     100.0     100.0    100.0     100.0
                                                     -----     -----     -----    -----    ------
Operating expenses:
  Practice management expenses....................      --        --      13.0       --      54.3
  Medical claims..................................    46.3      95.2      95.5    121.5      27.3
  Salaries, wages and benefits....................    45.1      29.3      19.8     22.8      11.6
  Business development............................      --        --      20.1       --        --
  General and administrative......................    19.9      14.4      12.6     11.0       4.5
  Depreciation and amortization...................     1.1       0.6       1.3      0.6       3.2
                                                     -----     -----     -----    -----    ------
          Total operating expenses................   112.4     139.5     162.3    155.9     100.9
                                                     -----     -----     -----    -----    ------
Loss from operations..............................   (12.4)    (39.5)    (62.3)   (55.9)     (0.9)
Interest expense..................................     0.3       0.3       1.7      1.1       2.6
                                                     -----     -----     -----    -----    ------
Loss before income taxes..........................   (12.7)    (39.8)    (64.0)   (57.0)     (3.5)
Income taxes......................................      --        --        --       --        --
                                                     -----     -----     -----    -----    ------
Loss before extraordinary charge..................   (12.7)    (39.8)    (64.0)   (57.0)     (3.5)
Extraordinary charge -- early extinguishment of
  debt............................................      --        --        --       --      (1.1)
                                                     -----     -----     -----    -----    ------
Net loss..........................................   (12.7)%   (39.8)%   (64.0)%  (57.0)%    (4.6)%
                                                     =====     =====     =====    =====    ======
Medical claims ratio..............................    82.5%    120.0%    124.8%   137.9%     86.5%
                                                     =====     =====     =====    =====    ======

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Revenues. Revenues increased 388.6% from $6.0 million for the nine months ended September 30, 1996 to $29.4 million for the nine months ended September 30, 1997. This increase was caused primarily by an increase in practice management fees attributable to the 1996 Acquisitions and the 1997 Acquisitions, which accounted for $19.1 million of the increase, and a 75.4% increase in managed care revenues attributable to the addition of one capitated contract and the expansion of an existing contract, which accounted for $4.0 million of the increase.

     Practice Management Expenses. Practice management expenses were $16.0 million for the nine months ended September 30, 1997 as a result of the 1996 Acquisitions and the 1997 Acquisitions. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services because the Company was not liable for such expenses. Practice management expenses consist of salaries, wages and benefits of certain clinic staff, professional fees, medical supplies, advertising, building and occupancy costs, and other general and administrative costs related to the operation of clinics and ASCs.

     Medical Claims. Medical claims expense increased 10.0% from $7.3 million for the nine months ended September 30, 1996 to $8.1 million for the nine months ended September 30, 1997. The Company's medical claims ratio decreased from 137.9% for the nine months ended September 30, 1996 to 86.5% for the nine months ended September 30, 1997. This decrease was caused primarily by the Company's renegotiated agreement to pay its ophthalmology and ASC Contract Providers a per member per month fee for surgical eye care services provided under the Company's largest capitated managed care contract. Medical claims expense consists of payments by the Company to its Affiliated Providers for primary eye care services, medical and surgical eye care services and facility services. These payments are based on fixed payments per member per month, a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers) or negotiated fee-for-service schedules. Capitated payments and pro rata payments collectively represented 62.0% and fee-for-service claims represented 38.0% of total medical claims expense for the nine months ended September 30, 1997. Medical claims for the nine months ended September 30, 1996 were based entirely on negotiated fee-for-service schedules.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 147.7% from $1.4 million for the nine months ended September 30, 1996 to $3.4 million for the nine months ended September 30, 1997. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. Salaries, wages and benefits expense consists of expenses related to management and administrative staff located at the Company's corporate headquarters and regional offices. As a percentage of revenues, salaries, wages and benefits expense decreased from 22.8% for the nine months ended September 30, 1996 to 11.6% for the nine months ended September 30, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     General and Administrative. General and administrative expenses increased 102.3% from $662,000 for the nine months ended September 30, 1996 to $1.3 million for the nine months ended September 30, 1997. This increase was caused primarily by increases in travel expenses, professional fees and occupancy costs. As a percentage of revenues, general and administrative expenses decreased from 11.0% for the nine months ended September 30, 1996 to 4.5% for the nine months ended September 30, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased from $35,000 for the nine months ended September 30, 1996 to $954,000 for the nine months ended September 30, 1997. As a percentage of revenues, depreciation and amortization expense increased from 0.6% for the nine months ended September 30, 1996 to 3.2% for the nine months ended September 30, 1997. These increases were caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions and the 1997 Acquisitions.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Revenues increased 210.3% from $3.1 million for 1995 to $9.6 million for 1996. This increase was caused primarily by a 358.3% increase in practice management fees attributable to the 1996 Acquisitions, which accounted for $1.5 million of the increase, and a 199.1% increase in managed care revenues attributable to the addition of one new capitated contract and the expansion of the Company's largest managed care contract, which accounted for $4.9 million of the increase.

     Practice Management Expenses. Practice management expenses were $1.2 million for 1996, all of which resulted from the 1996 Acquisitions. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services, because the Company was not liable for expenses of the practices.

     Medical Claims. Medical claims expense increased 211.1% from $2.9 million in 1995 to $9.1 million in 1996. The Company's medical claims ratio increased to 124.8% for 1996 from 120.0% for 1995. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract, which accounted for $4.8 million of the increase, and an increase in members covered by the Company's capitated managed care contracts, which accounted for $1.8 million of the increase. Capitated payments and pro rata payments represented 11.3% and fee-for-service payments represented 88.7% of total medical claim expense for 1996. Medical claims for 1995 were based entirely on negotiated fee-for-service schedules.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 109.0% from $904,000 in 1995 to $1.9 million in 1996. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 29.3% in 1995 to 19.8% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. Business development expenses were $1.9 million in 1996. Business development expenses consisted of a one-time charge of $1.4 million related to potential acquisitions that were not completed and $500,000 related to the amortization of deferred compensation charges attributable to consulting services.

     General and Administrative. General and administrative expenses increased 172.6% from $443,000 in 1995 to $1.2 million in 1996. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs, temporary labor and recruitment costs related to the Company's expanding business. As a percentage of revenues, general and administrative expenses decreased from 14.4% in 1995 to 12.6% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased from $18,000 in 1995 to $126,000 in 1996. As a percentage of revenues, depreciation and amortization expense increased from 0.6% in 1995 to 1.3% in 1996. This increase was caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased 158.6% from $1.2 million for 1994 to $3.1 million for 1995. This increase was primarily caused by an increase in managed care revenues as a result of the Company obtaining its first complete eye care capitated contract from a leading HMO, which accounted for $1.8 million of the increase.

     Practice Management Expenses. The Company incurred no practice management expenses during 1994 or 1995. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services because the Company was not liable for the expenses of the practices.

     Medical Claims. Medical claims expense increased 432.1% from $551,000 for 1994 to $2.9 million for 1995. The Company's medical claims ratio increased to 120.0% for 1995 from 82.5% for 1994. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract. All medical claims for 1995 and 1994 were based on negotiated fee-for-service schedules.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 68.1% from $538,000 in 1994 to $904,000 in 1995. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 45.1% in 1994 to 29.3% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. The Company incurred no business development expenses during 1994 or 1995.

     General and Administrative. General and administrative expenses increased 86.5% from $238,000 in 1994 to $443,000 in 1995. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs and temporary labor and recruitment costs. As a percentage of revenues, general and administrative expenses decreased from 19.9% in 1994 to 14.4% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased 37.9% from $13,000 in 1994 to $18,000 in 1995. This increase was caused primarily by the amortization of intangibles. As a percentage of revenues, depreciation and amortization expense decreased from 1.1% in 1994 to 0.6% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its working capital and capital expenditure requirements primarily through institutional borrowings and private debt and equity financings. Net cash provided by operating activities for 1994 was $30,000 and net cash used in operating activities for 1995 and 1996 and the nine months ended September 30, 1997 was $138,000, $4.2 million and $2.9 million, respectively. Net cash provided by operating activities for 1994 was caused primarily by an increase in liabilities more than offsetting a net loss. Net cash used in operating activities for 1995 and 1996 and the nine months ended September 30, 1997 was caused primarily by net losses offset in part by increases in medical claims payable, deferred compensation and accrued acquisition expenses.

     Net cash used in investing activities for 1994, 1995 and 1996 and the nine months ended September 30, 1997 was $14,000, $88,000, $1.6 million and $4.9 million, respectively, and was caused primarily by the purchase of furniture and equipment and payments for capitalized acquisition and offering costs.

     Net cash used in financing activities for 1994 was $4,000. Net cash provided by financing activities for 1995 and 1996 and the nine months ended September 30, 1997 was $256,000, $5.8 million and $10.4 million, respectively. The amounts for 1996 and for the nine months ended September 30, 1997 were attributable to private debt and equity financings and higher levels of institutional borrowings to support the Company's internal expansion and acquisition activities.

     In June 1996, the Company borrowed $3.0 million from Peter Fontaine, a director of the Company, for working capital purposes pursuant to an unsecured promissory note bearing interest at 8.0% per annum (the "Fontaine Note"). The Fontaine Note was repaid by the Company from the net proceeds of the Initial Public Offering. In addition, the Company borrowed $200,000 and $500,000 from Mr. Fontaine in November and December 1996, respectively, for working capital purposes pursuant to unsecured promissory notes bearing interest at 8.5% per annum. The unsecured promissory notes were repaid from the net proceeds of the Initial Public Offering. See "Certain Transactions."

     In December 1996, the Company completed the 1996 Acquisitions for an aggregate consideration of $11.2 million, consisting of 2.1 million shares of Common Stock, unsecured promissory notes in the aggregate principal amount of $1.9 million bearing interest at 8.0% per annum and $800,000 in assumed debt. Additionally, the Company has agreed to aggregate contingent consideration of $316,000, consisting of 79,805 shares of Common Stock, in connection with several of the 1996 Acquisitions which will be transferred out of escrow to certain sellers in the event they meet certain post-acquisition performance targets. The promissory notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     In December 1996, the Company borrowed an aggregate of $1.3 million from certain individuals for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1996 Subordinated Notes"). The 1996 Subordinated Notes included detachable warrants to purchase an aggregate of 208,333 shares of Common Stock at an exercise price of $6.00 per share. The 1996 Subordinated Notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     In February 1997, the Company borrowed an aggregate of $2.0 million from Piper Jaffray Healthcare Fund II Limited Partnership ("Piper Jaffray") for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1997 Subordinated Notes"). The 1997 Subordinated Notes included a detachable warrant to purchase an aggregate of 333,333 shares of Common Stock which have an exercise price of $6.00 per share. The 1997 Subordinated Notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     Between March 1, 1997 and August 18, 1997, the Company completed the Pre Initial Public Offering Acquisitions, and provided aggregate consideration of $7.3 million, consisting of 876,524 shares of Common Stock, promissory notes in the aggregate principal amount of $264,000 and $29,000 in cash, subject to closing adjustments.

     In April 1997, the Company entered into a credit facility in the aggregate amount of $4.9 million with Prudential Securities Group Inc. ("Prudential") pursuant to a Note and Warrant Purchase Agreement (as amended and restated, the "Note and Warrant Purchase Agreement"). The proceeds from the borrowing were used to repay the Company's credit facility with Barnett Bank N.A. in the principal amount of $2.0 million and for general working capital purposes. Under the Note and Warrant Purchase Agreement, the Company issued a senior note secured by all the Company's assets (the "Prudential Note"). The Prudential

Note accrued interest at 10% per annum with a maturity of the earlier of January 1, 1998 or upon completion of the Initial Public Offering. In addition, the Note and Warrant Purchase Agreement include a detachable warrant to purchase 210,000 shares of Common Stock at an exercise price per share equal to $10.00 per share, the price of the Common Stock in the Initial Public Offering. The Prudential Note was repaid by the Company from the net proceeds of the Initial Public Offering.

     In September 1997, the Company closed in escrow the September Acquisitions and is providing aggregate consideration of $7.6 million consisting of 397,212 shares of Common Stock, $3.6 million in cash, which must be paid by the Company in the near future, and promissory notes in the amount of $100,000, subject to closing adjustments. Additionally, the Company is required to provide additional contingent consideration consisting of 76,622 shares of Common Stock and $800,000 in cash, to be paid to the sellers in the event that certain post-acquisition performance targets are met.

     In October 1997, the Company closed in escrow one acquisition and entered into an agreement with respect to another acquisition (the October Acquisitions) and is providing aggregate consideration of approximately $3.2 million, consisting of approximately 101,494 shares of Common Stock, and approximately $1.8 million in cash which must be paid by the Company in the near future.

     Effective October 31, 1997, the Company completed the Block Acquisition in exchange for aggregate consideration paid to the sellers of approximately $35.0 million, consisting of $25.6 million in cash, 458,365 shares of Common Stock, subject to certain post-closing adjustments and 219,633 shares of Common Stock to be held in escrow as contingent consideration, of which 109,816 shares are to be delivered by the Company to the sellers if EBITDA of Block Vision reaches $4.5 million for the year ended December 31, 1998. The remaining 109,817 shares will be deliverable on a pro rata escalating basis if Block Vision reaches $4.5 million of EBITDA for 1998 with the full contingent consideration deliverable upon Block Vision attaining $4.9 million of EBITDA for 1998. Approximately $2.4 million in net indebtedness of Block Vision will be assumed in connection with the Block Acquisition. See "The Acquisitions."

     In October 1997, the Company received a commitment from Prudential Securities Credit Corporation ("Prudential Credit") for a credit facility in the aggregate amount of $37.0 million pursuant to a Note Purchase Agreement (the "Bridge Credit Facility"). Approximately $27.0 million of the Bridge Credit Facility is available, if needed, to fund the cash portion of the Block Acquisition to the extent the net proceeds from this Offering are insufficient for such purpose. The remaining balance of approximately $10.0 million of the Bridge Credit Facility is available for optometry and ophthalmology practice acquisitions. To date, the Company has borrowed approximately $3.5 million for use in the funding of certain acquisitions. Approximately $5.6 million of the Bridge Credit Facility is expected to be used to finance a portion of the Block Acquisition after completion of the Offering. Amounts borrowed pursuant to the Bridge Credit Facility are secured by a first security interest in all of the Company's assets. The Bridge Credit Facility must be repaid at the earlier of six months from the date of any borrowing from the Bridge Credit Facility or upon the closing of any future debt or equity offering by the Company. The Bridge Credit Facility contains negative and affirmative covenants and agreements which include covenants requiring the maintenance of certain financial ratios. The Company expects to repay in full any borrowing from the Bridge Credit Facility upon the completion of its anticipated future bank credit facility. See "Use of Proceeds" and "Underwriting."

     The Company has retained Prudential Securities Incorporated as its investment advisor for the purpose of obtaining on behalf of the Company a future bank credit facility of up to approximately $50.0 million. The Company expects to obtain such bank credit facility by the end of 1997. See "Underwriting."

     The Company has treated as deferred compensation the issuance of shares of restricted stock in September and October 1996, for future services related to various business development initiatives and management incentives. In September 1996, the Company entered into a five-year services agreement with its Chief Medical Officer and current director of the Company and issued 108,133 shares of restricted Common Stock. These shares were valued at $2.77 per share or $300,000. Of these shares, 40% vested immediately and the Company recorded a business development charge of $120,000. The remaining 60% of the shares were recorded as an offset in stockholders' equity as deferred compensation for $180,000. In October 1996, the Company entered into a five-year advisory agreement with an industry consultant and issued 125,627 shares of restricted Common Stock which vest over the life of the advisory agreement. These shares were valued at $2.77 per share or $349,000. The Company recorded the issuance of these shares as an offset in stockholder's equity as deferred compensation. This deferred compensation is being amortized as the shares vest on a pro rata basis. See "Certain Transactions."

     Intangible assets consist of the Management Agreements with the Managed Professional Associations. The Management Agreements have 40-year terms and are being amortized over an average life of 25 years. Intangible assets represented 64.1% of the Company's total assets as of September 30, 1997. In determining the useful life of a Management Agreement, the Company considers the operating history and other characteristics of each practice. A principal consideration is the degree to which the practice has demonstrated its ability to extend its existence indefinitely. The Company will review the carrying value of its intangible assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that amortization periods need to be modified. Among the factors the Company considers in making the valuation are changes in the Managed Professional Associations market position, reputation, profitability, and geographic penetration. See "Risk Factors -- Risks Related to Amortization of Intangible Value in Management Agreements" and Note 3 to Notes to Consolidated Financial Statements.

     In addition to the business assets purchased, the Company assumes certain payables and accrued expenses in connection with its acquisitions. Generally, the acquired tangible assets exceed the assumed liabilities. The Company has assumed liabilities of $3.2 million, including $791,000 of long-term debt, in connection with acquisitions (including the Block Acquisition) completed through October 31, 1997.

     Based upon the Company's anticipated capital needs for operation of its business, general corporate purposes, the acquisition of clinics and ASCs and repayment of certain indebtedness, management believes that the combination of the funds expected to be provided from the Company's operations, anticipated future bank credit facilities, seller financing and the net proceeds received from the Offering will be sufficient to meet the Company's funding requirements to conduct its operations and for further implementation of its growth strategy for a period of approximately twelve months. See "Risk Factors -- Availability of Funds for Expansion Strategy." The Company will continue to offer Common Stock, notes or combinations thereof as consideration for certain future mergers and acquisitions related to the growth of its LADS and currently expects for the foreseeable future to continue to require contractual lock-up agreements and to provide registration rights consistent with previous transactions for sellers receiving stock in acquisitions. After the twelve-month period, or in the event the Company's capital expenditures are greater than currently expected and to the extent additional capital resources are needed, the Company expects to utilize supplemental borrowings to the extent available and/or the net proceeds from the offering of debt or equity securities.

                                    BUSINESS

OVERVIEW

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers deliver eye care services. Of these Affiliated Providers, 86 are Managed Providers, consisting of 50 optometrists and 36 ophthalmologists practicing at 57 clinic locations and five ASCs, and 5,724 are Contract Providers, consisting of 4,993 optometrists and 731 ophthalmologists practicing at over 4,300 clinic locations and 35 ASCs. The Company signed its first managed care contract in 1988 for 18,000 patient lives serviced through the Company's network of optometrists practicing within retail optical locations. The Company's Affiliated Providers, in conjunction with select national retail optical chains operating over 300 retail optical centers, deliver eye care services under the Company's 82 managed care contracts and 12 discount fee-for-service plans covering approximately 4.0 million exclusively contracted patient lives. Furthermore, the Company has established a nationwide eye care provider network of over 6,700 additional Contract Providers thereby positioning the Company to capture future managed care business in anticipated new local markets.

THE EYE CARE INDUSTRY

     The Eye Care Market. According to industry sources, expenditures for all eye care services in the United States were approximately $31.2 billion in 1995. Industry sources estimate $19.6 billion of these expenditures was spent on primary care, including approximately $13.8 billion for optical goods (frames, lenses and accessories) and $5.8 billion for primary eye care services (routine eye exams, contact lens fitting and diagnosis/management of eye disease), while $11.6 billion was spent on secondary and tertiary care, including $6.9 billion for ophthalmology services (medical and surgical eye care) and $4.7 billion for facility services (services provided by hospital facilities and ASCs).

     The aging of the "baby boom" generation in the United States is expected to result in increased spending on all eye care services. As individuals age, their need for eye services at all levels of care -- primary, secondary and tertiary -- increases with the onset of cataracts, glaucoma and other eye diseases and disorders. According to the American Academy of Ophthalmology, U.S. surgeons performed 1.4 million cataract surgeries in 1995, up from 1.2 million procedures in 1994. Additionally, according to The Journal of the American Medical Association, cataract surgery is the largest single Medicare expenditure.

     Technological advances and innovations are also expected to contribute to increased spending on eye care services. Innovative procedures in the area of refractive surgery, such as Photo Refractive Keratectomy (PRK) procedures, utilize the excimer laser to surgically correct nearsightedness. Additionally, enhancements in current technology and micro surgical protocols have allowed for less invasive and disruptive outpatient ocular procedures utilizing local rather than general anesthesia. For example, according to industry sources, PRK procedures alone are expected to increase from 108,000 in 1996 to 945,000 in the year 2000.

     Today's Delivery of Eye Care. Eye care services in the United States are delivered through a highly fragmented system of local providers which industry sources estimate consisted of approximately 47,000 practicing eye care professionals in 1996, including approximately 29,500 optometrists and 17,500 ophthalmologists. A patient's first encounter with an eye care provider frequently occurs with an optometrist or optical retailer for some form of primary care. According to the American Optometric Association, approximately 86 million eye exams are performed each year in the U.S., 70% of which are performed by optometrists. During the eye exam, the optometrist typically issues prescriptions for corrective eye wear and evaluates the need for secondary and/or tertiary procedures. As such, the optometrist is in a natural position as the "gate keeper" for additional eye care services, influencing in excess of $17.0 billion in domestic eye care expenditures annually.

     The Company believes that patients are increasingly seeking convenient and accessible primary eye care through retail optical centers that typically feature extended hours of operation, convenient locations, walk-in service, wide selections of familiar name brand eyeglass frames and contact lenses, prompt service, lower pricing, extensive advertising and the availability of an optometrist on the premises. While optometrists have traditionally marketed eye wear in their offices, the proliferation of large retail optical centers has placed pressure on an optometrist's ability to compete for patients and has caused optometrists to increasingly affiliate with retailers by locating within, or in close proximity to, retail optical centers. Through such affiliations, optometrists attempt to improve their access to patients. As a result, the Company believes primary eye care services and products are increasingly being bundled together at the retail level making the retail optical center an important access point for eye care delivery networks.

     While some ophthalmologists provide certain primary eye care services, such as eye exams, their main focus is on the delivery of secondary care, such as cataract surgery, and tertiary care, such as retina/vitreous procedures, predominantly at office-based clinics and ASCs. Because optometrists are an important source of patients, many ophthalmologists develop informal and non-binding referral networks in conjunction with optometrists. However, despite these initiatives, industry sources estimate that only 4.8% of all optometrists actually provide eye care services within the same practice as an ophthalmologist.

     Eye Care Payors. The number of people covered by managed care and indemnity eye care insurance plans has increased significantly in recent years and is expected to continue to increase as health insurers seek to gain a competitive advantage by offering insurance packages that include primary eye care coverage. Many of these insurers are HMOs presently focused on the need to increase revenue and market share by offering a full range of health insurance options, including coverage for primary eye care, to both commercial and Medicare patients. According to industry sources, HMO enrollment overall has increased from 41.0 million members in 1992 to 58.0 million members in 1995, while HMO Medicare membership increased to approximately 3.6 million in 1995 and is expected to reach 7.2 million by 1999. It is estimated that in 1995, 65.0% of commercial HMO plans and 86.0% of Medicare plans offered primary eye care benefits.

     While both private and government funded insurance programs vary widely in their coverage and benefits, these programs are expected to significantly impact the structure of the eye care industry. As more people become eligible to receive eye care benefits, the Company believes there will be increased utilization of primary eye care services, which will in turn lead to an increase in the demand for secondary and tertiary eye care services. As such, provider networks that can deliver and effectively manage all levels of eye care are becoming increasingly attractive to health insurance companies that are then able to market comprehensive "carve out" eye care plans covering not only primary eye care, but also secondary and tertiary eye care. Additionally, health insurance companies, including HMOs and other managed care companies, are contracting with eye care provider networks on a capitated basis to provide eye care services as well as all related administrative and quality assurance services. In 1995, 45% of HMO contracts with specialty care networks (i.e., eye care, dentistry and other medical specialties) were capitated, up from 35% in 1994.

     Emerging Eye Care Delivery Models. Optometrists and ophthalmologists have traditionally provided eye care services on a fee-for-service basis, primarily through independent, office-based practices. The fee-for-service model provides few incentives for the efficient utilization of resources and, the Company believes, has contributed to increases in health care costs at rates significantly higher than inflation. Concerns over the accelerating costs of health care have resulted in the increasing prominence of managed care, pressuring eye care providers to deliver care at a lower cost while maintaining quality. The Company believes that this recent focus on cost containment has placed independent optometry and ophthalmology practices at a disadvantage. These practices typically lack the capital to expand, develop information and billing systems, and purchase new technologies, which often facilitate increased patient visits and per patient revenue, improve quality of care and reduce costs. These practices also lack the cost accounting and quality management systems necessary to allow eye care providers to enter into capitated or risk-sharing contracts with private third-party payors. Finally, small to mid-sized eye care provider groups and individual practices often have higher operating costs because overhead must be spread over a relatively small revenue base.

     In order to remain competitive in the changing eye care service environment, optometrists and ophthalmologists are increasingly seeking to affiliate with larger organizations, which offer skilled and experienced management, improved access to payors and their enrollees, more sophisticated information systems, greater capital resources and more efficient cost structures. Much of this consolidation is taking place through the formation of physician practice management companies ("PPMs"). Eye care PPMs are growing in response to the demand by managed care companies for larger practice groups which can offer full service, quality eye care over a wide geographic area. This consolidation is still in the early stages as less than 2% of optometrists and ophthalmologists have affiliated with a PPM. However, the mere consolidation of practices and creation of a PPM will most likely not, in itself, be sufficient to enhance the competitive position of combined eye care professional groups. Rather, the Company believes that a cost efficient eye care delivery system integrated within local markets is required to effectively compete in today's changing eye care industry.

THE VISION TWENTY-ONE LOCAL AREA DELIVERY SYSTEM ("LADS")

     The Company's goal is to enable each of its LADS to capture the leading market share of fee-for-service patients and managed care members. To achieve its goal, the Company is focused on the following strategies: (i) developing LADS in order to provide for a complete continuum of easily accessible, high quality and affordable eye care services, (ii) increasing patient revenue and cost efficiencies for each LADS through practice development and managed care initiatives and (iii) expanding into select new markets to create regional networks of LADS.

  Developing Integrated LADS (The LADS Model)

     LADS are designed to provide for integrated networks of eye care providers which offer the full continuum of eye care services in local markets. This continuum of eye care services begins with primary eye care services provided by optometrists practicing at free-standing clinics, optometrists located in retail optical locations and primary care ophthalmologists. To provide greater access for patients seeking primary eye care, the Company affiliates with both optometrists and retail optical centers. To facilitate this patient access, the Company has strategic affiliations with two major national retail optical chains, one regional optical chain and numerous smaller, independent retail optical centers. The Company generally has an affiliated optometrist in or adjacent to each affiliated retail optical center that is located within a LADS.

     Once patients have initially accessed a LADS to obtain primary eye care services, they are well positioned to move within the LADS to the next appropriate level of eye care. The Company affiliates with general ophthalmologists and cataract surgeons that provide secondary eye care, with subspecialty ophthalmologists (including subspecialties such as oculoplastics, retina/vitreous and cornea) that provide tertiary eye care, and with ASCs that provide facility services. LADS are especially attractive to managed care companies because the Company's Affiliated Providers are able to deliver all levels of eye care to the managed care plan's members.

     Each Affiliated Provider generally begins as a fully credentialed Contract Provider who delivers eye care services to members of the Company's contracted managed care plans. The Company intends to acquire the business assets, employ the non-professional personnel of and enter into Management Agreements with select Contract Providers who then become Managed Providers. To date, the Company has successfully acquired the business assets of 63 Contract Providers. In addition, the Company intends to add optometry clinics located within retail optical centers of leading national retail optical chains. To date, the Company has added five optometry clinics located within retail optical centers and has reached a tentative agreement with a leading optical retailer to add at least 20 additional internally developed optometry clinics throughout the first quarter of 1998.

     The successful integration of optometrists, ophthalmologists and ASCs is a key component to the development of each LADS. The integration of Affiliated Providers is accomplished through the implementation of proprietary quality assurance, management and governance programs (the "V-21 TEAM CARE" program). The V-21 TEAM CARE quality assurance program is administered by the Company's Credentialing Committee, Clinical Protocol and Risk Management Committee, Peer Review Committee, Outcome

Assessment and Utilization Review Committee and a Medical Advisory Board whose members include select Affiliated Providers. The V-21 TEAM CARE quality assurance program provides for (i) the review and implementation of technology standards and clinical protocols for the provision of high quality and cost effective eye care services, and (ii) continuing assessments as to the quality of facilities, equipment, record keeping, physician credentials, utilization trends and clinical outcomes. The integration of Managed Providers is accomplished through the V-21 TEAM CARE management and governance programs. The V-21 TEAM CARE management program includes (i) development of LADS-specific and practice-specific strategic plans, (ii) integration of operations, personnel, facilities and equipment, (iii) consolidation of specialty and ancillary services and (iv) coordination of marketing initiatives. The V-21 TEAM CARE governance program establishes an active local governance structure consisting of Practice Advisory Councils, Local Advisory Councils and a National Appeals Council. These councils are designed to provide for substantial involvement and clinical leadership by select Managed Providers in the local operations, physician relationships and business development plans within each practice and LADS.

  Increasing Patient Revenue and Cost Efficiencies

     Managed care initiatives are implemented for each LADS to enable the Affiliated Providers to gain incremental market share and increased patient visits. In conjunction with its affiliated retail optical centers and affiliated optometrists, the Company jointly markets regional primary eye care networks to managed vision plans. In addition, the Company markets regional networks of affiliated ophthalmologists and ASCs to managed care plans for the provision of medical and surgical eye care. More importantly, the Company is able to market each of its LADS to managed care plans seeking to contract with integrated networks of optometrists, ophthalmologists, retail optical centers and ASCs that can offer all primary, secondary and tertiary eye care services pursuant to comprehensive "carve out" eye care plans.

     The Company also seeks to increase patient visits for each LADS through cooperative marketing initiatives. The Company assists in developing cooperative marketing campaigns between affiliated optometrists and optical retailers to attract incremental fee-for-service primary eye care patients. The Company and, in some cases, managed care companies sponsor extensive free community screening activities. The Company has also initiated outreach programs through its Managed Providers, such as providing primary eye care to long-term care facilities and more complicated tertiary care to rural areas where such care might otherwise not be available.

     The Company also seeks to generate incremental per patient revenue for its Managed Providers by providing access to new eye care services and products for its LADS. This may be as a core service for fee-for-service patients or as a value-added option for managed care patients over and above their insured benefit. Patients are educated at the primary eye care level on new products and procedures, including refractive surgery, oculoplastic procedures, pediatric services, eye wear upgrades, specialty contact lenses and accessories. By facilitating the addition of new eye care services and products, the Company is able to leverage existing facilities and equipment to generate incremental per patient revenue for the Company's Managed Providers. For example, the Company's Chief Medical Officer, Richard Lindstrom, M.D., a world renowned refractive surgeon, is assisting in the development of refractive surgery initiatives for each LADS.

     Finally, the Company develops and implements a practice development program to increase productivity and efficiency thereby reducing costs per patient. The practice development program includes re-engineering patient flow, establishing clinical protocols, providing physician development programs and practice governance, monitoring patient feedback, and improving office design. The Company has exclusively retained BSM Consulting Group, a highly respected leader in ophthalmology consulting, to assist the Company in developing these practice development programs. Additionally, the Company will continue to consolidate the back office functions of Managed Providers, including payroll, benefit administration, accounts payable, accounts receivables, purchasing and general administrative services, to gain further efficiencies for its LADS.

     The Company's ability to successfully manage and develop the Managed Providers will depend on its ability to increase patient revenue and achieve cost efficiencies for the Managed Professional Associations. The Company's future results of operations will depend on the Company's ability to successfully manage and develop its Managed Providers as the Company's management fees are directly related to the revenues and expenses of the Managed Professional Associations. See "Risk Factors -- Reliance on Affiliated Providers", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Management Agreements."

  Expanding the LADS Model to New Markets

     The Company intends to continue expanding its LADS model to new markets. The Company seeks to enter select markets where (i) the Company has a strategic affiliation with a leading corporate retail optical provider, (ii) there is an existing network of optometrists and ophthalmologists that the Company can affiliate with, and/or (iii) the Company is able to obtain a managed care contract that provides an initial patient base. Other considerations include an analysis of the competitive environment, the legal and regulatory environment as it pertains to delivery of eye care services and the level of managed care penetration. The Company also intends to leverage existing managed care relationships to expand into new markets where such managed care providers have established a significant presence.

     The Company's practice acquisition team continuously searches for Affiliated Providers to develop additional LADS in new markets and to supplement the eye care services offered by its LADS in existing markets. The Company's acquisition team meets with selected acquisition candidates within a particular local market area and evaluates such acquisition candidates on the basis of their clinical reputation, quality of care, provider credentials, market share, profitability and mix of payors. The Company's acquisition team also bases its acquisition decisions on the strengths of the candidate's management team, the stability of the practice, the existence of an ASC or optical dispensary, the compatibility of the candidate's work philosophy and values, the potential to expand the types of eye care services provided and the potential to increase patient access to the candidate through the Company's managed care and practice management initiatives. The Company's goal is to affiliate with well-respected practices and intends to utilize such practices to assist in identifying additional acquisition candidates for the LADS. In determining the consideration for each acquisition, the Company primarily evaluates the acquisition criteria along with projected future cash flows for the practice and the projected management fee to be received.

     The Company's ability to successfully expand the LADS model to new markets will depend on a number of factors including the ability to obtain acceptable financing to fund expansion, identify and consummate suitable acquisitions, successfully integrate the acquisitions and effectively expand its managed care relationships into such local markets. See "Risk Factors -- Risk Associated With Expansion Strategy."

LADS LOCATIONS

     The following table sets forth the location of and certain data regarding the Company's existing LADS as of October 31, 1997:

                                     AFFILIATED PROVIDERS(1)(2)        AFFILIATED          MANAGED
                                     ---------------------------      RETAIL(1)(2)        CONTRACT
LOCAL AREA                            MDS       ODS       ASCS      OPTICAL LOCATIONS    LIVES(1)(3)
----------                           ------    ------    -------    -----------------    -----------
Tampa Bay..........................     85       109        17              20              851,000
Miami..............................     47        64         4              27              394,000
Orlando............................     39        42         8              12              117,000
Jacksonville.......................     23         3         3               3              139,000
Tallahassee........................      2         7         1               4                4,000
Chicago............................     61        --        --              18                9,000
Phoenix............................     27        13         4              12              107,000
Tucson.............................     19         3         3              --               50,000
Minneapolis........................      4        11        --              --                   --
Long Island........................     73         1        --               4              218,000
New Orleans........................     --         6        --              13                   --
                                       ---       ---        --             ---            ---------
          Total....................    380       259        40             113            1,889,000
                                       ===       ===        ==             ===            =========

---------------

(1) Excludes over 11,000 Contract Providers who became affiliated with the Company pursuant to the Block Acquisition, 5,171 of which currently provide managed vision care services nationwide to over 2.1 million exclusively contracted patient lives.
(2) Excludes approximately 935 Contract Providers in other markets where the Company is beginning to conduct managed care business.
(3) Represents HMO members exclusively contracted to the Company and does not include the managed care patients directly contracted to the Affiliated Providers or any fee-for-service patients of Managed Providers.

LADS MANAGEMENT AND SUPPORT SERVICES

     The Company provides all necessary management and support services to develop and expand its LADS. The Company employs over 97 team members at its corporate headquarters and approximately 442 team members located within the LADS to provide a wide range of management and support services, including information services, managed care development, practice integration and development, administration, credentialing, provider relations, outcome assessment, human resources, financial management, marketing and communications, member services, and purchasing.

     Information Services. The Company's management information system combines current computer technology with proprietary software developed over the past ten years that integrates front-end practice management, back-end corporate management, managed care administration, accounting, and marketing. The Company utilizes its management information system to coordinate patient flow and administer patient documentation; track patient inquiries/problems from inception to resolution; support credentialing of Affiliated Providers; administer managed care contracts, including billing, collection and claims processing; and organize marketing initiatives. Furthermore, the Company's proprietary software allows it to effectively manage sophisticated risk-sharing arrangements with Affiliated Providers and third-party payors, administer disease state management initiatives, and track and assess utilization trends. By electronically integrating all aspects of LADS management, the Company is able to decrease duplication of efforts, enhance quality control, and maximize cost efficiencies.

     Managed Care Development. The Company assists its Affiliated Providers in obtaining both fee-for-service and capitated managed care contracts. After analyzing competitive market demographics and managed care penetration, the Company identifies potential managed care relationships. The Company's managed care development team responds to requests for proposals (RFPs) from selected payors and works with HMOs to develop custom eye care benefit programs and services for their members.

     Practice Integration and Development. The Company assists in developing the practices of its Managed Providers and the implementation of long-term strategic initiatives to increase revenue and enhance operating efficiencies. The Company has entered into exclusive consulting agreements with BSM Consulting Group, a leading professional practice development consultant, and its chief executive officer, Bruce S. Maller, to assist with the Company's practice integration and development efforts. The Company's regional operating personnel assist with implementing practice integration and development initiatives and measure improvements achieved through such efforts.

     Administrative Services. The Company provides certain administrative services to its Affiliated Providers, including billing, collections, eligibility verification and claims processing. The Company handles over 300,000 claims per year, including Medicare and Medicaid. The Company's administrative services department utilizes sophisticated information systems to provide claims processing support and submit claims electronically to payors in order to reduce time for reimbursement.

     Credentialing. The Company provides credentialing services according to national standards as set forth by the National Committee for Quality Assurance ("NCQA") by which all health plans are measured for compliance with quality assurance initiatives. All Affiliated Providers are fully credentialed. The credentialing process includes collection of data from Affiliated Providers in the form of an application; verification of licenses, insurance and education; review of the Affiliated Provider's file in the National Practitioner Data Bank; computerized management of all Affiliated Provider credentials and renewals; and approval by an Affiliated Provider peer group. Several managed care companies have awarded the Company "Delegated Provider" status. Delegated Provider status is awarded only after a managed care company has audited credentialing policies and procedures as well as each health care provider's patient files and has determined each provider is in compliance with NCQA standards. The Company re-credentials its Affiliated Providers every two years.

     Provider Relations. The Company actively maintains its relationships and communication with all Affiliated Providers. The Company has established Provider Relations Representatives who educate, assist and support Affiliated Providers and their clinic staff with respect to all their managed care needs. Provider Relations Representatives are available 24-hours a day through a toll-free telephone support number.

     Outcome Assessment. The Company provides outcome assessment services to its Managed Providers, including custom developed protocols and disease state management. Through the measurement of outcomes, the Managed Providers are able to evaluate the effectiveness of clinical initiatives. Certain of the Company's Managed Providers have been selected as a beta site for the implementation of a study developed by Johns Hopkins University School of Medicine to evaluate the need for and outcome of cataract surgery. The Company is currently developing additional disease management modules for laser and glaucoma surgery.

     Human Resources. The Company provides human resource services to its Managed Providers, including recruitment of optometrists, ophthalmologists and clinic staff as well as administration of payroll, benefits and paid time off programs. In addition, the Company develops training programs to enhance the management and administrative skills of the clinic staff employed by the Company and maintains management and administrative protocols and policies.

     Financial Management. The Company provides financial management services to its Managed Providers, including the development of budgets, implementation of financial controls, capital budgeting and initiation of cost-containment measures designed to improve operating and financial performance. The Company also provides comprehensive financial analysis and cash management, tax and accounting services.

     Marketing and Communications. The Company's marketing department works in conjunction with an outside advertising agency to create and produce marketing materials supporting the development initiatives of its LADS and Managed Providers. The Company's communications department develops and produces corporate newsletters and works with the Company's Managed Providers and clinic staff to produce feature news articles, press releases and related promotional materials.

     Member Services. The Company's Member Services Representatives provide customer service for issues related to the Company's managed care business. Member Services Representatives expedite the resolution of managed care service issues and track member service inquiries in a database maintained by the Company. Statistics are developed and tracked to identify trends in specific member service issues.

     Purchasing. The Company purchases certain clinical and office supplies and equipment for its Managed Providers. The Company has developed purchasing arrangements and relationships to facilitate more efficient bulk purchasing and delivery.

MANAGEMENT AGREEMENTS

     The Company intends to continue to acquire the business assets of select optometry and ophthalmology practices as it establishes and develops LADS and expands into new markets. In conjunction with acquiring the assets of eye care practices, the Company has entered, and will continue to enter, into long-term business management agreements with the professional associations conducting such practices (the "Managed Professional Associations") to provide management and administrative services to Managed Professional Associations, as well as managed care business development and administration. The Company also expects to acquire ASC facilities.

     The Company enters into Management Agreements with the Managed Professional Associations pursuant to which the Company is the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. Each Managed Provider maintains full authority, control and responsibility over the provision of professional care and services to its patients. The Company does not provide professional care to patients nor does the Company employ any of the ophthalmologists or optometrists, or any other professional health care provider personnel, of the Managed Professional Association. The following is a summary of the typical form of the Management Agreements the Company enters into with each Managed Professional Association, and is qualified by reference to the actual Management Agreements and terms may vary depending upon the particular facts and circumstances, as well as the different laws and regulations of each state. Additionally, as health care governmental regulations and their interpretations change in the future, the Company may have to revise terms in its Management Agreements to comply with the regulatory changes. See "-- Governmental Regulations."

     The Company enters into Management Agreements with professional associations managed by the Company, the initial term of which is typically 40 years. Under significantly all of the Company's Management Agreements, the management fee ranges from 24% to 37% of the Managed Professional Associations' gross revenues after deducting from such revenues all expenses of the clinic other than those related to shareholders of the Managed Professional Associations. The practice management fees earned by the Company pursuant to these Management Agreements fluctuate depending on variances in revenues and expenses of the Managed Professional Associations.

     Under the Management Agreements, the Company is obligated, among other things, to (i) provide, maintain and repair office and clinical equipment for the Managed Professional Association, (ii) order and purchase all reasonable supplies on behalf of the Managed Professional Association, (iii) provide appropriate support services for the operation of the Managed Professional Association's offices, (iv) assist the Managed Professional Association in establishing and implementing quality assessment, risk management and utilization review programs, (v) employ all management, clinicians, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection personnel, and other nonprofessional personnel as necessary, (vi) assist the Managed Professional Association in negotiating managed care contracts, (vii) bill and collect professional and other fees on behalf of the Managed Professional Association, (viii) establish and administer accounting procedures, controls and systems for the financial books and records relating to the business of the Managed Professional Association, (ix) monitor and maintain the files and records of the Managed Professional Association and (x) provide such management services as are necessary and appropriate for the day-to-day administration of the business aspects of the Managed Professional Association.

     The Management Agreements provide that the Managed Professional Association is responsible for, among other things, (i) hiring, supervising, and directing certain of the Managed Professional Association's professional employees, (ii) adopting a peer review/quality assurance program and (iii) maintaining appropriate worker's compensation, professional and comprehensive general liability insurance.

     Pursuant to the Management Agreements, a Practice Advisory Council, consisting of equal representation for the Company and the Managed Professional Association, is responsible for (i) reviewing and making recommendations regarding any renovation and expansion plans and capital equipment expenditures relating to the Managed Professional Association's facilities, (ii) reviewing and making recommendations regarding all marketing and public relations services, (iii) reviewing and making recommendations regarding the fee schedule and collection policies for the Managed Professional Association, (iv) approving new non-professional ancillary services provided by the Managed Professional Association, (v) approving and making recommendations regarding agreements with institutional care providers and third party payors which are not in accordance with guidelines established by the applicable Local Advisory Council (described below), (vi) assisting the Managed Professional Association in developing long-term strategic planning objectives, (vii) making recommendations regarding the priority of major capital expenditures, (viii) recommending to the Managed Professional Association the number and type of health care personnel required for the efficient operation of the Managed Professional Association, (ix) making recommendations regarding fee disputes, (x) approving the decision to terminate higher level non-professional personnel employed by the Company who are performing services at the Managed Professional Associations's offices, (xi) approving any office relocation or expansion and the establishment of any new ASC or optical business of the Managed Professional Association and (xii) adopting, approving and amending the Managed Professional Association's budget.

     Local Advisory Councils consist of Company representatives and delegates from Managed Professional Associations located in each region. Each Managed Professional Association is entitled to appoint one delegate to the Local Advisory Council and the Company is entitled to appoint two delegates who will have voting power equal to the combined voting power of all delegates appointed by the Managed Professional Association. The Local Advisory Council makes recommendations to the Company and the Managed Professional Associations as to the regional policy and strategy issues within the region and as to (i) the establishment of private pay fee schedules where permitted by law, (ii) the establishment of guidelines for agreement with institutional health care providers and third party payors and (iii) any agreement with an institutional health care provider or third-party payor which materially differs from guidelines established by the Local Advisory Council. The Local Advisory Council may also select commercial carriers for professional, casualty and comprehensive general liability insurance for the Managed Professional Associations in the region. Finally, the Local Advisory Council considers and determines any issue upon which the Practice Advisory Council is deadlocked, except for the determination of the budget of each Managed Professional Association. Decisions of the Local Advisory Council may be appealed to the National Appeal Council consisting of one delegate appointed by each of the Local Advisory Councils and two delegates appointed by the Company.

     Each Managed Professional Association has the sole authority to set its fees for patients, subject to obligations pursuant to managed care contracts. In connection with managed care contracts the Managed Professional Associations may contract directly with third-party payors. Otherwise, the managed care contracts are entered into by the Company and at the option of the Managed Professional Association the practice can be part of the provider group offered by the Company in connection with the contract. See "-- Managed Care Contracts."

     In accordance with its standard Management Agreement entered into with each Managed Professional Association, the Company is responsible for, and authorized to bill, in the Managed Professional Association's name, patients, third-party payors and other fiscal intermediaries for all billable health care services rendered by the practice. The Company is responsible for collecting and receiving all payments for such health care services. Collections from receivables are deposited by the Company into a cash collateral account from which all amounts for the payment of expenses and other obligations are drawn. In the event that any payments for billable services are received by the Managed Professional Association or its employed professionals, such entities and individuals are obligated to transfer such funds to the cash collateral account. The Company has been provided a security interest in the cash collateral account whereupon the Company is permitted, except where specifically limited by the Management Agreement, to borrow against the account as well as against receivables of the practice. The Company has the power to endorse checks payable to the Managed

Professional Association. The Company continuously monitors outstanding accounts receivable and is authorized to take certain collection actions, including extending the time for payment of accounts, and jointly decides with the Managed Professional Association concerning any decision to undertake extraordinary collection efforts. The Company has the obligation to fund shortages in the account as necessary to pay practice management expenses which must be paid as they become due. The Company reconciles the results of its billing and collection efforts for its Managed Professional Associations on a quarterly basis.

     The Management Agreements are terminable by either party if the other party materially defaults in the performance of any of its obligations under the Management Agreement and such default continues for a certain period of time after notice, if the other party files a petition for bankruptcy or upon the occurrence of other similar events. The Management Agreements may also be terminated by mutual agreement in writing.

     During the term of the Management Agreement, the Company and the Managed Professional Association agree not to compete with each other in the business of providing management services to professional associations and agree not to disclose certain confidential and proprietary information regarding the other. The Management Agreements require the Company and the Managed Professional Associations to indemnify and hold harmless the other party against claims resulting from negligent or intentional acts or omissions.

     The Managed Professional Association is required under each Management Agreement to enter into written employment agreements with each of its professional employees containing covenants not to compete with the Managed Professional Association in a specified geographic area for a specified period of time after termination of the employment agreement. The employment agreements also require the payments of significant liquidated damages in the event of a default by shareholders of the Managed Professional Associations and certain employees of the Managed Professional Associations, early termination by such shareholders and key non-shareholder professionals, or a breach of the covenant not to compete.

     Upon the expiration of the term of the Management Agreement, or in the event that the Managed Professional Association breaches the Management Agreement, and to the extent permitted by law, the Managed Professional Association is obligated to purchase the related assets owned by the Company (including the unamortized portion of the Management Agreement) at book value and assume all related liabilities. For a period of five years from the date of the Management Agreement, the shareholders of the Managed Professional Association are required to personally guarantee any note provided in connection with the repurchase. If the Company breaches the Management Agreement, the Managed Professional Association has the option to purchase the related assets owned by the Company pursuant to terms described in the Management Agreement.

STRATEGIC AFFILIATIONS WITH RETAIL OPTICAL COMPANIES

     The Company has considered it important to enter into affiliations with retail optical companies based on their market position, name recognition, quality of service, accessibility through extended hours, geographic distribution, and compatibility of management and facilities with the Company's primary eye care objectives. The Company currently has contractual affiliations with ECCA Managed Vision Care, Inc. and For Eyes Managed Care, Inc. which have a combined total of over 300 retail locations in 48 cities in the United States.

     Under the Company's strategic relationship with ECCA, the Company makes available its LADS to provide the full continuum of high quality, cost effective eye care services to customers at ECCA retail optical locations (Eyemasters, Binyons and VisionWorks) in close proximity to the LADS. Further, the Company seeks to expand revenues at ECCA through increasing managed care business which require easy accessibility to optical products. In return, the Company believes its strategic affiliations with retail optical companies will assist the LADS in increasing their managed care market share. The Company believes most HMOs strongly prefer a recognized retail optical company as the contracted vendor for eye wear. By "bundling" retail optical services with LADS that provides comprehensive eye care services at the primary, secondary and tertiary levels, the Company believes it significantly improves its joint opportunity with ECCA to obtain managed care business. The Company expects its retail optical affiliates to serve increasingly as an important access point to its LADS for fee-for-service and primary care patients. Further, the Company's relationship with ECCA has resulted in the addition of five internally developed Managed Provider optometry clinics adjacent to five

ECCA retail optical locations, along with a tentative agreement to add at least an additional 20 similar clinics throughout the remainder of 1997. These arrangements are expected to further increase the above described benefits sought by both parties in connection with their affiliation.

     The Company is a joint venture partner in a general partnership called "Vision 21 Plus" in which the Company and For Eyes each have a 50% interest. The objective of the joint venture is to maximize opportunities for the Company in managed eye care by securing contracts and providing comprehensive, fully integrated eye care products and services to health care organizations and self-funded employer groups. The general benefits to For Eyes in its relationship with the Company are similar to that derived by ECCA. Under the joint venture agreement, Vision 21 Plus is to enter into, perform and carry out contracts and agreements related to the development of managed eye care business and to explore opportunities to develop certain ancillary eye care businesses.

MANAGED CARE CONTRACTS

     As an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis. The Company also has contracts for the provision of certain financial and administrative services related to its indemnity insurance and fee-for-service plans. Managed care contracts are typically for one year terms that renew automatically and the contracts are terminable by either party on sixty days notice.

     The Company's typical contracts with third-party health benefits payors (insurance companies and HMOs) provide that the Company will arrange and pay for eye care services that are needed by the payor's members in exchange for a fixed amount per patient per month or a percentage of the premiums paid on behalf of the patient, without regard to the volume of services that the patient requires. Under these arrangements, the Company accepts the risk that the cost and utilization of services may exceed expectations in exchange for its ability to profit if cost and utilization are kept below expected levels. The Company can directly benefit by effectively managing costs and utilizing its relationships with its Affiliated Providers. Because the Company assures the credentials of the providers, establishes quality and utilization control systems and implements payment arrangements with the providers, third-party payors are able to use their limited resources in other areas where they have greater expertise.

RECENT DEVELOPMENTS

     Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of Block Vision. Block Vision provides administration services on behalf of managed vision care plans for a nationwide network of 5,171 Contract Providers who provide eye care services pursuant to 58 capitated and five discount fee-for-service managed care contracts covering over 2.1 million exclusively contracted patient lives. The Block Acquisition has enabled the Company to establish 28 new LADS for future development. Furthermore, Block Vision has established a network of approximately 4,500 additional credentialed Contract Providers, and another 1,400 Contract Providers in the process of being credentialed, to provide eye care services to capture future managed care business in anticipated new local markets. In addition, Block Vision operates a buying group division which provides billing and collection services to suppliers of optical products.

     In October 1997, the Company closed in escrow one acquisition and entered into an agreement with respect to another acquisition (the October Acquisitions) of the business assets of two ophthalmology clinics, two optical dispensaries, and one ASC located in Brandon, Florida and Minneapolis, Minnesota. Concurrently with the acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing three optometrists and five ophthalmologists.

     In September 1997, the Company closed in escrow the September Acquisitions consisting of the business assets of four ophthalmology clinics and two optical dispensaries located in Tampa, Florida, Tucson, Arizona and Setauket, New York. Concurrently with the September Acquisitions, the Company entered into long-term Management Agreement with the related professional associations employing eight ophthalmologists.

Additionally, the Company closed in escrow the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives.

GOVERNMENTAL REGULATIONS

  General Overview

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies is increasing.

     There are currently several federal and state initiatives designed to amend regulations relating to the provision of health care services, the access to health care, the costs of health care and the manner in which health care providers are reimbursed for their services. However, it is not possible to predict whether any such initiatives will be enacted as legislation or, if enacted, what their form, effective dates or impact on the Company will be.

     Every state imposes licensing requirements on ophthalmologists, optometrists and opticians ("Practitioners") and on their facilities and services. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. The execution of a management agreement with a Practitioner group currently does not require any health care regulatory approval on the part of the Company or the Practitioner group. However, in connection with the expansion of existing operations and the entry into new markets, the Company and its associated Practitioner groups may become subject to additional regulation.

     Much of the revenue of the Affiliated Providers is derived from payments made by government-sponsored health care programs (principally Medicare). These programs are subject to substantial regulation. Any change in reimbursement regulations, policies, practices, interpretations or statutes that places material limitations on reimbursement amounts or practices could adversely affect the operations of the Company. Increasing budgetary pressures at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government reimbursements for certain medical charges and elimination of coverage for certain individuals under these programs. Federal legislation could result in a reduction of Medicare funding. The Company cannot predict at this time whether or when any of such proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. Medicare rates for physician services include a work-related component and a practice expense component. The agency that administers the Medicare program is required by law to institute a resource-based method for establishing the practice expense component. The initial proposal to implement this mandate would result in a redistribution of Medicare funds from specialists and surgeons to primary care physicians. There are two options currently being considered. The first would increase optometrists' Medicare revenue by 11% and decrease ophthalmologists' revenue by 6%. The second would increase optometrists' Medicare revenue by 11% and decrease ophthalmologists' revenue by 15%. Recently passed Medicare budget legislation delays implementation of the resource-based method of paying for physician practice expenses until 1999, except that rates for certain services typically provided outside a physician's office will be reduced in 1998 where the practice expense component of the rate exceeds 110% of the work component. The legislation also calls for a phase in that would be completed in the year 2002. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and accordingly, retroactive adjustments of revenue from these programs may occur. See "Risk
Factors -- Governmental Regulations."

  Health Care Regulations

     Business arrangements between business associations that provide practice management services and ophthalmologists and optometrists are regulated extensively at the state and federal levels, including regulation in the following areas:

          Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from employing eye care professionals, having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of optometry and ophthalmology. The Company contracts with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with other licensed optometrists or ophthalmologists to provide professional services. The Company performs only non-professional services, does not represent to the public or its customers that it provides professional eye care services, and is not exercising influence or control over the practices of the eye care practitioners employed by the professional associations. Furthermore, the Management Agreements between the Company and the Professional Associations specifically provide that all decisions required by law to be made by professionals shall be made by the professionals. While certain shareholders of such Managed Professional Associations which perform the practice of medicine or optometry are also involved in Company management, they act independently when making decisions on behalf of their professional corporations and the Company has no right (and does not attempt to exercise any right) to control those decisions.

          Fee-Splitting and Anti-kickback Laws.

          State Law. Most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by eye care professionals with any party except other eye care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services (other than the generation of business), even if the payment is based on a percentage of the practice's revenues.

          The Florida fee-splitting law prohibits paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form for patient referrals or patronage. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice. However, the Florida Board of Medicine recently issued an order determining that a management fee charged by a publicly held national management company based upon a percentage of revenue constitutes illegal fee-splitting. The case before the Board involved arrangements that are different from the Company's arrangements in certain respects, including the fact the management fee was based on a percentage of the increase in net revenues of the practice after the management arrangement commenced. The ruling is limited to the facts presented to the Board. The Board's statement of the rationale for its opinion is unclear as to whether it would also apply to arrangements similar to those utilized by the Company. The Board of Medicine's order has been stayed to permit an appeal to a Florida district court of appeals. The appellate court could reverse or affirm the Board's opinion, or clarify that it is correct only in limited situations. If the Board's order is allowed to stand without clarification, there is a risk that the Company's arrangements with physicians in the State of Florida could be determined to be in violation of the fee-splitting statute. Since the same statute applies to optometrists, a risk would also exist as to the Company's arrangements with them. The Company's management arrangements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement. In the event the form of Management Agreement utilized by the Company in Florida is ever determined to be in violation of state law, and the parties or the arbitrator are unable to arrive at a satisfactory modification to the Management Agreement, there could be a material adverse impact on the Company's current Florida Management Agreements and therefore, the Company's results of operations. On a pro forma basis for 1996 the revenues under the Florida Management Agreements represented approximately 5.0% of the Company's total revenue.

          An Arizona law prohibits "dividing a professional fee" only if it is done "for patient referrals," similar to the language of the Florida law. Other states, such as Illinois and New York, have fee-splitting statutes that have been interpreted to prohibit any compensation arrangements that are based on a percentage of a physician's revenue, and such laws shall preclude the Company from using its typical management arrangements at such time as Managed Provider relationships are created in those states.

          Federal Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service that is covered by a federal program. For this reason, the Management Agreements provide that the Company will not engage in direct marketing to potential sources of business, but will only assist the practices' personnel in these endeavors by providing training, marketing materials and technical assistance.

          Advertising Restrictions. Many states, prohibit eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non eye care professional is engaged in the delivery of eye care services. The Management Agreements provide that all advertising shall conform to these requirements.

     In addition, the Company's managed care arrangements with health care service payors on the one hand, and its network of Affiliated Providers on the other, are subject to federal and state regulations, including the following:

          Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs, and other companies that engage in the business of insurance. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a "capitated" basis, i.e. based on the number of covered persons the network is required to serve without regard to the cost of service actually rendered, unless the association with which the network provider is contracting is not a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care professionals. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

          Limited Health Service Plans and Third Party Administration
     Licensing. Some states permit managed care networks that assume insurance risk, but only as to a limited class of health services, to be licensed as limited health service plans, and thereby avoid the need to be licensed as an insurer or HMO even if its arrangements are with individual subscribers or self-insured employers. Additionally, some states require licensing for companies providing administrative services in connection with managed care business. The Company intends to seek such licenses in those states where it is available for eye care networks. However, the Company may not be able to meet such requirements in all cases and should this result in the loss of any material business (individually or in the aggregate) it could have a material adverse effect on the Company's business and operating results.

          Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate eye care providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If such incentive payments exceed 25 percent of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial projections and to conduct certain Medicare enrollee surveys.

          "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care networks in such states.

     The Company and its affiliated professional associations are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of the Company to enter into Management Agreements with separate practice groups that compete with one another in the same geographic market. This does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that would be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

     The several laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that review of the Company's business arrangements will not result in determinations that adversely affect the Company's operations or that certain agreements between the Company and eye care providers or third party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company. See "Risk Factors -- Government Regulations."

COMPETITION

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. The Company believes that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, individual or small practice providers to larger group practices or other eye care delivery services. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing management to providers of eye care services. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The basis for competition in the practice management area includes service, pricing, strength of the Company's delivery network (where applicable), strength of operational systems, the degree of cost efficiencies and synergies, marketing strength, managed care expertise, patient access and quality assessments and assurances programs. The Company also competes with other providers of eye care services for managed care contracts, many of which have greater financial and other resources than the Company. These include HMOs, PPOs and private insurers. The basis for competition in the managed care organization area includes administrative strength, size and quality of network, marketing abilities, informational systems and operating efficiencies. The future success of the Company will be directly related to its ability to expand the managed eye care delivery network geographically, attract reputable providers, expand the scope of services offered by associated practices (i.e. not only optical and optometric, but also ophthalmological), and dedicate resources to an active sales team focused exclusively on the Company's sales effort.

EMPLOYEES

     In most circumstances, at the time of its integration into the Company's managed operations, each Managed Provider enters into an employment agreement with his or her respective professional association. The employment agreements with shareholder professionals are for an initial term of five years and for non-shareholder professionals are for an initial term of two years. Shareholder professionals are obligated to work for the full five-year term unless the professional employment is terminated for reasons such as the professional's death or disability or the occurrence of certain events outside the professional's control. The professional employment agreements provide that the employed professionals will not compete with the professional association during the term of the agreement and following the termination of the agreement for a term of two years for a shareholder professional and one year for a non-shareholder professional in a specified geographical area. At November 20, 1997, the Company had approximately 539 employees, of which approximately 97 were employed at the Company's headquarters 61 were employed at Block Vision's office and 442 were employed by the Company at Managed Provider practices. The Company believes that its relationship with its employees is good.

INSURANCE

     The Company's business entails an inherent risk of claims of liability. The optometrists and ophthalmologists with which the Company associates and certain employees of the Company are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under its service agreements for claims against the its Managed Providers practices and maintains a blanket liability insurance policy for itself. Successful malpractice claims asserted against the Managed Practices, however, could have an adverse effect on the Company's profitability. The Company maintains umbrella general liability insurance on a claims-made basis in the amounts of $5.0 million per incident, and $5.0 million in the aggregate per annum. While the Company believes it has adequate liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

LITIGATION

     There are no material pending legal proceedings other than routine litigation arising in the ordinary course of business. The Company does not believe that the results of such litigation, even if the outcome were unfavorable to the Company, would have a material adverse effect on its financial position.

SERVICE MARKS

     The Company has applied for registration of "Vision 21," "Eye Care for the 21st Century," "A Different Point of View," "LADS," and the Company's design logo with the United States Patent and Trademark Office in 1997, which applications are all currently pending.

PROPERTIES

     The Company leases 9,902 square feet of office space in Largo, Florida, for its corporate headquarters. The lease is for a term through September 1998, and the Company believes that the facility is adequate for its current needs.

     The Company leases 10,586 square feet of office space in Boca Raton, Florida for Block Vision's corporate office under a lease expiring May 31, 2001. The Company believes that the facility is adequate for Block Vision's current needs.

     The Company leases or subleases the clinic locations it manages pursuant to the Management Agreements with the Managed Professional Associations. The Company anticipates that expanded facilities will be needed as the Managed Professional Associations grow. The Company also expects to enter into leases and subleases in the future as it acquires the allowable assets of Contract Providers and enters into Management Agreements.

     The Company also leases and subleases the ASC facilities it manages. The Company does not expect that the current ASCs will need to be expanded. However, the Company does anticipate that it will enter into leases and subleases as it acquires additional ASC facilities.

     The Company also leases minimal but adequate facilities in certain business regions for regional support.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the Company's directors and executive officers, and positions they hold with the Company:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Theodore N. Gillette, O.D.................  43    Chairman of the Board, Chief Executive Officer,
                                                  President and Director(1)
Richard L. Sanchez........................  44    Chief Development Officer, Secretary and Director
Richard T. Welch..........................  46    Chief Financial Officer, Treasurer and Director(2)
Richard L. Lindstrom, M.D.................  49    Chief Medical Officer and Director
Michael P. Block..........................  46    President -- Block Vision
Peter J. Fontaine.........................  43    Director(1)(2)
Herbert U. Pegues, II, M.D................  47    Director(1)(2)
Bruce S. Maller...........................  43    Director
Jeffrey I. Katz, M.D......................  51    Director

---------------

(1) Member of Compensation Committee
(2) Member of Audit Committee

     THEODORE N. GILLETTE, O.D., CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR. Dr. Gillette has served as Chairman of the Board, Chief Executive Officer, President, and director of the Company since its inception. Dr. Gillette has served as President and director of the Company's wholly-owned subsidiaries, Vision 21 Physician Practice Management Company and Vision 21 Managed Eyecare of Tampa Bay, Inc. since 1984 and 1993, respectively. He obtained his Doctorate of Optometry from Southern California College of Optometry in 1979 and his Bachelor of Science from Florida State University in 1975.

     RICHARD L. SANCHEZ, CHIEF DEVELOPMENT OFFICER, SECRETARY AND DIRECTOR. Mr. Sanchez has served as Chief Development Officer, Secretary and director of the Company since its inception. From 1993 until assuming his positions with the Company, Mr. Sanchez was Vice President of Marketing and Administration of the Company's wholly-owned subsidiary, Vision 21 Managed Eyecare of Tampa Bay, Inc. Prior to November 1992, Mr. Sanchez worked for Exxon Corporation for over 18 years in various management positions including divisional management responsibility for over 300 employees and $600 million in revenues. Mr. Sanchez obtained his Bachelor of Science in Chemistry from Florida State University in 1975.

     RICHARD T. WELCH, CHIEF FINANCIAL OFFICER, TREASURER AND DIRECTOR. Mr. Welch has served as Chief Financial Officer, Treasurer and director of the Company since August 1996. Prior to joining the Company, Mr. Welch served as Executive Vice President of Finance and Administration and as Vice Chairman of the Board of Directors of Sports & Recreation, Inc., a public company engaged in the business of retail sporting goods and equipment sales generating over $500 million in annual revenue, from December 1994 to March 1996. He served as its Chief Financial Officer and a Director from January 1992 to December 1994. Mr. Welch is a certified public accountant and he graduated from Louisiana State University in 1973 with a Bachelor of Science in Management and Accounting.

     RICHARD L. LINDSTROM, M.D., CHIEF MEDICAL OFFICER AND DIRECTOR. Dr. Lindstrom has served as Chief Medical Officer of the Company since September 1996 and has served as a director since January 1997. Since October 1989, Dr. Lindstrom has maintained a private practice adjacent to the Phillips Eye Institute in Minneapolis where he serves as the Medical Director for Research and Teaching. Dr. Lindstrom holds 22 patents in ophthalmology and has given numerous presentations throughout the world including 13 named lectures. He is active on multiple educational and advisory boards including chief medical editor of Ocular Surgery News. He has co-authored two books, published 50 chapters in other books and published over 300 articles in refereed journals. Dr. Lindstrom graduated from the University of Minnesota Medical School in 1972 followed by a research residency and cornea fellowship at the University of Minnesota, an Anterior

Segment fellowship at Mary Shields Eye Hospital in Dallas and a third fellowship in Glaucoma/Anterior Segment at University Hospitals in Salt Lake City.

     MICHAEL P. BLOCK, PRESIDENT -- BLOCK VISION. Mr. Block is the founder of Block Vision, Inc. and has served as its Chairman of the Board, President and Treasurer since its inception in 1984. Mr. Block is also Chairman of the Board, President and Treasurer of BBG-COA, Inc. and Chairman of the Board of BBG-COA, Inc.'s other subsidiaries. Mr. Block graduated from Farleigh Dickinson University in 1973 with a Bachelor of Arts degree and has been a licensed optician in the State of New Jersey since 1974. Mr. Block is a member of the New Jersey Society of Dispensing Opticians, holds a Fellowship with the National Academy of Opticianary and is a member of the Board of Overseers of Lynn University.

     PETER J. FONTAINE, DIRECTOR. Mr. Fontaine has served as a director of the Company since July 1996. Mr. Fontaine is currently the Chairman of the Board of Directors and Chief Executive Officer of Discount Auto Parts, Inc., a public company engaged in the business of retail automotive parts sales, and he has been employed by Discount Auto Parts, Inc. in various capacities since 1977. Mr. Fontaine has served on the Board of Directors of Discount Auto Parts, Inc. since 1996 and as its Chief Executive Officer since 1994. From 1994 to January 1997, Mr. Fontaine also served as its President.

     HERBERT U. PEGUES, II, M.D., DIRECTOR. Dr. Pegues has served as a director of the Company since November 1996. He is currently Medical Director for managed care at the Miami Children's Hospital, Miami, Florida and administers its physician hospital organization. He has been the Vice President/Medical Director for Memorial Sisters of Charity Health Network in Houston, Texas from 1995 to 1996. From 1988 to 1992, Dr. Pegues was the Associate Executive Director of Medical Affairs for Humana Healthcare Plans in Tampa, Florida and Assistant Clinical Professor of the Department of Family Medicine at the University of South Florida College of Medicine. Dr. Pegues graduated from the University of Illinois College of Medicine in 1975. He received his B.A. from Grinnell College in Grinnell, Iowa and is a Diplomate, Certified by the American Board of Family Practice and National Board of Medical Examiners. Dr. Pegues is also a Fellow of the American Academy of Family Physicians, and is licensed to practice medicine in Florida.

     BRUCE S. MALLER, DIRECTOR. Mr. Maller has served as a director of Vision Twenty-One since November 1996 and is an ophthalmology practice management consultant to the Company. He is the founder of, and has been the President of, the BSM Consulting Group of Incline Village, Nevada since 1978. BSM provides consulting services predominantly in the fields of ophthalmology and cardiology to individual physicians and corporate clients such as Allergan, Inc., Boston Scientific, Columbia/HCA Healthcare, Inc. and Vision Twenty-One. Mr. Maller has served as a Vice-President of Summit Medical Systems, Inc., the parent company of BSM since October 1995. Mr. Maller is a frequent lecturer for various medical societies, including the American Academy of Ophthalmology and the American Society of Cataract and Refractive Surgery. Mr. Maller also heads BSM Healthcare Publications, which produces works related to the field of medical practice management. Mr. Maller received his Bachelor of Arts degree from the University of Colorado in 1975.

     JEFFREY I. KATZ, M.D., DIRECTOR. Dr. Katz has served as a director of the Company since January 1997. Dr. Katz has operated an ophthalmology practice at the Eye Institute of Southern Arizona in Tucson since 1984. He also serves as a clinical associate professor in the Department of Ophthalmology at the University of Arizona in Tucson and is the past president of the Tucson Ophthalmologic Society. Dr. Katz graduated from George Washington University Medical School in 1972. He was chief of ophthalmic surgery at El Dorado Hospital in Tucson and has served as the Medical Director for the Tucson Laboratory of the Arizona Lions eye Bank since 1978.

     Pursuant to the terms of the Company's Articles of Incorporation and Bylaws, the Board of Directors has the power to set the number of directors. The number of directors is presently set at eight members. The directors are divided into three classes. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. The classes are staggered so that their terms expire in successive years resulting in the election of only one class of directors each year. The Class I directors are Mr. Welch and Drs. Pegues and Katz, the Class II directors are Messrs. Sanchez and Fontaine, and the Class III directors are Drs. Gillette and Lindstrom and Mr. Maller. The initial terms of the current Class I, Class II and Class III directors will expire at the annual meeting of the stockholders of the Company in 1998,

1999 and 2000, respectively. Officers of the Company are appointed by the Board of Directors and hold office until the first meeting of directors following the annual meeting of stockholders and until their successors are appointed, subject to earlier removal by the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation (the "Articles") provide that a Director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under the Florida Business Corporation Act (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The Company's Bylaws provides that the Company will indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the Florida Business Corporation Act.

     The Company has entered into indemnification agreements (the "Indemnification Agreements") with all of its directors and certain of its officers. Similar Indemnification Agreements may from time to time be entered into with additional officers of the Company or certain other employees or agents of the Company. At present, there is no material pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification is required or permitted, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for such indemnification. The Company is also empowered under its Articles to purchase and maintain insurance or furnish similar protection on behalf of any person who it is required or permitted to indemnify and the Company has acquired such insurance in connection with such individuals that the Company believes is warranted.

DIRECTORS' COMPENSATION

     Directors are reimbursed for expenses in connection with attendance at Board of Director and Committee meetings. Directors who are not officers of the Company or affiliates of major stockholders are paid $1,000 per meeting plus expenses. In addition, non-employee directors may be awarded options under the Company's Stock Option Plans. See "-- Stock Option Plans."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee, the members of which are Messrs. Welch, Fontaine and Pegues, and a Compensation Committee, the members of which are Messrs. Gillette, Fontaine and Pegues. A majority of the members of the Audit and Compensation Committees are non-employee directors.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, to review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting controls, review compliance with federal and state laws relating to accounting practices and review and approve (with the concurrence of a majority of the disinterested directors of the Company) transactions, if any, with affiliated parties.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for the executive officers, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, to administer the Company's stock option plans, and to carry out the responsibilities required by rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid or accrued in the year ended December 31, 1996, for services rendered in all capacities to the Company by the Chief Executive Officer and the one other executive officer of the Company who earned in excess of $100,000 in salary and bonus for 1996. For the year ended December 31, 1996, no officer of the Company other than Theodore N. Gillette, Chief Executive Officer and Richard L. Sanchez, Chief Development Officer, received compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                                COMPENSATION
                                                              ----------------
NAME AND PRINCIPAL POSITION                                   YEAR    SALARY
---------------------------                                   ----   ---------
Theodore N. Gillette, O.D., Chief Executive Officer.........  1996   $189,072
Richard L. Sanchez, Chief Development Officer...............  1996    143,984

EMPLOYMENT AGREEMENTS

     Theodore N. Gillette, O.D. and Richard L. Sanchez have each entered into Employment Agreements with the Company (the "Employment Agreements"), pursuant to which they have agreed to serve as the Company's Chief Executive Officer and Chief Development Officer, respectively. Each Employment Agreement is for a term of five years ending on September 30, 2001, and is renewable for subsequent one-year terms by mutual agreement of the parties. Dr. Gillette and Mr. Sanchez will receive annual base salaries of not less than $220,000 and $180,000, respectively, which are subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems to be appropriate. Under the Employment Agreements, Dr. Gillette and Mr. Sanchez have agreed to devote their best efforts and substantially all of their business time and services to the business and affairs of the Company. Dr. Gillette and Mr. Sanchez will each be eligible for annual incentive bonuses, up to 50% of their annual base salary, in an amount to be determined by the Compensation Committee to the extent that the Company achieves certain performance measures set by the Committee. Dr. Gillette and Mr. Sanchez are also entitled to receive stock options or other stock awards under the Company's Stock Incentive Plan to the extent that the Compensation Committee determines such awards to be appropriate. Each Employment Agreement provides that in the event that employment is terminated by the Company other than (i) for cause, (ii) upon death or disability, or (iii) upon voluntary termination by the employee, such employee will be entitled to receive from the Company monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of such Employment Agreement, but not less than twenty-four months. In the event of a change in control (as defined in the Employment Agreements), each Employment Agreement provides that if such employee's employment is terminated other than for cause within twelve months following a change of control of the Company, the Company shall pay such employee thirty-six monthly payments of one-twelfth of the sum of such employee's base salary plus his previous year's bonus. Each Employment Agreement also contains a covenant not to compete with the Company for a period of twenty-four months following termination of employment.

     The Company and Richard T. Welch are parties to an Employment Agreement (the "Employment Agreement"), pursuant to which Mr. Welch has agreed to serve as Chief Financial Officer of the Company. The term of the Employment Agreement is for two years ending on August 31, 1998, and is renewable for subsequent one-year terms by mutual agreement of the parties. Under the Employment Agreement, Mr. Welch will receive an annual base salary of not less than $150,000 which is subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems to be appropriate. Under the Employment Agreement, Mr. Welch has agreed to devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. Mr. Welch will be eligible for annual incentive bonuses, up to 50% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors to the extent that the Company achieves certain performance measures set by the Committee. Under the Employment

Agreement, Mr. Welch received non-statutory stock options to purchase 80,000 shares of Common Stock pursuant to the Company's Stock Incentive Plan. The options are exercisable at a price of $3.11 per share and 64,000 shares became vested at the time of the Company's Initial Public Offering on August 18, 1997. The remaining 16,000 shares vest pro rata on an equal basis over a four-year period. Additionally, in July 1997 and October 1997, respectively, Mr. Welch received non-statutory stock options to purchase 20,000 and 50,000 shares of Common Stock, respectively, pursuant to the Company's Stock Incentive Plan. 20,000 of the options are exercisable at $10.00 per share and vest equally on April 1, 1999 and April 1, 2000. 50,000 of the options are exercisable at $11.375 per share and vest pro rata on an equal basis over a four year period commencing October 27, 1999. Mr. Welch is also entitled to receive such additional stock options or other stock awards under the Company's Stock Incentive Plan to the extent the Compensation Committee determines such awards to be appropriate. The Employment Agreement provides that in the event that employment is terminated by the Company other than (i) for cause, (ii) upon death or disability, or (iii) upon voluntary termination by the employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of such Employment Agreement, but not less than twelve months. In the event of a change in control (as defined in the Employment Agreement), the Employment Agreement provides that if such employee's employment is terminated other than for cause within twelve months following a change of control of the Company, the Company shall pay such employee a series of twelve monthly payments of one-twelfth of the sum of such employee's base salary plus his previous year's bonus. The Employment Agreement also contains a covenant not to compete with the Company for a period of twelve months following termination of employment.

     At the time of the Block Acquisition, Michael Block entered into an employment agreement with the Company (the "Employment Agreement"), pursuant to which he has agreed to serve as President of Block Vision, Inc., the Company's wholly-owned subsidiary. The Employment Agreement is for a term of two years ending on October 30, 1999, and is renewable for subsequent one-year terms by mutual agreement of the parties. Mr. Block will receive an annual base salary of $250,000 which is subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems appropriate. Under the Employment Agreement, Mr. Block has agreed to devote his best efforts and substantially all of his business time and services to the business and affairs of Block Vision. Mr. Block will be eligible for an annual incentive bonus of up to 25% of his annual base salary, if Block Vision's earnings before interest, taxes, depreciation and amortization reaches certain levels, which target levels will increase in 1999. Under the Employment Agreement, Mr. Block received non-statutory stock options to purchase 40,000 shares of Common Stock, pursuant to the Company's Stock Incentive Plan. The options are exercisable at a price of $13.20 per share and vest pro rata on an equal basis over a four-year period subject to acceleration upon the occurrence of certain events. In the event 25% of Block Vision's capitated lives are expanded to include medical and surgical services, 50% of the unvested options would vest at such time and in the event that 50% of Block Vision's capitated lives are expanded to include medical and surgical services, all remaining options will vest at such time. Mr. Block is also entitled to receive such additional stock options or other stock awards under the Company's Stock Incentive Plan to the extent determined by the Compensation Committee as successful integration and growth of Block Vision's occurs. The Employment Agreement provides that in the event that employment is terminated by the Company other than (i) for cause, (ii) upon death or disability, or (iii) upon voluntary termination by the employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of such employment agreement, but not less than twelve months. In the event of a change in control (as defined in the Employment Agreement), the Employment Agreement provides that if such employee's employment is terminated other than for cause within twelve months following a change of control of the Company, the Company shall pay such employee a series of twelve monthly payments of one-twelfth of the sum of such employee's base salary plus his previous year's bonus. The Employment Agreement also contains a covenant not to compete with the Company for a period of three years following termination of employment.

STOCK OPTION PLANS

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Stock Incentive Plan (the "Incentive Plan") and the 1996 Affiliated Professionals Stock Plan (the "Professionals Plan," and together with the Incentive Plan, the "Plans"). The purpose of the Plans is to provide non-employee directors, officers, key employees, advisors and medical professionals employed by Affiliated Practices with additional incentives by increasing their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's Common Stock. The aggregate number of shares of Common Stock subject to the Plans is 1,600,000 shares.

     The Incentive Plan permits the Company to grant incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("Nonqualified Options"), stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and performance shares of Common Stock (individually, an "Award" and collectively, "Awards") to directors, officers, key employees and consultants of the Company. The Professionals Plan permits the Company to grant Awards of Nonqualified Stock Options, SARs and Restricted Shares to medical professionals employed by Affiliated Practices. The various types of Awards are described in more detail below.

     The Incentive Plan is intended to qualify for favorable treatment under
Section 16 of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder ("Rule 16b-3") and Awards under the Incentive Plan are intended to qualify for treatment as "performance-based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Following the consummation of this Offering, the Plans will be administered by the Compensation Committee, which will be comprised of two or more non-employee directors who are "disinterested" within the meaning of Rule 16b-3 and Section 162(m) (the "Committee"). The Committee will have, subject to the terms of the Plans, the sole authority to grant Awards under the Plans, to construe and interpret the Plans and to make all other determinations and take any and all actions necessary or advisable for the administration of the Plans. Prior to the consummation of this Offering, the Plans have been administered by the Company's full Board of Directors.

     Options. Options for the purchase of shares of the Common Stock may be granted under both Plans. The exercise price for the ISOs granted under the Incentive Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock). Only employees of the Company are eligible to receive ISOs. The exercise price for Nonqualified Options granted under the Plans will generally be the fair market value of the Common Stock on the date of grant; however, the Compensation Committee may set an exercise price at less than fair market value if it determines that special circumstances warrant a lower price. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. No Option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock).

     SARs. Stock appreciation rights may be granted under both Plans in tandem with Options. An SAR represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100 percent, between the exercise price of the related Option and the market value of the Common Stock on the date of exercise of the SAR. SARs may only be exercised at a time when the related Option is exercisable and the Spread is positive, and the exercise requires the surrender of the related Option for cancellation. The amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof, as determined by the Committee.

     Restricted Shares. Restricted Shares may be granted under both Plans. An award of Restricted Shares involves the immediate issuance by the Company to a participating employee of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The employee is entitled immediately to voting, dividend and other ownership rights in the shares. The issuance may be made without additional consideration, or for payment of an amount that is less than the market value of the shares on the date of grant, as the Committee may determine. Restricted Shares must be subject to a "substantial risk of forfeiture" for a period to be determined by the Committee. An example of such forfeiture would be a provision that the employee's Restricted Shares would be forfeited if he or she ceased to serve the Company as an officer at any time before the end of a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue. The Committee may also condition the vesting of the Restricted Shares on the achievement of specified performance objectives ("Management Objectives").

     Performance Shares. Performance Shares may be granted under the Incentive Plan. A Performance Share is the equivalent of one share of Common Stock. An Incentive Plan participant may be granted any number of Performance Shares. The participant will be given one or more Management Objectives to meet within a specified period (the "Performance Period"). Maximum or minimum level of acceptable achievement for each Management Objective will be established by the Committee. If, by the end of the Performance Period, the specified Management Objectives have been satisfied, the participant will be deemed to have fully earned the Performance Shares. If the Management Objectives have not been satisfied in full but predetermined minimum level of acceptable achievement has been attained or exceeded, the participant will be deemed to have partly earned the Performance Shares in accordance with a predetermined formula. To the extent earned, the Performance Shares will be paid to the participant at the time and in the manner determined by the Committee in cash or in shares of Common Stock or any combination thereof.

     Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of a department or function within the Company or with respect to which the participant provides services. The Committee may adjust any Management Objectives and the related minimum level of acceptable achievement if, in its judgment, transactions or events have occurred after the date of grant that are unrelated to the participant's performance and result in distortion of the Management Objectives or the related minimum level of acceptable achievement.

     Notwithstanding the provisions of any agreement relating to an Award, in the event of a change or threatened "change in control" (as defined in the Plans) of the Company and in the event of certain mergers and reorganizations of the Company, the Committee will have the discretion to (i) declare all Options immediately exercisable, (ii) determine that all or any portion of conditions associated with a Restricted Share or Performance Share award have been met,
(iii) grant SARs or cash bonus awards to holders of outstanding Options, (iv) pay cash in exchange for the cancellation of Nonqualified Options, SARs, Performance Share Awards or Restricted Shares, or (v) make other adjustments or amendments to the Plans and outstanding Awards and/or substitute new Awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Executive compensation in the past has been determined by the Company's chief executive officer and approved by the Board of Directors. After completion of the Initial Public Offering, the Company established the Compensation Committee of the Board of Directors, which is comprised of a majority of non-employee independent directors and is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers.

                              CERTAIN TRANSACTIONS

     The information set forth herein briefly describes transactions since the beginning of the Company's last fiscal year between the Company and its directors, officers and 5% stockholders. These transactions have been approved by the Company's Board of Directors. Transactions after the Company's Initial Public Offering, if any, with affiliated parties were approved by a majority of the Company's independent directors and were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

     As part of a reorganization of the Company in November 1996, the Company completed an acquisition of all the outstanding stock of Vision 21 Managed Eyecare of Tampa Bay, Inc. in exchange for a certain number of shares of Common Stock of the Company. In addition, in November 1996, the Company completed an acquisition of all of the outstanding stock of Dr. Gillette & Associates, Inc. (renamed Vision 21 Physician Practice Management Company). The shareholders of these entities acquired by the Company were Theodore Gillette, Richard Sanchez and Peter Fontaine. Dr. Gillette and Mr. Sanchez are executive officers and directors of the Company and Mr. Fontaine is a director of the Company. In connection with these transactions, Gillette, Sanchez and Fontaine received an aggregate of 1,724,574, 600,302 and 360,442 shares of Common Stock, respectively.

     Effective December 1, 1996 the Company acquired all the business assets of Gillette, Beiler & Associates, #6965 P.A. ("G&A"), a Florida professional association owned in part by Theodore Gillette, an executive officer and director of the Company, with nine optometry offices located in Tampa, Port Richey, Clearwater, St. Petersburg, Palm Harbor, and Seminole, Florida. As consideration for the acquisition, G&A received 373,971 shares of Common Stock, of which Dr. Gillette is the beneficial owner of 196,064 shares, and a promissory note in the amount of $416,103, which bears interest at 8% per annum. The promissory note was repaid in full from the net proceeds of the Initial Public Offering.

     The Company has an agreement to provide practice management services to G&A, pursuant to which G&A made payments of $392,206, $423,890 and $538,982 in 1994, 1995 and 1996, respectively. In December 1996, the Company and G&A entered into a new Management Agreement pursuant to which the Company provides practice management services for a management fee equal to a gross percentage of the revenue of G&A's eye care practice. Payments earned by the Company under the new Management Agreement in the nine months ended September 30, 1997 were $920,612.

     The Company entered into an Agreement with Bruce S. Maller, a director of the Company, dated May 10, 1996, pursuant to which the Company issued to Maller 144,705 shares of Common Stock for services previously rendered by Mr. Maller to the Company. In October 1996, the Company finalized a five-year Advisory Agreement with Mr. Maller (the "Advisory Agreement"), pursuant to which Mr. Maller agreed to render certain advisory services to the Company, including the identification and integration of ophthalmology practices and the provision of assistance to the Company with its strategic planning, growth and development. In consideration for such services, the Company issued to Mr. Maller 125,627 shares of Common Stock. A decreasing percentage of such shares are subject to forfeiture in the event the Advisory Agreement is terminated "for cause" prior to January 1, 2000. The shares issued to Mr. Maller pursuant to the Advisory Agreement are subject to certain piggyback and demand registration rights. See "Description of Capital Stock -- Registration Rights."

     The Company entered into a Services Agreement with the BSM Consulting Group ("BSM"), a consulting company which employs Mr. Maller, dated as of March 10, 1996 (the "Services Agreement"), pursuant to which BSM agreed to provide substantial consulting services to assist the Company with its operational and management development. The Services Agreement is for a term of five years and the fees payable to BSM for such services are approximately $40,000 per month. Payments earned by BSM under the Services Agreement were $332,128 and $443,344 in 1996 and the nine months ended September 30, 1997, respectively.

     The Company borrowed $3.0 million from Mr. Fontaine pursuant to a Promissory Note dated June 1996 (the "Fontaine Note") bearing interest at 8% per annum. The Fontaine Note was repaid in full from the proceeds of the Initial Public Offering. In addition, the Company borrowed $200,000 and $500,000 from

Mr. Fontaine in November and December 1996, respectively, for working capital pursuant to unsecured promissory notes bearing interest at 8.5% per annum. The unsecured promissory notes were repaid in full from the net proceeds from the Initial Public Offering.

     Effective September 9, 1996, the Company entered into a Services Agreement (the "Services Agreement") with Dr. Richard L. Lindstrom, a director of the Company, who pursuant to the Services Agreement provides certain consulting and advisory services primarily related to assisting the Company in the identification and integration of Affiliated Providers into the Company's managed eye care delivery network and assistance in the development of Affiliated Provider practices. In consideration for his services, Dr. Lindstrom is paid an annual base salary of $60,000 and received 108,133 shares of Common Stock, of which 40% is non-forfeitable and the remaining 60% is subject to forfeiture in various amounts if the Services Agreement is terminated by the Company for cause or by Dr. Lindstrom prior to August 31, 2000. The shares issued to Dr. Lindstrom pursuant to the Services Agreement are subject to certain piggyback and demand registration rights. See "Description of Capital Stock -- Registration Rights."

     Effective December 1, 1996, the Company acquired all the business assets of Lindstrom, Samuelson and Hardten Ophthalmology Associates, P.A. ("Lindstrom P.A."), in which Dr. Lindstrom owns a majority interest, at a purchase price of 247,108 shares of Common Stock of the Company, of which Lindstrom received 151,732 shares, and a promissory note in the amount of $460,416 bearing interest at 8% per annum. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." In connection with the acquisition, Lindstrom P.A. and the Company entered into a Management Agreement which provides for a management fee of 30% of the amounts remaining after certain expenses are paid as set forth in the Management Agreement. The Company earned fees of $338,435 under the Management Agreement in the nine months ended September 30, 1997. The promissory note was repaid in full from the net proceeds of the Initial Public Offering.

     The Company acquired all of the stock of Midwest Eye Care Alliance, Inc. ("M.E.C.A."), a corporation in which Dr. Lindstrom owned an 8% interest, for a total purchase price of $700,000, which was paid in full from the net proceeds from the Initial Public Offering. The Company also entered into Regional Services Agreements with the shareholders of M.E.C.A., including Dr. Lindstrom (collectively the "Coordinators"), effective at the time of an initial public offering of the Company (collectively the "Regional Agreements"). The Regional Agreements provide for the Coordinators to render advisory services to the Company in connection with identifying potential ophthalmology and optometry practices in the Midwestern region of the United States for acquisition or affiliation and assisting the Company in negotiating agreements with such practices in exchange for specific cash compensation that varies among the Regional Agreements. Dr. Lindstrom will receive a total of $40,000 per year for each of three years for his advisory services.

     Effective December 1, 1996, the Company acquired all the business assets of Eye Institute of Southern Arizona, P.C. ("Eye Institute"), an Arizona professional corporation located in Tucson, Arizona and engaged in the provision of ophthalmology services. Jeffrey I. Katz, M.D., a director of the Company, owns a 50% interest in Eye Institute. The acquisition was accomplished by a merger of Eye Institute into the Company's wholly-owned subsidiary, Vision 21 of Southern Arizona, Inc. As consideration for the acquisition, Dr. Katz received 198,306 shares Common Stock. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." As a result of the merger of Eye Institute with and into Vision 21 of Southern Arizona, Inc., Vision 21 of Southern Arizona, Inc. assumed Eye Institute's role as business manager under a Management Agreement between Eye Institute and Vital Sight, P.C., a newly-formed Arizona professional corporation to which Eye Institute had transferred its medical assets prior to the merger. The Management Agreement provides for a management fee of 35% of the amounts remaining after certain expenses are paid as set forth in the Management Agreement. The Company earned fees of $441,185 under the Management Agreement in the nine months ended September 30, 1997. The Company, the former shareholders of Eye Institute and certain other related entities closed in escrow an agreement dated as of July 31, 1997 to transfer certain ASC assets from Vital Sight, P.C. and such shareholders' limited liability company to Vision 21 of Southern Arizona, Inc. When the State of Arizona approves Vital Sight, P.C.'s application for a license to conduct an ASC business (which is expected by the end of November 1997), all income associated with such ASC business shall be subject to the business management fee. The Company's obligation to purchase the ASC business shall terminate if the ASC license is not obtained within eighteen months of the closing date of the merger of Eye Institute into Vision Twenty-One of Southern Arizona, Inc. As consideration for this transaction, the Dr. Katz will be entitled, subject to post-closing adjustments, to receive 69,169 shares of Common Stock.

     Effective October 31, 1997, the Company acquired all of the stock of BBG-COA, Inc., a corporation in which Michael P. Block, President of Block Vision, Inc., and his wife owned a 25.6% interest, for a total purchase price of approximately $35.0 million consisting of cash and Common Stock of which Mr. Block received his pro rata share. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." Additionally, Mr. and Mrs. Block may receive up to an additional 56,226 shares of Common Stock contingent upon Block Vision successfully attaining certain 1998 targets agreed to as part of the Block Acquisition. See "The
Acquisitions -- Block Acquisition."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of November 20, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person or entity known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares of Common Stock, and
(iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                                                    PERCENT BENEFICIALLY
                                                                                          OWNED(2)
                                                              SHARES BENEFICIALLY   --------------------
NAME AND ADDRESS                                                OWNED PRIOR TO      PRIOR TO     AFTER
OF BENEFICIAL OWNER(1)                                          THE OFFERING(2)     OFFERING    OFFERING
----------------------                                        -------------------   --------    --------
Theodore N. Gillette, O.D.(3)...............................       1,898,558          20.6%       16.5%
Gillette Family Limited Partnership(4)......................       1,702,494          18.5        14.8
Sanchez Family Limited Partnership(5).......................         593,329           6.4         5.2
Richard L. Sanchez(6).......................................         593,329           6.4         5.2
Peter J. Fontaine...........................................         360,422           3.9         3.1
Bruce S. Maller(7)..........................................         270,331           2.9         2.3
BSM Investments Ltd.........................................         108,976           1.2         1.0
Jeffrey I. Katz, M.D........................................         267,475           2.9         2.3
Richard L. Lindstrom, M.D...................................         259,864           2.8         2.3
Michael P. Block(8).........................................         117,340           1.3         1.0
Richard T. Welch(9).........................................          64,000             *           *
All directors and executive officers as a group (8
  persons)..................................................       3,831,319          41.6        33.3

---------------

  * Less than one percent.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 7209 Bryan Dairy Road, Largo, Florida 34647. See
    "Management -- Directors and Executive Officers," "Management -- Employment Agreements" and "Certain Transactions" for discussion of any material relationship which any Selling Stockholder has had with the Company within the past three years.
(2) Based on 9,207,449 shares of Common Stock outstanding prior to this Offering (excluding 438,596 Contingent Shares held in escrow in conjunction with certain acquisitions) and 11,507,449 shares of Common Stock to be outstanding immediately after the Offering excluding Contingent Shares (assuming the Underwriters' over-allotment option is not exercised). Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Represents (a) 1,702,494 shares owned by the Gillette Family Limited Partnership over which Dr. Theodore Gillette has voting control as the sole shareholder of the corporate general partners (b) 9,077 shares owned by Gillette, Beiler & Associates, P.A. and (c) 186,987 shares owned individually. See "Certain Transactions."
(4) Shares are owned by the Gillette Family Limited Partnership, a Nevada Limited Partnership, in which Dr. Theodore Gillette exercises voting control.
(5) Shares are owned by the Sanchez Family Limited Partnership, a Nevada Limited Partnership in which Richard L. Sanchez exercises voting control.
(6) Represents 593,329 shares owned by the Sanchez Family Limited Partnership over which Richard L. Sanchez has voting control.
(7) Includes 108,976 owned by BSM Investment, Ltd., over which Bruce Maller has voting control.
(8) Represents shares received in connection with the Block Acquisition and includes 58,670 shares owned by Mr. Block's wife.
(9) Represents shares issuable pursuant to options to purchase an aggregate of 80,000 shares, of which 64,000 shares have vested and are fully exercisable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of November 20, 1997, an aggregate of 9,207,449 shares of Common Stock were outstanding and held of record by 132 stockholders and no shares of Preferred Stock were outstanding. Upon completion of the Offering the Company will have 11,507,449 shares of Common Stock outstanding (11,852,449 if the Underwriters' over-allotment option is exercised in full). Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement and are incorporated by reference herein.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution. The Common Stock has no preemptive rights and no subscription or redemption privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. See "Principal and Selling Shareholders." All the outstanding shares of Common Stock are, and the shares being offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment.

WARRANTS

     In December 1996, the Company issued to certain unrelated parties warrants exchangeable for an aggregate maximum of 208,333 shares of Common Stock at an exchange price ranging from $6.00 to $7.11 per share, or in a cashless exchange for a reduced number of shares pursuant to a formula. The warrants are exchangeable at any time through August 18, 2002.

     In February 1997, the Company issued to Piper Jaffray Healthcare Fund II Limited Partnership ("Piper Jaffray") a warrant exchangeable for an aggregate maximum of 333,333 shares of Common Stock at an exchange price ranging from $6.00 to $7.11, or in a cashless exchange for a reduced number of shares pursuant to a formula. The warrants are exchangeable at any time through August 18, 2002.

     In July 1997, the Company entered into an amended and restated credit facility in the aggregate amount of $4.9 million with Prudential, pursuant to the Note and Warrant Purchase Agreement. Under the Note and Warrant Purchase Agreement, the Company sold to Prudential for $126,000 a warrant exchangeable for 210,000 shares of Common Stock at any time during the five-year period commencing at the effective date of the Initial Public Offering, at an exercise price of $10.00 per share (equal to the Initial Public Offering price). See "Underwriting," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11 to Notes to Consolidated Financial Statements.

     In October 1997, the Company received a commitment from Prudential Credit for a credit facility in the aggregate amount of $37.0 million pursuant to the Bridge Credit Facility. As a commitment fee for the Bridge Credit Facility, Prudential Credit received warrants to purchase up to 50,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of issuance, for which Prudential Credit paid the Company $2.80 per warrant. In addition, upon borrowings by the Company, Prudential Credit will receive a funding fee which includes warrants to purchase up to 150,000 shares of Common Stock calculated on a pro rata basis with respect to the actual amount borrowed by the Company at an exercise price equal to the closing price of the Common Stock on the date of issuance, for which Prudential Credit will pay to the Company $2.80 per warrant. The Company has borrowed approximately $3.5 million under the Bridge Credit Facility and issued approximately 14,000 warrants for which Prudential Credit has paid in the aggregate approximately $40,000.

     In addition, in October 1997 the Company entered into an advisory agreement with Prudential Securities Incorporated whereby Prudential Securities Incorporated provides certain advisory services in connection with the Block Acquisition. Prudential Securities Incorporated will receive an advisory fee which includes warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $13.25 per share.

     In October 1997, Prudential Securities Incorporated also received warrants to purchase up to 10,000 shares of Common Stock at an exercise price of $13.625 per share as a retainer in connection with the Company's obtaining an anticipated bank credit facility which is expected to provide for borrowings of up to approximately $50.0 million. The Company expects to obtain such bank credit facility by the end of 1997. Upon closing of such bank credit facility, Prudential Securities Incorporated will receive certain compensation including warrants to purchase an additional 40,000 shares of Common Stock at an exercise price per share equal to the price of the Common Stock as of the date of closing of such bank credit facility.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion or exchange rights, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. The Company has no present plans to issue any shares of Preferred Stock.

     Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

CERTAIN FLORIDA LEGISLATION

     The Company is subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and
(ii) the Florida Fair Price Act, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation (or their affiliates).

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of the Articles of Incorporation and the Bylaws of the Company could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interests of the Company and its stockholders.

     Classified Board of Directors. The Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.

     The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board will be enhanced by staggered three-year terms.

     The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years, unless they can show cause and obtain the requisite vote. See "Number of Directors; Removal" below.

     Special Meetings of Stockholders. The Articles of Incorporation provide that no business may be brought up by a stockholder at a meeting of stockholders except in accordance with certain provisions set forth in the Articles. Such provisions require a minimum amount of notice to the Company of any such business and certain disclosures relating to the business intended to be brought up.

     Amendment of Certain Provisions of the Articles of Incorporation. The Articles of Incorporation requires the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock in order to amend the Articles' provisions relating to (i) the classified board, (ii) the method of bringing up business at stockholders' meetings, (iii) the limitation on the liability of directors, (iv) indemnification of officers and directors, and (v) the required vote to amend the foregoing provisions. These voting requirements will make it more difficult for stockholders to make changes in the Articles which would be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least an 80% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions of the Articles.

     Number of Directors; Removal. The Articles of Incorporation provide that the Board of Directors will consist of between two and fifteen members, the exact number to be fixed from time to time by resolution adopted by a majority of the directors then in office. The Company currently has eight directors and no vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Articles provide that directors of the Company may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock. This provision will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

REGISTRATION RIGHTS

     The Company has granted holders of 3,518,813 shares of Common Stock received in connection with the Company's acquisitions of the allowable assets of certain optometric and ophthalmology practices certain piggyback and demand registration rights pursuant to registration rights agreements. In general, each holder has piggyback registration rights with respect to a maximum of 60% (30% of which may be registered pursuant to an initial public offering) of such holder's shares in the event the Company proposes to file a registration statement under the Securities Act of 1933 for the purposes of effecting an underwritten public offering of shares of the Company's Common Stock. Each holder also has demand registration rights, which are effective one year after completion of the Initial Public Offering, to obligate the Company to file up to two registration statements covering shares that were not registered in a prior registration statement up to the 60% maximum. These rights expire two years from the date of completion of an initial public offering and are subject to certain conditions and limitations, including the right of the Company to limit the number of shares included in the registration statement to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

     The Company has granted certain piggyback and demand registration rights to Bruce Maller and Richard Lindstrom with respect to a total of 378,463 shares of Common Stock. Following an initial public offering of Common Stock of the Company, if the Company proposes to file a registration statement under the Securities

Act for purposes of effecting a public offering of the Company's Common Stock, Maller and Lindstrom will be entitled to include up to 20% of their shares in the registration statement. If Maller and Lindstrom are unable to sell 20% of their shares pursuant to such piggyback registration rights, they may require the Company, on one occasion, to file a registration statement under the Securities Act registering such number of shares as is necessary to permit them to sell the full 20%. These rights expire upon the expiration of their respective advisory and services agreements with the Company and are subject to certain conditions and limitations, including the right of the Company to limit the number of shares included in the registration statement to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

     The Company has granted certain piggyback and demand registration rights to Michael Block, his wife, Saree Block and certain unrelated parties (the "BBG Shareholders") with respect to an aggregate of 475,397 shares issued in connection with the Company's acquisition of the stock of BBG-COA, Inc. In the event the Company files a registration statement under the Securities Act for purposes of effecting a public offering of shares of Common Stock, the BBG Shareholders will be entitled to include their shares in the registration statement. The BBG Shareholders also have demanded registration rights to obligate the Company at any time after six months from the date of any public offering, on up to two occasions, to use its best efforts to file a registration statement covering shares not registered in a prior registration statement. These rights are subject to certain conditions and limitations including the right of the Company to limit the number of shares in the registration to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts and commissions.

     The Company has granted certain piggyback and demand registration rights to Prudential, Piper Jaffray and certain unrelated parties (the "Warrant Holders") with respect to a maximum total of 1,026,666 shares of Common Stock underlying the warrants issued to the Warrant Holders. In the event the warrants are exchanged for shares, the Warrant Holders have piggyback registration rights with respect to the shares in the event the Company proposes to file a registration statement under the Securities Act for purposes of effecting a public offering of shares of the Common Stock. Each of the Warrant Holders also have demand registration rights to obligate the Company at any time after six months from the date of any public offering, on one occasion, to use its best efforts to file a registration statement covering any or all shares not registered in a prior registration statement. These rights are subject to certain conditions and limitations, including the right of the Company to limit the number of shares in the registration to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 11,507,449 shares of Common Stock outstanding (11,852,449 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,300,000 shares offered hereby and the 2,100,000 shares sold in the Initial Public Offering will be freely tradeable without restriction or further registration under the Securities Act except for those shares, if any, purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 7,107,449 shares outstanding are "Restricted Securities" as that term is defined in Rule 144 and fall into three categories: (i) 2,834,683 shares held by "affiliates" who have already held their shares for more than one year, (ii) 1,227,360 shares held by affiliates who have not held their shares for more than one year and (iii) 3,045,406 shares held by non-affiliates who have not held their shares for more than one year. In addition, 1,600,000 shares of Common Stock are reserved under the Plans for exercise of stock options granted by the Company, of which options to purchase approximately 792,667 shares have been granted (the "Option Shares"). See "Management -- Stock Option Plans." Finally, 1,026,666 shares of Common Stock are reserved for issuance in the event the warrants issued to Prudential, Piper Jaffray and certain unrelated parties are exercised (the "Warrant Shares"). See "Description of Capital Stock -- Warrants" and "Underwriting."

     The Restricted Securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Rule 144 imposes certain restrictions and limitations on resale. In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule), who has beneficially owned Restricted Securities for at least one year would be entitled to sell, within any three-month period a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 120,244 shares after the Offering), or the reported average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, is currently entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sales provisions or notice requirements. Currently, 2,834,683 Restricted Securities held by affiliates are eligible for sale in the public market pursuant to Rule 144, but are subject to certain "lock-up" agreements described below and beginning December 31, 1997; January 15, 1998; July 1, 1998; and October 31, 1998, respectively, 343,175; 483,449; 79,645 and 121,702 Restricted Securities held by affiliates will be eligible for sale in the public market pursuant to Rule 144 unless otherwise registered pursuant to certain registration rights agreements, but are subject to certain lock-up and other contractual arrangements described below. Beginning on December 31, 1997; January 15, 1998; March 27, 1988; April 1, 1998; May 1,
1998; June 1, 1998; July 1, 1998; September 1, 1998; October 1, 1998, October
31, 1998 and October 1998, respectively, 308,668; 1,064,305; 29,053; 128,541;
180,561; 429,084; 69,169; 397,212; 64,402, 353,695 and 37,092 Restricted
Securities held by non-affiliates will be eligible for sale on the public market pursuant to Rule 144 unless otherwise registered pursuant to certain registration rights agreements, but are subject to certain lock-up and other contractual agreements related to Rule 144 described below.

     The Company and certain of its officers and directors which include affiliates holding 3,727,147 Restricted Securities, have executed agreements pursuant to which each has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any other securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by similar agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreements. In addition, certain non-affiliates of the Company holding 1,254,470 Restricted Securities had entered into contractual 180-day lock-up agreements from the date of the Initial Public Offering similar to the above agreements which prohibit the direct or indirect disposition of shares without the prior written consent of Prudential Securities Incorporated until the expiration of such lock-up agreements. Such non-affiliates have also contractually agreed with the Company to be bound by the same Rule 144 restrictions placed on affiliates of the Company.

     The Option Shares are subject to all the limitations on resale imposed by Rule 701. In general, shares subject to Rule 701 are subject to the resale restrictions of Rule 144. However, with respect to resales by non-affiliates, 90 days after the date of this Prospectus, the Option Shares may be resold without conformance with Rule 144 except for its manner of sale limitation. With respect to resale of Option Shares by affiliates, all Rule 144 limitations continue to apply except the one-year holding period. Additionally, the Company filed a Form S-8 registration statement under the Securities Act to register the shares of Common Stock subject to then outstanding stock options and the 933,333 shares of Common Stock issuable pursuant to the Incentive Plan. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to lock-up agreements, to the extent applicable. See "Management." The Warrant Shares are also subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for resale subject to all of the limitations on resale imposed by Rule 144.

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect market prices for the Common Stock and could impair the Company's future ability to obtain capital through offerings of equity securities.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
------------------------------------------------------------  ---------
Prudential Securities Incorporated..........................  1,084,296
Wheat, First Securities, Inc................................    722,860
Cowen & Company.............................................     82,141
Lehman Brothers Inc.........................................     82,141
PaineWebber Incorporated....................................     82,141
Salomon Brothers Inc........................................     82,141
Robert W. Baird & Co. Incorporated..........................     41,070
William Blair & Company, L.L.C..............................     41,070
Piper Jaffray Inc...........................................     41,070
Raymond James & Associates, Inc.............................     41,070
                                                              ---------
       Total................................................  2,300,000
                                                              =========

     The Company is obligated to sell, and the Underwriters are obligated to purchase, all the shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through their Representatives, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of $0.30 per share; and that such dealers may reallow a concession of $0.10 per share to certain other dealers. After the Offering, the offering price and the concessions may be changed by the Representatives.

     The Company has granted the Underwriters options, exercisable for 30 days from the date of this Prospectus, to purchase up to 345,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 2,300,000.

     Certain of the Company's officers and directors, who in the aggregate beneficially own approximately 3,831,319 shares of Common Stock, the Company and certain other stockholders of the Company, have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, other than stock issued by the Company in connection with acquisitions and the exercise of currently outstanding stock options and except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to execute and be bound by such agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreement. In addition, certain non-affiliates of the Company holding 1,254,470 Restricted Securities had entered into contractual 180-day lock-up agreements from the date of the Initial Public Offering similar to the above agreements which prohibit the direct or indirect disposition of shares until the expiration of such lock-up agreements without the prior written consent of Prudential Securities Incorporated.

     The Company has agreed to indemnify the several Underwriters and contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     In connection with the Offering, certain Underwriters or their respective affiliates who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the Offering before the commencement of offers and sales of Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such big must then be lowered when certain purchase limits are exceeded.

     In connection with the Offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 345,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any selling group member) for the account of the other Underwriters, the selling concession with respect to Common stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     At June 30, 1997, an affiliate of Prudential Securities Incorporated loaned an aggregate of $4.9 million to the Company, represented by a senior secured note bearing interest at a rate of 10% per annum, payable monthly, and was paid in full from the net proceeds of the Initial Public Offering. In connection with the loan, the Company sold to Prudential for $126,000 a warrant to purchase 210,000 shares of Common Stock at a purchase price per share equal to the Initial Public Offering price. The warrants are exchangeable at any time during the five-year period commencing at the effective date of the Initial Public Offering. Subject to the restrictions on transfer, the shares of Common Stock underlying the warrant are accorded one demand registration right exercisable at any time between one and five years after the effective date of the Initial Public Offering and unlimited piggyback registration rights exercisable at any time before seven years after the effective date of the Initial Public Offering. Under the terms of the warrant, neither the warrant nor the Common Stock issued upon exercise of the warrant may be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the Initial Public Offering. See "Description of Capital Stock -- Warrants" and
"-- Registration Rights," and "Shares Eligible for Future Sale."

     In October 1997, the Company received a commitment from Prudential Credit for a credit facility in the aggregate amount of $37.0 million pursuant to the Bridge Credit Facility. Approximately $27.0 million of the Bridge Credit Facility is available, if needed, to fund the cash portion of the Block Acquisition to the extent the net proceeds from this Offering are insufficient for such purpose. The remaining balance of approximately $10.0 million of the Bridge Credit Facility is available for optometry and ophthalmology practice acquisitions. To date, the Company has borrowed approximately $3.5 million for use in the funding of certain acquisitions. Approximately $5.6 million of the Bridge Credit Facility is expected to be used to finance a portion of the

Block Acquisition after completion of the Offering. Amounts borrowed pursuant to the Bridge Credit Facility are secured by a first security interest in all of the Company's assets. The Bridge Credit Facility must be repaid at the earlier of six months from the date of any borrowing from the Bridge Credit Facility or closing of a future public offering by the Company. The Bridge Credit Facility contains negative and affirmative covenants and agreements requiring the maintenance of certain financial ratios. As a commitment fee for the Bridge Credit Facility, Prudential Credit received warrants to purchase up to 50,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of issuance, for which Prudential Credit paid the Company $2.80 per warrant. In addition, upon borrowings by the Company, Prudential Credit will receive a funding fee which includes warrants to purchase up to 150,000 shares of Common Stock calculated on a pro rata basis with respect to the actual amount borrowed by the Company at an exercise price equal to the closing price of the Common Stock on the date of issuance, for which Prudential Credit will pay to the Company $2.80 per warrant. The Company has borrowed approximately $3.5 million under the Bridge Credit Facility and issued approximately 14,000 warrants for which Prudential Credit has paid in the aggregate approximately $40,000.

     In addition, in October 1997 the Company entered into an advisory agreement with Prudential Securities Incorporated whereby Prudential Securities Incorporated agreed to provide certain advisory services to the Company in connection with the Block Acquisition. Prudential Securities Incorporated will receive an advisory fee which includes warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $13.25 per share.

     In October 1997, Prudential Securities Incorporated also received warrants to purchase up to 10,000 shares of Common Stock at an exercise price of $13.625 per share as a retainer in connection with the Company's obtaining an anticipated bank credit facility which is expected to provide for borrowings of up to approximately $50.0 million. The Company expects to obtain such bank credit facility by the end of 1997. Upon closing of such bank credit facility, Prudential Securities Incorporated will receive certain compensation including warrants to purchase an additional 40,000 shares of Common Stock at an exercise price per share equal to the price of the Common Stock as of the date of closing of such bank credit facility per share.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Tampa, Florida and for the Underwriters by King & Spalding, Atlanta, Georgia. Members in the law firm of Shumaker, Loop & Kendrick, LLP own an aggregate of approximately 17,000 shares of Common Stock as of October 20, 1997.

                                    EXPERTS

     The financial statements of the following entities, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, to the extent indicated in their reports thereon also appearing elsewhere in this Prospectus and the Registration
Statement:

     - Vision Twenty-One, Inc. and Subsidiaries
     - Northwest Eye Specialists, P.L.L.C.
     - Cambridge Eye Clinic, P.A. -- John W. Lahr, Optometrist, P.A. and Eyeglass Express Optical Lab, Inc.
     - J & R Kennedy, O.D., P.A. and Roseville Opticians, Inc.
     - Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A. and Vision Correction Centers, Inc.
     - Jerald B. Turner, M.D., P.A.
     - Eye Institute of Southern Arizona, P.C.
     - Optometric Eye Care Centers, P.A.
     - Dr. Smith and Associates, P.A. #6950, Dr. Smith and Associates, P.A. #6958, and Dr. Smith and Associates, P.A. #6966

     - Daniel B. Feller, M.D., P.C., d/b/a Paradise Valley Eye Specialists; Eye Specialists of Arizona Network, P.C.; and Sharona Optical, Inc.
     - Gillette, Beiler & Associates, P.A.
     - Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership
     - Cochise Eye & Laser, P.C.
     - Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas

     The financial statements of BBG-COA, Inc., as of April 30, 1997 and 1996 and for each of the three years in the period ended April 30, 1997 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants.

     Such financial statements have been included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirement of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     Reports and other information filed by the Company with the Commission and copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates, and through the Commission's Internet address at "http://www.sec.gov".

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Basis of Presentation.......................................   F-5
Unaudited Pro Forma Consolidated Statements of
  Operations -- Year Ended December 31, 1996................   F-6
Unaudited Pro Forma Consolidated Statements of
  Operations -- Nine-Month Period Ended September 30,
  1997......................................................   F-7
Unaudited Pro Forma Consolidated Balance Sheet as of
  September 30, 1997........................................   F-8
Notes to Unaudited Pro Forma Consolidated Financial
  Information...............................................   F-9

 FINANCIAL STATEMENTS OF VISION TWENTY-ONE, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants..........  F-14
Consolidated Balance Sheets as of December 31, 1995 and 1996
  and September 30, 1997 (Unaudited)........................  F-15
Consolidated Statements of Operations for the Years Ended
  December 31, 1994, 1995 and 1996 and the Nine-Month
  Periods Ended September 30, 1996 and 1997 (Unaudited).....  F-16
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1994, 1995 and 1996 and
  the Nine-Month Period Ended September 30, 1997
  (Unaudited)...............................................  F-17
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996 and the Nine-Month
  Periods Ended September 30, 1996 and 1997 (Unaudited).....  F-18
Notes to Consolidated Financial Statements..................  F-19

              FINANCIAL STATEMENTS OF BBG-COA, INC.
Report of Independent Certified Public Accountants..........  F-32
Consolidated Balance Sheets as of April 30, 1996 and 1997...  F-33
Consolidated Statements of Operations and Accumulated
  Deficit for the Years Ended April 30, 1995, 1996 and
  1997......................................................  F-34
Consolidated Statements of Cash Flows for the Years Ended
  April 30, 1995, 1996 and 1997.............................  F-35
Notes to Consolidated Financial Statements..................  F-36
Consolidated Balance Sheet as of July 31, 1997
  (Unaudited)...............................................  F-42
Consolidated Statements of Operations and Accumulated
  Deficit for the Three-Month Periods Ended July 31, 1996
  and 1997 (Unaudited)......................................  F-43
Consolidated Statements of Cash Flows for the Three-Month
  Periods Ended July 31, 1996 and 1997 (Unaudited)..........  F-44
Notes to Consolidated Financial Statements (Unaudited)......  F-45

 FINANCIAL STATEMENTS OF EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.
Report of Independent Certified Public Accountants..........  F-46
Balance Sheets as of December 31, 1995 and November 30,
  1996......................................................  F-47
Statements of Operations for the Year Ended December 31,
  1995 and Eleven-Month Period Ended November 30, 1996......  F-48
Statements of Stockholders' Equity (Deficit) for the Year
  Ended December 31, 1995 and Eleven-Month Period Ended
  November 30, 1996.........................................  F-49
Statements of Cash Flows for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................  F-50
Notes to Financial Statements...............................  F-51

                            FINANCIAL STATEMENTS OF
                      DANIEL B. FELLER, M.D., P.C., D/B/A
                        PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                                                              PAGE
                                                              -----
Report of Independent Certified Public Accountants..........   F-55
Combined Balance Sheets as of December 31, 1995 and November
  30, 1996..................................................   F-56
Combined Statements of Income for the Year Ended December
  31, 1995 and for the Eleven-Month Period Ended November
  30, 1996..................................................   F-57
Combined Statements of Stockholders' Equity for the Year
  Ended December 31, 1995 and the Eleven-Month Period Ended
  November 30, 1996.........................................   F-58
Combined Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-59
Notes to Combined Financial Statements......................   F-60

    FINANCIAL STATEMENTS OF NORTHWEST EYE SPECIALISTS, P.L.L.C.
Report of Independent Certified Public Accountants..........   F-66
Balance Sheets as of December 31, 1995 and November 30,
  1996......................................................   F-67
Statements of Income for the Year Ended December 31, 1995
  and for the Eleven-Month Period Ended November 30, 1996...   F-68
Statements of Partners' Equity for the Year Ended December
  31, 1995 and for the Eleven-Month Period Ended November
  30, 1996..................................................   F-69
Statements of Cash Flows for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................   F-70
Notes to Financial Statements...............................   F-71

      FINANCIAL STATEMENTS OF LINDSTROM, SAMUELSON & HARDTEN
                OPHTHALMOLOGY ASSOCIATES, P.A. AND
                  VISION CORRECTION CENTERS, INC.
Report of Independent Certified Public Accountants..........   F-75
Combined Balance Sheets as of December 31, 1995 and November
  30, 1996..................................................   F-76
Combined Statements of Operations for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-77
Combined Statements of Stockholders' Equity for the Year
  Ended December 31, 1995 and for the Eleven-Month Period
  Ended November 30, 1996...................................   F-78
Combined Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-79
Notes to Combined Financial Statements......................   F-80

       FINANCIAL STATEMENTS OF CAMBRIDGE EYE CLINIC, P.A. --
                JOHN W. LAHR, OPTOMETRIST, P.A. AND
                EYEGLASS EXPRESS OPTICAL LAB, INC.
Report of Independent Certified Public Accountants..........   F-85
Combined Balance Sheets as of December 31, 1995 and November
  30, 1996..................................................   F-86
Combined Statements of Operations for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-87
Combined Statements of Stockholders' Equity for the Year
  Ended December 31, 1995 and for the Eleven-Month Period
  Ended December 31, 1996...................................   F-88
Combined Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-89
Notes to Combined Financial Statements......................   F-90

     FINANCIAL STATEMENTS OF OPTOMETRIC EYE CARE CENTERS, P.A.
Report of Independent Certified Public Accountants..........   F-96
Balance Sheets as of December 31, 1995 and November 30,
  1996......................................................   F-97

                                                              PAGE
                                                              -----
Statements of Income for the Year Ended December 31, 1995
  and for the Eleven-Month Period Ended November 30, 1996...   F-98
Statements of Stockholders' Equity for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................   F-99
Statements of Cash Flows for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................  F-100
Notes to Financial Statements...............................  F-101

       FINANCIAL STATEMENTS OF JERALD B. TURNER, M.D., P.A.
Report of Independent Certified Public Accountants..........  F-105
Balance Sheets as of December 31, 1995 and November 30,
  1996......................................................  F-106
Statements of Income for the Year Ended December 31, 1995
  and for the Eleven-Month Period Ended November 30, 1996...  F-107
Statements of Stockholder's Equity for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................  F-108
Statements of Cash Flows for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................  F-109
Notes to Financial Statements...............................  F-110

    FINANCIAL STATEMENTS OF GILLETTE, BEILER & ASSOCIATES, P.A.
Report of Independent Certified Public Accountants..........  F-113
Balance Sheets as of December 31, 1995 and November 30,
  1996......................................................  F-114
Statements of Operations for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................  F-115
Statements of Stockholders' Deficit for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................  F-116
Statements of Cash Flows for the Year Ended December 31,
  1995 and for the Eleven-Month Period Ended November 30,
  1996......................................................  F-117
Notes to Financial Statements...............................  F-118

         FINANCIAL STATEMENTS OF J & R KENNEDY, O.D., P.A.
                   AND ROSEVILLE OPTICIANS, INC.
Report of Independent Certified Public Accountants..........  F-123
Combined Balance Sheets as of December 31, 1995 and November
  30, 1996..................................................  F-124
Combined Statements of Income for the Year Ended December
  31, 1995 and for the Eleven-Month Period Ended November
  30, 1996..................................................  F-125
Combined Statements of Stockholders' Equity for the Year
  Ended December 31, 1995 and for the Eleven-Month Period
  Ended November 30, 1996...................................  F-126
Combined Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................  F-127
Notes to Combined Financial Statements......................  F-128

      FINANCIAL STATEMENTS OF DR. SMITH AND ASSOCIATES, P.A.
                 #6950, DR. SMITH AND ASSOCIATES,
                   P.A. #6958, AND DR. SMITH AND
                       ASSOCIATES P.A. #6966
Report of Independent Certified Public Accountants..........  F-133
Combined Balance Sheets as of December 31, 1995 and November
  30, 1996..................................................  F-134
Combined Statements of Income for the Year Ended December
  31, 1995 and for the Eleven-Month Period Ended November
  30, 1996..................................................  F-135
Combined Statements of Stockholders' Equity for the Year
  Ended December 31, 1995 and for the Eleven-Month Period
  Ended November 30, 1996...................................  F-136
Combined Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the Eleven-Month Period Ended
  November 30, 1996.........................................  F-137
Notes to Combined Financial Statements......................  F-138

                                                              PAGE
                                                              -----
    FINANCIAL STATEMENTS OF SWAGEL-WOOTTON EYE CENTER, LTD. AND
                 AZTEC OPTICAL LIMITED PARTNERSHIP
Report of Independent Certified Public Accountants..........  F-143
Combined Balance Sheets as of December 31, 1996 and May 31,
  1997 (Unaudited)..........................................  F-144
Combined Statements of Operations for the Year Ended
  December 31, 1996 and the Five-Month Periods Ended May 31,
  1996 and 1997 (Unaudited).................................  F-145
Combined Statements of Stockholders' (Partners') Equity for
  the Year Ended December 31, 1996 and the Five-Month Period
  Ended May 31, 1997 (Unaudited)............................  F-146
Combined Statements of Cash Flows for the Year Ended
  December 31, 1996 and the Five-Month Periods Ended May 31,
  1996 and 1997 (Unaudited).................................  F-147
Notes to Combined Financial Statements......................  F-148

       FINANCIAL STATEMENTS OF RICHARD L. SHORT, D.O., P.A.
                 D/B/A EYE ASSOCIATES OF PINELLAS
Report of Independent Certified Public Accountants..........  F-152
Balance Sheet as of December 31, 1996.......................  F-153
Statement of Income for the Year Ended December 31, 1996....  F-154
Statement of Stockholder's Equity for the Year Ended
  December 31, 1996.........................................  F-155
Statement of Cash Flows for the Year Ended December 31,
  1996......................................................  F-156
Notes to Financial Statements...............................  F-157

         FINANCIAL STATEMENTS OF COCHISE EYE & LASER, P.C.
Report of Independent Certified Public Accountants..........  F-163
Balance Sheets as of July 31, 1996 and April 30, 1997
  (Unaudited)...............................................  F-164
Statements of Income for the Year Ended July 31, 1996 and
  the Nine-Month Periods Ended April 30, 1996 and 1997
  (Unaudited)...............................................  F-165
Statements of Stockholders' Equity for the Year Ended July
  31, 1996 and the Nine-Month Period Ended April 30, 1997
  (Unaudited)...............................................  F-166
Statements of Cash Flows for the Year Ended July 31, 1996
  and the Nine-Month Periods Ended April 30, 1996 and 1997
  (Unaudited)...............................................  F-167
Notes to Financial Statements...............................  F-168

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

     Effective December 1, 1996, Vision Twenty-One, Inc. (the "Company") acquired substantially all of the assets, primarily consisting of accounts receivable, leases, contracts, equipment and other tangible and intangible assets (the "business assets"), and assumed certain liabilities of 10 ophthalmology and optometry practices located in Minnesota, Arizona and Florida (the "1996 Acquisitions"). In conjunction with the 1996 Acquisitions, the Company entered into various business management agreements (the "Management Agreements") with the professional associations operating those practices. From March 1, 1997 to the Company's Initial Public Offering on August 18, 1997, the Company acquired the business assets of one optometry clinic, 11 ophthalmology clinics, six optical dispensaries and four ASCs located in Arizona and Florida (the "Pre IPO Acquisitions"). In conjunction with the Pre IPO Acquisitions, the Company entered into Management Agreements with the professional associations operating the practices. In September 1997, the Company closed in escrow the acquisition of the business assets of four ophthalmology clinics and two optical dispensaries located in Arizona, Florida and New York and acquired the business assets of a managed care company (the "September Acquisitions"). In October 1997, the Company closed in escrow one acquisition and entered into an agreement with respect to another acquisition of the business assets of one optical dispensary, two ophthalmology clinics and one ASC located in Florida (the "October Acquisitions"). In conjunction with the September and October Acquisitions, the Company entered into various Management Agreements with the professional associations operating those practices. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of BBG-COA, Inc. (the "Block Acquisition"). The Pre IPO Acquisitions, the September Acquisitions and the October Acquisitions are collectively referred to as the "1997 Acquisitions." Except for the Company's acquisitions of managed care companies and the Block Acquisition, which were accounted for under the purchase method of accounting, its acquisitions have been accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements.

     The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of the Company, adjusted to give effect to the transactions described below. The unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1996 give effect to the following transactions as if they had occurred on January 1, 1996: (i) the 1996 Acquisitions, (ii) the 1997 Acquisitions, (iii) the Block Acquisition, (iv) the Initial Public Offering and the application of the net proceeds therefrom and (v) the Offering and the application of the net proceeds therefrom. The unaudited pro forma consolidated statements of operations of the Company for the nine-month period ended September 30, 1997 give effect to the following transactions as if they had occurred on January 1, 1996: (i) the 1997 Acquisitions, (ii) the Block Acquisition, (iii) the Initial Public Offering and the application of the net proceeds therefrom and (iv) the Offering and the application of the net proceeds therefrom. The unaudited pro forma consolidated balance sheet of the Company as of September 30, 1997 gives effect to the October Acquisitions and the Block Acquisition at that date and the consummation of the Offering and the application of the estimated net proceeds therefrom.

     The unaudited pro forma consolidated financial statements are based on the historical financial statements of the Company, Block Vision and the professional or other entities which owned the business assets which were the subject of the 1996 and 1997 Acquisitions and give effect to the 1996 Acquisitions, the 1997 Acquisitions, the Block Acquisition, the Initial Public Offering and the Offering and the assumptions and adjustments described in the notes thereto. The unaudited pro forma consolidated financial information does not purport to indicate what the results of operations or financial condition of the Company would have been if the 1996 and 1997 Acquisitions, the Block Acquisition, the Initial Public Offering and the Offering had been effected on the dates indicated or to project the future results of operations or financial condition of the Company. Such pro forma financial information should be read in conjunction with the consolidated financial statements of the Company and the financial statements of the other entities included in this Prospectus.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                 HISTORICAL
                                  COMPANY                 BLOCK                             1996 AND
                            FOR THE TWELVE-MONTH   FOR THE TWELVE-MONTH      BLOCK            1997
                                PERIOD ENDED           PERIOD ENDED       ACQUISITION     ACQUISITIONS
                             DECEMBER 31, 1996      DECEMBER 31, 1996     ADJUSTMENTS     ADJUSTMENTS
                            --------------------   --------------------   -----------     ------------
Revenues:
 Practice management
   fees...................      $ 1,942,843                                               $37,538,000(2)
 Managed care.............        7,315,196            $12,279,598                          3,492,000(1)
 Buying group sales.......                              54,832,374
 Other revenue............          305,654                 26,244                              3,000(1)
                                -----------            -----------        -----------     -----------
                                  9,563,693             67,138,216                 --      41,033,000
Operating expenses:
 Practice management
   expenses...............        1,244,173                                                30,504,000(2)
 Medical claims...........        9,128,659              8,741,585                          2,919,000(1)
 Cost of buying group
   sales..................                              52,084,442                                 --
 Salaries, wages and
   benefits...............        1,889,395              2,530,611            (90,000)(4)      38,000(1)
                                                                                            2,438,000(14)
 Business development.....        1,926,895                                                        --
 General and
   administrative.........        1,208,678              2,274,141                            322,000(1)
                                                                                              230,000(14)
 Depreciation and
   amortization...........          126,046                556,000           (372,000)(5)   2,338,000(3)
                                                                            1,371,000(5)
                                -----------            -----------        -----------     -----------
                                 15,523,846             66,186,779            909,000      38,789,000
Income (loss) from
 operations...............       (5,960,153)               951,437           (909,000)      2,244,000
Interest expense..........          159,484                333,074            988,000(13)     204,000(6)
                                -----------            -----------        -----------     -----------
Income (loss) before
 income taxes.............       (6,119,637)               618,363         (1,897,000)      2,040,000
Income tax expense
 (benefit)................               --                391,194           (356,194)(8)  (1,536,000)(8)
                                -----------            -----------        -----------     -----------
Net income (loss).........      $(6,119,637)           $   227,169        $(1,540,806)    $ 3,576,000
                                ===========            ===========        ===========     ===========
Net income (loss) per
 common share.............      $     (1.02)
                                ===========
Weighted average number of
 common shares
 outstanding..............        5,979,543
                                ===========

                                             INITIAL
                                             PUBLIC
                                            OFFERING         PRO FORMA
                             PRO FORMA      AND OTHER       CONSOLIDATED
                            CONSOLIDATED   ADJUSTMENTS     AFTER OFFERING
                            ------------   -----------     --------------
Revenues:
 Practice management
   fees...................  $ 39,480,843                    $ 39,480,843
 Managed care.............    23,086,794                      23,086,794
 Buying group sales.......    54,832,374                      54,832,374
 Other revenue............       334,898                         334,898
                            ------------    ---------       ------------
                             117,734,909           --        117,734,909
Operating expenses:
 Practice management
   expenses...............    31,748,173                      31,748,173
 Medical claims...........    20,789,244                      20,789,244
 Cost of buying group
   sales..................    52,084,442                      52,084,442
 Salaries, wages and
   benefits...............     6,806,006                       6,806,006

 Business development.....     1,926,895                       1,926,895
 General and
   administrative.........     4,034,819                       4,034,819
                                      --
 Depreciation and
   amortization...........     4,019,046                       4,019,046

                            ------------    ---------       ------------
                             121,408,625           --        121,408,625
Income (loss) from
 operations...............    (3,673,716)          --         (3,673,716)
Interest expense..........     1,684,558     (359,000)         1,743,558
                                              418,000(16)
                            ------------    ---------       ------------
Income (loss) before
 income taxes.............    (5,358,274)     (59,000)        (5,417,274)
Income tax expense
 (benefit)................    (1,501,000)     (22,000)(8)     (1,523,000)
                            ------------    ---------       ------------
Net income (loss).........  $ (3,857,274)   $ (37,000)      $ (3,894,274)
                            ============    =========       ============
Net income (loss) per
 common share.............  $      (0.50)                   $      (0.40)(9)
                            ============                    ============
Weighted average number of
 common shares
 outstanding..............     7,647,492                       9,751,176(9)
                            ============                    ============

      See accompanying notes to unaudited pro forma consolidated financial information.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                   NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                   HISTORICAL
                                    COMPANY               BLOCK
                               FOR THE NINE-MONTH   FOR THE NINE-MONTH      BLOCK             1997
                                  PERIOD ENDED         PERIOD ENDED      ACQUISITION      ACQUISITIONS
                               SEPTEMBER 30, 1997     JULY 31, 1997      ADJUSTMENTS      ADJUSTMENTS
                               ------------------   ------------------   -----------      ------------
Revenues:
 Practice management fees....     $19,684,406                                              $11,388,000(2)
 Managed care................       9,307,430          $11,878,000                           1,461,000(1)
 Buying group revenue........                           40,389,000                                  --
 Other revenue...............         451,925              147,000                                  --
                                  -----------          -----------       -----------       -----------
                                   29,443,761           52,414,000                --        12,849,000
                                  -----------          -----------       -----------       -----------
Operating expenses:
 Practice management
   expenses..................      15,977,619                                                9,190,000(2)
 Medical claims..............       8,052,709            8,103,000                           1,186,000(1)
 Cost of buying group
   sales.....................                           38,360,000                                  --
 Salaries, wages and
   benefits..................       3,405,067            2,228,000           (68,000)(4)            --
 General and
   administrative............       1,339,555            1,770,000                             104,000(1)
 Depreciation and
   amortization..............         954,313              530,000          (297,000)(5)       808,000(3)
                                                                           1,028,000(5)             --
                                  -----------          -----------       -----------       -----------
                                   29,729,263           50,991,000           663,000        11,288,000
                                  -----------          -----------       -----------       -----------
Income (loss) from
 operations..................        (285,502)           1,423,000          (663,000)        1,561,000
Interest expense.............         740,777              181,000           847,000(13)            --
                                  -----------          -----------       -----------       -----------
Income (loss) before income
 taxes.......................      (1,026,279)           1,242,000        (1,510,000)        1,561,000
Income tax expense
 (benefit)...................              --              601,000          (315,000)(8)       201,000(8)
                                  -----------          -----------       -----------       -----------
Income (loss) before
 extraordinary charge(15)....     $(1,026,279)         $   641,000       $(1,195,000)      $ 1,360,000
                                  ===========          ===========       ===========       ===========
Income (loss) before
 extraordinary charge per
 common share(15)............     $     (0.15)
                                  ===========
Weighted average number of
 common shares outstanding...       6,670,779
                                  ===========


                                              INITIAL PUBLIC
                                               OFFERING AND        PRO FORMA
                                PRO FORMA         OTHER           CONSOLIDATED
                               CONSOLIDATED    ADJUSTMENTS       AFTER OFFERING
                               ------------   --------------     --------------
Revenues:
 Practice management fees....  $31,072,406                        $31,072,406
 Managed care................   22,646,430                         22,646,430
 Buying group revenue........   40,389,000                         40,389,000
 Other revenue...............      598,925                            598,925
                               -----------       ---------        -----------
                                94,706,761                         94,706,761
                               -----------       ---------        -----------
Operating expenses:
 Practice management
   expenses..................   25,167,619                         25,167,619
 Medical claims..............   17,341,709                         17,341,709
 Cost of buying group
   sales.....................   38,360,000                         38,360,000
 Salaries, wages and
   benefits..................    5,565,067                          5,565,067
 General and
   administrative............    3,213,555                          3,213,555
 Depreciation and
   amortization..............    3,023,313                          3,023,313
                                                                           --
                               -----------       ---------        -----------
                                92,671,263              --         92,671,263
                               -----------       ---------        -----------
Income (loss) from
 operations..................    2,035,498              --          2,035,498
Interest expense.............    1,768,777        (700,000)(7)      1,391,777
                                                   323,000(16)
                               -----------       ---------        -----------
Income (loss) before income
 taxes.......................      266,721         377,000            643,721
Income tax expense
 (benefit)...................      487,000         142,000(8)         629,000
                               -----------       ---------        -----------
Income (loss) before
 extraordinary charge(15)....  $  (220,279)      $ 235,000        $    14,721
                               ===========       =========        ===========
Income (loss) before
 extraordinary charge per
 common share(15)............  $     (0.03)                       $        --
                               ===========                        ===========
Weighted average number of
 common shares outstanding...    7,647,492                          9,751,176
                               ===========                        ===========

      See accompanying notes to unaudited pro forma consolidated financial information.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     HISTORICAL
                                       COMPANY         BLOCK
                                        AS OF          AS OF         BLOCK           OCTOBER
                                    SEPTEMBER 30,    JULY 31,     ACQUISITION      ACQUISITION
                                        1997           1997       ADJUSTMENTS      ADJUSTMENTS
                                    -------------   -----------   -----------      -----------
ASSETS
Current assets:
  Cash and cash equivalents.......   $ 2,615,335    $   338,845      (750,000)(11) $(1,792,000)(10)
                                                                     (426,000)(13)
                                                                      204,000(13)
                                                                    5,615,000(13)
  Accounts receivable.............     7,471,833      6,562,298                             --
  Other receivables...............     1,321,389                           --
  Prepaid expenses and other
    current assets................       889,941         56,858                             --
                                     -----------    -----------   -----------      -----------
        Total current assets......    12,298,498      6,958,001     4,643,000       (1,792,000)
Fixed assets, net.................     3,263,943        977,787                             --
Intangible assets.................    28,050,825      5,051,204    29,211,942(11)    3,150,000(7)
                                                                                       590,000(7)
Other assets......................       157,489        258,513                             --
                                     -----------    -----------   -----------      -----------
        Total assets..............   $43,770,755    $13,245,505   $33,854,942      $ 1,948,000
                                     ===========    ===========   ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................   $   955,998    $ 6,601,635                             --
  Accrued expenses................       967,261        193,956       421,000(13)           --
  Accrued acquisition and offering
    costs.........................            --                                            --
  Accrued compensation............     1,317,385                                            --
  Due to managed professional
    associations..................     1,814,691                                            --
  Due to selling shareholders.....     3,800,228                   25,600,000(11)
  Current portion of long-term
    debt..........................       112,889                    5,615,000(13)           --
  Current portion of obligations
    under capital leases..........       289,742         27,511                             --
  Medical claims payable..........     1,457,866                                            --
                                     -----------    -----------   -----------      -----------
        Total current
          liabilities.............    10,716,060      6,823,102    31,636,000               --
Deferred rent payable.............       262,376                                            --
Obligations under capital
  leases..........................       111,046             --                             --
Long-term debt, less current
  portion.........................        66,264      3,124,134                             --
Other long-term liabilities.......                       40,211
Deferred income taxes.............     1,716,000                                       590,000(10)
Stockholders' equity:
  Common stock....................         8,591         13,638       (13,638)(11)         101(10)
                                                                          458(11)
  Additional paid-in capital......    40,269,136      3,828,365    (3,828,365)(11)   1,357,899(10)
                                                                    6,049,542(11)
                                                                       70,000(11)
                                                                      204,000(13)
  Deferred compensation...........      (435,810)                                           --
  Accumulated deficit.............    (8,942,908)      (583,945)      583,945(11)           --
                                                                     (370,000)(13)
                                                                     (477,000)(13)
                                     -----------    -----------   -----------      -----------
        Total stockholders'
          equity..................    30,899,009      3,258,058     2,218,942        1,358,000
                                     -----------    -----------   -----------      -----------
        Total liabilities and
          stockholders' equity....   $43,770,755    $13,245,505   $33,854,942      $ 1,948,000
                                     ===========    ===========   ===========      ===========


                                                     OFFERING         PRO FORMA
                                     PRO FORMA      AND OTHER        CONSOLIDATED
                                    CONSOLIDATED   ADJUSTMENTS      AFTER OFFERING
                                    ------------   ------------     --------------
ASSETS
Current assets:
  Cash and cash equivalents.......  $  5,805,180   $ (5,615,000)(12)  $   195,180
                                                         43,000(16)
                                                        (38,000)(16)

  Accounts receivable.............    14,034,131                      14,034,131
  Other receivables...............     1,321,389                       1,321,389
  Prepaid expenses and other
    current assets................       946,799                         946,799
                                    ------------   ------------      -----------
        Total current assets......    22,107,499     (5,610,000)      16,497,499
Fixed assets, net.................     4,241,730                       4,241,730
Intangible assets.................    66,053,971                      66,053,971

Other assets......................       416,002                         416,002
                                    ------------   ------------      -----------
        Total assets..............  $ 92,819,202   $ (5,610,000)     $87,209,202
                                    ============   ============      ===========
LIABILITIES AND STOCKHOLDERS' EQUI
Current liabilities:
  Accounts payable................  $  7,557,633                     $ 7,557,633
  Accrued expenses................     1,582,217        285,000(16)    1,867,217
  Accrued acquisition and offering
    costs.........................            --                              --
  Accrued compensation............     1,317,385                       1,317,385
  Due to managed professional
    associations..................     1,814,691                       1,814,691
  Due to selling shareholders.....    29,400,228   $ (3,800,228)(12)           --
                                                    (25,600,000)(12)
  Current portion of long-term
    debt..........................     5,727,889      3,800,228(16)    9,528,117
  Current portion of obligations
    under capital leases..........       317,253                         317,253
  Medical claims payable..........     1,457,866                       1,457,866
                                    ------------   ------------      -----------
        Total current
          liabilities.............    49,175,162    (25,315,000)      23,860,162
Deferred rent payable.............       262,376                         262,376
Obligations under capital
  leases..........................       111,046                         111,046
Long-term debt, less current
  portion.........................     3,190,398                       3,190,398
Other long-term liabilities.......        40,211                          40,211
Deferred income taxes.............     2,306,000                       2,306,000
Stockholders' equity:
  Common stock....................         9,150          2,300(12)       11,450

  Additional paid-in capital......    47,950,577     19,982,700(12)   67,976,277
                                                         43,000(16)

  Deferred compensation...........      (435,810)                       (435,810)
  Accumulated deficit.............    (9,789,908)       (38,000)(16)  (10,112,908)
                                                       (285,000)(16)

                                    ------------   ------------      -----------
        Total stockholders'
          equity..................    37,734,009     19,705,000       57,439,009
                                    ------------   ------------      -----------
        Total liabilities and
          stockholders' equity....  $ 92,819,202   $ (5,610,000)     $87,209,202
                                    ============   ============      ===========

      See accompanying notes to unaudited pro forma consolidated financial information.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     (1) The Company has acquired two managed care businesses -- one on December 1, 1996 (a 1996 Acquisition) and the other on September 1, 1997 (a 1997 Acquisition). These adjustments reflect the pro forma additional managed care revenue, medical claims, salaries, wages and benefits and general and administrative expenses that would have been generated by each business if the 1996 Acquisition and the 1997 Acquisition had occurred on January 1, 1996. The managed care revenue, medical claims, salaries, wages and benefits and general and administrative expenses for the nine-month period ended September 30, 1996 reflect the pro forma additional amounts that would have been incurred if the 1997 Acquisition had occurred on January 1, 1996.

                                                              TWELVE-MONTH    NINE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                                12/31/96       9/30/97
                                                              ------------   ------------
Revenues:
  Managed care..............................................   $3,492,000     $1,461,000
  Other.....................................................        3,000             --
                                                               ----------     ----------
                                                                3,495,000      1,461,000
                                                               ----------     ----------
Expenses:
  Medical claims............................................    2,919,000      1,186,000
  Salaries, wages and benefits..............................       38,000             --
  General and administrative................................      322,000        104,000
                                                               ----------     ----------
                                                                3,279,000      1,290,000
                                                               ----------     ----------
Net.........................................................   $  216,000     $  171,000
                                                               ==========     ==========

     (2) The practice management fees and practice management expenses for the year ended December 31, 1996 reflect the pro forma additional practice management fee revenue that would have been earned through the management of the related managed professional entities under the Management Agreements if the 1996 Acquisitions (which were effective on December 1, 1996) and the 1997 Acquisitions had occurred on January 1, 1996, less approximately $479,000 earned by the Company on a historical basis through a management agreement with managed professional entities included in the 1996 Acquisitions. The practice management fees and practice management expenses for the nine-month period ended September 30, 1997 reflect the pro forma additional practice management fee revenue that would have been earned through the management of the related managed professional entities under the Management Agreements if the 1997 Acquisitions had occurred on January 1, 1996. This revenue represents reimbursement of practice management expenses incurred by the Company, including depreciation of fixed assets. In addition, the Company receives a percentage (ranging from 24 to 37 percent) of the related managed professional entities net earnings before interest, taxes and shareholder physician expenses, as determined under the related Management Agreements.

     The following analysis summarizes the adjustments related to practice management fees:

                                                                     1996 AND 1997
                                                                ACQUISITION ADJUSTMENTS
                                                              ---------------------------
                                                              TWELVE-MONTH    NINE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                                12/31/96       9/30/97
                                                              ------------   ------------
Practice management fee summary:
Reimbursement of practice management expenses:
  Practice management expenses..............................  $30,504,000    $ 9,190,000
  Depreciation..............................................    1,140,000        347,000
                                                              -----------    -----------
                                                               31,644,000      9,537,000
Share of Managed Professional Associations' net earnings....    6,373,000      1,851,000
                                                              -----------    -----------
                                                               38,017,000     11,388,000
Less management fee earned by the Company through a
  management agreement with a Managed Professional
  Association for the eleven-month period ended November 30,
  1996......................................................     (479,000)            --
                                                              -----------    -----------
Practice management fee revenue.............................  $37,538,000    $11,388,000
                                                              ===========    ===========

     The share of Managed Professional Associations' net earnings was computed as follows:

                                                              TWELVE-MONTH    NINE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                                12/31/96       9/30/97
                                                              ------------   ------------
Gross practice revenues.....................................  $52,887,000    $15,707,000
  less defined practice expenses including depreciation.....   31,644,000      9,537,000
                                                              -----------    -----------
Managed Professional Associations'
  net earnings..............................................  $21,243,000    $ 6,170,000
Weighted-average management fee percentage..................      30%            30%
                                                              -----------    -----------
Share of Managed Professional Associations'
  net earnings..............................................  $ 6,373,000    $ 1,851,000
                                                              ===========    ===========

     The pro forma adjustments for practice management fees and practice management expenses are based on the actual results of operations of the individual practices, as adjusted for the terms of the Management Agreements. While the Company expects the operations of the practices to improve under its management, there can be no assurance that operations will not deteriorate. However, the Company believes this information is the best available objective information upon which to evaluate the performance of the practices.

     (3) Depreciation and amortization reflect depreciation of the related managed professional entities' fixed assets acquired over their estimated useful life and amortization of intangible assets over an average life of 25 years:

                                                                     1996 AND 1997
                                                                ACQUISITION ADJUSTMENTS
                                                              ---------------------------
                                                              TWELVE-MONTH    NINE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                                12/31/96       9/30/97
                                                              ------------   ------------
Fixed assets(a).............................................  $ 1,140,000     $  347,000
Intangible assets(b)........................................    1,198,000        461,000
                                                              -----------     ----------
                                                              $ 2,338,000     $  808,000
                                                              ===========     ==========

     (a) Depreciation on fixed assets is calculated on a straight-line method over the estimated useful lives of the various classes of assets, which range from three to seven years.

     (b) Amortization of intangible assets is calculated on a straight-line method over an average life of 25 years. Included in amortization expense is $191,000 and $109,000 for the twelve-month period ended

December 31, 1996 and the nine-month period ended September 30, 1997, respectively, for the addition to intangible assets and corresponding increase in deferred income taxes for the value of the portion of the Management Agreements acquired in non-taxable transactions as if they had occurred on January 1, 1996 and January 1, 1997, respectively.

     (4) The adjustment reduces certain salaries of the management of Block by $90,000 and $68,000 for the twelve-month period ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, to levels that will be paid by the Company.

     (5) The adjustment removes the goodwill amortization previously recorded by Block of $372,000 and $297,000 for the twelve-month period ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, and records the goodwill amortization of $1,371,000 and $1,028,000 for the twelve-month period ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, related to the acquisition of Block by the Company.

     (6) The adjustment to interest expense reflects the additional interest on the notes issued and the debt assumed in conjunction with the 1996 Acquisitions as if the 1996 Acquisitions occurred on January 1, 1996, as follows:

                                        CARRYING
                                         AMOUNT     INTEREST                       INTEREST
DESCRIPTION                             12/31/96      RATE          PERIOD         EXPENSE
-----------                            ----------   --------   -----------------   --------
Unsecured notes payable issued to
  stockholders of the Managed
  Professional Associations on
  12/1/96............................  $1,924,959     8.00%    1/1/96 -- 11/30/96  $141,000
Certain notes payable and capital
  lease obligations assumed of the
  Managed Professional Associations
  on 12/1/96.........................     744,481     9.25%    1/1/96 -- 11/30/96    63,000
                                                                                   --------
                                                                                   $204,000
                                                                                   ========

     (7) The adjustment reflects the savings on interest expense due to the repayment of debt with proceeds from the Initial Public Offering.

                                                              TWELVE-MONTH    NINE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                                12/31/96       9/30/97
                                                              ------------   ------------
Unsecured notes payable, 8%.................................    $274,000       $275,000
Senior subordinated note, 10%...............................       1,300        114,000
Senior subordinated note, 10%...............................          --        122,000
Certain notes payable and capital lease obligations,
  9.25%.....................................................      83,700             --
Credit facilities, 10%......................................          --        189,000
                                                                --------       --------
                                                                $359,000       $700,000
                                                                ========       ========

     (8) The adjustment records the income tax expense (benefit) that would have been recorded if the transactions had occurred on January 1, 1996. The expense (benefit) is calculated using an estimated average income tax rate of 38% and income before income taxes adjusted for the amortization of the non-deductible goodwill resulting from the Block Acquisition.

     (9) To reflect the pro forma net income (loss) per common share assuming an increase in the weighted average number of outstanding shares that would have been necessary to repay the selling shareholders of Block $19,985,000, representing an increase of 2,103,684 shares.

     (10) The adjustment reflects the October Acquisitions. The fair value of the net assets and Management Agreements associated with the October Acquisitions is expected to approximate $3,150,000. The October Acquisitions were financed through the payment of $1,792,000 in cash and the issuance of 101,000 shares of the Company's Common Stock, valued at the average closing prices of the Company's Common Stock five days before and after the closing dates. The acquisition adjustment assumes the fair value of the net business assets is immaterial and, accordingly, allocates the entire fair value of $3,150,000 to intangible assets, principally representing the fair value of the Management Agreements. The Company has also recorded an addition to intangible assets of $590,000 with a corresponding increase in deferred income taxes for the value of the portion of the Management Agreements acquired in non-taxable transactions.

     (11) The adjustments reflect the Block Acquisition which was effective October 31, 1997. The Company delivered 458,365 shares of the Company's Common Stock valued at $13.20 per share based on the average closing prices of the Company's Common Stock in the five days before the closing date. The Company is obligated to pay $25,600,000 in cash on the earlier of consummation of the Offering or November 30, 1997. Goodwill was estimated as follows:

Value of Company Common Stock...............................               $ 6,050,000
Cash to be paid to selling shareholders.....................                25,600,000
Transaction fee paid in cash................................                   750,000
Transaction fee paid in warrants............................                    70,000
                                                                           -----------
                                                                            32,470,000
Recorded net book value of Block............................  $3,258,058
Less previously recorded goodwill...........................   5,051,204    (1,793,146)
                                                              ----------   -----------
Resulting goodwill..........................................                34,263,146
Previously recorded goodwill................................                 5,051,204
                                                                           -----------
          Net increase in goodwill..........................               $29,211,942
                                                                           ===========

     The Company anticipates that it will amortize the goodwill over a 25 year life. The Company will continue to evaluate the appropriate value of the assets and liabilities, the purchase price allocation and the amortization period for the goodwill. The adjustments also record the amounts due to selling shareholders of $25,600,000; the issuance of $6,050,000 in the Company Common Stock; payment of $750,000 in cash and $70,000 in warrants for certain transaction fees to be incurred in connection with the Block Acquisition; and the elimination of Block's historical equity accounts. There is no adjustment to deferred income taxes because the goodwill is non-deductible. If the Company subsequently determines that there are identifiable intangible assets, the amortization period for those amounts will be adjusted accordingly and deferred income taxes will also be recorded, which will increase the amount of goodwill.

     (12) The adjustments reflect the Company's intent to sell 2,300,000 shares of Common Stock in the Offering resulting in net proceeds of $19,985,000. Such proceeds will be used to repay the selling shareholders of Block of $19,985,000. Additionally, the selling shareholders of Block will be paid $5,615,000 from borrowings on the bridge loan credit facility, for a total payment of $25,600,000 to the selling shareholders of Block.

     (13) The adjustments reflect the Company's entering into a bridge loan credit facility in October 1997 to borrow up to $37.0 million to complete the acquisition of Block if the Offering is not completed in a timely manner and to borrow approximately $5.6 million on the bridge loan credit facility to be used to repay the selling shareholders of Block. To enter into the borrowing arrangement, the Company paid $370,000 in cash and issued 50,000 warrants for which it received $140,000 in cash. The terms of the bridge loan credit facility require the Company to pay an additional funding fee and issue additional warrants when it draws on the borrowing arrangement. The borrowing of approximately $5.6 million on the bridge loan credit facility will result in the Company's paying a funding fee of $56,000 and issuing 22,764 in additional warrants for which the Company will receive $64,000 in cash. Because the cash fees paid are not refundable, they are recognized as an expense in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine-month period ended September 30, 1997. The adjustment also reflects the additional interest expense of $562,000 and $421,000 for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, that would have been incurred from the borrowing of approximately $5.6 million on the bridge loan credit facility at an estimated interest rate of 10.0%.

     (14) The adjustment increases the salaries, wages and benefits for the year ended December 31, 1996 by $2,438,000 and general and administrative expenses for the year ended December 31, 1996 by $230,000 to the level incurred in the first six months of 1997 to reflect the expense of the additional infrastructure needed to manage the 1996 Acquisitions and the 1997 Acquisitions. The adjusted salaries, wages and benefits and general and administrative expenses for the year ended December 31, 1996 equal the annualized expenses incurred through June 30, 1997 for the same activities.

     (15) Net income (loss) excludes the extraordinary charge for early extinguishment of debt for $323,346.

     (16) The adjustment reflects the borrowing of approximately $3.8 million on the bridge loan credit facility to be used to repay the September acquisitions' selling shareholders. The borrowing of approximately $3.8 million on the bridge loan credit facility will result in the Company paying a funding fee of $38,000 and issuing 15,418 in additional warrants for which the Company will receive $43,000 in cash. Because the cash fee paid is not refundable, it is recognized as an expense in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine-month period ended September 30, 1997. The adjustment also reflects the additional interest expense of $380,000 and $285,000 for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, that would have been incurred from the borrowing of approximately $3.8 million on the bridge loan credit facility at an estimated interest rate of 10.0%.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Vision Twenty-One, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Vision Twenty-One, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision Twenty-One, Inc. and subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Tampa, Florida
March 22, 1997,
except for Note 11, as to which the date is
July 29, 1997
                                          /s/  ERNST & YOUNG LLP

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------   SEPTEMBER 30,
                                                             1995          1996           1997
                                                          -----------   -----------   -------------
                                                                                       (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents.............................  $    42,272   $    67,353     $ 2,615,335
  Accounts receivable, net of allowance for doubtful
     accounts of $685,000 and $2,620,000 in 1996 and
     1997, respectively.................................           --     1,968,587       7,471,833
  Other receivables.....................................           --       185,263       1,321,389
  Prepaid expenses and other current assets.............          999       192,789         889,941
                                                          -----------   -----------     -----------
          Total current assets..........................       43,271     2,413,992      12,298,498
Fixed assets, net.......................................       98,726     1,941,259       3,263,943
Intangible assets, net of accumulated amortization of
  $29,125 and $298,340 in 1996 and 1997, respectively...           --    11,022,396      28,050,825
Deferred offering costs.................................           --       287,792              --
Other assets............................................       23,222        46,792         157,489
                                                          -----------   -----------     -----------
          Total assets..................................  $   165,219   $15,712,231     $43,770,755
                                                          ===========   ===========     ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................  $    99,931   $   529,427     $   955,998
  Accrued expenses......................................        1,617       946,519         967,261
  Accrued acquisition and offering costs................           --     1,362,012              --
  Accrued compensation..................................       55,872       546,740       1,317,385
  Due to Managed Professional Associations..............       27,741            --       1,814,691
  Note payable to related party.........................      250,000            --              --
  Due to selling shareholders...........................           --            --       3,800,228
  Current portion of long-term debt.....................       51,127        48,249         112,889
  Current portion of obligations under capital leases...           --        43,849         289,742
  Medical claims payable................................    1,056,141     1,793,861       1,457,866
                                                          -----------   -----------     -----------
          Total current liabilities.....................    1,542,429     5,270,657      10,716,060
Deferred rent payable...................................           --       263,006         262,376
Obligations under capital leases........................           --        71,870         111,046
Long-term debt, less current portion ($9,288, $5,983,098
  and $0 to related parties in 1995, 1996 and 1997,
  respectively).........................................       61,840     7,570,974          66,264
Deferred income taxes...................................           --            --       1,716,000
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; no shares authorized
     in 1995 and 10,000,000 shares authorized in 1996
     and 1997; no shares issued.........................           --            --              --
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 2,324,876 (1995), 3,715,625 (1996) and
     8,591,234 (1997) shares issued and outstanding.....        2,325         3,716           8,591
  Additional paid-in capital............................       32,271     4,736,361      40,269,136
  Common stock to be issued (1,491,397 shares in
     1996)..............................................           --     5,905,965              --
  Deferred compensation.................................           --      (517,035)       (435,810)
  Accumulated deficit...................................   (1,473,646)   (7,593,283)     (8,942,908)
                                                          -----------   -----------     -----------
          Total stockholders' equity (deficit)..........   (1,439,050)    2,535,724      30,899,009
                                                          -----------   -----------     -----------
          Total liabilities and stockholders' equity
            (deficit)...................................  $   165,219   $15,712,231     $43,770,755
                                                          ===========   ===========     ===========

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                NINE-MONTH PERIOD
                                          YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                   --------------------------------------   -------------------------
                                      1994         1995          1996          1996          1997
                                   ----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues:
  Practice management fees
     ($392,206, $423,890 and
     $479,004 from a related
     party in 1994, 1995 and
     1996, respectively).........  $  392,206   $   423,890   $ 1,942,843   $   555,408   $19,684,406
  Managed care...................     668,590     2,446,010     7,315,196     5,307,075     9,307,430
  Other revenue..................     131,098       211,746       305,654       163,344       451,925
                                   ----------   -----------   -----------   -----------   -----------
                                    1,191,894     3,081,646     9,563,693     6,025,827    29,443,761
Operating expenses:
  Practice management expenses...          --            --     1,244,173            --    15,977,619
  Medical claims.................     551,408     2,934,180     9,128,659     7,319,446     8,052,709
  Salaries, wages and benefits...     537,864       903,966     1,889,395     1,374,832     3,405,067
  Business development...........          --            --     1,926,895            --            --
  General and administrative
     (including $53,000 to
     related parties for rent in
     1996).......................     237,702       443,374     1,208,678       662,213     1,339,555
  Depreciation and
     amortization................      13,052        18,005       126,046        35,222       954,313
                                   ----------   -----------   -----------   -----------   -----------
                                    1,340,026     4,299,525    15,523,846     9,391,713    29,729,263
                                   ----------   -----------   -----------   -----------   -----------
Loss from operations.............    (148,132)   (1,217,879)   (5,960,153)   (3,365,886)     (285,502)
Interest expense.................       4,444         8,557       159,484        66,147       740,777
                                   ----------   -----------   -----------   -----------   -----------
Loss before income taxes.........    (152,576)   (1,226,436)   (6,119,637)   (3,432,033)   (1,026,279)
Income taxes.....................          --            --            --            --            --
                                   ----------   -----------   -----------   -----------   -----------
Loss before extraordinary
  charge.........................    (152,576)   (1,226,436)   (6,119,637)   (3,432,033)   (1,026,279)
Extraordinary charge -- early
  extinguishment of debt.........          --            --            --            --       323,346
                                   ----------   -----------   -----------   -----------   -----------
          Net loss...............  $ (152,576)  $(1,226,436)  $(6,119,637)  $(3,432,033)  $(1,349,625)
                                   ==========   ===========   ===========   ===========   ===========
Loss before extraordinary charge
  per common share...............  $     (.03)  $      (.21)  $     (1.02)  $      (.57)  $      (.15)
                                   ----------   -----------   -----------   -----------   -----------
Extraordinary charge per common
  share..........................          --            --            --            --          (.05)
                                   ----------   -----------   -----------   -----------   -----------
Net loss per common share........  $    (0.03)  $     (0.21)  $     (1.02)  $      (.57)  $      (.20)
                                   ==========   ===========   ===========   ===========   ===========
Weighted average number of common
  shares outstanding.............   5,979,543     5,979,543     5,979,543     5,979,543     6,670,779
                                   ==========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                            COMMON                                      TOTAL
                                          COMMON STOCK      ADDITIONAL      STOCK                                   STOCKHOLDERS'
                                       ------------------     PAID-IN       TO BE        DEFERRED     ACCUMULATED      EQUITY
                                        SHARES     AMOUNT     CAPITAL       ISSUED     COMPENSATION     DEFICIT       (DEFICIT)
                                       ---------   ------   -----------   ----------   ------------   -----------   -------------
BALANCE AT JANUARY 1, 1994...........  2,324,876   $2,325   $    54,185           --    $      --     $   (94,634)   $   (38,124)
  Net loss...........................         --      --             --           --           --        (152,576)      (152,576)
                                       ---------   ------   -----------   ----------    ---------     -----------    -----------
BALANCE AT DECEMBER 31, 1994.........  2,324,876    2,325        54,185           --           --        (247,210)      (190,700)
  Net loss...........................         --      --             --           --           --      (1,226,436)    (1,226,436)
  Capital distribution...............         --      --        (21,914)          --           --              --        (21,914)
                                       ---------   ------   -----------   ----------    ---------     -----------    -----------
BALANCE AT DECEMBER 31, 1995.........  2,324,876    2,325        32,271           --           --      (1,473,646)    (1,439,050)
  Sale of common stock...............    360,442      360       999,640           --           --              --      1,000,000
  Issuance of shares of common stock
    for 1996 Acquisitions consummated
    effective December 1, 1996.......    651,842      652     2,580,645           --           --              --      2,581,297
  1,491,397 shares of common stock to
    be issued in 1997 for 1996
    Acquisitions consummated
    effective December 1, 1996.......         --      --             --    5,905,965           --              --      5,905,965
  Issuance of detachable stock
    purchase warrants................         --      --        125,000           --           --              --        125,000
  Issuance of shares of common stock
    for prior service................    144,705      145       401,410           --           --              --        401,555
  Issuance of shares of common stock
    for advisory agreement...........    125,627      126       348,488           --     (348,614)             --             --
  Issuance of shares of common stock
    for services agreement...........    108,133      108       299,960           --     (180,041)             --        120,027
  Amortization of deferred
    compensation.....................         --      --             --           --       11,620              --         11,620
  Net loss...........................         --      --             --           --           --      (6,119,637)    (6,119,637)
  Capital distribution...............         --      --        (51,053)          --           --              --        (51,053)
                                       ---------   ------   -----------   ----------    ---------     -----------    -----------
BALANCE AT DECEMBER 31, 1996.........  3,715,625    3,716     4,736,361    5,905,965     (517,035)     (7,593,283)     2,535,724
Unaudited:
  Initial public offering of common
    shares...........................  2,100,000    2,100    18,054,361           --           --              --     18,056,461
  Issuance of shares of common stock
    for business combinations........  2,775,609    2,775    17,077,664   (5,905,965)          --              --     11,174,474
  Issuance of detachable stock
    purchase warrants................         --      --        203,500           --           --              --        203,500
  Sale of detachable stock purchase
    warrant..........................         --      --        126,000           --           --              --        126,000
  Compensatory stock options
    accounted for under SFAS 123.....         --      --         71,250           --           --              --         71,250
  Amortization of deferred
    compensation.....................         --      --             --           --       81,225              --         81,225
  Net loss...........................         --      --             --           --           --      (1,349,625)    (1,349,625)
                                       ---------   ------   -----------   ----------    ---------     -----------    -----------
BALANCE AT SEPTEMBER 30,
  1997(Unaudited)....................  8,591,234   $8,591   $40,269,136           --    $(435,810)    $(8,942,908)   $30,899,009
                                       =========   ======   ===========   ==========    =========     ===========    ===========

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               NINE-MONTH PERIOD
                                                        YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                                ---------------------------------------    --------------------------
                                                  1994          1995           1996           1996           1997
                                                ---------    -----------    -----------    -----------    -----------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................  $(152,576)   $(1,226,436)   $(6,119,637)   $(3,432,033)   $(1,349,625)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Extraordinary charge -- early extinguishment
    of debt...................................         --             --             --             --        323,346
  Depreciation and amortization...............     13,052         18,005        126,046         35,222        954,313
  Noncash compensation expense................         --             --        521,582             --         71,250
  Amortization of deferred compensation.......         --             --         11,620             --         81,225
  Interest accretion..........................         --             --             --             --         41,477
  Changes in operating assets and liabilities,
    net of effects from business combinations:
    Accounts receivable, net..................     13,827             --       (298,328)      (568,128)    (3,170,230)
    Other receivables.........................         --             --       (185,263)        80,481     (1,136,126)
    Prepaid expenses and other current
      assets..................................        308            516        (22,766)       (11,412)      (461,214)
    Other assets..............................         --             --        (32,984)      (122,836)      (110,697)
    Accounts payable..........................          5         87,141        429,496        252,109        104,223
    Accrued expenses..........................        170            614        119,955         (1,617)      (190,486)
    Accrued acquisition and offering costs....         --             --        522,963             --             --
    Accrued compensation......................     10,525         43,138         48,342         90,594        436,289
    Medical claims payable....................    127,539        928,602        737,720      1,156,689       (335,995)
    Due to Managed Professional
      Associations............................     17,557         10,184        (27,741)       (27,741)     1,814,691
                                                ---------    -----------    -----------    -----------    -----------
         Net cash provided by (used in)
           operating activities...............     30,407       (138,236)    (4,168,995)    (2,548,672)    (2,927,559)
INVESTING ACTIVITIES
Purchases of furniture and equipment, net.....    (13,783)       (68,138)      (443,577)      (253,055)      (272,044)
Payments for business acquired................         --             --             --             --       (700,000)
Payments for capitalized acquisition costs....         --        (20,240)    (1,138,829)    (1,071,330)    (3,928,495)
                                                ---------    -----------    -----------    -----------    -----------
         Net cash used in investing
           activities.........................    (13,783)       (88,378)    (1,582,406)    (1,324,385)    (4,900,539)
FINANCING ACTIVITIES
Net proceeds from sale of common stock........         --             --        750,000        750,000     19,530,000
Payments for offering costs...................         --             --             --             --     (1,473,539)
Proceeds from long term debt..................     11,700        310,413      4,950,000      3,266,187      2,000,000
Payments on long term debt....................    (15,451)       (32,694)       (56,729)       (22,173)    (9,806,381)
Net proceeds from line of credit..............         --             --        184,264             --             --
Proceeds from credit facility.................         --             --             --             --      4,874,000
Payments on credit facility...................         --             --             --             --     (4,874,000)
Sale of detachable stock purchase warrant.....         --             --             --             --        126,000
Capital distribution..........................         --        (21,914)       (51,053)       (49,855)            --
                                                ---------    -----------    -----------    -----------    -----------
         Net cash provided by (used in)
           financing activities...............     (3,751)       255,805      5,776,482      3,944,159     10,376,080
                                                ---------    -----------    -----------    -----------    -----------
Increase in cash..............................     12,873         29,191         25,081         71,102      2,547,982
Cash and cash equivalents at beginning of
  period......................................        208         13,081         42,272         42,272         67,353
                                                ---------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period....  $  13,081    $    42,272    $    67,353    $   113,374    $ 2,615,335
                                                =========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid during the period for interest......  $   4,000    $     9,000    $    17,000    $    12,000    $   883,000
                                                =========    ===========    ===========    ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Common stock issued upon conversion of a note
  payable.....................................         --             --    $   250,000    $   250,000             --
                                                =========    ===========    ===========    ===========    ===========

See Note 2 regarding affiliations with practices financed through the issuance of common stock and notes payable.

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. DESCRIPTION OF BUSINESS

     Vision Twenty-One, Inc. and Subsidiaries (Vision Twenty-One or the Company) is a Florida corporation formed in May 1996 as a holding company. The Company's principal subsidiaries include Vision 21 Physician Practice Management Company
(MSO) and Vision 21 Managed Eyecare of Tampa Bay, Inc. (MCO). The MSO provides business management services for eye care professionals and related businesses. The MCO is a managed care organization which contracts with third-party health benefits payors to provide eye care services through a network of associated optometry and ophthalmology practices, retail optical companies and ambulatory surgical centers. Most of the managed care contracts are for one year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Revenues from one payor constituted approximately 95%, 94% and 79% of managed care revenues and 53%, 75% and 60% of total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Any adverse development in the Company's relationship with this payor would have a material adverse effect on the Company's results of operations and financial condition.

     Vision Twenty-One was formed to be a holding company to own the MSO and MCO. The MSO and MCO were owned in identical proportions by two executive officers and a member of the Board of Directors of the Company. During 1996, the Company acquired the MSO and MCO through an exchange of 2,685,318 shares of Common Stock for all of the outstanding shares of the MSO and MCO. There was no other consideration paid by the Company. This transaction was accounted for as a reorganization of companies under common control in a manner similar to that used in a pooling of interests transaction. As a result, the accompanying financial statements have been prepared to reflect the accounts of the Company as if the reorganization had occurred as of the beginning of the earliest period presented.

2. AFFILIATIONS WITH PRACTICES

     Effective December 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of 10 ophthalmology and optometry practices (the Managed Professional Associations) located in Minnesota, Arizona and Florida. The 1996 Acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. In conjunction with these acquisitions, the Company entered into various business management agreements (Management Agreements) with the Managed Professional Associations and the Managed Professional Associations' stockholders (collectively referred to as the 1996 Acquisitions). Under the Management Agreements, the Company provides management, marketing and administrative services to the Managed Professional Associations in return for a management fee. The Management Agreements have a 40-year life and are cancelable only for breach of its provisions or insolvency. The Managed Professional Associations employ ophthalmologists and optometrists and provide all eye care services to patients.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     A summary of the 1996 Acquisitions and an allocation of the purchase price are as follows:

Net assets acquired:
  Current and other assets..................................  $ 1,850,108
  Furniture and equipment...................................    1,495,877
  Business management agreements............................   11,051,521
  Liabilities assumed.......................................   (2,274,959)
                                                              -----------
          Net assets acquired...............................  $12,122,547
                                                              ===========
Consideration for net assets acquired:
  Capitalized acquisition costs.............................  $ 1,710,326
  Long-term notes payable issued............................    1,924,959
  Common stock issued and to be issued......................    8,487,262
                                                              -----------
          Total consideration...............................  $12,122,547
                                                              ===========

     Vision Twenty-One issued 651,842 shares of Common Stock in 1996 and 1,491,397 shares of Common Stock in 1997. The shares which were issued in 1997 were reported as Common Stock to be issued as of December 31, 1996, in connection with the 1996 Acquisitions. All 2,143,239 shares of Common Stock were valued at $3.96 per share based on an independent valuation. In connection with the 1996 Acquisitions, the Company holds in escrow 79,805 shares of Common Stock. Such shares of Common Stock held in escrow will be issued to the sellers of three of the ophthalmology and optometry practices if certain financial goals are met during the twelve-month period ending November 30, 1997. Such financial goals were established to resolve certain differences between the Company and the owners of the three ophthalmology and optometry practices regarding the purchase price valuations of the respective practices. Any shares of Common Stock held in escrow which are ultimately issued by the Company if such financial goals are met will be treated as an adjustment of the purchase price of the assets acquired from the three ophthalmology and optometry practices. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

     As part of the purchase price allocation, no consideration has been allocated to employment and noncompete agreements between the Company and the Managed Professional Associations' stockholders because the Company believes these agreements have no material value.

     During 1996, the Company incurred $1,710,326 of acquisition costs which were capitalized and allocated to the assets acquired and Management Agreements entered into, including $839,049 which is included in accrued acquisition expenses in the accompanying consolidated balance sheets.

     The following unaudited pro forma information presents the Company's approximate results of operations with pro forma adjustments for 1995 as if the 1996 Acquisitions had been consummated as of January 1, 1995; for 1996 as if the 1996 Acquisitions and eleven acquisitions completed in 1997 (Note 11) had been consummated as of January 1, 1996; and for the nine-month period ended September 30, 1997 as if the eleven acquisitions completed in 1997 had been consummated as of January 1, 1997. This pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                             YEAR ENDED
                                                            DECEMBER 31,              NINE-MONTH
                                                      -------------------------      PERIOD ENDED
                                                         1995          1996       SEPTEMBER 30, 1997
                                                      -----------   -----------   ------------------
Pro forma information (unaudited):
  Total revenues....................................  $18,983,000   $47,558,000      $40,014,000
  Income (loss) before extraordinary charge.........  $   836,000   $(2,998,000)     $    (7,000)
  Net income (loss).................................  $   836,000   $(2,998,000)     $  (330,000)
  Net income (loss) per common share................  $      0.14   $     (0.43)     $     (0.05)

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. The Company does not own any interests in or control the activities of the Managed Professional Associations. Accordingly, the financial statements of the Managed Professional Associations are not consolidated with those of the Company.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending December 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

  Managed Care

     Managed care revenues are derived from monthly capitation payments from health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue at contractually agreed-upon rates.

  Practice Management Fees

     Prior to December 1, 1996, practice management fee revenue was earned through contractual arrangements between the Company and several optometry practices under common control. This revenue totaled $392,206, $423,890 and $479,004 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Subsequent to December 1, 1996, practice management fee revenue was earned through management of the Managed Professional Associations under the Management Agreements. This revenue represents reimbursement of practice management expenses incurred by the Company, including depreciation expense of $54,164 and $335,409 (unaudited) for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively. In addition, the Company receives a percentage (ranging from 24 to 37 percent) of the Managed Professional Associations' net earnings before interest, taxes, and shareholder physician expenses, as

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES determined under the related Management Agreements. For the year ended December 31, 1996 and the nine-month period ended September 30, 1997, this revenue was as follows:

                                                                               NINE-MONTH
                                                          YEAR ENDED          PERIOD ENDED
                                                       DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                                       -----------------   ------------------
                                                                              (UNAUDITED)
Medical service revenues of Managed Professional
  Associations.......................................     $1,667,025          $23,683,791
Less amounts retained by physician shareholders of
  Managed Professional Associations..................       (203,186)          (3,999,385)
                                                          ----------          -----------
Management fees under Management Agreements with
  Managed Professional Associations..................     $1,463,839          $19,684,406
                                                          ==========          ===========

     Included in net management fees are amounts representing reimbursement of expenses for practice management expenses and a portion of depreciation and amortization. These amounts were $1,298,337 for the year ended December 31, 1996 and $16,313,028 (unaudited) for the nine-month period ended September 30, 1997.

  Other Revenues

     Other revenues consist of fees earned through consulting and other contractual arrangements.

MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain health benefits payors, the MCO is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to the MCO and an estimate of provider claims incurred but not reported (IBNR).

     The Company and its actuary estimate the amount of IBNR using standard actuarial methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by the Company.

     Prior to December 1, 1996, certain medical claims were paid to several optometry practices under common control. Expense related to these transactions totaled approximately $81,000, $299,000 and $249,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all current assets and current liabilities approximates their fair value because of their short-term nature. The fair value of long-term debt approximates its carrying value based on current rates offered to the Company for debt of similar maturities.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     Accounts receivable represent amounts due from the Managed Professional Associations.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of lease or the

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES estimated useful life of the improvements. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized.

DEFERRED OFFERING COSTS

     Deferred offering costs consist primarily of costs deferred in connection with the Company's anticipated initial public offering. These costs were charged against the offering proceeds when the initial public offering was completed in August, 1997.

TRANSACTIONS AND BUSINESS DEVELOPMENT COSTS

     Direct, external legal, accounting and other costs associated with successful acquisitions are capitalized as part of the related purchase price allocation. External costs associated with unsuccessful acquisitions, including start-up consulting services (Note 10), are expensed and are shown as business development expense in the accompanying consolidated statements of operations. All internal costs associated with acquisitions are expensed as incurred.

INTANGIBLE ASSETS

     Intangible assets consist of the Management Agreements with the Managed Professional Associations. The Management Agreements have 40-year terms and are being amortized on a straight-line method over an average life of 25 years. In evaluating the useful life of a Management Agreement, the Company considers the operating history and other characteristics of each practice. The primary consideration is the degree to which a practice has demonstrated its ability to extend its existence indefinitely. In making this determination, the Company considers (i) the number of physicians recruited into the practice, (ii) the number of staff members, including physicians, (iii) the number of locations, and (iv) the complexity of the procedures being performed, including disease treatment and control.

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry, which the Company expects to include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

     Amortization expense with respect to intangible assets was $29,125 and $516,389 (unaudited) for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively.

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). In accordance with SFAS 121, the Company reviews the carrying value of its intangible assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the Managed Professional Associations' market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairments, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to fair value.

CONCENTRATIONS OF CREDIT RISK

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Any concentration of credit risk from other payors of the Managed Professional Associations is limited by the number of patients and payors. The Company and the Managed Professional Associations do not require any form of collateral from their patients or third-party payors.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     The Company places cash and cash equivalents with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

NET LOSS PER COMMON SHARE

     Net loss per common share amounts in the consolidated statements of operations are based upon the weighted average number of common shares outstanding in each period and the guidance in a Staff Accounting Bulletin (SAB) of the Securities and Exchange Commission. According to the SAB, stock, options and warrants issued within a one-year period prior to the filing of an initial public offering and at prices less than the proposed public offering price must be reflected as outstanding for all reported periods.

     In February 1997, the FASB issued Statement No. 128 (SFAS 128), Earnings Per Share, which establishes new standards for computing and presenting earnings per share. SFAS 128 is effective for financial statements issued for periods after December 15, 1997, including interim periods. Management has not yet determined whether the implementation of SFAS 128 will have any impact on the Company's per share amounts.

CONTINGENT CONSIDERATION

     As part of its business strategy, the Company enters into various transactions to acquire substantially all of the assets of various eye care practices and enters into business management agreements with the eye care practices. In connection with certain of the acquisitions, the Company will hold shares of its common stock in escrow as contingent consideration. Such shares of common stock held in escrow are due to the owners of the certain eye care practices if certain financial goals are met in the future, generally within twelve to eighteen months of the effective date of the acquisition. The financial goals are established on an acquisition by acquisition basis and are generally established to resolve differences between the Company and the applicable eye care practices regarding the purchase price valuation.

     Depending on the relevant facts and circumstances of each acquisition and the business reason for issuing contingent consideration, the Company accounts for the issuance of common stock held in escrow as either additional purchase consideration or compensation to the owners of the applicable eye care practices utilizing the provisions of Emerging Issues Task Force Issue No. 95-8(EITF 95-8). Under EITF 95-8, the factors to be considered in making the aforementioned accounting determination include, but are not limited to, terms of continuing employment, components of the shareholder group, reasons for contingent payment provisions, formulas for determining contingent consideration and other agreements and issues.

COMMON STOCK TO BE ISSUED

     Common stock to be issued represents stock to be issued in connection with certain of the 1996 Acquisitions consummated on December 1, 1996. The stock was issued in January 1997.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25, and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     The Company accounts for any stock-based compensation arrangements not specifically addressed by APB 25 under the fair value provisions of SFAS 123, including options granted to non-employees and professionals employed by the Managed Professional Associations. The amounts for 1995 and 1996 are immaterial. The pro forma disclosures required by SFAS 123 are provided for all stock-based compensation which are accounted for under APB 25 (Note 10).

INCOME TAXES

     The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and lives that will be in effect when the differences are expected to reverse.

4. FIXED ASSETS

     Fixed assets consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
DESCRIPTION                                                     1995        1996
-----------                                                   --------   ----------
Office furniture and equipment..............................  $189,973   $1,828,855
Leased equipment............................................        --      119,825
Leasehold improvements......................................     6,264      169,335
                                                              --------   ----------
                                                               196,237    2,118,015
Less accumulated depreciation and amortization..............   (97,511)    (176,756)
                                                              --------   ----------
                                                              $ 98,726   $1,941,259
                                                              ========   ==========

     Depreciation and amortization of fixed assets totaled approximately $13,000, $18,000 and $97,000 in 1994, 1995 and 1996, respectively.

5. NOTE PAYABLE TO RELATED PARTY

     Note payable to related party consists of the following as of December 31:

                                                                1995       1996
                                                              --------   --------
Note payable to a stockholder, due October 1, 1996, with
  interest at 10% per annum. In 1996, the note was exchanged
  for shares of the Company's common stock..................  $250,000   $     --
                                                              ========   ========

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                         DECEMBER 31,
                                                    -----------------------   SEPTEMBER 30,
                                                       1995         1996          1997
                                                    ----------   ----------   -------------
                                                                               (UNAUDITED)
Unsecured notes payable to a stockholder, interest
  and principal due on January 1, 1998, with
  interest at 8.5% per annum......................  $       --   $  700,000            --
Notes payable under $300,000 line of credit, due
  on demand, bearing interest at prime plus 1%
  (9.5% at December 31, 1995 and 9.25% at December
  31, 1996). Interest due monthly. The notes are
  collateralized by accounts receivable and were
  refinanced with a bank in 1997 (Note 11)........          --      252,124            --
Unsecured note payable to a stockholder, due on
  demand, with interest at 9% per annum. Interest
  due monthly. The note was refinanced with a bank
  in 1997 (Note 11)...............................          --      293,262            --
Unsecured note payable to a stockholder with
  interest at 8% per annum. Interest and principal
  due upon completion of an initial public
  offering........................................          --    3,000,000            --
Unsecured notes payable to stockholders, interest
  at 8%. Principal and interest due the earlier of
  15 business days after closing of an initial
  public offering or March 1, 1998................  $       --   $1,924,959            --
10% senior subordinated notes, interest due
  semiannually at an effective rate of 13.5%. The
  notes are unsecured and mature on the earlier of
  a first liquidity event (initial public
  offering) or December 19, 1999 (Notes 10 and
  11).............................................          --    1,125,000            --
Other long term debt..............................     112,967      323,878       179,153
                                                    ----------   ----------    ----------
                                                       112,967    7,619,223       179,153
Less current portion..............................     (51,127)     (48,249)     (112,889)
                                                    ----------   ----------    ----------
                                                    $   61,840   $7,570,974    $   66,264
                                                    ==========   ==========    ==========

     As of December 31, 1996, the aggregate principal maturities of long-term debt, without giving effect to an initial public offering and assuming the $3 million unsecured note payable to stockholder is repaid in 1998, are as follows:

1997........................................................  $   48,249
1998........................................................   6,403,721
1999........................................................   1,156,812
2000........................................................      10,441
                                                              ----------
                                                              $7,619,223
                                                              ==========

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

7. CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under noncancelable capital leases (with an initial or remaining term in excess of one year). Future minimum lease commitments are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1997......................................................  $ 54,413
  1998......................................................    50,195
  1999......................................................    31,604
  2000......................................................    14,706
  2001......................................................     1,364
                                                              --------
Total minimum lease payments................................   152,282
Less amount representing interest...........................   (36,563)
                                                              --------
Present value of minimum lease payments.....................  $115,719
                                                              ========

8. COMMITMENTS AND CONTINGENCIES

  Commitments

     The Company leases its headquarters, store locations and certain office equipment under noncancelable operating lease arrangements which expire at various dates, most with options for renewal. Certain locations are leased from stockholders of the Managed Professional Associations. As of December 31, 1996, future minimum lease payments under noncancelable operating leases with original terms of more than one year are as follows:

1997........................................................  $ 1,624,776
1998........................................................    1,620,771
1999........................................................    1,440,429
2000........................................................    1,278,998
2001........................................................    1,167,241
Thereafter..................................................    8,730,469
                                                              -----------
Total.......................................................  $15,862,684
                                                              ===========

     Rent expense in 1994, 1995 and 1996 was approximately $61,000, $76,000 and $280,000, respectively. Rent expense related to locations leased from stockholders of the Managed Professional Associations was approximately $53,000 during 1996.

  Malpractice

     The Company and the Managed Professional Associations are insured with respect to medical malpractice risks primarily on a claims-made basis. Management is aware of a claim pending against one of the Managed Professional Associations. The Company also is named in the suit; however, management of the Company believes that the Company ultimately will be dismissed from the suit. The claim, which alleges medical malpractice, and which relates to an incident which occurred prior to December 1, 1996, is currently in the discovery stage and no trial date has been set. The Managed Professional Association has determined that its insurer is liable for any damages resulting from the claim which are within the Managed Professional Association policy limits, as well as the professional costs to defend the Managed Professional Association against the claim. The insurer is currently providing the defense for the claim. In the opinion of Management, the ultimate result of this matter will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     Losses resulting from unreported claims cannot be estimated by management and therefore, an accrual has not been included in the accompanying consolidated financial statements.

9. INCOME TAXES

     The Company did not have a current or deferred tax provision or benefit for the years ended December 31, 1994, 1995 and 1996 or the nine months ended September 30, 1995 and 1996 due to its net losses.

     At December 31, 1995 and 1996 and at September 30, 1997, the Company had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by income tax reporting purposes. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       DEFERRED TAX ASSET (LIABILITY)
                                                   ---------------------------------------
                                                        DECEMBER 31,
                                                   -----------------------   SEPTEMBER 30,
TEMPORARY DIFFERENCES/CARRYFORWARDS                  1995         1996           1997
-----------------------------------                ---------   -----------   -------------
                                                                              (UNAUDITED)
Cash to accrual adjustments......................  $  47,489   $   469,859    $   470,000
Net operating losses.............................     67,249     1,735,723      2,243,000
Other............................................         --       220,418        220,000
                                                   ---------   -----------    -----------
          Total deferred tax assets..............    114,738     2,426,000      2,933,000
Identifiable intangible assets not deductible for
  tax purposes...................................         --    (1,190,582)    (4,290,000)
Other deferred tax liabilities...................     (3,859)     (278,282)      (278,000)
Valuation allowance..............................   (110,879)     (957,136)       (81,000)
                                                   ---------   -----------    -----------
          Net deferred taxes.....................  $      --   $        --    $(1,716,000)
                                                   =========   ===========    ===========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at December 31, 1995 and 1996 is warranted.

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                           YEAR ENDED DECEMBER 31,
                                                      ----------------------------------
                                                        1994       1995         1996
                                                      --------   ---------   -----------
Income tax benefit at the statutory rate............  $(51,876)  $(416,987)  $(2,080,676)
Permanent differences...............................    59,197      78,078         7,888
S-Corporation (income) loss.........................    (7,435)    248,185       924,203
State taxes, net of federal benefit.................       (12)     (9,686)     (122,628)
Change in valuation allowance.......................       126     100,410     1,271,213
                                                      --------   ---------   -----------
Income taxes........................................  $     --   $      --   $        --
                                                      ========   =========   ===========

     The Company has net operating loss carryforwards of approximately $4,612,000 at December 31, 1996 that expire in various amounts from 2008 to 2011. These net operating loss carryforwards will be subject to the "ownership change" rules of Section 382 of the Internal Revenue Code of 1986 and may be limited as to their future use if there are changes in ownership exceeding 50%.

10. STOCKHOLDERS' EQUITY

  Issuance of Stock

     The Company entered into an agreement in 1993 to issue common stock in exchange for cash received in 1993. The related shares of common stock were not physically issued until June 30, 1996. For financial

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES reporting purposes the Company has presented these shares of common stock as if they had been issued in 1993 since the ownership interest in those shares had transferred in 1993.

  Stock Option Plans

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, two stock option plans: the Stock Incentive Plan (the Incentive Plan) and the Affiliated Professionals Stock Plan (the Professionals Plan and together with the Incentive Plan, the Plans). The purpose of the Plans is to provide directors, officers, key employees, advisors and professionals employed by the Managed Professional Associations with additional incentives by increasing their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's common stock. The aggregate number of shares of common stock reserve for issuance related to the Incentive Plan and the Professionals Plan is 1,000,000 shares and 600,000 shares, respectively. During 1996, the Company granted 459,667 and 102,333 stock options to employees and non-employees, respectively, under the provisions of the Plans with exercise prices equal to the estimated fair market value of the Company's stock on the date of grant of $3.11 to $7.11. Compensation expense under SFAS No. 123 for the 102,333 options issued to nonemployees was immaterial for the year ended December 31, 1996 and approximately $70,000 (unaudited) for the nine-month period ended September 30, 1997. The options vest over three to four-year periods.

     A summary of the Plans is as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
Options outstanding.........................................     562,000        649,667
Options exercisable.........................................          --         64,000

     The weighted average grant-date fair value of all options granted during 1996 was $1.91. The weighted average remaining contractual life of those options is 3.4 years.

     Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 6.0%; a dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on industry trends; and a weighted-average expected life of the options of 3.4 years. In addition, for pro forma purposes, the estimated fair value of the options is amortized to expense over the options' vesting period. Based on these assumptions, the pro forma net loss and net loss per common share for the year ended December 31, 1996 would be approximately $(6,235,000) and $(1.04), respectively.

  Stock Compensation

     In May 1996, the Company granted 144,705 shares of common stock to a consultant as compensation for prior service (the Grant). In October 1996, the Company entered into advisory and services agreements (the Agreements) with the consultant and its chief medical officer whereby they would be entitled to 233,760 shares of common stock as compensation over the term of the Agreements. The Company recorded issuance of the common stock at its fair value on the dates of the Agreements and Grant. The expense is recognized in 1996 for the Grant and over the related terms for the Agreements. For the year ended December 31, 1996, the Company recognized expense of approximately $401,000 and $132,000, related to the Grant and Agreements, respectively.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

  Warrants

     During December 1996, the Company issued $1.25 million, 10% senior subordinated notes (the Senior Notes) along with detachable warrants. The warrants allow the holders to purchase 208,333 shares, subject to certain adjustments, of the Company's common stock upon payment of $6 per share, subject to certain adjustments. The Company has allocated $125,000 of the proceeds to the warrants, representing their estimated fair value at the date of issuance, as determined by an investment banking firm. The Senior Notes are limited in aggregate principal amount to $1.25 million and mature on the earlier of a first liquidity event or December 19, 1999. The Senior Notes bear stated interest at the rate of 10% per annum payable semiannually in arrears on June 19 and December 19, with an effective interest rate of 13.5% (Note 11). An amount equal to the estimated value of the warrants will be amortized using the interest method over the term of the Senior Notes.

11. SUBSEQUENT EVENTS

     On February 7, 1997, the Company obtained a $2 million revolving line of credit (LOC) from a commercial bank with interest at the rate of prime plus 1%. Borrowings under the LOC are due on demand and are collateralized by substantially all assets of the Company. A stockholder is also a guarantor of the LOC. The proceeds from the LOC were used to refinance certain outstanding debt as of December 31, 1996 and to provide additional working capital.

     On February 28, 1997, the Company issued a $2 million, 10% senior subordinated note with a detachable warrant to purchase 333,333 shares, subject to certain adjustments, of the Company's common stock upon payment of $6 per share, subject to certain adjustments. The Company allocated $200,000 of the proceeds to the warrant, representing its estimated fair value at the date of the transaction as determined by an investment banking firm. The warrant expires on December 19, 2003. The note is due upon the earlier of a first liquidity event (initial public offering) or December 19, 1999. The effective interest rate on the note is 13.5% and the proceeds will be used to provide additional working capital. An amount equal to the estimated value of the warrants will be amortized using the interest method over the term of the note.

     On April 11, 1997, the Company entered into a $4.88 million credit facility bearing interest at 10%. The terms of the credit facility were amended on June 13, 1997 and July 29, 1997. The terms of the credit facility require the Company to use $2 million of the proceeds from the credit facility to repay the $2 million revolving line of credit referred to above, with assignment of the related collateral to the new lender. The remaining proceeds will be used to provide additional working capital. The terms of the credit facility require the Company to sell to the lender a warrant to purchase up to 210,000 shares of common stock at a purchase price per share equal to the initial public offering price. The warrant will be exercisable during the five-year period commencing at the effective date of the Company's initial public offering. In addition to the exercise price, the lender will pay the Company $126,000 for the warrant. The Company believes the consideration paid and the exercise prices represent the fair value of the warrant. Accordingly, no amounts will be amortized to interest expense. The terms of the credit facility extend the maturity of the credit facility to the earlier of January 1, 1998 or completion of an initial public offering. The credit facility was repaid with proceeds of the Company's initial public offering which was completed in August, 1997.

     On June 6, 1997, the Company's Board of Directors approved a 1-for-1.5 reverse stock split pursuant to the Company's initial public offering of common stock. All share and per share amounts in the accompanying financial statements have been restated to retroactively reflect the reverse split.

12. OTHER TRANSACTIONS (UNAUDITED)

     During 1997, the Company acquired eight additional eye care practices, one managed care company, a medical consulting company and an ambulatory surgical center. The Company also intends to enter into

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES business management agreements with these entities. The acquisitions have been and will be accounted for by recording assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. The fair value of the net assets and business management agreements associated with these entities is expected to approximate $16.2 million (subject to certain adjustments), and will be paid through the issuance of 1,284,212 shares of the Company's common stock (subject to certain adjustments), $3.8 million due to selling shareholders and $700,000 in cash. The amount due to selling shareholders will be paid upon completion of the post-closing adjustment period, which is no more than ninety days from the closing date of the transactions. The Common Stock to be issued in connection with these acquisitions will be valued at $3.96 to $10.30 per share. An additional 197,470 shares of Common Stock will be held in escrow. The shares held in escrow will be due the owners of certain of the eye care practices if certain financial goals are met in the eighteen-month period following the effective date of the transactions (generally at several dates through February 1999). Such financial goals were established to resolve certain differences between the Company and the owners of the eye care practices regarding the purchase price valuations of the practices. Any additional shares of Common Stock held in escrow which are ultimately issued by the Company if such financial goals are met will be treated as an adjustment of the purchase price of the assets acquired from the eye care practices. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

     On August 18, 1997, the Company completed a public offering (the "Initial Public Offering") of 2,100,000 shares of Common Stock. The Initial Public Offering price was $10.00 per share, resulting in gross offering proceeds of $21,000,000. Net proceeds to the Company, net of underwriters' discount and other offering expenses, were $18,056,461 (unaudited). The net proceeds of the offering were used to repay outstanding debt and for other general corporate uses. In connection with the early extinguishment of certain indebtedness repaid from the net proceeds of the Initial Public Offering, the Company incurred an extraordinary charge of $323,346 (unaudited) during the nine months ended September 30, 1997.

     On October 10, 1997, the Company received a written commitment for a bridge loan credit facility of $37,000,000 at an interest rate of the three-month London Interbank Offered Rate plus 400 basis points. The loan will be due at the earlier of six months from closing of the loan or the completion of an additional equity offering. The loan will be collateralized by all assets of the Company.

     On October 15, 1997, the Company signed a letter of intent to acquire all of the outstanding stock of BBG-COA, Inc. and all related subsidiaries and affiliated companies ("Block Vision") from Block Vision's shareholders for a maximum amount of $37.5 million comprised of cash and Common Stock of the Company. The Company will account for the acquisition by recording the assets and liabilities at their fair values and allocating the remaining cost to goodwill.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Shareholders of
BBG-COA, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of BBG-COA, Inc. and its subsidiaries (the "Company") at April 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida
July 1, 1997, except as to Note 10,
which is as of August 19, 1997

                                 BBG-COA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      APRIL 30,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets
  Cash......................................................  $   653,228   $   704,312
  Accounts receivable:
     Receivables from buying group members, less allowance
      for doubtful accounts of $35,632 and $56,406..........    6,031,354     6,441,516
     Managed vision care fees receivable....................      284,529       211,484
     Receivables from fee for service plans.................      727,802        18,128
     Other..................................................      237,603       106,862
  Prepaid expenses and other current assets.................       81,334       143,510
  Prepaid income taxes......................................      191,971       273,055
  Deferred income taxes.....................................       31,810       122,243
                                                              -----------   -----------
          Total current assets..............................    8,239,631     8,021,110
Restricted cash.............................................      125,000       125,000
Furniture, fixtures and purchased software, net.............      915,913       482,225
Other assets................................................       50,826       156,083
Goodwill, less accumulated amortization of $2,684,636 and
  $2,312,735................................................    5,144,180     5,516,081
                                                              -----------   -----------
          Total assets......................................  $14,475,550   $14,300,499
                                                              ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations..............  $    33,750   $    40,000
  Accounts payable:
     Payables to buying group suppliers.....................    5,726,000     6,126,767
     Managed vision care claim reserves.....................    1,507,835     1,018,607
     Fee for service plans claims payable...................      719,455        13,458
  Accrued liabilities.......................................      306,699       394,311
                                                              -----------   -----------
          Total current liabilities.........................    8,293,739     7,593,143
Line of credit..............................................    3,302,352     4,446,415
Capital lease obligations...................................       18,414        24,890
                                                              -----------   -----------
          Total liabilities.................................   11,614,505    12,064,448
                                                              -----------   -----------
Shareholders' equity
  Common stock, $0.01 par value, authorized 3,000,000
     shares; issued and outstanding 1,363,814 shares........       13,638        13,638
  Additional paid-in capital................................    3,828,365     3,828,365
  Accumulated deficit.......................................     (980,958)   (1,605,952)
                                                              -----------   -----------
          Total shareholders' equity........................    2,861,045     2,236,051
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $14,475,550   $14,300,499
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                   YEAR ENDED APRIL 30,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
  Buying group sales....................................  $54,589,487   $56,361,820   $63,245,994
  Managed vision care division fees.....................   14,386,981     8,283,865            --
                                                          -----------   -----------   -----------
          Total revenues................................   68,976,468    64,645,685    63,245,994
Expenses:
  Cost of product -- buying group.......................   51,816,568    53,448,373    58,287,963
  Cost of service -- managed vision care division.......   10,220,761     5,965,721            --
  Selling and administrative expenses...................    5,474,972     4,747,000     4,135,986
  Provision for relocation costs........................           --            --       552,000
                                                          -----------   -----------   -----------
                                                           67,512,301    64,161,094    62,975,949
Income from operations..................................    1,464,167       484,591       270,045
Interest expense........................................      291,354       364,163       335,956
Other (income) expense, net.............................      (14,303)       36,454        31,348
                                                          -----------   -----------   -----------
Income (loss) before income taxes.......................    1,187,116        83,974       (97,259)
Provision for income taxes..............................      562,122       166,479       126,188
                                                          -----------   -----------   -----------
          Net income (loss).............................      624,994       (82,505)     (223,447)
Accumulated deficit -- beginning of year................   (1,605,952)   (1,523,447)   (1,300,000)
                                                          -----------   -----------   -----------
Accumulated deficit -- end of year......................  $  (980,958)  $(1,605,952)  $(1,523,447)
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED APRIL 30,
                                                             -----------------------------------
                                                                1997         1996        1995
                                                             -----------   ---------   ---------
Cash flows from operating activities
  Net income (loss)........................................  $   624,994   $ (82,505)  $(223,447)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization.........................      646,901     478,256     455,220
     Changes in assets and liabilities
       (Increase) decrease in accounts receivable..........     (503,298)   (510,244)    426,424
       Decrease (increase) in prepaid expenses and other
          current assets...................................       62,176      53,292    (119,765)
       Decrease (increase) in prepaid income taxes.........       81,084    (215,000)    (42,654)
       Decrease (increase) in deferred income taxes........       90,433     187,640    (134,142)
       Increase in restricted cash.........................           --    (125,000)         --
       Decrease (increase) in other assets.................      105,257     (78,386)     14,021
       Increase (decrease) in accounts payable.............      794,458   1,502,110    (368,754)
       (Decrease) increase in accrued liabilities..........      (87,612)  (1,044,481)   710,756
       Other...............................................           --      37,337          --
                                                             -----------   ---------   ---------
          Net cash provided by operating activities........    1,814,393     203,019     717,659
                                                             -----------   ---------   ---------
Cash flows from investing activities
  Capital expenditures.....................................     (708,688)   (347,175)    (51,513)
                                                             -----------   ---------   ---------
          Net cash used in investing activities............     (708,688)   (347,175)    (51,513)
                                                             -----------   ---------   ---------
Cash flows from financing activities
  (Repayments of) proceeds from revolving credit loan,
     net...................................................   (1,144,063)    881,675     (33,220)
  Repayments of capital lease obligations..................      (12,726)    (37,000)    (11,304)
  Repayments of long-term debt and notes
     payable -- shareholders...............................           --    (370,000)   (666,667)
                                                             -----------   ---------   ---------
          Net cash (used in) provided by financing
            activities.....................................   (1,156,789)    474,675    (711,191)
                                                             -----------   ---------   ---------
Net (decrease) increase in cash............................      (51,084)    330,519     (45,045)
Cash -- beginning of year..................................      704,312     373,793     418,838
                                                             -----------   ---------   ---------
Cash -- end of year........................................  $   653,228   $ 704,312   $ 373,793
                                                             ===========   =========   =========
Supplemental cash flow information
  Cash paid during the year for:
     Interest..............................................  $   291,354   $ 378,000   $ 364,290
                                                             ===========   =========   =========
     Income taxes..........................................  $   652,532   $ 265,000   $ 251,400
                                                             ===========   =========   =========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

NATURE OF BUSINESS

     BBG-COA, Inc. (the "Company") through its wholly-owned subsidiary, Block Vision, Inc. ("BVI") (formerly Block Buying Group, Inc.), provides billing and collection services to suppliers of optical products, through its buying group division ("buying group"). The Company, through its managed care division and through BVI's wholly-owned subsidiary, Block Vision of Texas, Inc. ("BVT") provides vision benefit management services to health maintenance organizations, preferred provider organizations and other managed care entities.

BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reflect management's estimates and assumptions, such as those regarding managed vision care costs that affect the recorded amounts. These consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated. References to 1997, 1996 and 1995 refer to the fiscal years ended April 30, 1997, 1996 and 1995, respectively.

REVENUE RECOGNITION

     The buying group business provides billing and collection services to suppliers of optical products, whereby providers receive merchandise from suppliers for direct shipment to the providers. The Company pays the vendors and likewise bills the providers for such products. The Company receives revenue by retaining generally 5% of the total receivables collected by the Company. This commission revenue is included in buying group sales in the accompanying statements of operations and is recognized upon shipment of merchandise by the suppliers.

     The managed vision care division of the Company provides vision care administrative services to health maintenance organizations and other groups, generally based on predetermined monthly fees. The Company reimburses participating vision care providers for vision care services rendered by such providers to enrollees of the Company's clients.

CASH AND CASH EQUIVALENTS

     Short-term investments with a maturity of three months or less at the time of purchase are reported as cash equivalents and include a certificate of deposit.

RESTRICTED CASH

     The Company established a Texas subsidiary during 1996 which is subject to various regulatory restrictions. At April 30, 1997 and 1996, the Company maintained a minimum required surplus of $125,000, including a statutory deposit of $50,000.

FURNITURE, FIXTURES AND PURCHASED SOFTWARE

     Furniture, fixtures and purchased software are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method based on estimated useful lives of the assets ranging from 5 to 7 years.

GOODWILL

     The cost of acquired businesses in excess of values assigned to net assets is amortized over 20 years. Amortization expense for each of the years ended April 30, 1997, 1996 and 1995 was $371,901, and is included in selling and administrative expenses. The Company periodically reviews the recoverability of goodwill from future cash flows, and adjusts the carrying value as required. At April 30, 1997 and 1996, the Company determined that goodwill, net of accumulated amortization, was not impaired.

                                 BBG-COA, INC.

MANAGED VISION CARE CLAIM RESERVES

     The Company has accrued a liability for unpaid claims of $546,054 and $328,142 at April 30, 1997 and 1996, respectively, and a liability for claims incurred but not reported (IBNR) of $961,781 and $690,465 at April 30, 1997 and 1996, respectively. The liability for IBNR claims includes amounts for which services by a vision care provider have been rendered but are not yet paid and an estimate of costs incurred but not reported. Accruals are based on estimations of the Company's incurred claims. The accrued liabilities for unpaid claims and for claims incurred but not reported are included in accounts payable.

INCOME TAXES

     The Company provides for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

CASH FLOW INFORMATION

     Certain noncash transactions are excluded from the consolidated statement of cash flows as follows:

                                                               1997     1996     1995
                                                              -------   ----   --------
Noncash investing and financing activities
  Fixed assets acquired under capital leases................  $29,181   $ --   $113,194

STOCK BASED COMPENSATION

     The Company's employee stock option plan is accounted for using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Effective May 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation". SFAS No. 123 establishes a fair value based accounting method of accounting for stock based compensation plans. As permitted under the Statement, the Company has elected to continue to apply the provisions of APB 25 and to comply with the disclosure requirements of SFAS No. 123. There was no effect on the Company's results of operations or financial position upon adoption of the Statement (see Note 7).

2.  FURNITURE, FIXTURES AND PURCHASED SOFTWARE

     Furniture, fixtures and purchased software consist of the following:

                                                                     APRIL 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Furniture and fixtures......................................  $  442,088   $  368,354
Computer equipment..........................................     432,603      383,147
Purchased software..........................................     933,735      348,237
Leasehold improvements......................................      16,001       16,001
                                                              ----------   ----------
                                                               1,824,427    1,115,739
Less: Accumulated depreciation and amortization.............     908,514      633,514
                                                              ----------   ----------
                                                              $  915,913   $  482,225
                                                              ==========   ==========

                                 BBG-COA, INC.

     Included in selling and administrative expenses is depreciation and amortization expense for the years ended April 30, 1997, 1996 and 1995 of $275,000, $106,355 and $83,319, respectively. The Company leases certain computer equipment under capital leases with an aggregate cost of $142,375 and $113,058 at April 30, 1997 and 1996, respectively.

3.  DEBT AND CREDIT AGREEMENTS

                                                                     APRIL 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Line of credit..............................................  $3,302,352   $4,446,415
Capital lease obligations...................................      52,164       64,890
                                                              ----------   ----------
                                                               3,354,516    4,511,305
Less: Current portion.......................................      33,750       40,000
                                                              ----------   ----------
                                                              $3,320,766   $4,471,305
                                                              ==========   ==========

     At April 30, 1997 and 1996, the Company had $3,302,352 and $4,446,415,
respectively, outstanding under a financing agreement (the "Agreement") with NationsBank. The Agreement expires on September 30, 1997. Under the Agreement, borrowings under a line of credit facility are limited to the lesser of $6,500,000 or approximately 85% of accounts receivable (maximum line of approximately $6,189,095 at April 30, 1997). The Agreement also contains a letter of credit facility which is limited to $2,200,000. The exposure under the letters of credit, calculated from time to time, reduces the amount available under the line of credit. As of April 30, 1997 and 1996, the Company had caused letters of credit to be issued to suppliers to guarantee future payments for up to $1,425,000 and $1,770,000, respectively. The outstanding borrowings under the line of credit bear interest at the prime interest rate plus 1%. Additionally, the Company is required to pay a commitment fee of .5% annually on the unused portion of the commitment. Borrowings under the Agreement are secured by substantially all assets of the Company. The Agreement, as amended, contains certain financial covenants including the maintenance of minimum levels of profitability and maximum debt to equity leverage ratios.

4.  INCOME TAXES

     A summary of the provision (benefit) for income taxes follows:

                                                              YEAR ENDED APRIL 30,
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
Current
  Federal..............................................  $402,748   $(33,654)  $188,305
  State................................................    68,942     13,493     72,337
                                                         --------   --------   --------
                                                          471,690    (20,161)   260,642
                                                         --------   --------   --------
Deferred
  Federal..............................................    76,728    136,166    (98,027)
  State................................................    13,704     51,474    (36,545)
                                                         --------   --------   --------
                                                           90,432    187,640   (134,572)
                                                         --------   --------   --------
                                                         $562,122   $167,479   $126,070
                                                         ========   ========   ========

     At April 30, 1997, 1996 and 1995, the Company has net operating loss carryforwards of approximately $0, $95,000 and $0, respectively, for both financial reporting and federal income tax purposes. Differences between book and taxable income primarily relate to non-deductible amortization of goodwill.

                                 BBG-COA, INC.

     The tax effect of temporary differences which give rise to deferred income tax assets as of April 30, 1997 and 1996 are as follows:

                                                               1997       1996
                                                              -------   --------
Allowance for doubtful accounts.............................  $13,408   $ 20,037
Returns and allowance reserve...............................       --     30,400
Net operating loss carryforwards............................       --     32,020
Deferred gains..............................................    6,593     11,850
Other.......................................................   11,809     27,936
                                                              -------   --------
Deferred tax asset..........................................  $31,810   $122,243
                                                              =======   ========

5.  CREDIT AND CONCENTRATION RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of buying group accounts receivables. The Company provides credit, in the normal course of business, to a large number of optometrists.

     Revenues generated from sales of products from one vendor constituted approximately 15%, 16% and 19% of the Company's buying group sales revenue during the years ended April 30, 1997, 1996 and 1995, respectively. Revenues generated from sales of products from a second vendor constituted 14%, 13% and 12% of the Company's buying group sales revenue during the years ended April 30, 1997, 1996 and 1995, respectively.

     Capitation payments generated from three managed care customers comprised 12%, 11% and 7% of total capitation payments during the year ended April 30, 1997.

6.  EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) plan to which employees can contribute 1% -15% of their pretax salary. The Company makes a discretionary match of this amount. During the years ended April 30, 1997 and 1996, the Company's expense for this plan was $57,364 and $33,478, respectively.

     During the year ended April 30, 1995, the Company sponsored defined benefit and contribution plans. The Company's pension expense under these plans in 1995 was $75,323.

7.  STOCK OPTIONS

     In May 1993, the Company adopted an incentive stock option plan ("Plan"), which authorized the granting of options to purchase 100,000 shares of the Company's common stock. On June 15, 1993, the Company granted 67,500 options to key employees at an option price of $4.33 per share which was determined to be the fair market value on the date of grant. In fiscal year 1995, 6,250 options lapsed due to the resignation of an employee. On May 18, 1995, the Company authorized the grant of 23,750 options at an option price of $7.00 per share which was determined to be the fair market value on the date of grant. Of the 23,750 options authorized for grant in May 1995, only 21,250 were issued. On December 26, 1995, the Company granted the remaining 17,500 options to key employees at an option price of $7.00 per share which was determined to be the fair market value on the date of grant. These options vest over 36 to 48 months and can be exercised over a 10-year period beginning with the respective date of grant. At April 30, 1997, there were no options available for issuance under the Plan and no options had been exercised as of April 30, 1997.

     The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal year 1996: dividend yield of 0%; risk-free interest rate of 6.76%; and expected lives of 7.5 years.

                                 BBG-COA, INC.

     A summary of the Company's stock option plan as of and for each of the three years ended April 30, 1997 is as follows:

                                                   1997                 1996                1995
                                            ------------------   ------------------   -----------------
                                                      WEIGHTED             WEIGHTED            WEIGHTED
                                                      AVERAGE              AVERAGE             AVERAGE
                                                      EXERCISE             EXERCISE            EXERCISE
                                            SHARES     PRICE     SHARES     PRICE     SHARES    PRICE
                                            -------   --------   -------   --------   ------   --------
Outstanding at beginning of year..........  100,000    $5.36      61,250    $4.33     67,500    $4.33
  Granted.................................       --       --      41,250     7.00         --       --
  Exercised...............................       --       --          --       --         --       --
  Forfeited...............................       --       --      (2,500)    7.00     (6,250)    4.33
                                            -------    -----     -------    -----     ------    -----
Outstanding at end of year................  100,000    $5.36     100,000    $5.36     61,250    $4.33
                                            =======    =====     =======    =====     ======    =====
Weighted-average fair value of options
  granted during the year.................             $  --                $7.00               $  --
                                                       =====                =====               =====

     The following table summarizes information about stock options outstanding at April 30, 1997:

                                                                 OPTIONS OUTSTANDING
                                                           --------------------------------
                                                                      WEIGHTED
                                                                       AVERAGE     WEIGHTED
                        RANGE OF                                     CONTRACTUAL   AVERAGE
                        EXERCISE                                      REMAINING    EXERCISE
                         PRICES                            NUMBER       LIFE        PRICE
                        --------                           -------   -----------   --------
$4.33....................................................   61,250     6 years      $4.33
$7.00....................................................   38,750     8 years       7.00
-------------                                              -------   ---------     -------
$4.33 - $7.00............................................  100,000     7 years      $5.36
=============                                              =======   =========     =======

8.  RELOCATION COSTS

     In January 1995, the Company's Board of Directors approved the relocation of the Company's operations to Florida. In 1995, the Company recorded a $552,000 charge for the costs associated with the move. These charges cover office moving costs, severance payments to approximately 15 employees not relocating, and moving costs for employees relocating including closing costs and real estate commissions on new homes.

9.  COMMITMENTS

OPERATING LEASES

     The Company leases its office facilities and various equipment. Total rental expense for the years ended April 30, 1997, 1996 and 1995 was $256,648, $227,662 and $149,316, respectively. Approximate minimum annual rental commitments under non-cancelable operating leases at April 30, 1997 are as follows:

1998........................................................  $224,731
1999........................................................   199,926
2000........................................................   205,055
2001........................................................   210,804
2002........................................................    17,637
Thereafter..................................................        --
                                                              --------
                                                              $858,153
                                                              ========

                                 BBG-COA, INC.

CUSTOMER CONTRACTS

     The Company has entered into several contracts with health maintenance organizations ("HMO's"). These contracts define a business relationship whereby the Company, through its network of providers, arranges vision care services to members of the HMO's pursuant to a predetermined reimbursement schedule. The HMO contracts generally have a term of one to two years, but generally may be terminated by either party without cause on 60-90 days notice.

10.  SUBSEQUENT EVENT

     On August 19, 1997, the Company and NationsBank entered into a verbal agreement to renew the Company's line of credit facility through September 30, 1998.

                                   * * * * *

                                 BBG-COA, INC.

                           CONSOLIDATED BALANCE SHEET

                                                               JULY 31,
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
                                 ASSETS
Current assets
  Cash......................................................  $   338,845
  Accounts receivable:
     Receivables from buying group members, less allowance
       for doubtful accounts of $41,632.....................    5,058,177
     Managed vision care fee receivables....................      718,420
     Receivables from fee for service plans.................      785,701
  Prepaid expenses and other current assets.................       41,848
  Prepaid income taxes......................................       (9,163)
  Deferred income taxes.....................................       24,173
                                                              -----------
          Total current assets..............................    6,958,001
Restricted cash.............................................      125,000
Furniture, fixtures and purchased software, net.............      977,787
Other assets................................................      133,513
Goodwill, less accumulated amortization of $2,777,612.......    5,051,204
                                                              -----------
          Total assets......................................  $13,245,505
                                                              ===========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations..............  $    27,511
  Accounts payable:
     Payables to buying group suppliers.....................    4,830,741
     Managed vision care claim reserves.....................    1,207,326
     Fee for service plans claims payable...................      563,568
  Accrued liabilities.......................................      193,956
                                                              -----------
          Total current liabilities.........................    6,823,102
Line of credit..............................................    3,124,134
Other long-term liabilities.................................       40,211
                                                              -----------
          Total liabilities.................................    9,987,447
                                                              -----------
Shareholders' equity
  Common stock, $0.01 par value, authorized 3,000,000
     shares;
     issued and outstanding 1,363,814 shares................       13,638
  Additional paid-in capital................................    3,828,365
  Accumulated deficit.......................................     (583,945)
                                                              -----------
          Total shareholders' equity........................    3,258,058
                                                              -----------
          Total liabilities and shareholders' equity........  $13,245,505
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                               THREE-MONTH PERIOD ENDED
                                                                       JULY 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                                     (UNAUDITED)
Revenues:
  Buying group sales........................................  $13,921,435    $14,021,144
  Managed vision care division fees.........................    3,913,145      2,883,234
                                                              -----------    -----------
          Total revenues....................................   17,834,580     16,904,378
Expenses:
  Cost of product -- buying group...........................   13,233,812     13,322,123
  Cost of service -- managed vision care division...........    2,418,131      1,973,292
  Selling and administrative expenses.......................    1,428,039      1,257,195
                                                              -----------    -----------
                                                               17,079,982     16,552,610
          Income from operations............................      754,598        351,768
Interest expense............................................       60,228         92,968
Other income, net...........................................       (8,596)        (8,363)
                                                              -----------    -----------
Income before income taxes..................................      702,966        267,163
Provision for income taxes..................................      305,953        210,259
                                                              -----------    -----------
          Net income........................................      397,013         56,904
Accumulated deficit -- beginning of period..................     (980,958)    (1,605,952)
                                                              -----------    -----------
Accumulated deficit -- end of period........................  $  (583,945)   $(1,549,048)
                                                              ===========    ===========

                  The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE-MONTH PERIOD ENDED
                                                                       JULY 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                                     (UNAUDITED)
Cash flows from operating activities
  Net income................................................  $   397,013    $    56,904
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization..........................      164,975        140,975
     Changes in assets and liabilities
       Decrease in accounts receivable......................      718,990      1,179,937
       Decrease in prepaid expenses and other current
        assets..............................................       39,486         30,963
       Decrease in prepaid income taxes.....................      201,134        109,064
       Decrease in deferred income taxes....................        7,637         41,734
       Increase in other assets.............................      (82,687)       (41,875)
       Decrease in accounts payable.........................   (1,351,655)    (1,186,636)
       Decrease in accrued liabilities......................     (112,743)      (220,019)
       Other................................................       40,211        115,502
                                                              -----------    -----------
          Net cash provided by operating activities.........       22,361        226,549
                                                              -----------    -----------
Cash flows from investing activities
  Capital expenditures......................................     (133,874)      (143,380)
                                                              -----------    -----------
          Net cash used in investing activities.............     (133,874)      (143,380)
                                                              -----------    -----------
Cash flows from financing activities
  Repayments of revolving credit loan, net..................     (178,217)      (436,518)
  Repayments of capital lease obligations...................      (24,653)       (13,015)
                                                              -----------    -----------
          Net cash used in financing activities.............     (202,870)      (449,533)
                                                              -----------    -----------
Net decrease in cash........................................     (314,383)      (366,364)
Cash -- beginning of period.................................      653,228        704,312
                                                              -----------    -----------
Cash -- end of period.......................................  $   338,845    $   337,948
                                                              ===========    ===========
Supplemental cash flow information
  Cash paid during the period for:
     Interest...............................................  $    60,227    $    92,968
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements of BBG-COA, Inc. and its subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for interim periods.

     These consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto contained in the prospectus.

     The Company believes that the maturation of the Company's managed vision care business and the Company's termination of certain unprofitable managed vision care contracts has resulted in lower participant utilization and higher gross profits on the Company's managed vision care business during the quarter ended July 31, 1997. However, the results of operations for the three month period ended July 31, 1997 are not necessarily indicative of the results to be expected for the full year.

2.  AMENDMENT OF FINANCING AGREEMENT

     On October 1, 1997, the Company and NationsBank executed an amendment to the Company's financing agreement to extend the maturity date of the agreement to September 30, 1998 and to amend various covenants specified in the agreement.

3.  SALE OF COMPANY

     On October 13, 1997, BBG-COA's Board of Directors approved the terms of a letter of intent for the acquisition by Vision Twenty-One, Inc. of 100% of the issued and outstanding shares of BBG-COA's common stock for $35.0 million consideration consisting of cash and the common stock of Vision Twenty-One, Inc. plus the assumption of certain indebtedness. Additional shares of common stock will be held in escrow as contingent consideration, deliverable upon the attainment of certain operating results.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders
Eye Institute of Southern Arizona, P.C.

     We have audited the accompanying balance sheets of Eye Institute of Southern Arizona, P.C. (the Company) as of December 31, 1995 and November 30, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eye Institute of Southern Arizona, P.C. at December 31, 1995 and November 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 15, 1997

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1995            1996
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash......................................................   $    2,494      $   49,943
  Patient accounts receivable, net of allowances for
     contractual adjustments and uncollectible accounts of
     $612,000 and $466,000 at December 31, 1995 and November
     30, 1996, respectively.................................      383,887         438,549
  Due from related parties..................................           --           8,032
  Other receivables.........................................       94,023          39,113
  Prepaid expenses..........................................       14,354          14,818
                                                               ----------      ----------
          Total current assets..............................      494,758         550,455
Deferred tax asset..........................................       48,672         128,068
Property, equipment and improvements, net...................    1,552,728       1,463,539
                                                               ----------      ----------
          Total assets......................................   $2,096,158      $2,142,062
                                                               ==========      ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $   21,462      $   42,844
  Accrued compensation......................................      180,022         141,449
  Other current liabilities.................................      115,365          56,484
  Due to related parties....................................       57,985              --
  Deferred tax liability....................................       48,672         128,068
  Current portion of capital lease obligation...............       50,884          55,107
                                                               ----------      ----------
          Total current liabilities.........................      474,390         423,952
Capital lease obligation, net of current portion............    1,998,256       1,947,389
Stockholders' equity (deficit):
  Common stock, $5 par value: 100,000 shares authorized;
     2,000 shares issued and outstanding....................       10,000          10,000
  Deficiency in retained earnings...........................     (386,488)       (239,279)
                                                               ----------      ----------
          Total stockholders' equity (deficit)..............     (376,488)       (229,279)
                                                               ----------      ----------
          Total liabilities and stockholders' equity
            (deficit).......................................   $2,096,158      $2,142,062
                                                               ==========      ==========

                            See accompanying notes.

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

                            STATEMENTS OF OPERATIONS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Revenues:
  Net patient service revenues..............................   $3,649,990     $2,747,555
  Premium revenue...........................................           --         69,401
  Other.....................................................      355,644        338,774
                                                               ----------     ----------
          Total revenues....................................    4,005,634      3,155,730
Expenses:
  Salaries and benefits -- physicians.......................    2,522,538      1,658,590
  Salaries and benefits -- other............................      726,974        630,409
  General and administrative................................      358,936        298,254
  Building and equipment rent...............................      175,918        168,424
  Interest expense..........................................      166,084        152,371
  Depreciation and amortization.............................      112,175        100,473
                                                               ----------     ----------
          Total expenses....................................    4,062,625      3,008,521
                                                               ----------     ----------
          Net income (loss).................................   $  (56,991)    $  147,209
                                                               ==========     ==========

                            See accompanying notes.

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                               TOTAL
                                                          COMMON STOCK     DEFICIENCY IN   STOCKHOLDERS'
                                                        ----------------     RETAINED         EQUITY
                                                        SHARES   AMOUNT      EARNINGS        (DEFICIT)
                                                        ------   -------   -------------   -------------
BALANCE AT JANUARY 1, 1995............................  2,000    $10,000     $(329,497)      $(319,497)
  Net loss............................................     --         --       (56,991)        (56,991)
                                                        -----    -------     ---------       ---------
BALANCE AT DECEMBER 31, 1995..........................  2,000     10,000      (386,488)       (376,488)
  Net income..........................................     --         --       147,209         147,209
                                                        -----    -------     ---------       ---------
BALANCE AT NOVEMBER 30, 1996..........................  2,000    $10,000     $(239,279)      $(229,279)
                                                        =====    =======     =========       =========

                            See accompanying notes.

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

                            STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................   $ (56,991)      $147,209
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................     112,175        100,473
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................    (122,887)       (54,662)
     Due from related parties...............................      23,951         (8,032)
     Other receivables......................................     (74,157)        54,910
     Prepaid expenses.......................................       2,627           (464)
     Accounts payable, accrued compensation and other
      current liabilities...................................      46,505        (76,072)
     Due to related parties.................................      42,152        (57,985)
                                                               ---------       --------
          Net cash provided by (used in) operating
            activities......................................     (26,625)       105,377
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (24,783)       (11,284)
                                                               ---------       --------
Net cash used in investing activities.......................     (24,783)       (11,284)
FINANCING ACTIVITIES
Repayment of capital lease obligations......................     (46,984)       (46,644)
                                                               ---------       --------
Net cash used in financing activities.......................     (46,984)       (46,644)
                                                               ---------       --------
Increase (decrease) in cash.................................     (98,392)        47,449
Cash, beginning of period...................................     100,886          2,494
                                                               ---------       --------
Cash, end of period.........................................   $   2,494       $ 49,943
                                                               =========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................   $ 165,691       $148,741
                                                               =========       ========
Cash paid for income taxes..................................   $  40,168       $     --
                                                               =========       ========

                            See accompanying notes.

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Eye Institute of Southern Arizona, P.C., an Arizona Professional Company (the Company), operates a professional medical practice in Tucson, Arizona, specializing in general ophthalmology.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. The Company's building is held under a capital lease agreement. Depreciation and amortization, including amortization of assets held under capital lease agreements, are computed using the straight-line method, with useful lives generally ranging from 5 to 31 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates less allowances for contractual adjustments for patients covered by Medicare, the Arizona Health Care Cost Containment System (AHCCCS) and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     The Company has contracted, effective August 1, 1996, with CIGNA as a qualified provider of general ophthalmology services. The Company receives a monthly capitation payment for all plan members in its assigned geographic area. The premium revenue is paid pursuant to CIGNA HealthCare of Arizona guidelines and administered on their behalf by Connecticut General Life Insurance Company.

     On December 1, 1996, the Company contracted with FHP as a qualified provider of general ophthalmology services. The Company will receive a monthly capitation payment for all plan members in its assigned geographic area. The premium revenue will be paid pursuant to FHP guidelines and administered on their behalf by the Eye Specialists of Arizona Network.

     The following table summarizes the percent of patient service revenues by payor class:

                                                                            ELEVEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                             DECEMBER 31,   NOVEMBER 30,
                                                                 1995           1996
                                                             ------------   ------------
Medicare...................................................       35%            38%
FHP and CIGNA..............................................       36             31
Other (including self-pay).................................       29             31
                                                                 ---            ---
                                                                 100%           100%
                                                                 ===            ===

     Laws and regulations governing the Medicare and AHCCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCCS programs.

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount for cash approximates its fair value because of its short-term maturity. The fair value of the Company's capital lease obligation cannot be determined due to its related party nature.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     Kuskat Investment Company (Kuskat) owns certain real property and surgical equipment which the Company leases. Kuskat is owned by the two shareholders of the Company. Rent expense for property owned by Kuskat totaled approximately $176,000 and $168,000 for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, respectively.

     Due (to) from related parties consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Due to stockholders.........................................    $(29,290)      $(21,375)
Due (to) from Kuskat........................................     (43,025)        22,757
Employee advances...........................................      14,330          6,650
                                                                --------       --------
                                                                $(57,985)      $  8,032
                                                                ========       ========

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Building under capital lease................................   $ 2,450,000    $ 2,450,000
Leasehold improvements......................................        53,005         53,005
Medical equipment...........................................        75,184         76,775
Office equipment............................................        36,967         45,515
Automobiles.................................................        66,964         66,964
Computer equipment..........................................        44,251         44,251
Other.......................................................        16,005         16,619
                                                               -----------    -----------
                                                                 2,742,376      2,753,129
Accumulated depreciation and amortization...................    (1,189,648)    (1,289,590)
                                                               -----------    -----------
                                                               $ 1,552,728    $ 1,463,539
                                                               ===========    ===========

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

4. LEASE COMMITMENTS

     The Company leases office space and medical equipment under capital and operating leases.

     Future minimum lease commitments under a related party capital lease and noncancelable operating leases (with terms of one year or more) consist of the following at November 30, 1996:

                                                                CAPITAL     OPERATING
                                                                 LEASE       LEASES
                                                              -----------   ---------
Month ending December 31, 1996..............................  $    17,748   $ 13,265
Year ending December 31:
  1997......................................................      212,976    159,180
  1998......................................................      212,976    159,180
  1999......................................................      212,976    145,915
  2000......................................................      212,976         --
  2001......................................................      212,976         --
  Thereafter................................................    2,644,291         --
                                                              -----------   --------
Total minimum lease payments................................    3,726,919   $477,540
                                                                            ========
Less amount representing interest...........................   (1,724,423)
                                                              -----------
Present value of minimum lease payments.....................  $ 2,002,496
                                                              ===========

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Noncurrent:
  Contribution carryforward.................................    $    663       $    663
  Net operating loss carryforward...........................      48,675         71,622
  Lease capitalized for financial reporting purposes........     207,771        196,746
  Accumulated depreciation..................................      59,474         62,615
                                                                --------       --------
                                                                 316,583        331,646
Valuation allowance.........................................     267,911        203,578
                                                                --------       --------
          Total deferred tax assets.........................    $ 48,672       $128,068
                                                                ========       ========
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash adjustment................................    $ 48,672       $128,068
                                                                --------       --------
          Total deferred tax liabilities....................    $ 48,672       $128,068
                                                                ========       ========

                    EYE INSTITUTE OF SOUTHERN ARIZONA, P.C.

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Income taxes at the statutory rate..........................    $(19,377)      $ 50,051
Permanent differences.......................................       8,892          3,494
State taxes, net of federal benefit.........................      (1,832)         9,355
Change in valuation allowance...............................      12,598        (64,333)
Personal service corporation status.........................        (281)         1,433
                                                                --------       --------
                                                                $     --       $     --
                                                                ========       ========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $267,911 and $203,578 valuation allowance at December 31, 1995 and November 30, 1996, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $(64,333). At November 30, 1996 and December 31, 1995, the Company has available net operating loss carryforwards of approximately $174,000 and $119,000, respectively, which expire in the years 2010 and 2011, respectively.

6. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $3 million per incident, with a $5 million annual limit. In addition, the Company has an umbrella policy which provides coverage of $3 million per claim, with a $5 million annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

7. RETIREMENT PLAN

     The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Management has elected to not make matching or discretionary contributions to the plan.

8. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 595,000 shares of Vision common stock. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the Company.

     The financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Daniel B. Feller, M.D., P.C., d/b/a
Paradise Valley Eye Specialists;
Eye Specialists of Arizona Network, P.C.; and
Sharona Optical, Inc.

     We have audited the accompanying combined balance sheets of Daniel B. Feller, M.D., P.C., d/b/a Paradise Valley Eye Specialists; Eye Specialists of Arizona Network, P.C.; and Sharona Optical, Inc. (collectively referred to as the Company), as of December 31, 1995 and November 30, 1996, and the related combined statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Daniel B. Feller, M.D., P.C., d/b/a Paradise Valley Eye Specialists; Eye Specialists of Arizona Network, P.C.; and Sharona Optical, Inc. at December 31, 1995 and November 30, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 17, 1997

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................    $ 32,543       $ 36,711
  Patient accounts receivable, net..........................     110,452         80,081
  Inventory.................................................      60,768         62,450
  Prepaid expenses and other................................       7,808          6,929
                                                                --------       --------
          Total current assets..............................     211,571        186,171
Property and equipment, net.................................     314,307        242,204
Deposits....................................................      10,363         10,363
                                                                --------       --------
          Total assets......................................    $536,241       $438,738
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 23,033       $ 70,260
  Accrued salaries and benefits.............................      36,017         30,015
  Notes payable and current portion of long-term debt.......      36,560         32,786
  Current portion of obligations under capital leases.......      10,385         11,097
Deferred tax liability......................................      23,632         11,468
                                                                --------       --------
          Total current liabilities.........................     129,627        155,626
Deferred tax liability......................................      27,377         23,039
Loan payable -- stockholder.................................          --          4,648
Long-term debt, less current portion........................      97,412         58,914
Obligations under capital leases, less current portion......      35,264         25,060
Stockholders' equity:
  Common stock, $1 par value: PVES -- 100,000 shares
     authorized, 500 shares issued and outstanding;
     ESAN -- 10,000 shares authorized, issued and
     outstanding; Sharona Optical -- 500,000 shares
     authorized, 5,000 shares issued and outstanding........      15,500         15,500
  Retained earnings.........................................     231,061        155,951
                                                                --------       --------
          Total stockholders' equity........................     246,561        171,451
                                                                --------       --------
          Total liabilities and stockholders' equity........    $536,241       $438,738
                                                                ========       ========

                            See accompanying notes.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                         COMBINED STATEMENTS OF INCOME

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenues:
  Net patient service revenues..............................   $1,136,324     $  888,289
  Capitation revenues.......................................    1,433,085      1,272,761
  Retail income.............................................      300,110        380,715
  Rental income.............................................       19,700         16,550
  Interest income...........................................        1,990          4,075
                                                               ----------     ----------
          Total revenues....................................    2,891,209      2,562,390
Expenses:
  Cost of sales.............................................      131,388        167,630
  Salaries and benefits -- physicians.......................      743,957        530,226
  Salaries and benefits -- all other........................      745,425        760,307
  Professional fees.........................................      383,478        381,707
  Medical supplies..........................................      108,964         46,210
  General and administrative................................      266,992        249,929
  Building and equipment rent...............................      322,411        278,973
  Depreciation and amortization.............................       76,596         82,340
  Insurance.................................................       39,139         29,678
  Interest..................................................       12,945         12,525
                                                               ----------     ----------
          Total expenses....................................    2,831,295      2,539,525
                                                               ----------     ----------
Income before income taxes..................................       59,914         22,865
Income tax expense (benefit)................................      (10,098)       (16,502)
                                                               ----------     ----------
          Net income........................................   $   70,012     $   39,367
                                                               ==========     ==========

                            See accompanying notes.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK                        TOTAL
                                                  -----------------    RETAINED     STOCKHOLDERS'
                                                  NUMBER    AMOUNT     EARNINGS        EQUITY
                                                  ------    -------    ---------    -------------
BALANCE, JANUARY 1, 1995........................  15,500    $15,500    $ 233,049      $ 248,549
  Distributions to stockholders.................     --          --      (72,000)       (72,000)
  Net income....................................     --          --       70,012         70,012
                                                  ------    -------    ---------      ---------
BALANCE, DECEMBER 31, 1995......................  15,500     15,500      231,061        246,561
  Distributions to stockholders.................     --          --     (114,477)      (114,477)
  Net income....................................     --          --       39,367         39,367
                                                  ------    -------    ---------      ---------
BALANCE, NOVEMBER 30, 1996......................  15,500    $15,500    $ 155,951      $ 171,451
                                                  ======    =======    =========      =========

                            See accompanying notes.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              ELEVEN-MONTH
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
OPERATING ACTIVITIES
Net income..................................................   $  70,012        $  39,367
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      76,596           82,340
  Loss on disposal of fixed assets..........................          --            6,963
  Provision for doubtful accounts...........................       1,000               --
  Deferred income taxes.....................................     (10,098)         (16,502)
  Changes in assets and liabilities:
     Patient accounts receivable............................      64,857           30,371
     Inventory..............................................      (4,768)          (1,682)
     Prepaid expenses and other.............................       5,721              879
     Accounts payable.......................................       7,493           47,227
     Accrued salaries and benefits..........................       4,729           (6,002)
     Loan payable--stockholder..............................          --            4,648
                                                               ---------        ---------
          Net cash provided by operating activities.........     215,542          187,609
INVESTING ACTIVITIES
Purchases of property and equipment.........................    (128,337)         (17,200)
                                                               ---------        ---------
          Net cash used in investing activities.............    (128,337)         (17,200)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt....................      33,689           21,250
Payments of long-term debt..................................     (34,561)         (63,522)
Principal payments of capital leases........................      (8,546)          (9,492)
Distributions to stockholders...............................     (72,000)        (114,477)
                                                               ---------        ---------
          Net cash used in financing activities.............     (81,418)        (166,241)
                                                               ---------        ---------
Net increase in cash........................................       5,787            4,168
Cash at beginning of period.................................      26,756           32,543
                                                               ---------        ---------
          Cash at end of period.............................   $  32,543        $  36,711
                                                               =========        =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest....................   $  12,945        $  12,525
                                                               =========        =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Purchase of property and equipment through issuance of
  capital lease obligations.................................   $  19,950        $      --
                                                               =========        =========

                            See accompanying notes.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Daniel B. Feller, M.D., P.C. d/b/a Paradise Valley Eye Specialists (PVES), a professional corporation, operates a professional medical practice specializing in optometry and general ophthalmology. Eye Specialists of Arizona Network, P.C. (ESAN), a professional corporation with common ownership, was formed in 1994 to negotiate capitated contracts with managed care companies. Sharona Optical, Inc., a C-corporation, operates a retail store which sells sunglasses and eyeglass frames. All three of the corporations operate in the Phoenix area, and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated.

INVENTORIES

     Inventories are stated at cost.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at five to seven years.

     Property and equipment consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Medical equipment...........................................   $ 312,785      $ 335,500
Office equipment............................................     186,718        191,158
Computer equipment..........................................      99,140        104,873
Automobile..................................................      34,494             --
                                                               ---------      ---------
                                                                 633,137        631,531
Less accumulated depreciation and amortization..............    (318,830)      (389,327)
                                                               ---------      ---------
                                                               $ 314,307      $ 242,204
                                                               =========      =========

     Included in medical equipment as of December 31, 1995 and November 30, 1996 are assets acquired through capital leases with original costs of approximately $57,000.

     Amortization expense related to capital leases is included in depreciation and amortization in the combined statements of income.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and accounts receivable are reflected in the financial statements at fair value because of the short-term maturity of these instruments.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying amount and approximate fair values of the Company's long-term debt and obligations under capital leases at December 31, 1995 and November 30, 1996 are as follows:

                       1995                   1996
               --------------------   --------------------
                          ESTIMATED              ESTIMATED
               CARRYING     FAIR      CARRYING     FAIR
                AMOUNT      VALUE      AMOUNT      VALUE
               --------   ---------   --------   ---------
               $179,621   $183,516    $127,857   $143,161
               ========   ========    ========   ========

     Fair value is based on quoted market rates for debt with similar terms.

PATIENT SERVICE REVENUES

     Revenues are based on established billing rates less allowances and discounts for patients covered by Medicare, the Arizona Health Care Cost Containment System (AHCCCS) and various other discount arrangements. Payments received under these programs and arrangements, which are based on either predetermined rates or the cost of services, are generally less than the Company's customary charges. Revenues are recorded net of such contractual adjustments or policy discounts.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, the Company's net patient revenues derived from Medicare and AHCCCS were approximately 15 percent. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors.

     The Company has arrangements with third-party payors under capitated medical services contracts. Under these contracts, the Company receives fixed, monthly fees from the third-party payors for each covered life in exchange for assuming responsibility for the provision of specified medical services.

     Laws and regulations governing the Medicare and AHCCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCCS programs.

INCOME TAXES

     Income taxes for PVES have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     ESAN and Sharona Optical, Inc. have elected to have their income taxed as S corporations under the federal Internal Revenue Code. As a result, in lieu of corporate income tax, ESAN and Sharona Optical, Inc.'s taxable income is passed through to the stockholders of ESAN and Sharona Optical, Inc. and taxed at the individual level. Accordingly, no provision or liability for federal income tax has been reflected in these combined financial statements for ESAN and Sharona Optical, Inc.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Promissory note bearing interest at prime plus .5% (9.25%
  and 8.75% at December 31, 1995 and November 30, 1996,
  respectively), payable in equal installments of $1,564,
  principal and interest, through April 2000, collateralized
  by office equipment.......................................    $ 82,875       $ 65,674
Note payable with interest at 8%, payable in monthly
  installments of $1,564, principal and interest, through
  October 1999..............................................      21,418         17,095
Promissory note bearing interest at prime plus .5% (9.25% at
  December 31, 1995), payable in equal installments of $573,
  principal and interest, paid in full October 1996.........      23,490             --
Note payable with interest at 8.25%, payable in monthly
  installments of $2,731, principal and interest, through
  February 1997.............................................          --          8,082
Installment loan from vendor for medical equipment..........       6,189            849
                                                                --------       --------
                                                                 133,972         91,700
Less current portion........................................     (36,560)       (32,786)
                                                                --------       --------
Notes payable and long-term debt............................    $ 97,412       $ 58,914
                                                                ========       ========

     As of November 30, 1996, maturities of notes payable and long-term debt is as follows:

Month ending December 31, 1996..............................  $ 5,498
Year ending December 31:
  1997......................................................   29,295
  1998......................................................   24,313
  1999......................................................   24,776
  2000......................................................    7,818
                                                              -------
                                                              $91,700
                                                              =======

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating and capital leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES      LEASES
                                                              -------   ----------
Month ending December 31, 1996..............................  $ 1,150   $   17,947
Year ending December 31:
1997........................................................   13,803      216,838
1998........................................................   13,803      203,929
1999........................................................   10,242      169,728
2000........................................................    2,716      159,106
2001........................................................       --      162,108
Thereafter..................................................       --      229,653
                                                              -------   ----------
Total minimum lease obligations.............................   41,714   $1,159,309
                                                                        ==========
Less amount representing interest...........................   (5,557)
                                                              -------
Present value of minimum lease payments (including current
  portion of $11,097).......................................  $36,157
                                                              =======

4. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $1,000,000 per incident, with a $2,000,000 annual limit. In addition, the Company has an umbrella policy which provides coverage of $5,000,000 per claim, with a $5,000,000 annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

5. RELATED PARTY TRANSACTIONS

     The Company leases a medical building from a stockholder. Total lease payments were approximately $167,000 for the eleven-month period ended November 30, 1996 and $122,000 for the year ended December 31, 1995. The Company also leased a medical building from an employee with total lease payments approximating $29,000 for the eleven-month period ended November 30, 1996 and $36,000 for the year ended December 31, 1995.

     The Company received rental income of approximately $17,000 for the eleven-month period ended November 30, 1996 from a medical building sublease arrangement with an affiliated physician. Future minimum rentals to be received under this sublease arrangement total approximately $156,000 at November 30, 1996.

     The Company paid a stockholder approximately $311,000 for the eleven-month period ended November 30, 1996 and $448,000 for the year ended December 31, 1995 as compensation for services provided to the Company.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of PVES' deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Noncurrent:
  Tax credit carryforward...................................    $  5,286       $  5,286
  Net operating loss carryforward...........................       2,576          5,851
                                                                --------       --------
          Total deferred tax assets.........................       7,862         11,137
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash...........................................      23,632         11,468
Noncurrent:
  Capital lease.............................................       4,810          8,688
  Depreciation expense......................................      30,429         25,488
                                                                --------       --------
                                                                  35,239         34,176
                                                                --------       --------
          Total deferred tax liabilities....................      58,871         45,644
                                                                --------       --------
          Net deferred tax assets...........................    $(51,009)      $(34,507)
                                                                ========       ========

     Components of the income tax provision (benefit) which relates only to PVES consist of the following:

                                 DECEMBER 31, 1995               NOVEMBER 30, 1996
                           -----------------------------   -----------------------------
                           CURRENT   DEFERRED    TOTAL     CURRENT   DEFERRED    TOTAL
                           -------   --------   --------   -------   --------   --------
Federal..................  $    --   $ (9,038)  $ (9,038)  $    --   $(12,866)  $(12,866)
State....................       --     (1,060)    (1,060)       --     (3,636)    (3,636)
                           -------   --------   --------   -------   --------   --------
                           $    --   $(10,098)  $(10,098)  $    --   $(16,502)  $(16,502)
                           =======   ========   ========   =======   ========   ========

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                            ELEVEN-MONTH
                                                             YEAR ENDED     PERIOD ENDED
                                                            DECEMBER 31,    NOVEMBER 30,
                                                                1995            1996
                                                            ------------    -------------
Income taxes at the statutory rate........................    $ 20,371        $  7,774
Permanent differences.....................................         356             356
S corporation income......................................     (24,732)        (21,865)
State taxes, net of federal benefit.......................        (700)         (2,400)
Tax credit................................................      (5,286)             --
Personal service corporation status.......................        (107)           (367)
                                                              --------        --------
                                                              $(10,098)       $(16,502)
                                                              ========        ========

     At December 31, 1995 and November 30, 1996, PVES has available net operating loss carryforwards of approximately $6,000 (which expires in 2010) and $14,000 (which expires in 2011), respectively.

                         DANIEL B. FELLER, M.D., P.C.,
                     D/B/A PARADISE VALLEY EYE SPECIALISTS;
                   EYE SPECIALISTS OF ARIZONA NETWORK, P.C.;
                           AND SHARONA OPTICAL, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of Daniel B. Feller, M.D., P.C., d/b/a Paradise Valley Eye Specialists, Eye Specialists of Arizona Network, P.C., and Sharona Optical, Inc. were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 421,000 shares of Vision common stock and notes of approximately $150,000. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The combined financial statements of Daniel B. Feller, M.D., P.C., d/b/a Paradise Valley Eye Specialists; Eye Specialists of Arizona Network, P.C.; and Sharona Optical, Inc. have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Northwest Eye Specialists, P.L.L.C.

     We have audited the accompanying balance sheets of Northwest Eye Specialists, P.L.L.C. (the Company) as of December 31, 1995 and November 30, 1996, and the related statements of income, partners' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Eye Specialists, P.L.L.C. at December 31, 1995 and November 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 15, 1997

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................    $135,148       $122,445
  Patient accounts receivable, net of allowances for
     uncollectible accounts of approximately $49,000 and
     $96,000 at December 31, 1995 and November 30, 1996,
     respectively...........................................     195,209        349,974
  Due from related parties..................................      32,420         32,107
  Prepaid expenses..........................................      24,963         40,384
  Inventories...............................................          --         65,476
                                                                --------       --------
          Total current assets..............................     387,740        610,386
Property, equipment and improvements, net...................     105,841        141,201
Other assets................................................      27,072         27,072
                                                                --------       --------
          Total assets......................................    $520,653       $778,659
                                                                ========       ========
                            LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 53,832       $250,386
  Accrued compensation......................................      34,421         72,452
  Accrued distributions to physicians.......................          --        101,260
  Other accrued liabilities.................................       8,727          8,018
  Profit sharing payable....................................      51,162         30,000
  Due to related parties....................................       7,082          7,082
  Short-term borrowings.....................................          --         45,000
  Current maturities of obligations under capital leases....       7,962          8,341
                                                                --------       --------
          Total current liabilities.........................     163,186        522,539
Obligations under capital leases, net of current portion....      19,742         12,337
Partners' equity............................................     337,725        243,783
                                                                --------       --------
          Total liabilities and partners' equity............    $520,653       $778,659
                                                                ========       ========

                            See accompanying notes.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

                              STATEMENTS OF INCOME

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenues:
  Net patient service revenues..............................   $2,302,823     $2,160,519
  Sales of optical goods....................................           --        250,901
  Other.....................................................       42,399          2,964
                                                               ----------     ----------
          Total revenues....................................    2,345,222      2,414,384
Expenses:
  Salaries, wages and benefits..............................      559,124        620,435
  Cost of optical goods sold................................           --         94,901
  Medical supplies..........................................      177,681        156,962
  General and administrative................................      430,894        571,594
  Insurance.................................................      190,045        146,808
  Building and equipment rent...............................      120,000        140,657
  Depreciation and amortization.............................       26,372         27,688
  Consulting fee to physician...............................           --         11,000
  Interest..................................................       50,817          5,353
                                                               ----------     ----------
          Total expenses....................................    1,554,933      1,775,398
                                                               ----------     ----------
          Net income........................................   $  790,289     $  638,986
                                                               ==========     ==========

                            See accompanying notes.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

                         STATEMENTS OF PARTNERS' EQUITY

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Partners' equity, beginning of period.......................   $ 278,895       $ 337,725
  Net income................................................     790,289         638,986
  Cash contributions from partners..........................      75,321              --
  In-kind capital contributions from partner................     120,000         151,657
  Distributions to partners.................................    (926,780)       (884,585)
                                                               ---------       ---------
Partners' equity, end of period.............................   $ 337,725       $ 243,783
                                                               =========       =========

                            See accompanying notes.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income..................................................   $ 790,289      $ 638,986
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      26,372         27,688
  In-kind capital contributions from partner................     120,000        151,657
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................     (25,534)      (154,765)
     Due from related parties...............................      (3,025)           313
     Prepaid expenses.......................................     (17,529)       (15,421)
     Inventories............................................          --        (65,476)
     Accounts payable, accrued expenses and other...........      17,350        313,974
                                                               ---------      ---------
          Net cash provided by operating activities.........     907,923        896,956
INVESTING ACTIVITIES
Cash contributions from partners............................      75,321             --
Purchases of property and equipment.........................     (66,650)       (63,048)
                                                               ---------      ---------
Net cash provided by (used in) investing activities.........       8,671        (63,048)
FINANCING ACTIVITIES
Proceeds from short-term borrowings.........................          --         45,000
Principal payments on capital leases........................      (7,041)        (7,026)
Distributions to partners...................................    (926,780)      (884,585)
                                                               ---------      ---------
Net cash used in financing activities.......................    (933,821)      (846,611)
                                                               ---------      ---------
Decrease in cash............................................     (17,227)       (12,703)
Cash at beginning of period.................................     152,375        135,148
                                                               ---------      ---------
Cash at end of period.......................................   $ 135,148      $ 122,445
                                                               =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  48,013      $   5,353
                                                               =========      =========

                            See accompanying notes.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Northwest Eye Specialists, P.L.L.C. (the Company), an Arizona Professional Company, operates a professional medical practice in Tucson, Arizona, specializing in general ophthalmology and surgery. Per the operating agreement dated June 1, 1993, the Company will cease to exist upon the occurrence of certain events or on December 31, 2050. Each member's liability for the debts and obligation of the Company shall be limited as set forth in the Arizona Limited Liability Company Act, Section 29-651.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames (collectively, "optical goods"). Inventories are stated at the lower of cost or market, with cost determined on a specific-identification basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation, including amortization of assets held under capital lease obligations, is computed using the straight-line method, with the assets' useful lives ranging from 5 to 39 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Medical equipment...........................................    $ 57,827       $ 74,611
Office equipment............................................      38,120         42,954
Optical shop equipment......................................      15,000         19,158
Medical equipment held under capital leases.................      39,924         39,924
Leasehold improvements......................................       7,121         44,393
                                                                --------       --------
                                                                 157,992        221,040
Less accumulated depreciation and amortization..............     (52,151)       (79,839)
                                                                --------       --------
                                                                $105,841       $141,201
                                                                ========       ========

     Amortization expense related to capital leases is included in depreciation and amortization in the accompanying statements of income.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, Arizona Health Care Cost Containment System (AHCCCS) and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 53% and 52%, respectively, of the Company's net patient service revenues were derived from the Medicare and AHCCCS programs. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCCS programs.

INCOME TAXES

     The Company was organized as an Arizona Limited Liability Company and is taxed as a partnership for federal and state income tax purposes. As a result, in lieu of corporate income taxes, the Company's taxable income is passed through to the partners of the Company and taxed at the individual taxpayer level in accordance with their ownership interests. As a result, the accompanying financial statements include no provision for income taxes for the Company.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash reflects its fair value because of the short-term maturity of that financial instrument. It is not practicable to estimate the fair value of the Company's capital lease obligation because the Company's incremental borrowing rate cannot reasonably be determined.

2. RELATED PARTY TRANSACTIONS

     The Company leases its operating facilities and certain equipment from a partner of the Company. Expenses under such leases amounted to approximately $120,000 and $141,000 for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, respectively. Such amounts are recognized as in-kind capital contributions from partner because no payment was made to the partner.

     The Company recognized expense of $11,000 for the eleven-month period ended November 30, 1996 under a consulting agreement with a partner of the Company. Such amount is recognized as in-kind capital contributions from partner because no payment was made to the partner.

     The Company reimbursed a partner in 1995 for interest on a loan relating to the Company's facility. Such interest expense reimbursement was approximately $51,000 for the year ended December 31, 1995. Although the partner incurred interest on the loan in 1996, the Company did not reimburse the partner for such interest in 1996.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

3. LEASE COMMITMENTS

     At November 30, 1996, approximate future minimum rental commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) and a capital lease are as follows (including related party leases):

                                                              OPERATING    CAPITAL
                                                                LEASES      LEASE
                                                              ----------   -------
Month ending December 31, 1996..............................  $   10,984   $   820
Year ending December 31:
  1997......................................................     133,955     9,845
  1998......................................................     134,492     9,845
  1999......................................................     121,820     2,461
  2000......................................................     120,000        --
  Thereafter................................................   6,000,000        --
                                                              ----------   -------
Total minimum lease obligations.............................  $6,521,251    22,971
                                                              ==========
Less amount representing interest...........................                (2,293)
                                                                           -------
Present value of minimum lease obligations..................               $20,678
                                                                           =======

4. RETIREMENT PLAN

     The Company maintains an employee savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Under the plan, the Company may make discretionary contributions subject to various limits. Total Company expense related to the plan was approximately $52,000 and $44,000 for the year ended December 31, 1995 and for the eleven-month period ended November 30, 1996, respectively.

5. MALPRACTICE INSURANCE

     The Company carries separate occurrence based malpractice insurance policies for each of its two physicians. This insurance provides separate per-occurrence coverage of $2,000,000 and $3,000,000, respectively, for the two physicians with an aggregate limit of $4,000,000 and $5,000,000, respectively. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

6. SHORT-TERM BORROWINGS

     Short-term borrowings represent a bank revolving line of credit of $75,000 for working capital needs, of which $30,000 is available at November 30, 1996. The maturity date is June 16, 1997. Interest payments are due monthly with interest accruing at the bank's prime rate (9.25% at November 30, 1996). The revolving line of credit is collateralized by the Company's receivables and guaranteed by the partners.

7. COMMITMENTS AND CONTINGENCIES

     Other assets include an investment in an unrelated limited liability investment company with a book value of $27,072 at December 31, 1995 and November 30, 1996. Under the investment agreement, the investment company may require additional capital contributions from the Company not to exceed $50,000 in the aggregate. Additional capital contributions of approximately $3,000 have been made through November 30, 1996.

                      NORTHWEST EYE SPECIALISTS, P.L.L.C.

8. OTHER REVENUE

     Through December 31, 1995, an unrelated organization operated an optical shop on the Company's premises. Other revenue for the year ended December 31, 1995 includes approximately $41,000 received by the Company related to the optical shop arrangement with such unrelated organization.

9. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 492,000 shares of Vision common stock and notes of approximately $396,000. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the associations to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A.
  and Vision Correction Centers, Inc.

     We have audited the accompanying combined balance sheets of Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A. and Vision Correction Centers, Inc. as of December 31, 1995 and November 30, 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A. and Vision Correction Centers, Inc. at December 31, 1995 and November 30, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 14, 1997

       LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A. AND
                        VISION CORRECTION CENTERS, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................    $    353       $177,637
  Patient accounts receivable, net of allowance for doubtful accounts of approximately $51,000 and $48,000 at
     December 31, 1995 and November 30, 1996,
     respectively...........................................     305,103        290,272
  Other receivables.........................................       5,000         11,706
  Prepaid expenses..........................................      12,473          3,932
                                                                --------       --------
          Total current assets..............................     322,929        483,547
Property, equipment and improvements, net...................     584,653        455,448
Other assets................................................      51,912         36,771
                                                                --------       --------
          Total assets......................................    $959,494       $975,766
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $125,531       $257,421
  Due to related party......................................          --         84,825
  Revolving credit note payable.............................          --         60,000
  Current portion of long-term debt.........................      53,713         46,439
  Current portion of obligations under capital leases.......      81,419        111,817
                                                                --------       --------
          Total current liabilities.........................     260,663        560,502
Long-term debt..............................................     106,938         65,079
Obligations under capital leases, net of current portion....     388,299        316,473
Stockholders' equity:
  Common stock, $1 par value: 100 shares authorized, issued
     and outstanding........................................         100            100
  Retained earnings.........................................     203,494         33,612
                                                                --------       --------
          Total stockholders' equity........................     203,594         33,712
                                                                --------       --------
          Total liabilities and stockholders' equity........    $959,494       $975,766
                                                                ========       ========

                            See accompanying notes.

       LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A. AND
                        VISION CORRECTION CENTERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Revenues:
  Net patient service revenues..............................   $2,679,914     $3,404,975
  Other.....................................................       61,171         57,991
                                                               ----------     ----------
          Total revenues....................................    2,741,085      3,462,966
Expenses:
  Compensation to physician stockholders....................      884,903        947,780
  Salaries, wages and benefits..............................      585,386        746,251
  Advertising...............................................      239,904        240,848
  Professional fees -- related party........................           --        591,455
  Professional fees -- other................................      197,680        164,794
  General and administrative................................      263,856        332,598
  Medical supplies..........................................       82,429        118,665
  Insurance.................................................       73,697         31,496
  Building and equipment rent...............................      162,534        171,980
  Depreciation and amortization.............................      257,730        235,047
  Interest..................................................       79,674         51,934
                                                               ----------     ----------
          Total expenses....................................    2,827,793      3,632,848
                                                               ----------     ----------
          Net loss..........................................   $  (86,708)    $ (169,882)
                                                               ==========     ==========

                            See accompanying notes.

       LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A. AND
                        VISION CORRECTION CENTERS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK                     TOTAL
                                                         ---------------   RETAINED    STOCKHOLDERS'
                                                         NUMBER   AMOUNT   EARNINGS       EQUITY
                                                         ------   ------   ---------   -------------
BALANCE, JANUARY 1, 1995...............................   100      $100    $ 290,202     $ 290,302
  Net loss.............................................    --        --      (86,708)      (86,708)
                                                          ---      ----    ---------     ---------
BALANCE, DECEMBER 31, 1995.............................   100       100      203,494       203,594
  Net loss.............................................    --        --     (169,882)     (169,882)
                                                          ---      ----    ---------     ---------
BALANCE, NOVEMBER 30, 1996.............................   100      $100    $  33,612     $  33,712
                                                          ===      ====    =========     =========

                            See accompanying notes.

       LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A. AND
                        VISION CORRECTION CENTERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
OPERATING ACTIVITIES
Net loss....................................................   $ (86,708)     $(169,882)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     257,730        235,047
  (Gain) loss on disposal of fixed assets...................      (8,477)         1,096
  Changes in assets and liabilities:
     Patient accounts receivable, net.......................     (20,851)        14,831
     Other receivables......................................       6,000         (6,706)
     Prepaid expenses.......................................      (1,298)         8,541
     Accounts payable and accrued expenses..................      16,867        116,807
     Due to related party...................................          --         84,825
                                                               ---------      ---------
          Net cash provided by operating activities.........     163,263        284,559
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (55,947)       (47,884)
(Increase) decrease in other assets.........................      (1,089)         4,700
                                                               ---------      ---------
Net cash used in investing activities.......................     (57,036)       (43,184)
FINANCING ACTIVITIES
Proceeds from issuance of revolving credit note payable.....          --         80,000
Payment of revolving credit note payable....................          --        (20,000)
Payment of long-term debt...................................     (83,898)       (49,133)
Principal payments on capital leases........................     (60,035)       (74,958)
                                                               ---------      ---------
Net cash used in financing activities.......................    (143,933)       (64,091)
                                                               ---------      ---------
(Decrease) increase in cash.................................     (37,706)       177,284
Cash at beginning of period.................................      38,059            353
                                                               ---------      ---------
Cash at end of period.......................................   $     353      $ 177,637
                                                               =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................   $  72,954      $  56,000
                                                               =========      =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITY
Capital lease obligations incurred to acquire equipment.....   $  45,889      $  33,530
                                                               =========      =========
Loan and vendor accounts payable incurred to acquire
  equipment.................................................   $  24,856      $  15,083
                                                               =========      =========

                            See accompanying notes.

         LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A.
                      AND VISION CORRECTION CENTERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A. (Practice), a Minnesota corporation, operates a professional medical practice, specializing in general ophthalmology and surgery. Vision Correction Centers, Inc. (VCC), a Minnesota corporation with common ownership with the Practice, was formed in 1994 to provide ophthalmic surgery services. Both corporations operate in the greater Minneapolis and St. Paul area, and are hereinafter collectively referred to as the Company. During 1995, VCC transferred all of its assets and liabilities to the Practice and ceased all operations. All significant intercompany transactions have been eliminated.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using straight-line and accelerated methods, with the assets' useful lives estimated at five to seven years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Medical equipment...........................................   $  991,724     $1,043,715
Office furniture and equipment..............................      147,760        181,938
Computer software...........................................       25,021         25,521
Leasehold improvements......................................       35,752         37,170
                                                               ----------     ----------
                                                                1,200,257      1,288,344
Less accumulated depreciation and amortization..............     (615,604)      (832,896)
                                                               ----------     ----------
                                                               $  584,653     $  455,448
                                                               ==========     ==========

     Included in medical equipment as of December 31, 1995 and November 30, 1996 are assets acquired through capital leases with original costs of approximately $558,000. Included in office furniture and equipment as of November 30, 1996 are assets acquired through capital leases with original costs of approximately $15,000.

     Amortization expense related to capital leases is included in depreciation and amortization in the combined statements of operations.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and revolving credit note payable reported in the combined financial statements reflects their fair value because of the short-term maturity of those financial instruments. It is not practicable to estimate the fair value of the Company's long-term debt and obligations under capital leases because the Company's incremental borrowing rate cannot reasonably be determined.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less

         LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A.
                      AND VISION CORRECTION CENTERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 23% and 19%, respectively, of the Company's net patient service revenues were derived from the Medicare and Medicaid programs. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     Income taxes for VCC have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Practice is taxed under the provisions of Subchapter S of the Internal Revenue Code, which generally provides that in lieu of corporate taxes, the stockholders shall be taxed on the Practice's taxable income in accordance with their ownership interests. As a result, the accompanying combined financial statements include no provision for income taxes for the Practice.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER ASSETS

     The Company purchased a physician practice in 1994. Costs of approximately $43,000 and $32,000 (net of accumulated amortization of approximately $14,000 and $25,000) as of December 31, 1995 and November 30, 1996, respectively, are included in other assets in the combined financial statements. The costs are being amortized over five years and the related expense is included in depreciation and amortization in the combined statements of operations.

         LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A.
                      AND VISION CORRECTION CENTERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                             DECEMBER 31,    NOVEMBER 30,
                                                                 1995            1996
                                                             ------------    ------------
Bank term loan bearing interest at prime plus 1% (9.75% and
9.25% at December 31, 1995 and November 30, 1996,
respectively), payable in equal installments of $3,000
(principal and interest) through December 1998.............    $100,475        $ 75,219
Note payable with interest imputed at 10%, payable in
monthly installments of $1,200 (principal and interest)
through September 1999.....................................      44,876          36,299
Installment loan from vendor for medical equipment.........      15,300              --
                                                               --------        --------
                                                                160,651         111,518
Less current portion.......................................     (53,713)        (46,439)
                                                               --------        --------
                                                               $106,938        $ 65,079
                                                               ========        ========

     The term loan is collateralized by substantially all of the assets of the Company.

     As of November 30, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Month ending December 31, 1996..............................  $  4,222
Year ending December 31:
  1997......................................................    46,239
  1998......................................................    50,693
  1999......................................................    10,364
                                                              --------
                                                              $111,518
                                                              ========

3. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating and capital leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
Month ending December 31, 1996..............................  $ 21,757   $ 15,277
Year ending December 31:
  1997......................................................   160,267    186,950
  1998......................................................   183,857    194,322
  1999......................................................   120,395    201,654
  2000......................................................    11,990    208,986
  2001......................................................     1,364    106,326
                                                              --------   --------
Total minimum lease payments................................   499,630   $913,515
                                                                         ========
Less amount representing interest...........................   (71,340)
                                                              --------
Present value of minimum lease payments.....................  $428,290
                                                              ========

         LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A.
                      AND VISION CORRECTION CENTERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. INCOME TAXES

     At December 31, 1995, VCC had no deferred tax assets or liabilities as the result of the sale of its assets to the Practice. This sale resulted in income during 1995 for tax purposes.

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                1995
                                                              --------
Income taxes at the statutory rate..........................  $(29,481)
Permanent differences.......................................    28,573
S-corporation income........................................    14,448
State taxes, net of federal benefit.........................     2,576
Benefit of graduated rates..................................    (6,825)
Change in valuation allowance...............................    (9,291)
                                                              --------
                                                              $     --
                                                              ========

     The change in the valuation allowance for the year ended December 31, 1995 was $9,291.

5. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $5,000,000 per incident, with a $5,000,000 annual limit. In addition, the Company has an umbrella policy which provides coverage of $2,000,000 per claim, with a $4,000,000 annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

6. RETIREMENT PLAN

     The Company maintains an employee savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Under the plan, the Company may make discretionary contributions subject to various limits. Total Company expense related to this plan was approximately $42,000 for the year ended December 31, 1995 and for the eleven-month period ended November 30, 1996.

7. COMMITMENTS

     The Company has employment agreements with each of the three physician-stockholders which provide for, among other things, base pay and incentive compensation based on the Company's net income. Additionally, the Company has a deferred compensation agreement with each physician-stockholder which provides for compensation in the event of voluntary or involuntary termination. In connection with the transaction described in Note 9, each of the aforementioned agreements was terminated.

     The Company has a revolving credit note payable of $100,000 due on demand, bearing interest at a rate of prime plus 0.5% (8.75% at November 30, 1996). As of November 30, 1996, the Company had $60,000 outstanding on this revolving credit note payable.

8. RELATED PARTY TRANSACTIONS

     During the eleven-month period ended November 30, 1996, the Company incurred costs of approximately $591,000 for the use of laser equipment owned by Laser Vision Centers, Inc. (LVC). As of

         LINDSTROM, SAMUELSON & HARDTEN OPHTHALMOLOGY ASSOCIATES, P.A.
                      AND VISION CORRECTION CENTERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

November 30, 1996, $84,825 was payable to LVC and is included in due to related party in the combined balance sheets. The majority stockholder of the Company is a shareholder and director of LVC.

     Subsequent to November 30, 1996, the Company executed a letter of intent with LVC whereby the Company will sell certain equipment and assets with a net book value of approximately $225,000. The letter of intent also states that the Company will enter into a management service agreement with LVC for the performance of various management services related to refractive surgery.

9. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 371,000 shares of Vision common stock and notes of approximately $460,000. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The combined financial statements of the Company have been prepared as supplemental information about the associations to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Cambridge Eye Clinic, P.A. --
  John W. Lahr, Optometrist, P.A. and
  Eyeglass Express Optical Lab, Inc.

     We have audited the accompanying combined balance sheets of Cambridge Eye Clinic, P. A. -- John W. Lahr, Optometrist, P.A. and Eyeglass Express Optical Lab, Inc. as of December 31, 1995 and November 30, 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cambridge Eye Clinic, P. A. -- John W. Lahr, Optometrist, P.A. and Eyeglass Express Optical Lab, Inc. at December 31, 1995 and November 30, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 10, 1997

                         CAMBRIDGE EYE CLINIC, P. A.--
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 45,061       $ 83,302
  Patient accounts receivable, net of allowances for
     uncollectible accounts of approximately $37,000 and
     $25,000 at December 31, 1995 and November 30, 1996,
     respectively...........................................     191,680        129,517
  Other receivables.........................................       3,374         15,668
  Inventories...............................................     207,968        210,701
  Prepaid expenses..........................................      11,381         11,581
                                                                --------       --------
          Total current assets..............................     459,464        450,769
Deferred tax assets.........................................      31,433         33,237
Other assets................................................         600            462
  Property, equipment and improvements, net.................     149,518        101,922
                                                                --------       --------
          Total assets......................................    $641,015       $586,390
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 65,151       $141,222
  Note payable to stockholder...............................       5,946          5,946
  Demand notes payable......................................       5,363          1,857
  Current maturities of long-term debt......................      24,795         22,330
  Deferred tax liabilities..................................     141,368         89,277
                                                                --------       --------
          Total current liabilities.........................     242,623        260,632
Long-term debt, net of current portion......................     155,480        161,557
Stockholders' equity:
  Common stock, no par value: 2,500 shares authorized; 1,250
     shares issued and outstanding..........................          --             --
  Additional paid-in capital................................      42,389         42,389
  Note receivable from stock sales..........................     (12,850)            --
  Retained earnings.........................................     213,373        148,840
  Treasury stock at cost (750 shares).......................          --        (27,028)
                                                                --------       --------
          Total stockholders' equity........................     242,912        164,201
                                                                --------       --------
          Total liabilities and stockholders' equity........    $641,015       $586,390
                                                                ========       ========

                            See accompanying notes.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Revenues:
  Net patient service revenues..............................   $  537,834     $  527,068
  Sales of optical goods....................................      900,826        749,783
  Other income..............................................        2,080          2,724
                                                               ----------     ----------
          Total revenues....................................    1,440,740      1,279,575
Expenses:
  Compensation to physician stockholder.....................       65,175         62,306
  Salaries, wages and benefits..............................      582,086        639,931
  Cost of optical goods sold................................      348,984        316,115
  General and administrative................................      182,769        177,697
  Insurance.................................................       15,791          6,891
  Building and equipment rent...............................      136,965        125,894
  Depreciation..............................................       60,878         42,458
  Interest..................................................       21,759         16,931
  Other.....................................................        6,503          3,107
                                                               ----------     ----------
          Total expenses....................................    1,420,910      1,391,330
                                                               ----------     ----------
Income (loss) before income taxes...........................       19,830       (111,755)
Income tax expense (benefit)................................        7,984        (47,222)
                                                               ----------     ----------
Net income (loss)...........................................   $   11,846     $  (64,533)
                                                               ==========     ==========

                            See accompanying notes.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                NOTE
                                    NO-PAR      ADDITIONAL   RECEIVABLE                              TOTAL
                                    COMMON       PAID-IN        FROM       RETAINED   TREASURY   STOCKHOLDERS'
                                 STOCK SHARES    CAPITAL     STOCK SALES   EARNINGS    STOCK        EQUITY
                                 ------------   ----------   -----------   --------   --------   -------------
BALANCE AT JANUARY 1, 1995.....     1,250        $42,389      $(12,850)    $201,527   $     --      $231,066
  Net income...................        --             --            --       11,846         --        11,846
                                    -----        -------      --------     --------   --------      --------
BALANCE AT DECEMBER 31, 1995...     1,250         42,389       (12,850)     213,373         --       242,912
  Net loss.....................        --             --            --      (64,533)        --       (64,533)
  Payment on note receivable
     from stock sales..........        --             --        12,850           --         --        12,850
  Purchase of treasury stock at
     cost......................        --             --            --           --    (27,028)      (27,028)
                                    -----        -------      --------     --------   --------      --------
BALANCE AT DECEMBER 31, 1996...     1,250        $42,389      $     --     $148,840   $(27,028)     $164,201
                                    =====        =======      ========     ========   ========      ========

                            See accompanying notes.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
OPERATING ACTIVITIES
Net income (loss)...........................................    $ 11,846       $(64,533)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................      60,878         42,458
  Loss on disposal of property, equipment and
     improvements...........................................          --          2,774
  Provision for deferred taxes..............................       3,715        (53,895)
  Changes in assets and liabilities:
     Patient accounts receivable, net.......................      16,921         62,163
     Other receivables......................................      10,135        (12,294)
     Inventories............................................      (7,968)        (2,733)
     Prepaid expenses.......................................     (11,381)          (200)
     Other assets...........................................        (320)           138
     Accounts payable and accrued expenses..................     (28,483)        76,071
                                                                --------       --------
          Net cash provided by operating activities.........      55,343         49,949
INVESTING ACTIVITIES
Proceeds from collection on notes receivable from stock
  sales.....................................................          --         12,850
  Proceeds from sale of property, plant and equipment.......          --          2,364
  Purchases of property, equipment and improvements.........     (42,350)            --
                                                                --------       --------
          Net cash (used in) provided by investing
            activities......................................     (42,350)        15,214
FINANCING ACTIVITIES
Proceeds from long-term debt................................      20,000         21,500
Repayment of long-term debt and demand notes payable........     (62,696)       (21,394)
Purchase of treasury stock..................................          --        (27,028)
Proceeds from issuance of note payable to stockholder.......       5,946             --
                                                                --------       --------
          Net cash used in financing activities.............     (36,750)       (26,922)
                                                                --------       --------
(Decrease) increase in cash.................................     (23,757)        38,241
Cash at beginning of period.................................      68,818         45,061
                                                                --------       --------
Cash at end of period.......................................    $ 45,061       $ 83,302
                                                                ========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest......................    $ 21,202       $ 16,931
                                                                ========       ========
Cash paid during the year for income taxes..................    $     --       $  6,673
                                                                ========       ========

                            See accompanying notes.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Cambridge Eye Clinic, P. A. -- John W. Lahr, Optometrist, P.A. (the Clinic) is a Minnesota corporation which operates professional medical practices, specializing in general ophthalmology and optometry. The Clinic's service area is Cambridge, Minnesota, and surrounding communities in North Branch, Mora, Sandstone and Pine City, Minnesota.

     The combined financial statements include the accounts of Cambridge Eye Clinic, P. A. -- John W. Lahr, Optometrist, P.A. and Eyeglass Express Optical Lab, Inc., which are companies under common ownership and are collectively referred to herein as the "Company." All intercompany accounts and transactions have been eliminated from these combined financial statements.

CASH EQUIVALENTS

     The Company considers all liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames (collectively, "optical goods"). Inventories are stated at the lower of cost or market, with cost determined on a specific-identification basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using accelerated methods, with the assets' useful lives estimated at 19 years for leasehold improvements and three to seven years for the other asset categories. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 35% of the Company's net patient service revenues were derived from services rendered to Medicare and Medicaid patients. The Company does not believe that there are any credit risks associated with

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

receivables due from governmental agencies. Concentration of credit risk from other third-party payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expenses amounted to $26,182 for the year ended December 31, 1995 and $21,740 for the eleven-month period ended November 30, 1996.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents reported in the combined financial statements reflects its fair value because of the short-term nature of that financial instrument. It is not practicable to estimate the fair value of the Company's long-term debt because the Company's incremental borrowing rate cannot reasonably be determined.

2. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Equipment...................................................   $ 504,616      $ 504,616
Leasehold improvements......................................      19,088         19,088
Furniture and fixtures......................................     102,544        102,544
Vehicles....................................................      18,051             --
Other.......................................................      15,547         15,547
                                                               ---------      ---------
                                                                 659,846        641,795
Less accumulated depreciation...............................    (510,328)      (539,873)
                                                               ---------      ---------
                                                               $ 149,518      $ 101,922
                                                               =========      =========

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
10% note payable due in 180 monthly installments of $526
  principal and interest through January 2000...............    $ 20,760       $ 16,705
8% note payable due in 120 monthly installments of $89
  principal and interest through July 1996..................       2,182             --
8.25% note payable due in 173 monthly installments of $1,050
  principal and interest through May 2003...................      69,366         62,840
Bank term loan payable due in 102 monthly installments of
  $143 principal and interest at 1% over the Wall Street
  Journal's prime rate, through September 2, 1996...........       1,501             --
Line of credit secured by the Clinic's receivables,
  equipment and inventory, payable in monthly installments.
  A final payment of the unpaid principal balance plus
  accrued interest is due and payable December 1, 2001. The
  interest rate is 2.75% over the Wall Street Journal's
  prime rate................................................      86,466        104,342
                                                                --------       --------
                                                                 180,275        183,887
Less current portion........................................     (24,795)       (22,330)
                                                                --------       --------
                                                                $155,480       $161,557
                                                                ========       ========

     Maturities under the long-term debt agreements described above are as follows:

YEAR
----
Month ending December 31, 1996..............................  $  1,860
Year ending December 31:
  1997......................................................    22,370
  1998......................................................    35,254
  1999......................................................    39,307
  2000......................................................    36,113
  2001......................................................    33,704
  Thereafter................................................    15,279
                                                              --------
                                                              $183,887
                                                              ========

4. LEASE COMMITMENTS

     Rent expense relating primarily to operating leases for office space is classified as building and equipment rent in the accompanying combined statements of operations.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows (including related party leases):

Month ending December 31, 1996..............................  $  3,458
Year ending December 31:
  1997......................................................    41,494
  1998......................................................    41,494
  1999......................................................    41,494
  2000......................................................    41,494
  2001......................................................    41,494
  Thereafter................................................    65,699
                                                              --------
          Total minimum lease obligations...................  $276,627
                                                              ========

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Noncurrent:
  Net operating loss carryforward...........................    $ 31,433       $33,237
                                                                --------       -------
          Total deferred tax assets.........................      31,433        33,237
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash...........................................     141,368        89,277
                                                                --------       -------
          Net deferred tax liabilities......................    $109,935       $56,040
                                                                ========       =======

     Components of the income tax provision (benefit) consists of the following:

                                                    YEAR ENDED              ELEVEN-MONTH PERIOD ENDED
                                                 DECEMBER 31, 1995              NOVEMBER 30, 1996
                                            ---------------------------   -----------------------------
                                            CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED    TOTAL
                                            -------   --------   ------   -------   --------   --------
Federal...................................  $2,476     $2,835    $5,311   $3,871    $(41,129)  $(37,258)
State.....................................   1,793        880     2,673    2,802     (12,766)    (9,964)
                                            ------     ------    ------   ------    --------   --------
                                            $4,269     $3,715    $7,984   $6,673    $(53,895)  $(47,222)
                                            ======     ======    ======   ======    ========   ========

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31    NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Income taxes at the statutory rate..........................    $ 6,742        $(36,821)
Permanent differences.......................................      2,532          (6,845)
State taxes, net of federal benefit.........................      1,684           2,459
Benefit of graduated rates..................................     (3,082)         (4,815)
Personal service corporation status.........................        108          (1,200)
                                                                -------        --------
                                                                $ 7,984        $(47,222)
                                                                =======        ========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at December 31, 1995 and November 30, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At November 30, 1996, the Company has available net operating loss carryforwards of approximately $83,000, which expire in the year 2011.

6. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $1,000,000 per incident, with a $2,000,000 aggregate annual limit. In addition, the Company has an umbrella policy which provides coverage of $1,000,000 per claim, with a $3,000,000 aggregate annual limit. Management is not aware of any reported claims pending against the Company not covered by its malpractice insurance policy. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

7. RETIREMENT PLAN

     The Company maintains an employee savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Under the plan, the Company may make discretionary contributions subject to various limits. Total Company expense related to this plan was approximately $7,000 for the year ended December 31, 1995 and $10,000 for the eleven-month period ended November 30, 1996.

8. RELATED PARTY TRANSACTIONS

     The Company leases office space from the general stockholder. Rent expense on these leases amounted to approximately $125,000 for the year ended December 31, 1995 and $114,000 for the eleven-month period ended November 30, 1996.

                         CAMBRIDGE EYE CLINIC, P. A. --
                      JOHN W. LAHR, OPTOMETRIST, P.A. AND
                       EYEGLASS EXPRESS OPTICAL LAB, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 116,000 shares of Vision common stock. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Optometric Eye Care Centers, P.A.

     We have audited the accompanying balance sheets of Optometric Eye Care Centers, P.A. as of December 31, 1995 and November 30, 1996, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optometric Eye Care Centers, P.A. at December 31, 1995 and November 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 17, 1997

                       OPTOMETRIC EYE CARE CENTERS, P.A.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................    $ 23,954       $ 19,271
  Accounts receivable, net of allowances for uncollectible
     accounts of approximately $1,000 at December 31, 1995
     and November 30, 1996..................................      79,508         71,152
  Inventories...............................................      82,397        109,106
  Deferred tax asset........................................          --            238
  Other current assets......................................         392          3,300
                                                                --------       --------
          Total current assets..............................     186,251        203,067
Deferred tax asset..........................................       5,020         10,772
Property, equipment and improvements........................      68,858         37,002
                                                                --------       --------
          Total assets......................................    $260,129       $250,841
                                                                ========       ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 44,376       $ 54,642
  Income taxes payable......................................          --          3,096
  Current maturities of obligations under capital leases....       7,002          3,744
  Current maturities of long-term debt......................      24,196         27,132
                                                                --------       --------
          Total current liabilities.........................      75,574         88,614
Long-term debt..............................................      87,262         61,963
Obligations under capital leases............................      18,644          6,817
Stockholders' equity:
  Common stock, $1 par value: 2,500 shares authorized; 1,000
     shares issued and outstanding..........................       1,000          1,000
  Retained earnings.........................................      77,649         92,447
                                                                --------       --------
          Total stockholders' equity........................      78,649         93,447
                                                                --------       --------
          Total liabilities and stockholders' equity........    $260,129       $250,841
                                                                ========       ========

                            See accompanying notes.

                       OPTOMETRIC EYE CARE CENTERS, P.A.

                              STATEMENTS OF INCOME

                                                                              ELEVEN-MONTH
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1995            1996
                                                              ------------    ------------
Revenues:
  Net patient service revenues..............................   $  213,384      $  242,793
  Sale of optical goods.....................................      811,509         820,392
  Other.....................................................        7,775           1,780
                                                               ----------      ----------
          Total revenues....................................    1,032,668       1,064,965
Expenses:
  Compensation -- physician stockholders....................      192,463         218,126
  Salaries, wages and benefits..............................      252,922         247,992
  Cost of optical goods sold................................      333,145         310,367
  General and administrative................................      102,887         139,730
  Contract services.........................................        1,766          15,170
  Optical and clinical supplies.............................        7,893          10,893
  Insurance.................................................        9,945           2,164
  Building and equipment rent...............................       56,717          52,361
  Depreciation and amortization.............................       43,987          33,111
  Interest..................................................       18,741          15,081
                                                               ----------      ----------
          Total expenses....................................    1,020,466       1,044,995
                                                               ----------      ----------
Income before income taxes..................................       12,202          19,970
Provision for income taxes..................................        2,815           5,172
                                                               ----------      ----------
          Net income........................................   $    9,387      $   14,798
                                                               ==========      ==========

                            See accompanying notes.

                       OPTOMETRIC EYE CARE CENTERS, P.A.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            COMMON STOCK                    TOTAL
                                                           ---------------   RETAINED   STOCKHOLDERS'
                                                           NUMBER   AMOUNT   EARNINGS      EQUITY
                                                           ------   ------   --------   -------------
BALANCE AT JANUARY 1, 1995...............................  1,000    $1,000   $68,262       $69,262
  Net income.............................................     --        --     9,387         9,387
                                                           -----    ------   -------       -------
BALANCE AT DECEMBER 31, 1995.............................  1,000    $1,000    77,649        78,649
  Net income.............................................     --        --    14,798        14,798
                                                           -----    ------   -------       -------
BALANCE AT NOVEMBER 30, 1996.............................  1,000    $1,000   $92,447       $93,447
                                                           =====    ======   =======       =======

                            See accompanying notes.

                       OPTOMETRIC EYE CARE CENTERS, P.A.

                            STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
OPERATING ACTIVITIES
Net income..................................................    $  9,387       $ 14,798
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      43,987         33,111
  Changes in assets and liabilities:
     Patient accounts receivable, net.......................      (9,766)         8,356
     Inventories............................................      (3,928)       (26,709)
     Other current assets...................................       1,658         (2,908)
     Deferred income taxes..................................      (6,891)        (5,990)
     Accounts payable and accrued expenses..................       5,435         10,266
     Income taxes payable...................................          --          3,096
                                                                --------       --------
          Net cash provided by operating activities.........      39,882         34,020
INVESTING ACTIVITIES
Purchases of property plant and equipment...................          --         (1,255)
                                                                --------       --------
Net cash used in investing activities.......................          --         (1,255)
FINANCING ACTIVITIES
Repayment of long-term debt.................................     (21,351)       (22,363)
Repayment of capital lease obligations......................      (6,065)       (15,085)
                                                                --------       --------
Net cash used in financing activities.......................     (27,416)       (37,448)
                                                                --------       --------
Net increase (decrease) in cash.............................      12,466         (4,683)
Cash at beginning of period.................................      11,488         23,954
                                                                --------       --------
Cash at end of period.......................................    $ 23,954       $ 19,271
                                                                ========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest......................    $ 18,741       $ 15,081
                                                                ========       ========
Cash paid during the year for income taxes..................    $  3,900       $  4,200
                                                                ========       ========

                            See accompanying notes.

                       OPTOMETRIC EYE CARE CENTERS, P.A.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Optometric Eye Care Centers, P.A. (the Company), a Minnesota corporation, operates a professional medical practice, specializing in general optometry. The Company's service area is Fridley, Minnesota, and the surrounding communities of Minneapolis, Minnesota.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames (collectively, "optical goods"). Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using straight-line and accelerated methods, with the assets' useful lives estimated at five to seven years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Medical equipment...........................................   $ 137,125      $ 137,551
Leasehold improvements......................................      94,971         94,971
Office equipment and furniture..............................      34,795         35,624
                                                               ---------      ---------
                                                                 266,891        268,146
Less accumulated depreciation and amortization..............    (198,033)      (231,144)
                                                               ---------      ---------
                                                               $  68,858      $  37,002
                                                               =========      =========

     Included in medical equipment as of December 31, 1995 and November 30, 1996 are assets acquired through capital leases with original costs of approximately $38,000.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash reported in the financial statements reflects its fair value because of the short-term maturity of this financial instrument. It is not practicable to estimate the fair value of the Company's long-term debt and obligations under capital lease because the Company's incremental borrowing rate cannot reasonably be determined.

PATIENT SERVICE REVENUES

     Net patient service revenues are based on establishing billing rates, less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995, approximately 6% and 81% of the Company's gross patient service revenues were derived from Medicare and various third-party programs, respectively. For the eleven-month period ended November 30, 1996, approximately 5% and 76% of the Company's gross patient service revenues were derived from Medicare and various third-party programs, respectively. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies.

                       OPTOMETRIC EYE CARE CENTERS, P.A.

Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Bank term loan, bearing interest at prime plus 2.5% (11.00%
  and 11.25% at December 31, 1995 and November 30, 1996,
  respectively), payable in equal monthly installments of
  $2,957 (principal and interest) through October 1999......    $111,458       $ 89,095
Less current portion........................................     (24,196)       (27,132)
                                                                --------       --------
                                                                $ 87,262       $ 61,963
                                                                ========       ========

     As of November 30, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Month ending December 1996..................................  $ 2,149
Year ending December 31:
  1997......................................................   27,377
  1998......................................................   30,545
  1999......................................................   29,024
                                                              -------
                                                              $89,095
                                                              =======

                       OPTOMETRIC EYE CARE CENTERS, P.A.

3. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating and capital leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows:

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                              ---------   -------
Month ending December 1996..................................   $ 3,256    $   416
Year ending December 31:
  1997......................................................    31,224      4,990
  1998......................................................    27,330      4,990
  1999......................................................     2,275      2,159
                                                               -------    -------
          Total minimum lease payments......................   $64,085     12,555
                                                               =======
Less amount representing interest...........................               (1,994)
                                                                          -------
Present value of minimum lease payments (including current
  portion of $4,080)........................................              $10,561
                                                                          =======

4. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Current:
  Allowance for doubtful accounts...........................     $   --        $   238
Noncurrent:
  Depreciation expense......................................      5,020         10,772
                                                                 ------        -------
          Total deferred tax assets.........................     $5,020        $11,010
                                                                 ======        =======

     Components of the income tax provision (benefit) consist of the following:

                                                                   ELEVEN-MONTH PERIOD ENDED
                                 YEAR ENDED DECEMBER 31, 1995          NOVEMBER 30, 1996
                                ------------------------------    ---------------------------
                                CURRENT    DEFERRED     TOTAL     CURRENT   DEFERRED   TOTAL
                                --------   ---------   -------    -------   --------   ------
Federal.......................   $5,436     $(3,996)    $1,440    $ 6,473   $(3,474)   $2,999
State.........................    4,270      (2,895)     1,375      4,689    (2,516)    2,173
                                 ------     -------     ------    -------   -------    ------
                                 $9,706     $(6,891)    $2,815    $11,162   $(5,990)   $5,172
                                 ======     =======     ======    =======   =======    ======

                       OPTOMETRIC EYE CARE CENTERS, P.A.

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                            ELEVEN-MONTH
                                                             YEAR ENDED     PERIOD ENDED
                                                            DECEMBER 31,    NOVEMBER 30,
                                                                1995            1996
                                                            ------------    -------------
Income taxes at the statutory rate........................    $ 4,149          $ 6,790
Permanent differences.....................................        256            1,436
State taxes, net of federal benefit.......................        963              748
Benefit of graduated rates................................     (2,553)          (3,802)
                                                              -------          -------
                                                              $ 2,815          $ 5,172
                                                              =======          =======

5. MALPRACTICE INSURANCE

     The Company carries malpractice insurance for each of its physicians written on an occurrence basis. This insurance provides coverage of $1 million per incident, with a $2 million annual limit. In addition, the Company has an umbrella policy which provides coverage of $3 million per incident, with a $3 million annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

6. RELATED PARTY TRANSACTIONS

     The physician stockholders of the Company provide all optometry services for the Company and their salaries and related benefits are reported as compensation -- physician stockholders in the accompanying statements of income. Salaries and benefits of approximately $18,000 and $19,000 for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, respectively, which are paid to a related party, are included in salaries, wages and benefits in the accompanying statements of income.

7. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 94,700 shares of Vision common stock and notes of approximately $46,800. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision, will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the associations to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholder
Jerald B. Turner, M.D., P.A.

     We have audited the accompanying balance sheets of Jerald B. Turner, M.D., P.A. as of December 31, 1995 and November 30, 1996, and the related statements of income, stockholder's equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jerald B. Turner, M.D., P.A. at December 31, 1995 and November 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Tampa, Florida
February 26, 1997

                          JERALD B. TURNER, M.D., P.A.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................    $ 59,029       $297,516
  Patient accounts receivable, net of allowances for
     uncollectible accounts of approximately $14,000 and
     $15,000 at December 31, 1995 and November 30, 1996,
     respectively...........................................     146,336        178,977
  Inventories...............................................      25,020         32,134
  Prepaid expenses and other current assets.................       9,566         23,791
                                                                --------       --------
          Total current assets..............................     239,951        532,418
Property, equipment and improvements, net...................     194,695        389,626
                                                                --------       --------
          Total assets......................................    $434,646       $922,044
                                                                ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 10,072       $ 14,666
  Accrued salaries, wages and benefits......................      59,539        128,192
  Note payable to stockholder...............................          --        293,262
                                                                --------       --------
          Total current liabilities.........................      69,611        436,120
Stockholder's equity:
  Common stock, $1 par value: 7,500 shares authorized; 500
     shares issued and outstanding..........................         500            500
  Additional paid-in capital................................       7,822          7,822
  Retained earnings.........................................     356,713        477,602
                                                                --------       --------
          Total stockholder's equity........................     365,035        485,924
                                                                --------       --------
          Total liabilities and stockholder's equity........    $434,646       $922,044
                                                                ========       ========

                            See accompanying notes.

                          JERALD B. TURNER, M.D., P.A.

                              STATEMENTS OF INCOME

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenues:
  Net patient service revenues..............................   $1,262,429     $1,520,911
  Sales of optical goods....................................       13,123         90,407
  Other.....................................................          816          2,568
                                                               ----------     ----------
          Total revenues....................................    1,276,368      1,613,886
Expenses:
  Compensation to physician stockholder.....................      526,735        423,641
  Salaries, wages and benefits..............................      414,263        682,687
  Cost of optical goods sold................................        8,439         37,857
  Medical supplies..........................................       20,909         20,824
  Optical supplies..........................................        1,709          6,972
  General and administrative................................       80,054        119,429
  Insurance.................................................       11,272         14,415
  Building rent.............................................       67,998         61,531
  Depreciation..............................................       67,552        113,577
  Repairs and maintenance...................................        9,070          4,269
  Interest..................................................           --          7,795
                                                               ----------     ----------
          Total expenses....................................    1,208,001      1,492,997
                                                               ----------     ----------
          Net income........................................   $   68,367     $  120,889
                                                               ==========     ==========

                            See accompanying notes.

                          JERALD B. TURNER, M.D., P.A.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                   COMMON STOCK     ADDITIONAL                  TOTAL
                                                  ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                                  SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                  ------   ------   ----------   --------   -------------
BALANCE AT JANUARY 1, 1995......................   500      $500      $7,822     $288,346     $296,668
  Net income....................................    --        --          --       68,367       68,367
                                                   ---      ----      ------     --------     --------
BALANCE AT DECEMBER 31, 1995....................   500       500       7,822      356,713      365,035
  Net income....................................    --        --          --      120,889      120,889
                                                   ---      ----      ------     --------     --------
BALANCE AT NOVEMBER 30, 1996....................   500      $500      $7,822     $477,602     $485,924
                                                   ===      ====      ======     ========     ========

                            See accompanying notes.

                          JERALD B. TURNER, M.D., P.A.

                            STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
OPERATING ACTIVITIES
Net income..................................................   $  68,367       $120,889
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      67,552        113,577
  Loss on disposal of property, equipment and
     improvements...........................................          --          1,600
  Changes in operating assets and liabilities:
     Increase in patient accounts receivable, net...........      (9,749)       (32,641)
     Increase in inventories................................     (25,020)        (7,114)
     Decrease (increase) in prepaid expenses and other
      current assets........................................       4,043        (14,225)
     Increase in accounts payable and accrued expenses......       8,031          4,594
     Increase in accrued salaries, wages and benefits.......       8,877         68,653
                                                               ---------       --------
          Net cash provided by operating activities.........     122,101        255,333
INVESTING ACTIVITIES
Purchases of property, equipment and improvements...........    (113,451)       (16,846)
                                                               ---------       --------
Net cash used in investing activities.......................    (113,451)       (16,846)
FINANCING ACTIVITIES
Net cash provided by financing activities...................          --             --
                                                               ---------       --------
Increase in cash............................................       8,650        238,487
Cash at beginning of period.................................      50,379         59,029
                                                               ---------       --------
Cash at end of period.......................................   $  59,029       $297,516
                                                               =========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $      --       $  5,605
                                                               =========       ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY
Note payable incurred to acquire property, equipment and
  improvements..............................................   $      --       $293,262
                                                               =========       ========

                            See accompanying notes.

                          JERALD B. TURNER, M.D., P.A.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Jerald B. Turner, M.D., P.A., a Florida corporation (the Company), operates a professional medical practice, specializing in general ophthalmology. The Company's service area is Clearwater, Florida, and surrounding communities in Pinellas County, Florida.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames (collectively, "optical goods"). Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using straight-line and accelerated methods, with the assets' useful lives estimated at five to ten years for equipment, furniture and fixtures, and seven to thirty-nine years for leasehold improvements. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's established billing rates, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 61% and 64%, respectively, of the Company's net patient service revenues were derived from third-party payors (Medicare, Medicaid and managed care contracts). The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

INCOME TAXES

     The Company has elected to have its income taxed as an S Corporation under the federal Internal Revenue Code. As a result, in lieu of corporate income tax, the Company's taxable income is passed through to the stockholder of the Company and taxed at the individual level. Accordingly, no provision or liability for federal income tax has been reflected in these financial statements.

                          JERALD B. TURNER, M.D., P.A.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount for cash reported in the balance sheets approximates its fair value because of its short-term nature. It is not practicable to estimate the fair value of the Company's note payable to stockholder due to its related party nature.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates.

2. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following:

                                                             DECEMBER 31,    NOVEMBER 30,
                                                                 1995            1996
                                                             ------------    ------------
Medical equipment..........................................   $ 368,662       $ 567,746
Computer equipment.........................................      66,885         132,494
Furniture and fixtures.....................................     141,177         152,755
Leasehold improvements.....................................       3,800          26,421
                                                              ---------       ---------
                                                                580,524         879,416
Less accumulated depreciation..............................    (385,829)       (489,790)
                                                              ---------       ---------
                                                              $ 194,695       $ 389,626
                                                              =========       =========

3. OPERATING LEASES

     The Company leases office space at $1,148 per month under a short-term operating lease expiring July 31, 1997 and a month-to-month lease in a space owned by the physician stockholder for $5,000 per month. Lease agreements generally provide for the payment of taxes, insurance, utilities and repairs by the lessee.

4. NOTE PAYABLE TO STOCKHOLDER

     On November 15, 1996, the Company entered into an unsecured demand note agreement for approximately $293,000 at 9% with its principal stockholder, Jerald B. Turner, M.D. The proceeds were used during the eleven-month period ended November 30, 1996 to purchase property, equipment and improvements and interest is payable monthly. Interest expense during the eleven-month period ended November 30, 1996 amounted to $7,795.

5. MALPRACTICE INSURANCE

     The Company carries claims-made medical malpractice insurance for each of its physicians. This insurance provides coverage of $1,000,000 per incident, with a $3,000,000 aggregate annual limit. In the normal course of business, the Company has been named in various medical malpractice lawsuits; however, management is not aware of any reported claims currently pending against the Company. Losses from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

                          JERALD B. TURNER, M.D., P.A.

6. PROFIT SHARING PLAN

     The Company maintains an employee profit sharing plan covering substantially all employees and the physician stockholder. Under the Plan, the Company may make discretionary contributions subject to various limits. Total Company expense related to this plan was approximately $53,000 and $64,000 for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, respectively. Company contributions to the physician stockholder are included in compensation to physician stockholder in the accompanying statements of income.

7. SUBSEQUENT EVENTS

OPERATING LEASE AGREEMENT WITH PHYSICIAN STOCKHOLDER

     On December 1, 1996, the Company and the physician stockholder executed a long-term lease agreement expiring in the year 2001 under which the Company leases office space in a building owned by the physician stockholder. The lease agreement provides for the payment of taxes, insurance, utilities and repairs by the lessee. The Company, at its option, can renew the lease at rental rates adjusted by the consumer price index.

     Future minimum lease payments as of November 30, 1996 are as follows:

Month ending December 31, 1996..............................  $  7,782
Year ending December 31,
  1997......................................................    93,380
  1998......................................................    93,380
  1999......................................................    93,380
  2000......................................................    93,380
  2001......................................................    85,598
  Thereafter................................................        --
                                                              --------
                                                              $466,900
                                                              ========

SALE OF ASSETS

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 194,000 shares of Vision common stock and notes of approximately $231,000. In connection therewith, Jerald B. Turner, M.D., principal stockholder, entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the associations to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Gillette, Beiler & Associates, P.A.

     We have audited the accompanying balance sheets of Gillette, Beiler & Associates, P.A. as of December 31, 1995 and November 30, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gillette, Beiler & Associates, P.A. at December 31, 1995 and November 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 22, 1997

                      GILLETTE, BEILER & ASSOCIATES, P.A.

                                 BALANCE SHEETS

                                                             DECEMBER 31,    NOVEMBER 30,
                                                                 1995            1996
                                                             ------------    ------------
                                         ASSETS
Current assets:
  Cash.....................................................   $  52,425       $  16,846
  Patient accounts receivable, net of allowance for
     doubtful accounts of $14,000 in 1995 and $32,000 in
     1996..................................................      87,602         105,932
  Due from related party...................................      27,741          79,722
                                                              ---------       ---------
          Total current assets.............................     167,768         202,500
Property and equipment, net................................     179,243         187,023
Goodwill...................................................          --         127,574
                                                              ---------       ---------
          Total assets.....................................   $ 347,011       $ 517,097
                                                              =========       =========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accrued compensation.....................................   $ 183,147       $ 221,962
  Accounts payable and accrued expenses....................      62,855          32,794
  Current portion of loans payable to stockholder..........      37,094          58,832
  Notes payable and current portion of long-term debt......     180,693         154,413
  Due to related parties...................................          --         144,941
                                                              ---------       ---------
          Total current liabilities........................     463,789         612,942
Loans payable to stockholder, less current portion.........      58,832              --
Long-term debt, less current portion.......................     162,832          93,926
Deferred rent payable......................................     264,032         263,163
Other long-term liabilities................................      18,012          14,834
Stockholders' deficit:
  Common stock, $.01 par value: 50,000 shares authorized;
     37,775 and 40,500 shares issued and outstanding in
     1995 and 1996, respectively...........................         378             405
  Additional paid-in capital...............................          --         127,547
  Accumulated deficit......................................    (620,864)       (595,720)
                                                              ---------       ---------
          Total stockholders' deficit......................    (620,486)       (467,768)
                                                              ---------       ---------
          Total liabilities and stockholders' deficit......   $ 347,011       $ 517,097
                                                              =========       =========

                            See accompanying notes.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

                            STATEMENTS OF OPERATIONS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenues:
  Net patient service revenues..............................   $2,752,187     $3,086,443
  Patient service revenue -- related party..................      298,543        190,376
  Other income..............................................       53,336             --
                                                               ----------     ----------
          Total revenues....................................    3,104,066      3,276,819
Expenses:
  Salaries and benefits -- optometrists.....................    1,832,844      1,856,888
  Salaries and benefits -- other............................      156,712        193,676
  Management fees to related party..........................      423,890        479,004
  Advertising...............................................       25,236         16,187
  Professional fees.........................................       55,326         12,600
  General and administrative................................       75,345        138,006
  Medical supplies..........................................       27,513         23,924
  Insurance.................................................       30,116         50,552
  Building and equipment rent...............................      452,695        400,586
  Depreciation and amortization.............................       36,880         49,763
  Interest..................................................       41,693         30,489
                                                               ----------     ----------
          Total expenses....................................    3,158,250      3,251,675
                                                               ----------     ----------
          Net income (loss).................................   $  (54,184)    $   25,144
                                                               ==========     ==========

                            See accompanying notes.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                COMMON STOCK     ADDITIONAL                     TOTAL
                                               ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                               NUMBER   AMOUNT    CAPITAL       DEFICIT        DEFICIT
                                               ------   ------   ----------   -----------   -------------
BALANCE, JANUARY 1, 1995.....................  37,775    $378     $     --     $(565,005)     $(564,627)
  Distributions..............................      --      --           --        (1,675)        (1,675)
  Net loss...................................      --      --           --       (54,184)       (54,184)
                                               ------    ----     --------     ---------      ---------
BALANCE, DECEMBER 31, 1995...................  37,775     378           --      (620,864)      (620,486)
  Purchase of minority interest..............   2,725      27      127,547            --        127,574
  Net income.................................      --      --           --        25,144         25,144
                                               ------    ----     --------     ---------      ---------
BALANCE, NOVEMBER 30, 1996...................  40,500    $405     $127,547     $(595,720)     $(467,768)
                                               ======    ====     ========     =========      =========

                            See accompanying notes.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

                            STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................   $ (54,184)     $  25,144
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................      36,880         49,763
  Provision for bad debts...................................      14,000         17,573
  Amortization of deferred rent and other...................      53,050        (12,817)
  (Gain) loss on disposal of fixed assets...................     (22,909)            --
  Changes in assets and liabilities:
     Patient accounts receivable............................     (62,436)       (35,903)
     Due from related party.................................     (10,183)       (51,981)
     Accrued compensation...................................     144,612         38,815
     Accounts payable and accrued expenses..................      20,077        (21,291)
     Due to related parties.................................          --        144,941
                                                               ---------      ---------
          Net cash provided by operating activities.........     118,907        154,244
INVESTING ACTIVITIES
Purchases of property and equipment.........................    (187,004)       (57,543)
Proceeds from disposal of fixed assets......................      37,909             --
                                                               ---------      ---------
          Net cash used in investing activities.............    (149,095)       (57,543)
FINANCING ACTIVITIES
Borrowings on revolving credit note.........................          --        196,012
Payments of revolving credit note...........................          --       (222,627)
Proceeds from issuance of long-term debt....................     276,737         13,179
Payments of long-term debt..................................    (167,052)       (81,750)
Payments of related party debt..............................     (49,109)       (37,094)
                                                               ---------      ---------
          Net cash provided by (used in) financing
activities..................................................      60,576       (132,280)
                                                               ---------      ---------
Increase (decrease) in cash.................................      30,388        (35,579)
Cash at beginning of period.................................      22,037         52,425
                                                               ---------      ---------
Cash at end of period.......................................   $  52,425      $  16,846
                                                               ---------      ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................   $  39,000      $  34,000
                                                               =========      =========
Goodwill recorded in connection with purchase of minority
  interest..................................................   $      --      $ 127,574
                                                               =========      =========

                            See accompanying notes.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

     Gillette, Beiler & Associates, P.A., a Florida corporation, operates professional optometry practices in 11 VisionWorks stores located in the Tampa Bay area.

     The following corporations (the Predecessor Practices) previously operated as entities under common control:

         Drs. Gillette, Beiler & Associates, P.A.
         Dr. Gillette & Associates, Tampa, P.A.
         Dr. Gillette & Associates, St. Petersburg, P.A.
         Dr. Gillette & Associates, Palm Harbor, P.A.
         Dr. Gillette & Associates, Sarasota, P.A.
         Dr. Gillette & Associates, St. Petersburg East, P.A.
         Dr. Gillette & Associates, North Tampa, P.A.
         Dr. Gillette & Associates, South Tampa, P.A.
         Dr. Gillette & Associates, #6978, P.A.

     Effective November 27, 1996, the Predecessor Practices merged with Dr. Gillette & Associates, #6965, P.A. (the Surviving Practice). On December 31, 1996, the Surviving Practice changed its name to Gillette, Beiler & Associates, P.A. (the Company). Each outstanding share of the Predecessor Practices was converted into shares of the Company. This transaction was accounted for as a reorganization of companies under common control in a manner similar to that used in a pooling of interests transaction, except for a minority interest which was recorded under the purchase method. The accompanying financial statements have been prepared to reflect the accounts of the Company as if the reorganization had occurred as of the beginning of the earliest period presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at five to seven years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property and equipment consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Office furniture and equipment..............................   $ 765,350      $ 822,893
Less accumulated depreciation...............................    (586,107)      (635,870)
                                                               ---------      ---------
                                                               $ 179,243      $ 187,023
                                                               =========      =========

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, accounts receivable and short-term borrowings reported in the financial statements reflect their fair value because of the short-term maturity of those financial instruments. It is not practicable to estimate the fair value of the Company's long-term debt and other noncurrent liabilities because the Company's incremental borrowing rate cannot reasonably be determined.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances and contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, patient service revenue -- related party was earned through contractual arrangements between the Company and an association under common control.

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     The Company has elected to have its income taxed as an S corporation under the federal Internal Revenue Code. As a result, in lieu of corporate income tax, the Company's taxable income is passed through to the stockholders of the Company and taxed at the individual level. Accordingly, no provision or liability for federal income tax has been reflected in the financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTANGIBLE ASSETS

     Goodwill is being amortized over its estimated useful life of 40 years.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

3. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt and consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Notes payable under $100,000 line of credit, due on demand.
  Interest due monthly at prime plus 1% (9.5% at December
  31, 1995 and 9.25% at November 30, 1996). The note is
  collateralized by accounts receivable.....................    $ 94,475      $  67,860
Bank term loans due in monthly installments of $663
  (principal and interest) through 2000. The loans bear
  interest at 12.5% and 14% and are collateralized by
  certain equipment. The loans were refinanced with a bank
  in 1997 and will be due on demand.........................      28,066         23,907
Notes payable to a corporation due in monthly installments
  of $7,218 (principal and interest) through 2000. The notes bear interest ranging from the prime rate plus .5% to the
  prime rate plus 2% (8.75% to 10.25% at November 30, 1996)
  and are collateralized by certain equipment...............     220,984        156,572
                                                                --------      ---------
                                                                 343,525        248,339
Less current portion........................................    (180,693)      (154,413)
                                                                --------      ---------
                                                                $162,832      $  93,926
                                                                ========      =========

     As of November 30, 1996, maturity of long-term debt is as follows:

Month ending December 31, 1996..............................  $ 74,463
Year ending December 31:
  1997......................................................    79,950
  1998......................................................    41,411
  1999......................................................    41,906
  2000......................................................    10,609
                                                              --------
                                                              $248,339
                                                              ========

                      GILLETTE, BEILER & ASSOCIATES, P.A.

4. LOANS PAYABLE TO STOCKHOLDER

     Loans payable to stockholder consist of the following:

                                                             DECEMBER 31,    NOVEMBER 30,
                                                                 1995            1996
                                                             ------------    ------------
Note payable to the majority stockholder of the Company due
  in monthly installments of $2,005 (principal and
  interest) through 1999. The note bears interest at 9.75%
  and is collateralized by certain equipment. The note was
  refinanced with a bank in 1997...........................    $ 75,093        $ 58,832
Unsecured note payable to the majority stockholder of the
  Company due in monthly principal installments of $2,083
  through 1996, plus interest at the rate of prime plus 1%.
  The note was fully paid in 1996..........................      18,750              --
Note payable to the majority stockholder of the Company due
  in monthly principal installments of $694 through 1996
  plus interest at the rate of prime plus 2%. The note was
  collateralized by certain equipment, and was fully paid
  in 1996..................................................       2,083              --
                                                               --------        --------
                                                                 95,926          58,832
Less current portion.......................................     (37,094)        (58,832)
                                                               --------        --------
                                                               $ 58,832        $     --
                                                               ========        ========

5. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows:

Month ending December 31, 1996..............................  $   38,217
Year ending December 31,
  1997......................................................     458,604
  1998......................................................     465,604
  1999......................................................     470,604
  2000......................................................     477,604
  2001......................................................     482,604
  Thereafter................................................   2,393,117
                                                              ----------
                                                              $4,786,354
                                                              ==========

6. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its optometrists. This insurance provides coverage of $1 million per incident, with a $3 million annual limit.

     Management is aware of a claim pending against the Company. The claim, which alleges medical malpractice, and which relates to an incident which occurred prior to December 1, 1996, is currently in the discovery stage and no trial date has been set. The Company has determined that its insurer is liable for any damages resulting from the claim which are within the Company's policy limits, as well as the costs to defend the Company against the claim. The insurer is currently providing the defense for the claim. In the opinion of management, the ultimate result of this matter will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

     Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

                      GILLETTE, BEILER & ASSOCIATES, P.A.

7. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (a related company -- Vision) in exchange for 560,957 shares of Vision common stock and notes of $416,103. In connection with this transaction, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
J & R Kennedy, O.D., P.A.
  and Roseville Opticians, Inc.

     We have audited the accompanying combined balance sheets of J & R Kennedy, O.D., P.A. and Roseville Opticians, Inc. as of December 31, 1995 and November 30, 1996, and the related combined statements of income, stockholder's equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of J & R Kennedy, O.D., P.A. and Roseville Opticians, Inc. at December 31, 1995 and November 30, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 21, 1997

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................    $     25       $  4,761
  Patient accounts receivable...............................      71,488         77,529
  Due from stockholder......................................       1,623          2,779
  Inventories...............................................     104,787        107,827
  Prepaid expenses and other current assets.................       7,646          5,972
                                                                --------       --------
          Total current assets..............................     185,569        198,868
Property, equipment and improvements, net...................      75,238         76,848
Noncurrent deferred tax asset...............................          --          8,309
                                                                --------       --------
          Total assets......................................    $260,807       $284,025
                                                                ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank overdraft............................................    $ 30,980       $  3,547
  Accounts payable and accrued expenses.....................      67,374         88,606
  Taxes payable.............................................       6,993         17,006
  Current deferred tax liability............................      14,130         14,076
  Current maturities of long-term debt......................       5,271          5,751
                                                                --------       --------
          Total current liabilities.........................     124,748        128,986
Long-term debt..............................................      14,946          9,709
Noncurrent deferred tax liability...........................         322             --
Stockholder's equity:
  Common stock, $1 par value: 75,000 shares authorized;
     1,010 shares issued and outstanding....................       1,010          1,010
  Retained earnings.........................................     119,781        144,320
                                                                --------       --------
          Total stockholder's equity........................     120,791        145,330
                                                                --------       --------
          Total liabilities and stockholder's equity........    $260,807       $284,025
                                                                ========       ========

                            See accompanying notes.

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

                         COMBINED STATEMENTS OF INCOME

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenue:
  Net patient service revenues..............................    $296,386       $324,416
  Sale of optical goods.....................................     671,309        663,095
  Other.....................................................         170             74
                                                                --------       --------
          Total revenue.....................................     967,865        987,585
Expenses:
  Compensation to physician stockholder.....................     231,838        221,875
  Salaries, wages and benefits..............................     267,728        314,686
  Cost of optical goods sold................................     233,276        234,154
  General and administrative................................     130,904        118,589
  Insurance.................................................       6,345          4,114
  Building and equipment rent...............................      52,259         48,066
  Depreciation and amortization.............................      10,585         12,302
  Interest..................................................       1,319            939
                                                                --------       --------
          Total expenses....................................     934,254        954,725
                                                                --------       --------
Income before income taxes..................................      33,611         32,860
Provision for income taxes..................................      14,856          8,321
                                                                --------       --------
Net income..................................................    $ 18,755       $ 24,539
                                                                ========       ========

                            See accompanying notes.

                           J & R KENNEDY, O.D., P.A.
                         AND ROSEVILLE OPTICIANS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                            COMMON STOCK                    TOTAL
                                                           ---------------   RETAINED   STOCKHOLDERS'
                                                           SHARES   AMOUNT   EARNINGS      EQUITY
                                                           ------   ------   --------   -------------
BALANCE AT JANUARY 1, 1995...............................  1,010    $1,010   $101,026     $102,036
  Net income.............................................     --        --     18,755       18,755
                                                           -----    ------   --------     --------
BALANCE AT DECEMBER 31, 1995.............................  1,010     1,010    119,781      120,791
  Net income.............................................     --        --     24,539       24,539
                                                           -----    ------   --------     --------
BALANCE AT NOVEMBER 30, 1996.............................  1,010    $1,010   $144,320     $145,330
                                                           =====    ======   ========     ========

                            See accompanying notes.

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
OPERATING ACTIVITIES
Net income..................................................    $ 18,755       $ 24,539
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      10,585         12,302
  Deferred income taxes.....................................       7,863         (8,685)
  Changes in assets and liabilities:
     Patient accounts receivable............................     (16,354)        (6,041)
     Due from stockholder...................................      (1,623)        (1,156)
     Inventories............................................     (24,425)        (3,040)
     Prepaid expenses and other current assets..............      (4,899)         1,674
     Bank overdraft and accounts payable and accrued
      expenses..............................................      30,319         (6,201)
     Taxes payable..........................................       6,993         10,013
                                                                --------       --------
          Net cash provided by operating activities.........      27,214         23,405
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (47,456)       (13,912)
                                                                --------       --------
          Net cash used in investing activities.............     (47,456)       (13,912)
FINANCING ACTIVITIES
Borrowings from third parties...............................      23,000              -
Repayment of borrowings from third parties..................      (2,783)        (4,757)
                                                                --------       --------
          Net cash provided by (used in) financing
            activities......................................      20,217         (4,757)
                                                                --------       --------
(Decrease) increase in cash.................................         (25)         4,736
Cash at beginning of year...................................          50             25
                                                                --------       --------
Cash at end of year.........................................    $     25       $  4,761
                                                                ========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................    $  1,300       $  1,000
                                                                ========       ========

                            See accompanying notes.

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     J & R Kennedy, O.D., P.A. and Roseville Opticians, Inc. (the Company), commonly controlled Minnesota C corporations, operate as a professional medical practice, specializing in general optometry and as an optical retail dispensary, respectively. The Company's primary service area is Roseville, Minnesota, and surrounding communities in Ramsey County, Minnesota.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames (collectively, optical goods). Inventories are stated at the lower of cost or market, with cost determined on an average cost basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using straight-line and accelerated methods, with the assets' useful lives estimated at 5 to 10 years for equipment, furniture and fixtures and automobiles, and 31 years for leasehold improvements. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash reflects its fair value because of the short-term maturity of that financial instrument. It is not practicable to estimate the fair value of the Company's long-term debt because the Company's incremental borrowing rate cannot reasonably be determined.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 19% and 24%, respectively, of the Company's net patient service revenues were derived from third-party payors (Medicare, Medicaid, and managed care contracts). The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payers is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     The Company paid approximately $6,000 for the year ended December 31, 1995 and $7,000 for the eleven-month period ended November 30, 1996 for services rendered to the Company by a related organization with certain common ownership.

     The Company has an amount due from stockholder of $1,623 at December 31, 1995 and $2,779 at November 30, 1996. Such amounts relate to personal expenses paid by the Company on behalf of the stockholder.

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Equipment...................................................   $ 191,111      $ 205,023
Furniture and fixtures......................................      47,183         47,183
Automobiles.................................................      16,752         16,752
Leasehold improvements......................................      18,690         18,690
                                                               ---------      ---------
                                                                 273,736        287,648
Less accumulated depreciation...............................    (198,498)      (210,800)
                                                               ---------      ---------
                                                               $  75,238      $  76,848
                                                               =========      =========

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Note payable to bank at 10% with monthly payments of $586,
  including interest, due May 1999..........................    $20,217        $15,460
Less current portion........................................     (5,271)        (5,751)
                                                                -------        -------
                                                                $14,946        $ 9,709
                                                                =======        =======

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     As of November 30, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Month ending December 31, 1996..............................  $   458
Year ending December 31:
  1997......................................................    5,800
  1998......................................................    6,407
  1999......................................................    2,795
                                                              -------
                                                              $15,460
                                                              =======

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Noncurrent:
  Charitable contribution...................................    $    426       $   446
  Net operating loss carryforward...........................       5,127        14,890
                                                                --------       -------
                                                                   5,553        15,336
Valuation allowance.........................................          --        (1,152)
                                                                --------       -------
          Total deferred tax assets.........................       5,553        14,184
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash...........................................      14,130        14,076
Noncurrent:
  Depreciation..............................................       5,875         5,875
                                                                --------       -------
          Total deferred tax liabilities....................      20,005        19,951
                                                                --------       -------
          Net deferred tax liabilities......................    $(14,452)      $(5,767)
                                                                ========       =======

     Components of the income tax provision (benefit) consists of the following:

                                              YEAR ENDED             ELEVEN-MONTH PERIOD ENDED
                                          DECEMBER 31, 1995              NOVEMBER 30, 1996
                                     ----------------------------   ---------------------------
                                     CURRENT   DEFERRED    TOTAL    CURRENT   DEFERRED   TOTAL
                                     -------   --------   -------   -------   --------   ------
Federal............................  $5,337     $5,987    $11,324   $12,978   $(6,579)   $6,399
State..............................   1,656      1,876      3,532     4,028    (2,106)    1,922
                                     ------     ------    -------   -------   -------    ------
                                     $6,993     $7,863    $14,856   $17,006   $(8,685)   $8,321
                                     ======     ======    =======   =======   =======    ======

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Income taxes at the statutory rate..........................    $11,834         $5,301
Permanent differences.......................................        421            413
State taxes, net of federal benefit.........................      2,332          1,087
Change in valuation allowance...............................          -          1,152
Personal service corporation status.........................        269            368
                                                                -------         ------
                                                                $14,856         $8,321
                                                                =======         ======

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $1,152 valuation allowance at November 30, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $1,152. At December 31, 1995 and November 30, 1996, the Company has available net operating loss carryforwards of approximately $13,000 and $37,000, respectively, which expire in the year 2011.

6. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $1,000,000 per incident, with a $2,000,000 annual limit. In addition, the Company has an umbrella policy which provides coverage of $2,000,000 per claim, with a $2,000,000 annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

7. RETIREMENT PLAN

     The Company maintains an employee savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Under the plan, the Company may make discretionary contributions subject to various limits. Total Company expense related to this plan was approximately $2,000 and $4,000 for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, respectively.

8. SUBSEQUENT EVENTS

     On December 1, 1996 and December 20, 1996, the Company renewed noncancelable operating leases for office space. The effective date of the leases is December 1, 1996 and they are scheduled to terminate on

                         J & R KENNEDY, O.D., P.A. AND
                           ROSEVILLE OPTICIANS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

November 30, 2001. The former operating leases had expired as of November 30, 1996. Approximate future minimum rental commitments under the noncancelable operating leases are as follows:

Month ending December 31, 1996..............................  $  4,488
Year ending December 31:
  1997......................................................    55,194
  1998......................................................    56,883
  1999......................................................    58,626
  2000......................................................    60,418
  2001......................................................    56,932
                                                              --------
                                                              $292,641
                                                              ========

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 115,000 shares of Vision common stock and notes of approximately $79,000. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The combined financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical combined financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Dr. Smith and Associates, P.A. #6950,
Dr. Smith and Associates, P.A. #6958, and
Dr. Smith and Associates, P.A. #6966

     We have audited the accompanying combined balance sheets of Dr. Smith and Associates, P.A. #6950, Dr. Smith and Associates, P.A. #6958, and Dr. Smith and Associates, P.A. #6966 (the Company) as of December 31, 1995 and November 30, 1996, and the related combined statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Dr. Smith and Associates, P.A. #6950, Dr. Smith and Associates, P.A. #6958, and Dr. Smith and Associates, P.A. #6966 at December 31, 1995 and November 30, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
January 17, 1997

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................    $ 23,538       $ 31,993
  Patient accounts receivable, net of allowances for
     doubtful accounts of approximately $4,000 and $39,000
     at December 31, 1995 and November 30, 1996,
     respectively...........................................      24,178          8,844
  Prepaid expenses and other current assets.................          --            699
                                                                --------       --------
          Total current assets..............................      47,716         41,536
Property and equipment, net.................................     123,389         91,974
Due from stockholder........................................     219,165        261,384
                                                                --------       --------
          Total assets......................................    $390,270       $394,894
                                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 19,750       $ 28,200
  Accrued expenses and other current liabilities............      57,570         68,514
  Amounts due under line of credit..........................          --         14,000
  Due to affiliate..........................................      12,705         39,591
  Income tax payable........................................       1,182             --
  Current portion of long-term debt.........................      38,917         39,931
  Current portion of obligations under capital leases.......      26,220         25,428
                                                                --------       --------
          Total current liabilities.........................     156,344        215,664
Long-term debt..............................................      52,130         15,442
Obligations under capital leases............................      48,717         25,469
Stockholders' equity:
  Common stock, $.01 par value; 30,000 shares authorized,
     and 3,000 shares issued and outstanding................          30             30
  Additional paid-in capital................................       8,180          8,180
  Retained earnings.........................................     124,869        130,109
                                                                --------       --------
          Total stockholders' equity........................     133,079        138,319
                                                                --------       --------
          Total liabilities and stockholders' equity........    $390,270       $394,894
                                                                ========       ========

                            See accompanying notes.

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

                         COMBINED STATEMENTS OF INCOME

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Revenues:
  Net patient service revenues..............................   $1,019,159     $  990,014
  Other.....................................................       18,248         14,137
                                                               ----------     ----------
          Total revenues....................................    1,037,407      1,004,151
Expenses:
  Compensation to physician stockholder.....................       75,000         70,000
  Salaries, wages and benefits..............................      511,033        547,622
  General and administrative................................      169,513        164,967
  Medical supplies..........................................        6,524          5,269
  Building and equipment rent...............................       83,600        100,477
  Depreciation and amortization.............................       35,038         35,442
  Interest..................................................       24,169         14,478
                                                               ----------     ----------
          Total expenses....................................      904,877        938,255
                                                               ----------     ----------
Income before income taxes..................................      132,530         65,896
Provision for income taxes..................................        1,182             --
                                                               ----------     ----------
          Net income........................................   $  131,348     $   65,896
                                                               ==========     ==========

                            See accompanying notes.

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK     ADDITIONAL                  TOTAL
                                                 ---------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                                 NUMBER   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                 ------   ------   ----------   --------   -------------
BALANCE, JANUARY 1, 1995.......................  3,000     $30       $8,180     $ 28,006     $ 36,216
  Net income...................................     --      --           --      131,348      131,348
  Distributions................................     --      --           --      (34,485)     (34,485)
                                                 -----     ---       ------     --------     --------
BALANCE, DECEMBER 31, 1995.....................  3,000      30        8,180      124,869      133,079
  Net income...................................     --      --           --       65,896       65,896
  Distributions................................     --      --           --      (60,656)     (60,656)
                                                 -----     ---       ------     --------     --------
BALANCE, NOVEMBER 30, 1996.....................  3,000     $30       $8,180     $130,109     $138,319
                                                 =====     ===       ======     ========     ========

                            See accompanying notes.

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
OPERATING ACTIVITIES
Net income..................................................    $131,348       $  65,896
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      35,038          35,442
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................      (4,178)         15,334
     Prepaid expenses.......................................          --            (699)
     Due from stockholder...................................     (62,718)        (42,219)
     Accounts payable.......................................      15,036           8,450
     Accrued expenses and other current liabilities.........      39,320          10,944
     Due to affiliate.......................................     (24,203)         26,886
     Income tax payable.....................................       1,182          (1,182)
                                                                --------       ---------
          Net cash provided by operating activities.........     130,825         118,852
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................     (53,736)         (4,027)
Other.......................................................      11,318              --
                                                                --------       ---------
          Net cash used in investing activities.............     (42,418)         (4,027)
FINANCING ACTIVITIES
Borrowings on line of credit................................          --          14,000
Distributions to shareholders...............................     (34,485)        (60,656)
Payment of capital lease obligations........................     (28,999)        (24,040)
Payment of long-term debt...................................          --         (35,674)
                                                                --------       ---------
          Net cash used in financing activities.............     (63,484)       (106,370)
                                                                --------       ---------
Net increase in cash and cash equivalents...................      24,923           8,455
Cash and cash equivalents at beginning of period............      (1,385)         23,538
                                                                --------       ---------
          Cash and cash equivalents at end of period........    $ 23,538       $  31,993
                                                                ========       =========

                            See accompanying notes.

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Dr. Smith and Associates, P.A. #6950 (P.A. #6950), a C corporation, Dr. Smith and Associates, P.A. #6958 (P.A. #6958), an S corporation, and Dr. Smith and Associates, P.A. #6966 (P.A. #6966), an S corporation, operate under common ownership as a professional medical practice, specializing in general optometry. These corporations are located in the Miami, Florida, area and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Property and equipment under capital leases are stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation is computed using straight-line and accelerated methods, with the assets' useful lives estimated at five to seven years. Amortization expense related to capital leases is included in depreciation and amortization in the combined statements of income.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and amounts due under line of credit reported in the combined financial statements reflects their fair value because of the short-term maturity of those financial instruments. It is not practicable to estimate the fair value of the Company's long-term debt and obligations under capital leases because the Company's incremental borrowing rate cannot reasonably be determined.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended December 31, 1995 and the eleven-month period ended November 30, 1996, approximately 12% and 14%, respectively, of the Company's net patient service revenues were derived from third-party payors. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Income taxes for P.A. #6950 have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     P.A. #6958 and P.A. #6966 have elected to have their income taxed under the provisions of Subchapter S of the federal Internal Revenue Code. As a result, in lieu of corporate tax, #6958's and #6966's taxable income is passed through to the stockholders of #6958 and #6966 and taxed at the individual level. Accordingly, no provision or liability for federal income tax for #6958 and #6966 has been reflected in these combined financial statements.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Medical equipment...........................................   $  34,751      $  37,552
Computer equipment..........................................      25,556         26,782
Office furniture and equipment..............................       4,380          4,380
Equipment under capital lease...............................     244,605        244,605
                                                               ---------      ---------
                                                                 309,292        313,319
Less accumulated depreciation and amortization..............    (185,903)      (221,345)
                                                               ---------      ---------
                                                               $ 123,389      $  91,974
                                                               =========      =========

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Note payable to vendor with interest imputed at 10.75%,
  payable in monthly installments of $528 through 1997
  (collateralized by certain equipment).....................    $ 30,470       $ 21,450
Note payable to landlord bearing interest at prime plus 1%
  (9.65% and 9.25% at December 31, 1995 and November 30,
  1996, respectively), payable in monthly installments
  through 1998).............................................      60,577         33,923
                                                                --------       --------
                                                                  91,047         55,373
Less current portion........................................     (38,917)       (39,931)
                                                                --------       --------
                                                                $ 52,130       $ 15,442
                                                                ========       ========

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     As of November 30, 1996, maturity of long-term debt is as follows:

Month ending December 31, 1996..............................  $ 3,283
Year ending December 31:
  1997......................................................   40,031
  1998......................................................   12,059
  1999......................................................       --
                                                              -------
          Total.............................................  $55,373
                                                              =======

     Interest payments approximate interest expense for the year ended December 31, 1995 and for the eleven-month period ended November 30, 1996.

4. LEASE COMMITMENTS

     Future minimum lease commitments under capital leases and noncancelable operating leases (with an initial or remaining term in excess of one year) at November 30, 1996 are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Month ending December 31, 1996..............................  $ 2,566   $  9,000
Year ending December 31:
  1997......................................................   29,499    108,000
  1998......................................................   22,154    108,000
  1999......................................................    2,361    108,000
  2000......................................................      790    108,000
  2001......................................................       --    108,000
  Thereafter................................................       --    162,000
                                                              -------   --------
          Total minimum lease payments......................   57,370   $711,000
                                                                        ========
Less amount representing interest...........................   (6,473)
                                                              -------
Present value of minimum lease payments (including current
  portion of $25,428).......................................  $50,897
                                                              =======

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of #6950's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
DEFERRED TAX ASSETS
Current:
  Accrual to cash...........................................    $  8,722       $     --
Noncurrent:
  Depreciation..............................................      27,383         29,092
Valuation allowance.........................................     (35,560)       (24,593)
                                                                --------       --------
          Total deferred tax assets.........................         545          4,499
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash...........................................          --          3,681
Noncurrent:
  Capital lease.............................................         545            818
                                                                --------       --------
          Total deferred tax liabilities....................         545          4,499
                                                                --------       --------
          Net deferred tax assets...........................    $     --       $     --
                                                                ========       ========

     Components of the income tax provision (benefit) which relate solely to #6950 consist of the following:

                                               DECEMBER 31, 1995            NOVEMBER 30, 1996
                                          ---------------------------   --------------------------
                                          CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL
                                          -------   --------   ------   -------   --------   -----
Federal.................................  $1,182       $--     $1,182     $--       $ --      $--
State...................................      --        --         --      --         --       --
                                          ------       ---     ------     ---       ----      ---
                                          $1,182       $--     $1,182     $--       $ --      $--
                                          ======       ===     ======     ===       ====      ===

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Income taxes at the statutory rate..........................    $ 36,678       $ 17,691
Permanent differences.......................................         332            332
S-corporation income........................................     (32,250)        (8,356)
State taxes, net of federal benefit.........................         508          1,032
Change in valuation allowance...............................      (4,217)       (10,967)
Personal service corporation status.........................         131            268
                                                                --------       --------
                                                                $  1,182       $     --
                                                                ========       ========

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that valuation allowances of $35,560 at December 31, 1995 and $24,593 at November 30, 1996 are necessary to

                     DR. SMITH AND ASSOCIATES, P.A. #6950,
                   DR. SMITH AND ASSOCIATES, P.A. #6958, AND
                      DR. SMITH AND ASSOCIATES, P.A. #6966

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the year ended December 31, 1995 was $(4,217) and for the current year is $(10,967).

6. MALPRACTICE INSURANCE

     The Company is covered by medical malpractice liability insurance written on an occurrence basis. This insurance provides coverage of $5,000,000 per incident, with a $5,000,000 aggregate limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

7. LITIGATION

     During 1996, the Company entered into an out-of-court settlement related to a wrongful termination claim. Payment under the out-of-court settlement of $25,000 is classified in general and administrative expenses in the 1996 combined statement of income.

8. RELATED PARTY TRANSACTIONS

     Amounts due from stockholder and due to affiliate of the Company reflect net advances and borrowings between the Company and their owner and the owner's related interests, including other affiliated corporations. Advances to and borrowings from the shareholder accrue interest at approximately 6.5%.

     Compensation to stockholder reflects wages earned by the stockholder acting in the capacity as an optometrist and officer of the Company. Other related party compensation for the year ended December 31, 1995 and the eleven-month period ended November 30, 1996 was approximately $48,000 and $18,000, respectively.

9. LINE OF CREDIT

     The Company has a revolving credit note of $50,000 due on demand, which bears interest at prime plus 3% (11.65% and 11.25% at December 31, 1995 and November 30, 1996, respectively). At November 30, 1996, $14,000 was outstanding under this facility.

     The revolving credit note is collateralized by substantially all of the assets of the Company.

10. SUBSEQUENT EVENT

     On December 1, 1996, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 255,000 shares of Vision common stock and notes of approximately $145,000. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the associations to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Swagel-Wootton Eye Center, Ltd.
and Aztec Optical Limited Partnership

     We have audited the accompanying combined balance sheet of Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership (collectively referred to as the Company), as of December 31, 1996, and the related combined statements of operations, stockholders' (partners') equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1996 of Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
October 12, 1997

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,      MAY 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                  ASSETS
Current assets:
  Cash......................................................   $  202,973     $  191,441
  Patient accounts receivable, net..........................      418,488        317,368
  Inventories...............................................       48,786         53,742
  Note receivable from stockholder..........................       20,000             --
  Prepaid expenses and other current assets.................       68,600         43,756
                                                               ----------     ----------
          Total current assets..............................      758,847        606,307
Property, equipment and improvements, net...................    2,378,940      2,254,568
Notes receivable from stockholder...........................      100,000        100,000
Other assets................................................       47,032         79,907
                                                               ----------     ----------
          Total assets......................................   $3,284,819     $3,040,782
                                                               ==========     ==========
                    LIABILITIES AND STOCKHOLDERS' (PARTNERS') EQUITY
Current liabilities:
  Accounts payable..........................................   $   90,552     $  111,447
  Accrued compensation......................................      191,551        176,758
  Accrued pension contribution..............................      106,207        149,096
  Current portion of long-term debt ($38,620 and $39,600 to
     a related party at December 31, 1996 and May 31, 1997,
     respectively)..........................................      636,921        381,421
  Current portion of obligations under capital leases.......       16,321         18,750
                                                               ----------     ----------
          Total current liabilities.........................    1,041,552        837,472
Long-term debt, less current portion ($470,273 and $453,630
  to a related party at December 31, 1996 and May 31, 1997,
  respectively).............................................    1,687,536      1,554,417
Obligations under capital leases, net of current portion....       45,595         36,793
Stockholders' (Partners') equity:
  Common stock, $1 par value: 1,000 shares authorized, 800
     shares issued and outstanding..........................          800            800
  Retained earnings.........................................      359,867        494,516
  Partners' capital.........................................      149,469        116,784
                                                               ----------     ----------
          Total stockholders' (partners') equity............      510,136        612,100
                                                               ----------     ----------
          Total liabilities and stockholders' (partners')
            equity..........................................   $3,284,819     $3,040,782
                                                               ==========     ==========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                 FIVE-MONTH
                                                                                PERIOD ENDED
                                                             YEAR ENDED            MAY 31,
                                                            DECEMBER 31,   -----------------------
                                                                1996          1996         1997
                                                            ------------   ----------   ----------
                                                                                 (UNAUDITED)
Revenues:
  Net patient service revenues............................   $4,776,952    $2,366,202   $2,283,341
  Sale of optical goods...................................    1,074,633       483,056      469,742
  Other income............................................       17,261         3,268       14,638
                                                             ----------    ----------   ----------
          Total revenues..................................    5,868,846     2,852,526    2,767,721
Expenses:
  Compensation to physician stockholders..................      843,140       301,046      500,342
  Salaries, wages and benefits............................    2,196,575       987,640      938,631
  Cost of optical goods sold..............................      412,197       180,722      192,170
  Medical supplies........................................      530,618       251,777      228,397
  Advertising.............................................      309,626       148,074      149,112
  General and administrative..............................      440,729       204,556      164,832
  Utilities...............................................       83,011        36,299       39,132
  Insurance...............................................       51,267        14,390       30,390
  Building and equipment rent.............................       53,266        31,467       36,605
  Professional fees.......................................       47,654        19,869       35,800
  Depreciation and amortization...........................      254,681       110,238      103,423
                                                             ----------    ----------   ----------
          Total expenses..................................    5,222,764     2,286,078    2,418,834
                                                             ----------    ----------   ----------
Income from operations....................................      646,082       566,448      348,887
Interest expense..........................................      222,695        97,662       83,465
                                                             ----------    ----------   ----------
          Net income......................................   $  423,387    $  468,786   $  265,422
                                                             ==========    ==========   ==========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

            COMBINED STATEMENTS OF STOCKHOLDERS' (PARTNERS') EQUITY

                                                                                            TOTAL
                                                COMMON STOCK                            STOCKHOLDERS'
                                               ---------------   RETAINED   PARTNERS'    (PARTNERS')
                                               NUMBER   AMOUNT   EARNINGS    CAPITAL       EQUITY
                                               ------   ------   --------   ---------   -------------
BALANCE, JANUARY 1, 1996.....................   800      $800    $279,516   $ 136,731     $ 417,047
  Cash distributions.........................                      (7,699)   (322,599)     (330,298)
  Net income.................................    --        --      88,050     335,337       423,387
                                                ---      ----    --------   ---------     ---------
BALANCE, DECEMBER 31, 1996...................   800       800     359,867     149,469       510,136
  Net income (Unaudited).....................    --        --     134,649     130,773       265,422
  Cash distributions (Unaudited).............    --        --          --    (163,458)     (163,458)
                                                ---      ----    --------   ---------     ---------
BALANCE, MAY 31, 1997 (UNAUDITED)............   800      $800    $494,516   $ 116,784     $ 612,100
                                                ===      ====    ========   =========     =========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 FIVE-MONTH
                                                                                PERIOD ENDED
                                                              YEAR ENDED           MAY 31,
                                                             DECEMBER 31,   ---------------------
                                                                 1996         1996        1997
                                                             ------------   ---------   ---------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................   $ 423,387     $ 468,786   $ 265,422
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................     254,681       110,238     103,423
  (Gain) loss on disposal of equipment.....................       3,787        (1,050)    (13,426)
  Changes in operating assets and liabilities:
     Patient accounts receivable, net......................      46,811        26,793     101,120
     Inventories...........................................      (8,607)       (4,390)     (4,956)
     Prepaid expenses and other current assets.............     (10,561)        6,075      24,844
     Accounts payable......................................    (103,174)      (81,977)     20,895
     Accrued compensation..................................      17,704           596     (14,793)
     Accrued pension contribution..........................         653        38,088      42,889
                                                              ---------     ---------   ---------
          Net cash provided by operating activities........     624,681       563,159     525,418
INVESTING ACTIVITIES
Payment to stockholder.....................................     (20,000)           --          --
Collections from stockholders..............................      52,918            --      20,000
Proceeds on disposal of equipment..........................       4,050         1,050       1,500
Purchases of property and equipment........................     (52,568)      (25,045)         --
                                                              ---------     ---------   ---------
          Net cash (used in) provided by investing
            activities.....................................     (15,600)      (23,995)     21,500
FINANCING ACTIVITIES
Proceeds from long-term debt...............................     528,989       169,520          --
Payments on long-term debt.................................    (784,498)     (550,530)   (388,619)
Cash distributions.........................................    (330,298)     (125,167)   (163,458)
Payments on obligations under capital leases...............     (27,027)       (7,173)     (6,373)
                                                              ---------     ---------   ---------
          Net cash used in financing activities............    (612,834)     (513,350)   (558,450)
                                                              ---------     ---------   ---------
Increase (decrease) in cash................................      (3,753)       25,814     (11,532)
Cash at beginning of period................................     206,726       206,726     202,973
                                                              ---------     ---------   ---------
Cash at end of period......................................   $ 202,973     $ 232,540   $ 191,441
                                                              =========     =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest...................   $ 219,865     $  97,662   $  83,465
                                                              =========     =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Capital lease obligations incurred to acquire equipment....   $  59,390            --          --
                                                              =========     =========   =========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Swagel-Wootton Eye Center, Ltd. (SWEC), an Arizona corporation, operates a professional medical practice, specializing in general ophthalmology, surgery and optometry. Aztec Optical Limited Partnership (Aztec), an Arizona limited partnership with common ownership, operates a retail store which sells sunglasses and eyeglass frames and lenses. Both entities operate in the greater Phoenix area, and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of May 31, 1997 and for the five-month periods ended May 31, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending December 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

INVENTORIES

     Inventories consist primarily of sunglasses and eyeglass frames and lenses (collectively, optical goods). Inventories are stated at the lower of cost or market, with cost determined on an average cost basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at five to thirty-one years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all current assets and current liabilities approximates their fair value because of their short-term nature. The fair value of long-term debt approximates its carrying value based on current rates offered to the Company for debt of similar maturities.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, the Arizona Health Care Cost Containment System (AHCCS) and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCS programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     SWEC has elected to have its income taxed as an S corporation for income tax purposes. As a result, in lieu of corporate income tax, SWEC's taxable income is passed through to the stockholders of SWEC and taxed at the individual level.

     Aztec is taxed as a partnership for income tax purposes. As a result, in lieu of corporate income tax, Aztec's taxable income is passed through to the partners of Aztec and taxed at the individual level.

     Accordingly, no provision or liability for federal or state income tax has been reflected in the combined financial statements of the Company.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. NOTES RECEIVABLE

     The Company has notes receivable from a stockholder of $100,000 and $20,000 at December 31, 1996, with interest at prime plus 1% (9.25% at December 31, 1996). Interest is payable annually. The $20,000 note was repaid in 1997 and the $100,000 note will be repaid in 1998.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,     MAY 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
Note payable to an insurance company due in monthly
  installments through June 2006, with interest at 10%......   $1,098,633    $1,068,694
Note payable to a stockholder of SWEC due in monthly
  installments through November 2005, with interest at
  9.21%.....................................................      508,893       493,230
Note payable to a bank under a $400,000 credit facility: due in October 1997, with interest at prime plus .5% (8.75% at
  December 31, 1996). The note is guaranteed by the
  stockholders of SWEC......................................      353,000       100,000
Note payable to a vendor due in monthly installments through
  November 1999, with interest at 9.07%. The note is
  guaranteed by a stockholder of SWEC.......................      249,550       196,647

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              DECEMBER 31,     MAY 31,
                                                                  1996          1997
                                                              ------------   -----------
Notes payable to a bank due in monthly principal
  installments plus interest at prime plus .5% (8.75% at
  December 31, 1996) through 1999. The notes are guaranteed
  by the stockholders of SWEC...............................       84,049        54,853
Note payable to a finance company due in monthly
  installments through December 1997, with interest at
  6.9%......................................................        6,757         3,736
Unsecured note payable to a bank under a $50,000 credit
  facility: due in October 1997, with interest at prime plus
  .5% (8.75% at December 31, 1996). The note is guaranteed
  by a partner of Aztec.....................................       19,000        16,500
Note payable to a vendor due in monthly installments through
  June 1997, with interest at 9.25%.........................        4,575         2,178
                                                               ----------    ----------
                                                                2,324,457     1,935,838
Less current portion........................................     (636,921)     (381,421)
                                                               ----------    ----------
                                                               $1,687,536    $1,554,417
                                                               ==========    ==========

     Long-term debt is collateralized by substantially all assets of the Company.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Year ending December 31:
     1997...................................................  $  636,921
     1998...................................................     227,309
     1999...................................................     226,046
     2000...................................................     150,597
     2001...................................................     165,927
     Thereafter.............................................     917,657
                                                              ----------
                                                              $2,324,457
                                                              ==========

4. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating and capital leases (with an initial or remaining term in excess of one year) at December 31, 1996 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
Year ending December 31:
  1997......................................................  $ 21,856    $ 62,124
  1998......................................................    15,336      62,124
  1999......................................................    15,336      54,994
  2000......................................................    15,336      12,758
  2001......................................................     7,668          --
                                                              --------    --------
          Total minimum lease payments......................    75,532    $192,000
                                                                          ========
Less amount representing interest...........................   (13,616)
                                                              --------
Present value of minimum lease payments (including current
  portion of $16,321).......................................  $ 61,916
                                                              ========

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following at December 31, 1996:

Land........................................................  $   634,378
Buildings...................................................    2,172,424
Medical equipment...........................................      798,319

Office furniture and equipment..............................      313,072
Automobiles.................................................       78,754
Leasehold improvements......................................       15,184
                                                              -----------
                                                                4,012,131
Less accumulated depreciation and amortization..............   (1,633,191)
                                                              -----------
                                                              $ 2,378,940
                                                              ===========

     Included in medical equipment as of December 31, 1996 are assets acquired through capital leases with original costs of approximately $147,000. Amortization expense related to capital leases is included in depreciation and amortization in the combined statements of operations.

6. MALPRACTICE INSURANCE

     The Company carries malpractice insurance for each of its physicians and optometrists. The insurance for the physicians provides coverage of $3,000,000 per incident, with a $5,000,000 annual limit. The two optometrists both have coverages of $1,000,000 per incident, with one optometrist having a $1,000,000 annual limit and the other optometrist having a $3,000,000 annual limit. Coverage for the physicians and optometrists is on a claims-made basis, with the exception of one optometrist who has occurrence basis coverage. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

7. RETIREMENT PLAN

     The Company maintains an employees savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. The Company has elected to not make matching or discretionary contributions to this plan.

     The Company maintains a money purchase pension plan which covers substantially all employees. The Company makes annual contributions on behalf of eligible employees based on 7.5% of the employee's compensation as defined in the plan. Total expense related to the money purchase pension plan was approximately $106,000 for the year ended December 31, 1996.

8. SUBSEQUENT EVENT

     On June 1, 1997, substantially all assets and liabilities were acquired by Vision Twenty-One, Inc. (Vision) in exchange for 320,000 shares of Vision common stock. In connection therewith, the Company entered in to a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The combined financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Richard L. Short, D.O., P.A.
d/b/a Eye Associates of Pinellas

     We have audited the accompanying balance sheet of Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas (the Company) as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 14, 1997,
except for Note 12, as to which the date is March 28, 1997

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Current assets:
  Patient accounts receivable, net of allowance for
     uncollectible accounts of approximately $57,000........    $332,220
  Inventory.................................................      40,728
  Prepaid expenses..........................................      19,074
  Prepaid rent-related party................................      97,593
                                                                --------
          Total current assets..............................     489,615
Available-for-sale securities...............................      61,076
Property and equipment, net.................................      71,544
Deferred tax assets.........................................       7,208
                                                                --------
          Total assets......................................    $629,443
                                                                ========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 52,266
  Bank overdraft............................................      46,415
  Accrued compensation......................................     128,237
  Pension plan payable......................................      60,000
  Deferred tax liability....................................      86,248
  Current portion of long-term debt obligation..............      21,936
                                                                --------
          Total current liabilities.........................     395,102
Long-term debt obligation, net of current portion...........      80,451
Note payable and accrued interest to related party..........      37,781
Deferred compensation.......................................      14,826
Stockholder's equity:
  Common stock, $1 par value: 5,000 shares authorized; 500
     shares issued and outstanding..........................         500
  Additional paid-in capital................................       4,500
  Unrealized gain on available-for-sale securities..........      14,972
  Retained earnings.........................................      81,311
                                                                --------
          Total stockholder's equity........................     101,283
                                                                --------
          Total liabilities and stockholder's equity........    $629,443
                                                                ========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                              STATEMENT OF INCOME

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Revenues:
  Net patient service revenues..............................   $2,472,423
  Other.....................................................       12,168
                                                               ----------
          Total revenues....................................    2,484,591
Expenses:
  Compensation -- physician stockholder.....................      509,614
  Salaries, wages and benefits -- physicians................      712,243
  Salaries, wages and benefits -- other.....................      513,027
  General and administrative................................      307,772
  Medical supplies..........................................      193,203
  Rent -- related party.....................................      183,000
  Depreciation..............................................       41,786
  Interest..................................................       15,764
                                                               ----------
          Total expenses....................................    2,476,409
                                                               ----------
Income before income taxes..................................        8,182
Income tax expense..........................................        4,740
                                                               ----------
          Net income........................................   $    3,442
                                                               ==========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                                      UNREALIZED
                                      COMMON STOCK     ADDITIONAL       GAIN ON                      TOTAL
                                     ---------------    PAID-IN     AVAILABLE-FOR-    RETAINED   STOCKHOLDER'S
                                     NUMBER   AMOUNT    CAPITAL     SALE SECURITIES   EARNINGS      EQUITY
                                     ------   ------   ----------   ---------------   --------   -------------
BALANCE AT DECEMBER 31, 1995.......   500      $500      $4,500         $ 8,713       $ 77,869     $ 91,582
  Net income.......................    --        --          --              --          3,442        3,442
  Unrealized gain on
     available-for-sale
     securities....................    --        --          --           6,259             --        6,259
                                      ---      ----      ------         -------       --------     --------
BALANCE AT DECEMBER 31, 1996.......   500      $500      $4,500         $14,972       $ 81,311     $101,283
                                      ===      ====      ======         =======       ========     ========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
OPERATING ACTIVITIES
Net income..................................................   $   3,442
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      41,786
  Accrued interest on note payable to related party.........       3,434
  Income tax expense........................................       4,740
  Changes in operating assets and liabilities:
     Patient accounts receivable............................      28,527
     Inventory..............................................     (13,367)
     Prepaid expenses.......................................      (3,330)
     Prepaid rent -- related party..........................     (18,141)
     Accounts payable and accrued expenses and bank
      overdraft.............................................      42,128
     Accrued and deferred compensation......................       6,345
                                                               ---------
          Net cash provided by operating activities.........      95,564
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (11,022)
Purchases of available-for-sale securities..................      (7,462)
                                                               ---------
Net cash used in investing activities.......................     (18,484)
FINANCING ACTIVITIES
Borrowings on long-term debt................................     109,700
Repayment of long-term debt.................................     (56,780)
Repayments to related party.................................     (30,000)
Repayment of line of credit.................................    (100,000)
                                                               ---------
Net cash used in financing activities.......................     (77,080)
                                                               ---------
Increase in cash and cash equivalents.......................          --
Cash and cash equivalents, beginning of year................          --
                                                               ---------
Cash and cash equivalents, end of year......................   $      --
                                                               =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................   $  15,571
                                                               =========
Cash paid for income taxes..................................   $     850
                                                               =========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Richard L. Short, D.O., P.A., a Florida professional corporation (the Company), operates a professional medical practice in Pinellas Park, Florida, specializing in ophthalmology.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has evaluated its investment policies and determined that all of its securities are classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Realized gains and losses, and losses in value judged to be other than temporary on available-for-sale investments, are included in other revenue. The cost of securities sold is based on the specific identification method.

INVENTORY

     Inventory, consisting of eyeglass frames, contact lenses and optical supplies, is stated at cost using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method, with useful lives generally ranging from 5 to 31 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

NET PATIENT SERVICE REVENUES

     Net Patient service revenues are based on established billing rates less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     The following table summarizes the percentage of net patient service revenues by payor class for the year ended December 31, 1996:

Medicare....................................................   31%
Managed care plans..........................................   31
Medicaid....................................................    2
Other (including self-pay)..................................   36
                                                              ---
                                                              100%
                                                              ===

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

ADVERTISING COSTS

     The Company expenses all advertising costs as they are incurred. Advertising costs for the year ended December 31, 1996 was $15,178 and is included in general and administrative expenses in the accompanying financial statements.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of short-term borrowings reported in the financial statements reflects its fair value because of the short-term maturity of that financial instrument. It is not practicable to estimate the fair value of the Company's long-term debt because the Company's incremental borrowing rate cannot reasonably be determined.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     The Company leases certain real property from R&R Seminole, Ltd., (the Partnership) under a month-to-month arrangement for which no formal lease agreement has been executed. The Company is the general partner and has a 1% interest in the Partnership and the sole physician stockholder of the Company and his wife are the limited partners. The Company is the guarantor of the Partnership's mortgage note dated June 25, 1991 bearing interest at 8.875% with an outstanding principal balance of $742,446 at December 31, 1996. Rent expense, recorded by the Company, was approximately $183,000 in 1996 for property owned by the Partnership. Rental payments are based on monthly principal and interest payments due on the mortgage note payable on the property. Payments made by the Company to the Partnership totaled $201,141 in 1996. Prepaid rent to the Partnership totaled $97,593 at December 31, 1996.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. AVAILABLE-FOR-SALE SECURITIES

     All available-for-sale securities are comprised of mutual funds. The following is a summary of available-for-sale securities:

                                                             GROSS UNREALIZED
                                                             -----------------   ESTIMATED
                                                    COST      GAINS    LOSSES    FAIR VALUE
                                                   -------   -------   -------   ----------
1996.............................................  $46,104   $14,972   $    --    $61,076

     There were no realized gains or losses on available-for-sale securities during the year ended December 31, 1996.

4. PROPERTY, PLANT, AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996:

Medical equipment...........................................  $ 250,198
Office equipment and furniture..............................    100,301
Automobile..................................................     27,685
Leasehold improvements......................................     17,989
                                                              ---------
                                                                396,173
Accumulated depreciation....................................   (324,629)
                                                              ---------
                                                              $  71,544
                                                              =========

5. LINE OF CREDIT

     At December 31, 1995, the Company had $100,000 outstanding on a line of credit with a bank. Interest on the outstanding principal amount was payable monthly at prime (8.5% at December 31, 1995) plus 2%. The line of credit matured in May 1996 and was repaid.

6. NOTE PAYABLE TO RELATED PARTY

     In 1993, the Company issued a note payable for $40,000 to an employee physician to purchase the assets of his optometry practice. As part of the asset purchase agreement, the employee physician entered into an employment agreement (the Employment Agreement) with the Company. (See Employment Agreements below for additional information.) The outstanding principal balance on the note due to the employee physician was $27,080 at December 31, 1996. Accrued interest on the note payable was $10,701 at December 31, 1996. The note is payable in five annual installments of $10,548 per year including interest at 10% per annum, commencing July 1998.

     Under the terms of the Employment Agreement, the Company is to pay the employee physician deferred compensation of $9,551 per year for five years beginning August 1, 1998. The payments are to be reduced by certain amounts if the employee physician does not complete five years of service for the Company beginning July 1, 1993. In addition, deferred compensation payments may be reduced if the dollar value of the employee physician's practice production averaged less than $200,000 per year during the two-year period ended July 31, 1995. The accrued liability for deferred compensation payable to the employee physician, discounted at 8.25%, was $14,826 at December 31, 1996.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT

     Long-term debt at December 31, 1996 consists of the following:

Note payable to bank, interest at prime (8.25% at December
  31, 1996) plus .75%, principal of $1,828 plus interest
  payable monthly, collateralized by accounts receivable,
  inventories, furniture and equipment, due August 2001.....  $102,387
Less current maturities.....................................   (21,936)
                                                              --------
Long-term debt..............................................  $ 80,451
                                                              ========

     Aggregate maturities required on long-term debt at December 31, 1996, are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1997........................................................  $ 21,936
1998........................................................    21,936
1999........................................................    21,936
2000........................................................    21,936
2001........................................................    14,643
                                                              --------
                                                              $102,387
                                                              ========

8. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Noncurrent
  Depreciation..............................................   $ 7,102
  Contribution carryover....................................       106
                                                               -------
Total deferred tax assets...................................     7,208
                                                               -------
Current accrual to cash.....................................    86,248
Total deferred tax liabilities..............................    86,248
                                                               -------
Net deferred tax liabilities................................   $79,040
                                                               =======

     Components of the income tax provision (benefit) consists of the following for the year ended December 31, 1996:

                                                              CURRENT    DEFERRED    TOTAL
                                                              -------    --------    ------
Federal.....................................................    $--       $4,064     $4,064
State.......................................................     --          676        676
                                                                ---       ------     ------
                                                                $--       $4,740     $4,740
                                                                ===       ======     ======

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes are different from the amount computed by applying the United States Statutory Rate to income before income taxes for the following reasons:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Income taxes at statutory rate..............................     $2,782
Permanent differences.......................................      1,396
State taxes, net of federal benefit.........................        446
Personal service corporation status.........................        116
                                                                 ------
                                                                 $4,740
                                                                 ======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at December 31, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. There was no change in the valuation allowance in 1996. At December 31, 1996, the Company did not have available any net operating loss carryforwards.

9. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $1 million per incident, with a $3 million annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

10. RETIREMENT PLAN

     The Company maintains a profit-sharing plan covering all employees with two years of service. The amount of contribution to the plan is determined annually by the Board of Directors and may vary from zero to fifteen percent of covered compensation.

     The Company restated its profit sharing plan effective October 1, 1996 to comply with Section 401(k) of the Federal Internal Revenue Code. The plan allows employees with one year of service to defer up to fifteen percent of their salary with a discretionary matching Company contribution. Total Company expense related to the plan was $61,815 for the year ended December 31, 1996.

11. EMPLOYMENT AGREEMENTS

     The Company employs several physicians through various employment agreements. Compensation is calculated as a percentage of the dollar value of practice production collected which is attributable to the employee physician. The compensation percentage ranges from 40% to 70%. The employment agreements are one year in duration and may be canceled with 90 days written notice by either party.

     In addition, if the sole stockholder of the Company should die during the term of a certain physician employment agreement, the physician employee shall have 15 days to match any offer received to purchase all or a portion of the stock or assets of the Company.

12. SUBSEQUENT EVENT

     On March 28, 1997, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 129,000 shares of Vision common stock. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Cochise Eye & Laser, P.C.

     We have audited the accompanying balance sheet of Cochise Eye & Laser, P.C. as of July 31, 1996, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cochise Eye & Laser, P.C. at July 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 28, 1997
except for Note 6, as to which the date is May 1, 1997

                           COCHISE EYE & LASER, P.C.

                                 BALANCE SHEETS

                                                              JULY 31,    APRIL 30,
                                                                1996        1997
                                                              --------   -----------
                                                                         (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $155,798    $256,567
  Patient accounts receivable, net..........................   333,877     262,543
  Inventories...............................................   102,715      87,564
  Due from related party....................................     1,087      32,054
  Prepaid expenses..........................................    60,288      22,756
                                                              --------    --------
          Total current assets..............................   653,765     661,484
Due from related party......................................     6,952       6,952
Property, equipment and improvements, net...................   333,273     329,528
                                                              --------    --------
          Total assets......................................  $993,990    $997,964
                                                              ========    ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $139,105    $     --
  Accounts payable..........................................    42,595      37,634
  Accrued pension contribution..............................   126,629      60,489
  Accrued compensation......................................    28,619      42,650
                                                              --------    --------
          Total current liabilities.........................   336,948     140,773
  Deferred tax liability....................................   245,710     321,710
Stockholders' equity:
  Common stock, $1 par value: 50,000 shares authorized;
     1,225 (1996) and 1,247 (1997) shares issued and
     outstanding............................................     1,225       1,247
  Additional paid-in capital................................    95,625     104,197
  Due from stockholder......................................
  Retained earnings.........................................   314,482     430,037
                                                              --------    --------
          Total stockholders' equity........................   411,332     535,481
                                                              --------    --------
          Total liabilities and stockholders' equity........  $993,990    $997,964
                                                              ========    ========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                              STATEMENTS OF INCOME

                                                                                NINE-MONTH
                                                                               PERIOD ENDED
                                                             YEAR ENDED          APRIL 30,
                                                              JULY 31,    -----------------------
                                                                1996         1996         1997
                                                             ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues:
  Net patient service revenues.............................  $2,096,246   $1,679,545   $1,627,918
  Sale of optical supplies.................................     599,944      448,461      558,530
  Other....................................................       7,102        6,546       35,832
                                                             ----------   ----------   ----------
          Total revenues...................................   2,703,292    2,134,552    2,222,280
Expenses:
  Compensation to physician stockholders...................     740,324      450,872      432,456
  Salaries, wages and benefits.............................     837,029      610,318      711,509
  Cost of optical supplies sold............................     313,644      228,819      300,265
  Optical, clinical and surgical supplies..................     254,328      220,812      175,516
  General and administrative...............................     156,191      101,663      174,035
  Advertising..............................................      40,285       16,234       42,236
  Contract services........................................      31,090       17,170       17,309
  Insurance................................................      23,422        4,657       27,399
  Building and equipment rent..............................     109,292       74,724       93,003
  Depreciation and amortization............................      72,927       55,452       56,997
  Interest.................................................       1,415        2,183           --
                                                             ----------   ----------   ----------
          Total expenses...................................   2,579,897    1,782,904    2,030,725
                                                             ----------   ----------   ----------
          Income before income taxes.......................     123,345      351,648      191,555
                                                             ----------   ----------   ----------
Income taxes...............................................      53,852       40,000       76,000
                                                             ----------   ----------   ----------
Net income.................................................  $   69,493   $  311,648   $  115,555
                                                             ==========   ==========   ==========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL                   TOTAL
                                                ---------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                NUMBER   AMOUNT    CAPITAL     EARNINGS       EQUITY
                                                ------   ------   ----------   ---------   -------------
BALANCE AT AUGUST 1, 1995.....................  1,113    $1,113    $ 52,762    $262,989      $316,864
  Issuance of common stock....................    112       112      42,863          --        42,975
  Net income..................................     --        --          --      69,493        69,493
  Distributions to stockholders...............     --        --          --     (18,000)      (18,000)
                                                -----    ------    --------    --------      --------
BALANCE AT JULY 31, 1996......................  1,225     1,225      95,625     314,482       411,332
  Issuance of common stock....................     22        22       8,572          --         8,594
  Net income..................................     --        --          --     115,555       115,555
                                                -----    ------    --------    --------      --------
BALANCE AT APRIL 30, 1997 (UNAUDITED).........  1,247    $1,247    $104,197    $430,037      $535,481
                                                =====    ======    ========    ========      ========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                            STATEMENTS OF CASH FLOWS

                                                                                NINE-MONTH
                                                                               PERIOD ENDED
                                                              YEAR ENDED         APRIL 30,
                                                               JULY 31,    ---------------------
                                                                 1996        1996        1997
                                                              ----------   ---------   ---------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $  69,493    $ 311,648   $ 115,555
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     72,927       55,452      56,997
  Income taxes..............................................     53,852       40,000      76,000
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................    (73,990)     (69,606)     71,334
     Inventories............................................         --        8,793      15,151
     Prepaid expenses.......................................    (39,908)          --      37,532
     Due from related party.................................     12,858        2,897     (30,967)
     Accounts payable and accrued expenses..................    122,797      (36,381)   (196,175)
                                                              ---------    ---------   ---------
          Net cash provided by operating activities.........    218,029      312,803     145,427
INVESTING ACTIVITIES
Purchases of property, equipment and improvements...........   (107,954)     (98,471)    (53,252)
                                                              ---------    ---------   ---------
Net cash used in investing activities.......................   (107,954)     (98,471)    (53,252)
FINANCING ACTIVITIES
Payment of capital lease obligation.........................    (31,513)      (8,964)         --
Issuance of common stock....................................     42,975       22,538       8,594
Distributions to stockholders...............................    (18,000)          --          --
                                                              ---------    ---------   ---------
          Net cash provided by (used in) financing
            activities......................................     (6,538)      13,574       8,594
                                                              ---------    ---------   ---------
Net increase in cash equivalents............................    103,537      227,906     100,769
Cash equivalents at beginning of period.....................     52,261       52,261     155,798
                                                              ---------    ---------   ---------
          Cash equivalents at end of period.................  $ 155,798    $ 280,167   $ 256,567
                                                              =========    =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $   1,415    $   1,313   $      --
                                                              =========    =========   =========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Cochise Eye & Laser, P.C. (the Company), an Arizona corporation, operates a professional medical practice, specializing in general ophthalmology, surgery, and optometry. The Company has three offices located in Sierra Vista, Benson and Douglas, Arizona.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of April 30, 1997 and for the nine-month periods ended April 30, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending July 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames. Inventories are stated at the lower of cost or market, with cost determined on a specific-identification basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation and amortization, including amortization of assets held under capital lease agreements are computed using the straight-line method, with useful lives generally ranging from 5 to 20 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property, equipment and improvements consist of the following at July 31, 1996:

Land........................................................  $ 42,710
Medical, optical and surgical equipment.....................   511,837
Office equipment and furniture..............................   260,274
Vehicles....................................................    20,753
Leasehold improvements......................................   103,783
                                                              --------
                                                               939,357
Less accumulated depreciation and amortization..............  (606,084)
                                                              --------
                                                              $333,273
                                                              ========

     Included in medical equipment as of July 31, 1996 are assets acquired through capital leases with original costs of approximately $42,000.

     Amortization expense related to capital leases was approximately $8,000 for the year ended July 31, 1996, and is included in depreciation in the statement of income.

                           COCHISE EYE & LASER, P.C.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all current assets and current liabilities approximates their fair value because of their short-term nature.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare and the Arizona Health Care Cost Containment System (AHCCS), and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended July 31, 1996, approximately 27% of the Company's net patient service revenues were derived from the Medicare and AHCCS programs. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCS programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           COCHISE EYE & LASER, P.C.

2. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at July 31, 1996:

DEFERRED TAX ASSETS
Noncurrent:
  NOL carryforward..........................................  $  10,722
  Other.....................................................      2,664
                                                              ---------
          Total deferred tax assets.........................     13,386
                                                              ---------
DEFERRED TAX LIABILITIES
Noncurrent:
Depreciation................................................     43,620
Accrual to cash.............................................    215,476
                                                              ---------
          Total deferred tax liabilities....................   (259,096)
                                                              ---------
Net deferred liability......................................  $(245,710)
                                                              =========

     Components of the income tax provision consist of the following for the year ended July 31, 1996:

                                                           CURRENT   DEFERRED    TOTAL
                                                           -------   --------   --------
Federal..................................................  $   --    $ 41,987   $ 41,987
State....................................................      --      11,865     11,865
                                                           ------    --------   --------
                                                           $   --    $ 53,852   $ 53,852
                                                           ======    ========   ========

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons for the year ended July 31, 1996:

Income taxes at the statutory rate..........................  $41,937
Permanent differences.......................................    7,712
State taxes, net of federal benefit.........................    2,969
Personal service corporation status.........................    1,234
                                                              -------
                                                              $53,852
                                                              =======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at July 31, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At July 31, 1996, the Company has net operating loss carryforwards of approximately $26,000 which expire in the years 2010 and 2011.

3. MALPRACTICE INSURANCE

     The Company carries malpractice insurance for its physicians and optometrists. This insurance provides coverage of $1,000,000 per incident with a $3,000,000 annual limit, with the exception of one optometrist who has coverage of $2,000,000 per incident and a $4,000,000 annual limit. Coverage for the physicians is on a claims-made basis, while coverage for the optometrists is on an occurrence basis. In addition, the Company has an umbrella policy which provides coverage of $1,000,000 per incident and $3,000,000 per annum. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

                           COCHISE EYE & LASER, P.C.

4. RETIREMENT PLAN

     The Company maintains a profit sharing plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. The Company makes discretionary contributions on behalf of eligible employees which are subject to various limits. Total expense related to the profit sharing plan for the year ended July 31, 1996 was approximately $75,000.

     The Company maintains a money purchase pension plan which covers substantially all employees. The Company makes annual contributions on behalf of eligible employees based on 5.7% of the employee's compensation, plus 5.7% of the employee's compensation in excess of the taxable wage base as defined in the plan. Total expense related to the money purchase pension plan for the year ended July 31, 1996 was approximately $52,000.

5. RELATED PARTY TRANSACTIONS

     The physician stockholders of the Company provide virtually all ophthalmology services and their related salaries and benefits are reported as compensation to physician stockholders in the accompanying statement of income.

     The Company rents the Sierra Vista building from one of its stockholders. Total rent paid to the stockholder for the year ended July 31, 1996 approximated $83,000, and is included in building and equipment rent in the accompanying statement of income.

     Included as a reduction to stockholders' equity is a note receivable for $900 from a stockholder related to the purchase of common stock.

     As of July 31, 1996, the Company had an amount due from an employee of $8,039, bearing interest at 8% and payable through 2010.

6. SUBSEQUENT EVENTS

     On May 1, 1997, substantially all assets and liabilities were acquired by Vision Twenty-One, Inc. (Vision) in exchange for 169,150 shares of Vision common stock. In connection therewith, the Company entered into a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the Association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

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

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
                         [Inside Back Cover]

[The inside back cover sets forth the Company name and logo with pictures depicting eyeglasses, a collage of various managed care members in the process of receiving eye care at managed clinics; a Managed Provider; and a telephone operator/receptionist taking calls.]

          ============================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................     3
Risk Factors..............................     7
The Company...............................    19
The Acquisitions..........................    19
Relationships with Affiliated Providers
  and Retail Optical Companies............    22
Use of Proceeds...........................    23
Price Range of Common Stock...............    23
Dividend Policy...........................    23
Capitalization............................    24
Selected Pro Forma Financial Data.........    25
Selected Financial Data...................    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    27
Business..................................    37
Management................................    53
Certain Transactions......................    60
Principal Stockholders....................    63
Description of Capital Stock..............    64
Shares Eligible for Future Sale...........    68
Underwriting..............................    70
Legal Matters.............................    72
Experts...................................    72
Additional Information....................    73
Index to Financial Statements.............   F-1

          ============================================================
          ============================================================

                                2,300,000 Shares

                            [VISION TWENTY-ONE LOGO]

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------
                       PRUDENTIAL SECURITIES INCORPORATED

                           WHEAT FIRST BUTCHER SINGER

                               November 20, 1997

          ============================================================